As filed with the Securities and Exchange Commission on June 20, 2011	Registration No. 333-173934

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM S-1
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933
CNS RESPONSE, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	8734	87-0419387
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S Employer
incorporation or organization)	Classification Code Number)	Identification No.)

85 Enterprise, Suite 410
Aliso Viejo, CA 92656
(949) 420-4400
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

George Carpenter, Chief Executive Officer
CNS Response, Inc.
85 Enterprise, Suite 410
Aliso Viejo, CA 92656
(949) 420-4400
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copy to:

Jeffrey A. Baumel, Esq.	Paul DeLuca, Esq.	Richard B. Raymer, Esq.	Manoj Pundit, Esq.
SNR Denton US LLP	Owens, Wright LLP	Hodgson Russ LLP	Borden Ladner Gervais LLP
Two World Financial Center	20 Holly Street	150 King St. West, Suite 2309	Scotia Plaza
New York, New York 10281	Toronto, Canada M4S 3B1	Toronto, Canada M5H 1J9	40 King Street West
(212) 768-6700	(416) 848-4739	(416) 595-5100	Toronto, Canada M5H 3Y4
(416) 367-6577

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☐

Non-Accelerated Filer ☐	Smaller Reporting Company ☒
(Do not check if a smaller reporting company

REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION, DATED JUNE 20, 2011

__________ SHARES

CNS RESPONSE, INC.

COMMON STOCK

We are offering ______ shares of common stock at a price per share equal to $____.  Unless otherwise specified, all references to “dollars,” “US$” or “$” in this prospectus are to United States dollars.

Currently, our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “CNSO”.  As of June 17, 2011, the last reported sales price of our common stock on the OTCBB was $0.32 per share. We have applied to list our common stock, including the shares of common stock being offered under this prospectus, on the TSX Venture Exchange, or TSXV.  Such listing will be subject to us fulfilling the original listing requirements of the TSXV.  We cannot assure you that our common stock will be listed on the TSXV.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS.  SEE “RISK FACTORS” BEGINNING ON PAGE 7.

Neither the Securities and Exchange Commission nor any state or foreign securities commission nor any other regulatory body has approved or disapproved of these securities or passed on the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Placement agents’ fees(1)	$	$
Proceeds, before expenses to CNS Response, Inc.	$	$

(1)  In addition to the fees indicated, we will provide certain other compensation to the agents.  See “Plan of Distribution.”

Paradigm Capital U.S. Inc., Mackie Research USA Inc. and Noble Financial Capital Markets are the placement agents for this offering.  The placement agents are not purchasing or selling any shares, nor are they required to arrange for the purchase and sale of any specific number or dollar amount of shares, other than to use their “best efforts” to arrange for the sale of shares by us. We intend to close this offering within 30 days from the date the registration statement in which this prospectus forms a part is declared effective by the Securities and Exchange Commission. We have not arranged to place the funds in an escrow, trust, or similar account.

We expect to deliver the shares of common stock to purchasers on or about __________, 2011.

PARADIGM CAPITAL U.S. INC.
NOBLE FINANCIAL CAPITAL MARKETS
MACKIE RESEARCH USA INC

The date of this prospectus is__________, 2011

You should rely only on the information contained in this prospectus and any free writing prospectus prepared by or on behalf of us or to which we have referred you.  Neither we nor the placement agents have authorized anyone to provide you with information that is different.  We are not, and the placement agents are not, making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted.  You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only.  Our business, prospects, financial condition and results of operations may have changed since that date.

GENERAL MATTERS

Unless otherwise indicated, all references to “GAAP” in this prospectus are to United States generally accepted accounting principles.

Unless the context indicates otherwise, as used in this prospectus, the terms “the company”, “CNS Response”, “we”, “us”, “our” and “our company” refer to CNS Response, Inc. and its subsidiaries.  The CNS Response logo is a trademark of CNS Response, Inc.  All other trademarks and service marks appearing in this prospectus are the property of their respective holders.  All rights reserved.

Information contained in, and that can be accessed through, our web site www.cnsresponse.com shall not be deemed to be part of this prospectus or incorporated herein by reference and should not be relied upon by any prospective investors for the purposes of determining whether to purchase the shares offered hereunder.

This prospectus relates to the offering of securities in the United States only.  A related Canadian prospectus, containing additional information, is being used to offer securities in Canada. Neither we nor any of the placement agents have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States or Canada.  You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

USE OF MARKET AND INDUSTRY DATA

This prospectus includes market and industry data that has been obtained from third party sources, including industry publications, as well as industry data prepared by our management on the basis of its knowledge of and experience in the industries in which we operate (including our management’s estimates and assumptions relating to such industries based on that knowledge).  Management’s knowledge of such industries has been developed through its experience and participation in these industries.  While our management believes the third party sources referred to in this prospectus are reliable, neither we nor our management have independently verified any of the data from such sources referred to in this prospectus or ascertained the underlying economic assumptions relied upon by such sources.  Internally prepared and third party market forecasts, in particular, are estimates only and may be inaccurate, especially over long periods of time.  In addition, the placement agents have not independently verified any of the industry data prepared by management or ascertained the underlying estimates and assumptions relied upon by management.  Furthermore, references in this prospectus to any publications, reports, surveys or articles prepared by third parties should not be construed as depicting the complete findings of the entire publication, report, survey or article.  The information in any such publication, report, survey or article is not incorporated by reference in this prospectus.

PROSPECTUS SUMMARY

This summary highlights selected information contained in greater detail elsewhere in this prospectus. This summary does not contain all the information you should consider before investing in our common stock. You should read the entire prospectus carefully before making an investment decision, including “Risk Factors” and the consolidated financial statements and the related notes. References in this prospectus to “CNS Response, Inc.,” the “company,” “we,” “our” and “us” refer to CNS Response, Inc. and our consolidated subsidiaries.

Our Business

Overview

We are a cloud-based neurometric company focused on analysis, research, development and the commercialization of a patented platform which allows psychiatrists and other physicians to exchange outcome data referenced to electrophysiology.  With this information, physicians can make more informed decisions when treating individual patients with behavioral (psychiatric and/or addictive) disorders. Our secondary Clinical Services business, operated by our wholly-owned subsidiary, Neuro-Therapy Clinic (“NTC”), is a full service psychiatric clinic.

Neurometric Information Services

Because of the lack of objective neurophysiology data available to physicians, the underlying pathology and physiology of behavioral disorders such as depression, bipolar disorder, eating disorder, addiction, anxiety disorders and attention deficit hyperactivity disorder (ADHD) can rarely be analyzed effectively by treating physicians.  Doctors are ordinarily forced to make prescription decisions based only on symptomatic factors.  As a result, treatment can often be ineffective, costly and may require multiple courses of treatment before the effective medications are identified, if at all.

We believe that our technology offers an improvement over traditional methods for evaluating pharmacotherapy options in patients suffering from non-psychotic behavioral disorders, because our technology is designed to correlate the success of courses of medication with the neurophysiological characteristics of a particular patient. Our technology provides medical professionals with medication sensitivity data for a subject patient based upon the identification and correlation of treatment outcome information from other patients with similar neurophysiologic characteristics.  This treatment outcome information is contained in what we believe to be the largest outcomes database for mental health care pharmacotherapy, consisting of over 17,000 medication trials for patients with psychiatric or addictive problems.  We refer to this database as the PEER Online database (it was formerly known as the “CNS Database”). For each patient in the PEER Online database, we have compiled neurophysiology data from electroencephalographic (“EEG”) scans, symptoms and outcomes often across multiple treatments from multiple psychiatrists and other physicians. This patented technology, called PEER Online™ (based on a technology known as “Referenced-EEG®” or “rEEG®”), represents an innovative approach to describing effective medications for patients suffering from debilitating behavioral disorders.

This technology allows us to create and provide simple reports (“PEER Outcome Reports” or “PEER Reports”) to medical professionals that summarize historical treatment success of specific medications for those patients with similar neurometric brain patterns.  PEER Reports provide neither a diagnosis nor a specific treatment, but like all lab results, provide objective, evidenced-based information to help the prescriber in their decision-making.  With PEER Reports, physicians order a digital EEG for a patient, which is then referenced to the PEER Online database. By providing this reference correlation, an attending physician can better establish a treatment strategy with the knowledge of how other patients with similar brain function have previously responded to a myriad of treatment alternatives. Analysis of this complete data set yielded a platform of neurometric variables that have shown utility in characterizing patient response to diverse medications. This platform then allows a new patient to be characterized based on these neurometric variables, and the database to be queried to understand the statistical response of patients with similar brain patterns to the medications currently in the database.

Our Neurometric Information Services business is focused on increasing the demand for our PEER Reports. We believe the key factors that will drive broader adoption of our PEER Reports will be the acceptance by healthcare providers and patients of their benefit, the demonstration of the cost-effectiveness of using our technology, the reimbursement by third-party payers, the expansion of our sales force and increased marketing efforts.

In addition to its utility in providing psychiatrists and other physicians/prescribers with medication sensitivity data, our PEER Online technology provides us with significant opportunities in the area of pharmaceutical development. Our PEER Online™ technology, in combination with the information contained in the PEER Online database, offers the potential to enable the identification of novel uses for neuropsychiatric medications currently on the market and in late stages of clinical development, as well as in aiding the identification of neurophysiologic characteristics of clinical subjects that may be successfully treated with neuropsychiatric medications in the clinical testing stage. We intend to enter into relationships with established drug and biotechnology companies to further explore these opportunities, although no relationships are currently contemplated. The development of pathophysiological markers as the new method for identifying the correct patient population to research is being encouraged by both The National Institute of Mental Health (NIMH) and The Food and Drug Administration (FDA).

Clinical Services

In January 2008, we acquired our then largest customer, the Neuro-Therapy Clinic, Inc. Upon the completion of the transaction, NTC became a wholly-owned subsidiary of ours. NTC operates one of the larger psychiatric medication management practices in the state of Colorado, with six full time and seven part time employees including psychiatrists and clinical nurse specialists with prescribing privileges. Daniel A. Hoffman, M.D. is the medical director at NTC, and, after the acquisition, became our Chief Medical Officer and served as our President from April 2009 to April 2011.

NTC, having performed a significant number of PEER Reports, serves as an important resource in our product development, the expansion of our PEER Online database, production system development and implementation, along with the integration of our PEER Online services into a medical practice. Through NTC, we also expect to develop marketing and patient acquisition strategies for our Neurometric Information Services business. Specifically, NTC is learning how to best communicate the advantages of PEER Outcomes to patients and referring physicians in the local market. We will share this knowledge and developed communication programs learned through NTC with other physicians using our services, which we believe will help drive market acceptance of our services. In addition, we plan to use NTC to train practitioners across the country in the uses of PEER Online technology.

We view our Clinical Services business as secondary to our Neurometric Information Services business. Therefore, we have no current plans to expand our Clinical Services business.

Risk Factors

Our ability to implement our business strategy is subject to numerous risks and uncertainties, as more fully described herein in the section entitled “Risk Factors”. You should carefully consider all of the information set forth in this prospectus, particularly the “Risk Factors” section prior to deciding to invest in our common stock.

Our History

CNS Response, Inc. was incorporated in Delaware on March 16, 1987, under the name Age Research, Inc.  Prior to January 16, 2007, CNS Response, Inc. (then called Strativation, Inc.) existed as a “shell company” with nominal assets whose sole business was to identify, evaluate and investigate various companies to acquire or with which to merge. On January 16, 2007, we entered into an Agreement and Plan of Merger with CNS Response, Inc., a California corporation formed on January 11, 2000 (“CNS California”), and CNS Merger Corporation, a California corporation and our wholly-owned subsidiary (“MergerCo”), pursuant to which we agreed to acquire CNS California in a merger transaction wherein MergerCo would merge with and into CNS California, with CNS California being the surviving corporation (the “Merger”). On March 7, 2007, the Merger closed, CNS California became our wholly-owned subsidiary, and on the same date we changed our corporate name from Strativation, Inc. to CNS Response, Inc.

Our address is 85 Enterprise, Suite 410, Aliso Viejo, CA 92656, our telephone number is (949) 420-4400 and we maintain a website at  www.CNSResponse.com. The reference to our web address does not constitute incorporation by reference of the information contained at this site into our prospectus.

THE OFFERING

Common stock we are offering	Up to ________ shares

Common stock to be issued and outstanding after this offering	Up to ________ shares

Use of proceeds after expenses
Based on an assumed public offering price of $____ per share for aggregate net proceeds of up to $____ million, we expect to use approximately $6.8 million of the net proceeds of this offering to fund marketing, program implementation, research and development projects and capital expenditures and we expect to use approximately $1 million for the repayment of long outstanding accruals and accounts payable.  We intend to use the balance of the net proceeds for general corporate purposes.  Because there is no minimum offering amount required as a condition to consummating this offering, we may sell less than all of the securities offered hereby, which will reduce the amount of net proceeds to us.  See “Use of Proceeds.”

Risk Factors	You should read the “Risk Factors” section of this prospectus beginning on page 7 for a discussion of factors to consider carefully before deciding whether to purchase shares of our common stock.

OTC Bulletin Board Trading Symbol; Proposed TSXV Symbol
Our common stock is quoted on the OTC Bulletin Board under the symbol “CNSO”.  We have applied to list our common stock, including the shares of common stock being offered under this prospectus, on the TSXV. Listing will be subject to us fulfilling the original listing requirements of the TSXV.  We cannot assure you that our common stock will be listed on the TSXV.

The number of shares of our common stock to be issued and outstanding after this offering is based on 56,117,600 shares of common stock issued and outstanding as of May 31, 2011, and excludes:

•
15,725,121 shares of common stock issuable upon the exercise of options issued and outstanding as of May 31, 2011, with exercise prices ranging from $0.12 to $1.20 per share and a weighted average exercise price of $0.62 per share;

•
29,428,635 shares of common stock issuable upon the exercise of warrants issued and outstanding as of May 31, 2011, with exercise prices ranging from $0.01 to $1.812 per share and a weighted average exercise price of $0.49 per share;

•	19,132,735 shares of common stock issuable upon conversion of our convertible notes (including accrued interest) outstanding as of May 31, 2011 at a conversion price of $0.30 per share; and

•	1,966,202 additional shares of common stock reserved for future grants under our 2006 Stock Incentive Plan as of May 31, 2011.

Furthermore, the tables and calculations above exclude 4,719,934 shares of common stock issuable upon the exercise of warrants that will be issued as consideration to the holders of convertible notes and related warrants pursuant to the terms of the Agreement to Convert and Amend, as well as the shares of common stock issuable upon the exercise of compensation warrants that we have agreed to issue to the placement agents in connection with this offering as described under “Plan of Distribution.”

Unless otherwise indicated, all prospective share information in this prospectus assumes a public offering price of $____ per share of common stock, which was the last reported sale price of the common stock on the OTCBB as of _____, 2011.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following tables present a summary of certain historical consolidated financial information.  You should read the following summary consolidated financial data in conjunction with “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes, all included elsewhere in this prospectus.  The summary consolidated financial data as of March 31, 2010 and for the six months ended March 31, 2010 and 2011 has been derived from our unaudited consolidated financial statements, and the summary consolidated financial data  for the years ended September 30, 2008, 2009 and 2010 has been derived from our audited consolidated financial statements, each of which are included elsewhere in this prospectus.

	Six Months Ended March 31		Year Ended September 30
	2011	2010	2010	2009	2008
	(unaudited)
	(all numbers in thousands except per share data)
Consolidated Statements of Operations

Net Sales	$340	$322	$639	$700	$773
Cost of Sales	73	69	135	132	163
Gross Profit	267	253	504	568	610
Operating Expenses:
Selling, general and administrative	2,728	2,961	5,888	5,336	3,987
Research and development	591	541	1,121	1,924	2,098
Total Operating Expenses	3,319	3,502	7,009	7,260	6,085
Income/(Loss) from Operations	(3,052)	(3,249)	(6,505)	(6,692)	(5,475)
Other Income (Expense):
Interest income (expense), net	(3,956)	(2)	(361)	(1,733)	104
Finance fees (expense)	(289)	-	(213)	(90)	-
Loss on Extinguishment of debt	-	-	(1,094)	-	-
Gain on derivative liabilities	254	-	-	-	-
Other income (expense) - net	(3,991)	(2)	(1,668)	(1,823)	104
Income (Loss) Before Income Taxes	(7,043)	(3,251)	(8,173)	(8,515)	(5,371)
Income Taxes	1	2	1	7	1
Net Income (Loss)	(7,044)	(3,253)	(8,174)	(8,522)	(5,372)
Net income (loss) attributable to common stockholders
- basic	$(0.13)	$(0.07)	$(0.16)	$(0.31)	$(0.21)
- diluted	$(0.13)	$(0.07)	$(0.16)	$(0.31)	$(0.21)
Weighted average number of common shares outstanding
- basic	56,023,921	48,530,317	52,277,119	27,778,171	25,299,547
- diluted	56,023,921	48,530,317	52,277,119	27,778,171	25,299,547

	As of March 31, 2011
	Actual	Pro forma (1)	Pro forma as adjusted (2)
	(in thousands)
Consolidated Balance Sheet Data

Cash and cash equivalents	$841	$841
Working capital (deficit)	(10,445)	(1,148)
Total assets	1,066	1,066
Common stock warrant liability	3,452	-
Long-term debt, including current portion	19	19
Secured convertible promissory notes	3,024	-
Unsecured convertible promissory notes	1,400	-
Total stockholders’ equity (deficit)	$(10,403)	(1,111)

(1)
The “pro forma” amounts reflect the conversion of all of our convertible promissory notes outstanding as of March 31, 2011 as well as the amendment of our outstanding warrants to remove full-ratchet anti-dilution protection, pursuant to the agreements described under “Capitalization - Agreements in Connection with TSXV Listing.”

(2)
The “pro forma as adjusted” amounts reflect the above conversion as well as the sale of ____ million shares of our common stock in this offering at an assumed public offering price of $____ per share (assuming a $____ million capital raise from this offering),  as follows:

(a)
Adjustments to cash from the (i) $____ million capital raised including deductions of estimated placement agents’ fees and estimated offering expenses of $____ million payable by us, resulting in a net increase to cash of $____ million; and (ii) repayment of $____ million of long outstanding accruals and accounts payable; and

(b)
The remainder of the $____ million (approximately $____ million)  is reduced by the offering costs comprised of the deferred offering costs, commissions and expenses of $____ million, resulting in an offset to additional paid-in-capital of approximately $____ million.  See “Capitalization.”

RISK FACTORS

Investing in CNS Response, Inc. involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our common stock. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us. If any of the following risks occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose some or all of your investment.

Risks Related to Our Company

We need immediate additional funding to support our operations and capital expenditures, which may not be available to us. This lack of availability could have a material adverse effect on our business. Our continued operating losses and limited capital raise substantial doubt about our ability to continue as a going concern.

We have not generated significant revenues or become profitable, may never do so, and may not generate sufficient working capital to cover costs of operations. Our continued operating losses and limited capital raise substantial doubt about our ability to continue as a going concern. Until we can generate a sufficient amount of revenues to finance our operations and capital expenditures, we have to finance our cash needs primarily through public or private equity offerings, debt financings, borrowings or strategic collaborations. As of March 31, 2011, we had approximately $841 thousand in cash and cash equivalents at hand. While we received $2.5million from the sale of unsecured convertible notes and warrants between January 20, 2011 and April 25, 2011, as of May 31, 2011, we had only approximately $1.2 million in cash and cash equivalents at hand. We therefore need additional funds immediately to continue our operations and will need substantial additional funds before we can increase demand for our PEER Online services (formerly known as rEEG services). We are currently exploring additional sources of capital; however, we do not know whether additional funding will be available on acceptable terms, or at all, especially given the economic conditions that currently prevail. In addition, any additional equity funding may result in significant dilution to existing stockholders, and, if we incur additional debt financing, a substantial portion of our operating cash flow may be dedicated to the payment of principal and interest on such indebtedness, thus limiting funds available for our business activities. If adequate funds are not available, it would have a material adverse effect on our business, financial condition and/or results of operations, and could ultimately cause us to have to cease operations. Our financial statements include an opinion of our auditors that our continued operating losses and limited capital raise substantial doubt about our ability to continue as a going concern.

Our liabilities exceed our assets; we have a working capital deficit. Our secured convertible notes, which are payable during 2011, are secured by all of our assets.

As of March 31, 2011, we had liabilities of $11.5 million and assets of only $1.1 million. We had a working capital deficit of $10.4 million. Included in our liabilities are $7.6 million in derivative liabilities (as determined under ASC 815) associated with our convertible notes and associated warrants. Furthermore, as of March 31, 2011, we have outstanding secured convertible notes in an aggregate principal amount of $3,024,000, which are repayable beginning October 1, 2011 through November 11, 2011. These notes are secured by substantially all of our assets.  We have also issued unsecured convertible notes having an aggregate principal amount of $2,500,000 through April 25, 2011, which are repayable between January 20, 2012 and April 25, 2012.  The holders of our secured and unsecured convertible notes have agreed to convert their notes in connection with the closing of this offering, as long as the offering yields gross proceeds of at least $10 million.  See “Capitalization -  Agreements in connection with TSXV Listing.”  If this offering does not meet that condition, our convertible notes will remain outstanding.

We currently have no resources to repay such secured and unsecured notes and we will be required to either raise additional funds or seek conversion of these notes to avoid a default. If we default on our secured notes, the holders of the secured notes will be entitled to take all of our assets, in satisfaction of the obligation we have to them, thereby leaving no value for the holders of common stock.

We have a history of operating losses.

We are a company with a limited operating history. Since our inception, we have incurred significant operating losses. As of March 31, 2011, our accumulated deficit was approximately $40.4 million. Our future capital requirements will depend on many factors, such as the risk factors described in this section, including our ability to maintain our existing cost structure and to execute our business and strategic plans as currently conceived. Even if we achieve profitability, we may be unable to maintain or increase profitability on a quarterly or annual basis.

If our PEER Reports do not gain widespread market acceptance, we will not sell adequate services to maintain our operations.

We have developed a methodology that aids psychiatrists and other physicians in selecting appropriate and effective medications for patients with certain behavioral or addictive disorders based on physiological traits of the patient’s brain and information contained in a proprietary database that has been developed over the last twenty years. We began selling reports, referred to as rEEG Reports, based on our methodology in 2000, these reports have since been rebranded as PEER Outcome Reports. To date, we have not received widespread market acceptance of the usefulness of our PEER Reports in helping psychiatrists and other physicians inform their treatment strategies for patients suffering from behavioral and/or addictive disorders, and we currently rely on a limited number of employees to market and promote our PEER Reports. To grow our business, we will need to develop and introduce new sales and marketing programs and clinical education programs to promote the use of our PEER Reports by psychiatrists and other physicians and hire additional employees for this purpose. If we do not implement these new sales and marketing and education programs in a timely and successful manner, we may not be able to achieve the level of market awareness and sales required to expand our business, which could also negatively impact our stock price.

Our PEER Reports may not be as effective as we believe them to be, which could limit or prevent us from growing our revenues.

Our belief in the efficacy of our PEER Online technology is based on a limited number of studies. Such results may not be statistically significant, and may not be indicative of the long-term future efficacy of the information we provide. Controlled scientific studies, including those that have been announced and that are planned for the future, may yield results that are unfavorable or demonstrate that our services, including our PEER Reports, are not clinically useful. While we have not experienced such problems to date, if the initially indicated results cannot be successfully replicated or maintained over time, utilization of services based on our PEER Online technology, including the delivery of our PEER Reports, may not increase as we anticipate, which would harm our operating results and stock price. In addition, if we fail to upgrade our PEER Online database to account for new medications that are now available on the market, psychiatrists and other physicians may be less inclined to utilize our services if they believe that our reports only provide information about older treatment options, which would further harm our operating results and stock price.

The United States Food & Drug Administration (FDA) believes that rEEG, and potentially our PEER Online service constitutes a medical device, which is subject to regulation by the FDA. As we continue to market our PEER Online service, there is risk that the FDA will seek enforcement action against us.  The FDA has informed us that our marketing of our PEER Online services without prior approval or re-classification by the FDA constitutes a violation of the Federal Food, Drug and Cosmetic Act.

Since April of 2008, we have been in a dialogue with the FDA regarding its position that our rEEG service, now called PEER Online, constitutes a medical device which is subject to regulation by the FDA. On April 10, 2008, we received correspondence from the FDA in which the FDA indicated it believed, based in part on the combination of certain marketing statements it read on our website, together with the delivery of our rEEG Reports, that we were selling a software product to aid in diagnosis, which constituted a “medical device” requiring pre-market approval or 510(k) clearance by the FDA pursuant to the Federal Food, Drug and Cosmetic Act (the “Act”). We responded to the FDA on April 24, 2008 indicating that we believed it had incorrectly understood our product offering, and clarified that our rEEG services are not diagnostic and thus for this as well as other reasons, do not constitute a medical device. On December 14, 2008, the FDA again contacted us and indicated that, based upon its review of our description of our intended use of the rEEG Reports on our website, it continued to maintain that our rEEG service met its definition of medical devices. In response to the FDA communications, we made a number of changes to our website and other marketing documents to reflect that rEEG is a service to aid in medication selection and is not an aid to diagnosis. On September 4, 2009, through our regulatory counsel, we responded to the December 14, 2008 FDA letter explaining our position in more detail.

During the intervening period of time, based upon conversations with FDA, we chose to submit an application to obtain 510(k) clearance for our rEEG service, without waiving our right to continue to take the position that our services do not constitute a medical device. We sought review of our rEEG service based upon its equivalence to predicate devices that already have FDA clearance which appeared to represent a sound mechanism to reduce regulatory risks.

On July 27, 2010, we received a letter (the “NSE Letter”) from the FDA stating that they determined that our rEEG service was not substantially equivalent to the predicate devices that had previously been granted 510(k) clearance and that among other options we could be required to file an approved premarket approval application (PMA) before it can be marketed legally, unless it is otherwise reclassified.  The company has filed an appeal for reconsideration of this finding based on material product modifications and additional evidence.

We currently plan to continue marketing as a non-device cloud-based neurometric information service branded as PEER Online and PEER Outcome Reports, while continuing to discuss alternative approaches with the FDA.  Further we have designed the new PEER Online service to mirror recognized non-device information services, such as Epocrates or the New England Journal of Medicine Online.  Alternative approaches, which are not mutually exclusive, may include 1) request for reclassification of our cloud-based information service, or 2) submitting a new 510(k) with revised claims for rEEG and/or additional information about the predicate devices. If we continue to market our rEEG service and the FDA determines that we should be subject to FDA regulation, it could seek enforcement action against us based upon its position that our rEEG service is a medical device as a result of which, we could be forced to cease our marketing activities and pay fines and penalties which could have a material impact on us.

If government and third-party payers fail to provide coverage and adequate payment rates for treatments that are guided by our PEER Reports, our revenue and prospects for profitability will be harmed.

Our future revenue growth will depend in part upon the availability of reimbursement from third-party payers for psychiatrists and other physicians who use our PEER Outcome Reports to guide the treatment of their patients. Such third-party payers include government health programs such as Medicare and Medicaid, managed care providers, private health insurers and other organizations. These third-party payers are increasingly attempting to contain healthcare costs by demanding price discounts or rebates and limiting both coverage on which procedures they will pay for and the amounts that they will pay for new procedures. As a result, they may not cover or provide adequate payment for treatments that are guided by our PEER Reports, which will discourage psychiatrists and other physicians from utilizing the information services we provide. We may need to conduct studies in addition to those we have already announced to demonstrate the cost-effectiveness of treatments that are guided by our products and services to such payers’ satisfaction. Such studies might require us to commit a significant amount of management time and financial and other resources. Adequate third-party reimbursement might not be available to enable us to realize an appropriate return on investment in research and product development, and the lack of such reimbursement could have a material adverse effect on our operations and could adversely affect our revenues and earnings.

Regulations are constantly changing, and in the future our business may be subject to additional regulations that increase our compliance costs.

Federal, state and foreign laws and regulations relating to the sale of our PEER Outcome Reports are subject to future changes, as are administrative interpretations of regulatory agencies. If we fail to comply with applicable federal, state or foreign laws or regulations, we could be subject to enforcement actions, including injunctions preventing us from conducting our business, withdrawal of clearances or approvals and civil and criminal penalties. In the event that federal, state, and foreign laws and regulations change, we may need to incur additional costs to seek government approvals, in addition to the clearance we are currently seeking from the FDA (discussed above), in order to sell or market our PEER Online service. There is no guarantee that we will be able to obtain such approvals in a timely manner or at all, and as a result, our business would be significantly harmed.

Our Clinical Services business generates the majority of our revenue, and adverse developments in this business could negatively impact our operating results.

Our Clinical Services business, which we view as ancillary to our core Neurometric Information Services business, currently generates the majority of our revenue and is operated by our wholly-owned subsidiary, NTC. In the event that NTC is unable to sustain the current demand for its services because, for instance, we are unable to maintain favorable and continuing relations with our clients and referring psychiatrists and other physicians or if Daniel Hoffman, the Medical Director at NTC and our Chief Medical Officer, were no longer associated with NTC, our revenues could significantly decline, which could adversely impact our operating results and our ability to implement our growth strategy.

Our operating results may fluctuate significantly and our stock price could decline or fluctuate if our results do not meet the expectation of analysts or investors.

Management expects that we will experience substantial variations in our operating results from quarter to quarter. We believe that the factors which influence this variability of quarterly results include, without limitation:

•	the use of and demand for PEER Reports and other products and/or services that we may offer in the future that are based on our patented methodology;

•	the effectiveness of new marketing and sales programs;

•	turnover among our employees;

•	changes in management;

•	the introduction of products or services that are viewed in the marketplace as substitutes for the services we provide;

•	communications published by industry organizations or other professional entities in the psychiatric and physician community that are unfavorable to our business;

•	the introduction of regulations which impose additional costs on or impede our business; and

•
the timing and amount of our expenses, particularly expenses associated with the marketing and promotion of our services, the training of physicians and psychiatrists in the use of our PEER Reports, and research and development.

As a result of fluctuations in our revenue and operating expenses that may occur, management believes that period-to-period comparisons of our results of operations are not a good indication of our future performance. It is possible that in some future quarter or quarters, our operating results will be below the expectations of securities analysts or investors. In that case, our common stock price could fluctuate significantly or decline.

If we do not maintain and expand our relationships in the psychiatric and physician community, our growth will be limited and our business could be harmed. If psychiatrists and other physicians do not recommend and endorse our products and services, we may be unable to increase our sales, and in such instances our profitability would be harmed.

Our relationships with psychiatrists and other physicians are critical to the growth of our Neurometric Information Services business. We believe that these relationships are based on the quality and ease of use of our PEER Reports, our commitment to the behavioral health market, our marketing efforts, and our presence at tradeshows. Any actual or perceived diminution in our reputation or the quality of our PEER Reports, or our failure or inability to maintain our commitment to the behavioral health market and our other marketing and product promotion efforts could damage our current relationships, or prevent us from forming new relationships, with psychiatrists and other physicians and cause our growth to be limited and our business to be harmed.

To sell our PEER Reports, psychiatric professionals must recommend and endorse them. We may not obtain the necessary recommendations or endorsements from this community. Acceptance of our PEER Reports depends on educating psychiatrists and other physicians as to the benefits, clinical efficacy, ease of use, revenue opportunity, and cost-effectiveness of our PEER Reports and on training the medical community to properly understand and utilize our PEER Reports. If we are not successful in obtaining the recommendations or endorsements of psychiatrists and other physicians for our PEER Reports, we may be unable to increase our sales and profitability.

Negative publicity or unfavorable media coverage could damage our reputation and harm our operations.

In the event that the marketplace perceives our PEER Reports as not offering the benefits which we believe they offer, we may receive significant negative publicity. This publicity may result in litigation and increased regulation and governmental review. If we were to receive such negative publicity or unfavorable media attention, whether warranted or unwarranted, our ability to market our PEER Reports would be adversely affected, pharmaceutical companies may be reluctant to pursue strategic initiatives with us relating to the development of new products and services based on our PEER Online technology, we may be required to change our products and services and become subject to increased regulatory burdens, and we may be required to pay large judgments or fines and incur significant legal expenses. Any combination of these factors could further increase our cost of doing business and adversely affect our financial position, results of operations and cash flows.

If we do not successfully generate additional products and services from our patented methodology and proprietary database, or if such products and services are developed but not successfully commercialized, then we could lose revenue opportunities.

Our primary business is the sale of PEER Reports to psychiatrists and other physicians based on our rEEG methodology and proprietary database. In the future, we may utilize our patented methodology and proprietary database to produce pharmaceutical advancements and developments. For instance, we may use our patented methodology and proprietary database to identify new medications that are promising in the treatment of behavioral health disorders, identify new uses of medications which have been previously approved, and identify new patient populations that are responsive to medications in clinical trials that have previously failed to show efficacy in United States Food & Drug Administration (FDA) approved clinical trials. The development of new pharmaceutical applications that are based on our patented methodology and proprietary database will be costly, since we will be subject to additional regulations, including the need to conduct expensive and time consuming clinical trials.

In addition, to successfully monetize our pharmaceutical opportunity, we will need to enter into strategic alliances with biotechnology or pharmaceutical companies that have the ability to bring to market a medication, an ability which we currently do not have. We maintain no pharmaceutical manufacturing, marketing or sales organization, nor do we plan to build one in the foreseeable future. Therefore, we are reliant upon approaching and successfully negotiating attractive terms with a partner who has these capabilities. No guarantee can be made that we can do this on attractive terms or at all. If we are unable to find strategic partners for our pharmaceutical opportunity, our revenues may not grow as quickly as we desire, which could lower our stock price.

Our industry is highly competitive, and we may not be able to compete successfully, which could result in price reductions and decreased demand for our products.

The healthcare business in general, and the behavioral health treatment business in particular, are highly competitive. In the event that we are unable to convince physicians, psychiatrists and patients of the efficacy of our products and services, individuals seeking treatment for behavioral health disorders may seek alternative treatment methods, which could negatively impact our sales and profitability.

In the event that we pursue our pharmaceutical opportunities, we or any development partners that we partner with will likely need to conduct clinical trials. If such clinical trials are delayed or unsuccessful, it could have an adverse effect on our business.

We have no experience conducting clinical trials of psychiatric medications and in the event we conduct clinical trials, we will rely on outside parties, including academic investigators, outside consultants and contract research organizations to conduct these trials on our behalf. We will rely on these parties to assist in the recruitment of sites for participation in clinical trials, to maintain positive relations with these sites, and to ensure that these sites conduct the trials in accordance with the protocol and our instructions. If these parties renege on their obligations to us, our clinical trials may be delayed or unsuccessful.

In the event we conduct clinical trials, we cannot predict whether we will encounter problems that will cause us or regulatory authorities to delay or suspend our clinical trials or delay the analysis of data from our completed or ongoing clinical trials. In addition, we cannot assure you that we will be successful in reaching the endpoints in these trials, or if we do, that the FDA or other regulatory agencies will accept the results.

Any of the following factors, among others, could delay the completion of clinical trials, or result in a failure of these trials to support our business, which would have an adverse effect on our business:

•	delays or the inability to obtain required approvals from institutional review boards or other governing entities at clinical sites selected for participation in our clinical trials;

•	delays in enrolling patients and volunteers into clinical trials;

•	lower than anticipated retention rates of patients and volunteers in clinical trials;

•	negative results from clinical trials for any of our potential products; and

•	failure of our clinical trials to demonstrate the efficacy or clinical utility of our potential products.

If we determine that the costs associated with attaining regulatory approval of a product exceed the potential financial benefits or if the projected development timeline is inconsistent with our determination of when we need to get the product to market, we may choose to stop a clinical trial and/or development of a product.

We may fail to successfully manage and maintain the growth of our business, which could adversely affect our results of operations.

As we continue expanding our commercial operations, this expansion could place significant strain on our management, operational, and financial resources. To manage future growth, we will need to continue to hire, train, and manage additional employees, particularly a specially trained sales force to market our PEER Reports.

In addition, we have maintained a small financial and accounting staff, and our reporting obligations as a public company, as well as our need to comply with the requirements of the Sarbanes-Oxley Act of 2002, and the rules and regulations of the SEC will continue to place significant demands on our financial and accounting staff, on our financial, accounting and information systems and on our internal controls. As we grow, we will need to add additional accounting staff and continue to improve our financial, accounting and information systems and internal controls in order to fulfill our reporting responsibilities and to support expected growth in our business. Our current and planned personnel, systems, procedures and controls may not be adequate to support our anticipated growth or management may not be able to effectively hire, train, retain, motivate and manage required personnel. Our failure to manage growth effectively could limit our ability to achieve our marketing and commercialization goals or to satisfy our reporting and other obligations as a public company.

We may not be able to adequately protect our intellectual property, which is the core of our business.

We consider the protection of our intellectual property to be important to our business prospects. We currently have four issued U.S. patents, as well as issued patents in Australia, Israel, Europe and Mexico and we have filed separate patent applications in the United States and multiple foreign jurisdictions.

In the future, if we fail to file patent applications in a timely manner, fail to pay applicable maintenance fees on issued patents, or in the event we elect not to file a patent application because of the costs associated with patent prosecution, we may lose patent protection that we may have otherwise obtained. The loss of any proprietary rights which are obtainable under patent laws may result in the loss of a competitive advantage over present or potential competitors, with a resulting decrease in revenues and profitability for us.

With respect to the applications we have filed, there is no guarantee that the applications will result in issued patents, and further, any patents that do issue may be too narrow in scope to adequately protect our intellectual property and provide us with a competitive advantage. Competitors and others may design around aspects of our technology, or alternatively may independently develop similar or more advanced technologies that fall outside the scope of our claimed subject matter but that can be used in the treatment of behavioral health disorders.

In addition, even if we are issued additional patents covering our products, we cannot predict with certainty whether or not we will be able to enforce our proprietary rights, and whether our patents will provide us with adequate protection against competitors. We may be forced to engage in costly and time consuming litigation or reexamination proceedings to protect our intellectual property rights, and our opponents in such proceedings may have and be willing to expend, substantially greater resources than we are able to. In addition, the results of such proceedings may result in our patents being invalidated or reduced in scope. These developments could cause a decrease in our operating income and reduce our available cash flow, which could harm our business and cause our stock price to decline.

We also utilize processes and technology that constitute trade secrets, such as our PEER Online database, and we must implement appropriate levels of security for those trade secrets to secure the protection of applicable laws, which we may not do effectively. In addition, the laws of many foreign countries do not protect proprietary rights as fully as the laws of the United States.

While we have not had any significant issues to date, the loss of any of our trade secrets or proprietary rights which may be protected under the foregoing intellectual property safeguards may result in the loss of our competitive advantage over present and potential competitors.

Confidentiality agreements with employees, licensees and others may not adequately prevent disclosure of trade secrets and other proprietary information.

In order to protect our proprietary technology and processes, we rely in part on confidentiality provisions in our agreements with employees, licensees, treating physicians and psychiatrists and others. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. Moreover, policing compliance with our confidentiality agreements and non-disclosure agreements, and detecting unauthorized use of our technology is difficult, and we may be unable to determine whether piracy of our technology has occurred. In addition, others may independently discover our trade secrets and proprietary information. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

We depend heavily upon secure access to, and secure transfer of data via, the internet in exchanging data with customers. Any security breaches could result in unauthorized access to sensitive patient data, our intellectual property and other confidential business information. Any damage to, or failure of, our central analytical database could adversely affect our ability to provide our services.  For any of the foregoing or related reasons, customers may curtail or stop using our services and we may incur significant legal and financial exposure and liabilities.

We depend heavily on secure access to, and secure transfer of data via, the internet in the generation of our PEER Outcome Reports and other data exchange with our customers.  We rely on services provided by third parties to store, transmit and process data in our central neurometric database.  Security breaches could expose us to a risk of losing data and result in litigation and possible liability. Security measures taken by us or by such third party service providers may be breached as a result of third-party action, including intentional misconduct by computer hackers, employee error, malfeasance, fraud or otherwise, during transfer or processing of data or at any time, and result in someone obtaining unauthorized access to sensitive patient information, our intellectual property, other confidential business information, or our information technology systems.  Because the techniques used to obtain unauthorized access, or to sabotage systems, change frequently and generally are not recognized until launched against a target, we or our third party service providers may be unable to anticipate these techniques or to implement adequate preventative measures. Any security breach could result in a loss of confidence in the security of our service, damage our reputation, disrupt our business, lead to legal liability and severely curtail future revenue.

In addition, any damage to, or failure of, our central neurometric database and the server on which it resides could result in interruptions in our ability to provide PEER Outcome Reports.  Interruptions in our service may reduce our revenue, cause PEER Network providers to terminate their relationship with us and adversely affect our ability to attract new physicians to the PEER Network. Our business will also be harmed if our customers and potential customers believe our service is unreliable.

Because our service is complex and we rely on third party vendors to store the data in our central neurometric database, our data and processes may be corrupted at some future time resulting in erroneous, defective or ineffective reports, which could result in unanticipated downtime in our service for PEER Network providers, resulting in harm to our reputation and our business.  Since many physicians rely on our service to assist in treating their patients, any errors, defects, disruptions in service or other performance problems with our service could hurt our reputation and hurt the reputation of the physicians in our PEER Network. If that occurs, physicians could elect to terminate their relationship with us, or delay or withhold payment to us.  We could lose future revenues or customers may make warranty or other claims against us, which could result in an increase in our provision for doubtful accounts, an increase in collection cycles for accounts receivable or the expense and risk of litigation and a reduction in revenue.

Security breaches, damages or failures of the sort described above would adversely affect our ability to market our PEER Reports.  In addition, pharmaceutical companies may be reluctant to pursue strategic initiatives with us relating to the development of new products and services based on our PEER Online technology, we may be required to change our products and services and become subject to increased regulatory burdens, and we may be required to pay large judgments or fines and incur significant legal expenses. Any combination of these factors could further increase our cost of doing business and adversely affect our financial position, results of operations and cash flows.

The liability of our directors and officers is limited.

The applicable provisions of the Delaware General Corporation Law and our Certificate of Incorporation and By-laws limit the liability of our directors to us and our stockholders for monetary damages for breaches of their fiduciary duties, with certain exceptions, and for other specified acts or omissions of such persons. In addition, the applicable provisions of the Delaware General Corporation Law and of our Certificate of Incorporation and Bylaws, as well as indemnification agreements we have entered into with our directors, officers and certain other individuals, provide for indemnification of such persons under certain circumstances. In the event we are required to indemnify any of our directors or any other person, our financial strength may be harmed, which may in turn lower our stock price.

If we do not retain our senior management and other key employees, we may not be able to successfully implement our business strategy.

Our future success depends on the ability, experience and performance of our senior management and our key professional personnel. Our success therefore depends to a significant extent on retaining the services of George Carpenter, our Chief Executive Officer, our senior product development and clinical managers, and others. Because of their ability and experience, if we lose one or more of the members of our senior management or other key employees, our ability to successfully implement our business strategy could be seriously harmed. While we believe our relationships with our executives are good and do not anticipate any of them leaving in the near future, the loss of the services of any of our senior management could have a material adverse effect on our ability to manage our business. We do not carry key man life insurance on any of our key employees.

If we do not attract and retain skilled personnel, we may not be able to expand our business.

Our products and services are based on a complex database of information. Accordingly, we require skilled medical, scientific and administrative personnel to sell and support our products and services. Our future success will depend largely on our ability to continue to hire, train, retain and motivate additional skilled personnel, particularly sales representatives who are responsible for customer education and training and customer support. In the future, if we pursue our pharmaceutical opportunities, we will also likely need to hire personnel with experience in clinical testing and matters relating to obtaining regulatory approvals. If we are not able to attract and retain skilled personnel, we will not be able to continue our development and commercialization activities.

In the future we could be subject to personal injury claims, which could result in substantial liabilities that may exceed our insurance coverage.

All significant medical treatments and procedures, including treatment that is facilitated through the use of our PEER Reports, involve the risk of serious injury or death. While we have not been the subject of any personal injury claims for patients treated by providers using our PEER Reports, our business entails an inherent risk of claims for personal injuries, which are subject to the attendant risk of substantial damage awards. We cannot control whether individual physicians and psychiatrists will properly select patients, apply the appropriate standard of care, or conform to our procedures in determining how to treat their patients. A significant source of potential liability is negligence or alleged negligence by physicians treating patients with the aid of the PEER Reports that we provide. There can be no assurance that a future claim or claims will not be successful or, including the cost of legal defense, will not exceed the limits of available insurance coverage.

We currently have general liability and medical professional liability insurance coverage for up to $5 million per year for personal injury claims. We may not be able to maintain adequate liability insurance, in accordance with standard industry practice, with appropriate coverage based on the nature and risks of our business, at acceptable costs and on favorable terms. Insurance carriers are often reluctant to provide liability insurance for new healthcare services companies and products due to the limited claims history for such companies and products. In addition, based on current insurance markets, we expect that liability insurance will be more difficult to obtain and that premiums will increase over time and as the volume of patients treated by physicians that are guided by our PEER Reports increases. In the event of litigation, regardless of its merit or eventual outcome, or an award against us during a time when we have no available insurance or insufficient insurance, we may sustain significant losses of our operating capital which may substantially reduce stockholder equity in the company.

We are subject to evolving and expensive corporate governance regulations and requirements. Our failure to adequately adhere to these requirements or the failure or circumvention of our controls and procedures could seriously harm our business.

Because we are a publicly traded company we are subject to certain federal, state and other rules and regulations, including applicable requirements of the Sarbanes-Oxley Act of 2002. Compliance with these evolving regulations is costly and requires a significant diversion of management time and attention, particularly with regard to our disclosure controls and procedures and our internal control over financial reporting. Although we have reviewed our disclosure and internal controls and procedures in order to determine whether they are effective, our controls and procedures may not be able to prevent errors or frauds in the future. Faulty judgments, simple errors or mistakes, or the failure of our personnel to adhere to established controls and procedures may make it difficult for us to ensure that the objectives of the control system are met. A failure of our controls and procedures to detect other than inconsequential errors or fraud could seriously harm our business and results of operations.

Our senior management’s limited recent experience managing a publicly traded company may divert management’s attention from operations and harm our business.

Our management team has relatively limited recent experience managing a publicly traded company and complying with federal securities laws, including compliance with recently adopted disclosure requirements on a timely basis. Our management will be required to design and implement appropriate programs and policies in responding to increased legal, regulatory compliance and reporting requirements, and any failure to do so could lead to the imposition of fines and penalties and harm our business.

Risks Related To Our Industry

The healthcare industry in which we operate is subject to substantial regulation by state and federal authorities, which could hinder, delay or prevent us from commercializing our products and services.

Healthcare companies are subject to extensive and complex federal, state and local laws, regulations and judicial decisions governing various matters such as the licensing and certification of facilities and personnel, the conduct of operations, billing policies and practices, policies and practices with regard to patient privacy and confidentiality, and prohibitions on payments for the referral of business and self-referrals. There are federal and state laws, regulations and judicial decisions that govern patient referrals, physician financial relationships, submission of healthcare claims and inducement to beneficiaries of federal healthcare programs. Many states prohibit business corporations from practicing medicine, employing or maintaining control over physicians who practice medicine, or engaging in certain business practices, such as splitting fees with healthcare providers. Many healthcare laws and regulations applicable to our business are complex, applied broadly and subject to interpretation by courts and government agencies. Our failure, or the failure of physicians and psychiatrists to whom we sell our PEER Reports, to comply with these healthcare laws and regulations could create liability for us and negatively impact our business.

In addition, the FDA regulates development, testing, labeling, manufacturing, marketing, promotion, distribution, record-keeping and reporting requirements for prescription drugs. Compliance with laws and regulations enforced by the FDA and other regulatory agencies may be required in relation to future products or services developed or used by us, in addition to the regulatory process and dialogue in which we are now engaged with the FDA (please see the risk factor on page 8 for further information). Failure to comply with applicable laws and regulations may result in various adverse consequences, including withdrawal of our products and services from the market, or the imposition of civil or criminal sanctions.

We believe that this industry will continue to be subject to increasing regulation, political and legal action and pricing pressures, the scope and effect of which we cannot predict. Legislation is continuously being proposed, enacted and interpreted at the federal, state and local levels to regulate healthcare delivery and relationships between and among participants in the healthcare industry. Any such changes could prevent us from marketing some or all of our products and services for a period of time or permanently.

We may be subject to regulatory and investigative proceedings, which may find that our policies and procedures do not fully comply with complex and changing healthcare regulations.

While we have established policies and procedures that we believe will be sufficient to ensure that we operate in substantial compliance with applicable laws, regulations and requirements, the criteria are often vague and subject to change and interpretation. We may become the subject of regulatory or other investigations or proceedings, and our interpretations of applicable laws and regulations may be challenged. The defense of any such challenge could result in substantial cost and a diversion of management’s time and attention. Thus, any such challenge could have a material adverse effect on our business, regardless of whether it ultimately is successful. If we fail to comply with any applicable laws, or a determination is made that we have failed to comply with these laws, our financial condition and results of operations could be adversely affected.

Failure to comply with the Federal Trade Commission Act or similar state laws could result in sanctions or limit the claims we can make.

Our promotional activities and materials, including advertising to consumers and physicians, and materials provided to third parties for their use in promoting our products and services, are regulated by the Federal Trade Commission (FTC) under the FTC Act, which prohibits unfair and deceptive acts and practices, including claims which are false, misleading or inadequately substantiated. The FTC typically requires competent and reliable scientific tests or studies to substantiate express or implied claims that a product or service is effective. If the FTC were to interpret our promotional materials as making express or implied claims that our products and services are effective for the treatment of mental illness, it may find that we do not have adequate substantiation for such claims. Failure to comply with the FTC Act or similar laws enforced by state attorneys general and other state and local officials could result in administrative or judicial orders limiting or eliminating the claims we can make about our products and services, and other sanctions including fines.

Our business practices may be found to constitute illegal fee-splitting or corporate practice of medicine, which may lead to penalties and adversely affect our business.

Many states, including California, in which our principal executive offices are located, have laws that prohibit business corporations, such as us, from practicing medicine, exercising control over medical judgments or decisions of physicians, or engaging in certain arrangements, such as employment or fee-splitting, with physicians. Courts, regulatory authorities or other parties, including physicians, may assert that we are engaged in the unlawful corporate practice of medicine through our ownership of the Neuro-Therapy Clinic or by providing administrative and ancillary services in connection with our PEER Reports. These parties may also assert that selling our PEER Reports for a portion of the patient fees constitutes improper fee-splitting. If asserted, such claims could subject us to civil and criminal penalties and substantial legal costs, could result in our contracts being found legally invalid and unenforceable, in whole or in part, or could result in us being required to restructure our contractual arrangements, all with potentially adverse consequences to our business and our stockholders.

Our business practices may be found to violate anti-kickback, self-referral or false claims laws, which may lead to penalties and adversely affect our business.

The healthcare industry is subject to extensive federal and state regulation with respect to financial relationships and “kickbacks” involving healthcare providers, physician self-referral arrangements, filing of false claims and other fraud and abuse issues. Federal anti-kickback laws and regulations prohibit certain offers, payments or receipts of remuneration in return for (i) referring patients covered by Medicare, Medicaid or other federal health care program, or (ii) purchasing, leasing, ordering or arranging for or recommending any service, good, item or facility for which payment may be made by a federal health care program. In addition, federal physician self-referral legislation, commonly known as the Stark law, generally prohibits a physician from ordering certain services reimbursable by Medicare, Medicaid or other federal healthcare program from any entity with which the physician has a financial relationship. In addition, many states have similar laws, some of which are not limited to services reimbursed by federal healthcare programs. Other federal and state laws govern the submission of claims for reimbursement, or false claims laws. One of the most prominent of these laws is the federal False Claims Act, and violations of other laws, such as the anti-kickback laws or the FDA prohibitions against promotion of off-label uses of medications, may also be prosecuted as violations of the False Claims Act.

While we believe we have structured our relationships to comply with all applicable requirements, federal or state authorities may claim that our fee arrangements, agreements and relationships with contractors and physicians violate these anti-kickback, self-referral or false claims laws and regulations. These laws are broadly worded and have been broadly interpreted by courts. It is often difficult to predict how these laws will be applied, and they potentially subject many typical business arrangements to government investigation and prosecution, which can be costly and time consuming. Violations of these laws are punishable by monetary fines, civil and criminal penalties, exclusion from participation in government-sponsored health care programs and forfeiture of amounts collected in violation of such laws. Some states also have similar anti-kickback and self-referral laws, imposing substantial penalties for violations. If our business practices are found to violate any of these provisions, we may be unable to continue with our relationships or implement our business plans, which would have an adverse effect on our business and results of operations.

We may be subject to healthcare anti-fraud initiatives, which may lead to penalties and adversely affect our business.

State and federal governments are devoting increased attention and resources to anti-fraud initiatives against healthcare providers, taking an expansive definition of fraud that includes receiving fees in connection with a healthcare business that is found to violate any of the complex regulations described above. While to our knowledge we have not been the subject of any anti-fraud investigations, if such a claim were made defending our business practices could be time consuming and expensive, and an adverse finding could result in substantial penalties or require us to restructure our operations, which we may not be able to do successfully.

Our use and disclosure of patient information is subject to privacy and security regulations, which may result in increased costs.

In conducting research or providing administrative services to healthcare providers in connection with the use of our PEER Reports, as well as in our Clinical Services business, we may collect, use, maintain and transmit patient information in ways that will be subject to many of the numerous state, federal and international laws and regulations governing the collection, dissemination, use and confidentiality of patient-identifiable health information, including the federal Health Insurance Portability and Accountability Act (HIPAA) and related rules. The three rules that were promulgated pursuant to HIPAA that could most significantly affect our business are the Standards for Electronic Transactions, or Transactions Rule; the Standards for Privacy of Individually Identifiable Health Information, or Privacy Rule; and the Health Insurance Reform: Security Standards, or Security Rule. HIPAA applies to covered entities, which include most healthcare facilities and health plans that may contract for the use of our services. The HIPAA rules require covered entities to bind contractors like us to compliance with certain burdensome HIPAA rule requirements.

The HIPAA Transactions Rule establishes format and data content standards for eight of the most common healthcare transactions. If we perform billing and collection services on behalf of psychiatrists and other physicians, we may be engaging in one or more of these standard transactions and will be required to conduct those transactions in compliance with the required standards. The HIPAA Privacy Rule restricts the use and disclosure of patient information, requires entities to safeguard that information and to provide certain rights to individuals with respect to that information. The HIPAA Security Rule establishes elaborate requirements for safeguarding patient information transmitted or stored electronically. We may be required to make costly system purchases and modifications to comply with the HIPAA rule requirements that are imposed on us and our failure to comply may result in liability and adversely affect our business.

Numerous other federal and state laws protect the confidentiality of personal and patient information. These laws in many cases are not preempted by the HIPAA rules and may be subject to varying interpretations by courts and government agencies, creating complex compliance issues for us and the psychiatrists and other physicians who purchase our services, and potentially exposing us to additional expense, adverse publicity and liability.

Risks Relating To This Offering and An Investment In Our Common Stock

The offering may not be fully subscribed, and, even if the offering is fully subscribed, we will need additional capital in the future. If additional capital is not available, we may not be able to continue to operate our business pursuant to our business plan or we may have to discontinue our operations entirely.

The placement agents in this offering will offer the shares on a “best-efforts” basis, meaning that we may raise substantially less than the total maximum offering amount. No refund will be made available to investors if less than all of the shares are sold. Based on our proposed use of proceeds, we may need significant additional financing, which we may seek to raise through, among other things, public and private equity offerings. Any equity financings will be dilutive to existing stockholders and additional financing may not be available on acceptable terms, or at all. If additional capital is not available, we may not be able to continue to operate our business pursuant to our business plan or we may have to discontinue our operations entirely.

Our shares are subject to potential delisting if we do not meet or continue to maintain the listing requirements of the TSXV.

We have applied to list the shares of our common stock on the TSXV.  An approval of our listing application by the TSXV will be subject to, among other things, our fulfilling all of the listing requirements of the TSXV.  In addition, the TSXV has rules for continued listing, including, without limitation, minimum market capitalization and other requirements. Failure to list, maintain our listing or de-listing from TSXV would make it more difficult for shareholders to dispose of our common stock and more difficult to obtain accurate quotations on our common stock. This could have an adverse effect on the price of our common stock. Our ability to issue additional securities for financing or other purposes, or to otherwise arrange for any financing we may need in the future, may also be materially and adversely affected if our common stock is not traded on a national securities exchange.

We currently have a limited trading volume in the United States, which results in higher price volatility for, and reduced liquidity of, our common stock.

Our shares of common stock are trading in the United States on the OTCBB under the symbol “CNSO”.  There is currently no broadly followed, established trading market for our common stock and an established trading market for our shares of common stock may never develop or be maintained. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders. The absence of an active trading market increases price volatility and reduces the liquidity of our common stock. As long as this condition continues, the sale of a significant number of shares of common stock at any particular time could be difficult to achieve at the market prices prevailing immediately before such shares are offered. Also, as a result of this lack of trading activity, the quoted price for our common stock on the OTCBB is not necessarily a reliable indicator of its fair market value.

Furthermore, if we cease to be quoted on the OTCBB, holders would find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our common stock, and the market value of our common stock would likely decline.

If and when a larger trading market for our common stock develops, the market price of our common stock is likely to be highly volatile and subject to wide fluctuations, and you may be unable to resell your shares at or above the price at which you acquired them.

The market price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in response to a number of factors that are beyond our control, including, but not limited to:

•	quarterly variations in our revenues and operating expenses;

•	developments in the financial markets and worldwide or regional economies;

•	announcements of innovations or new products or services by us or our competitors;

•	announcements by the government relating to regulations that govern our industry;

•	significant sales of our common stock or other securities in the open market;

•	variations in interest rates;

•	changes in the market valuations of other comparable companies; and

•	changes in accounting principles.

In the past, stockholders have often instituted securities class action litigation after periods of volatility in the market price of a company’s securities. If a stockholder were to file any such class action suit against us, we would incur substantial legal fees and our management’s attention and resources would be diverted from operating our business to respond to the litigation, which could harm our business.

If you purchase our common stock in this offering, you will incur immediate and substantial dilution in the book value of your shares.

The public offering price is substantially higher than the net tangible book value per share of our common stock.  Investors purchasing common stock in this offering will pay a price per share that substantially exceeds the book value of our tangible assets after subtracting our liabilities.  As a result, investors purchasing common stock in this offering will incur immediate dilution of $____ per share, based on a public offering price of $____ per share.  Further, investors purchasing common stock in this offering will contribute approximately ____% of the total amount invested by stockholders since our inception, but will own approximately ____% of the shares of common stock outstanding.  See “Dilution.”

This dilution is primarily due to the fact that some of our investors who purchased shares prior to this offering paid substantially less than the price offered to the public in this offering when they purchased their shares.  We have previously issued shares of our common stock at a price per share ranging from $0.01 to $1.20.  In addition, as of May 31, 2011, options to purchase 15,725,121 shares of our common stock at a weighted average exercise price of $0.62 per share and warrants exercisable for up to 29,428,635 shares of our common stock at a weighted average exercise price of $0.49 per share were issued and outstanding.   We also have issued and outstanding convertible notes that, together with the interest that has accrued thereon as of May 31, 2011, may be converted into 19,132,735 shares of our common stock at a conversion price of $0.30 per share.  The holders of such notes have agreed to convert them in connection with the closing of this offering, as long as the offering yields gross proceeds of at least $10 million.  See “Capitalization -  Agreements in connection with TSXV Listing.” Because additional interest will accrue on such notes until closing, additional shares of common stock will be issued in connection with the conversion.  As consideration for the holders’ agreeing to amend and convert the notes, and amend the related warrants, we have agreed to issue to the holders warrants to purchase 4,719,934 shares of common stock.  Finally, we have agreed to issue to the placement agents in this offering warrants to purchase a number of shares corresponding to six percent of the number of shares issuable in this offering. The conversion of the notes and exercise of any of these options or warrants will result in additional dilution.

As a result of the dilution to investors purchasing shares in this offering, investors may receive significantly less than the purchase price paid in this offering, if anything, in the event of a liquidation of our company.

Future sales of our common stock in the public market could cause our stock price to fall.

As of May 31, 2011, we had 56,117,600 shares of common stock issued and outstanding. In addition, as of May 31, 2011, options to purchase 15,725,121 shares of our common stock at a weighted average exercise price of $0.62 per share and warrants exercisable for up to 29,428,635 shares of our common stock at a weighted average exercise price of $0.49 per share were issued and outstanding.   We also have issued and outstanding convertible notes that, together with the interest that has accrued thereon as of May 31, 2011, may be converted into 19,132,735 shares of our common stock at a conversion price of $0.30 per share.  The holders of such notes have agreed to convert them in connection with the closing of this offering, as long as the offering yields gross proceeds of at least $10 million.  See “Capitalization -  Agreements in connection with TSXV Listing.”  In addition, we have an effective registration statement (File No. 333-164613) covering the resale of 65,879,838 shares, including 18,409,015 shares issuable upon the exercise of warrants. The sale of shares of our common stock pursuant to this offering, the resale registration statement, Rule 144 of the Securities Act of 1933, as amended, or otherwise, could depress the market price of our common stock. A reduced market price for our common stock could make it more difficult to raise funds through future offerings of common stock.

The sale of securities by us in any equity or debt financing could result in dilution to our existing stockholders and have a material adverse effect on our earnings.

Any sale of common stock by us in a future private placement or public offering, including this offering, could result in dilution to our existing stockholders as a direct result of our issuance of additional shares of our capital stock. In addition, our business strategy may include expansion through internal growth, by acquiring complementary businesses, by acquiring or licensing additional products and services, or by establishing strategic relationships with targeted customers and suppliers. In order to do so, or to finance the cost of our other activities, we may issue additional equity securities that could dilute our stockholders’ stock ownership. We may also assume additional debt and incur impairment losses related to goodwill and other tangible assets if we acquire another company and this could negatively impact our earnings and results of operations.

U.S. broker-dealers may be discouraged from effecting transactions in shares of our common stock because they may be considered penny stocks and thus be subject to the penny stock rules.

The SEC has adopted a number of rules to regulate “penny stock” that restricts transactions involving our shares of common stock. Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, 15g-7, and 15g-9 under the Securities and Exchange Act of 1934, as amended. These rules may have the effect of reducing the liquidity of penny stocks. “Penny stocks” generally are equity securities with a price of less than $5.00 per share (other than securities registered on certain national securities exchanges or quoted on the NASDAQ Stock Market if current price and volume information with respect to transactions in such securities is provided by the exchange or system). Because our securities may constitute “penny stock” within the meaning of the rules, the rules would apply to us and to our securities. The additional sales practice and disclosure requirements imposed upon U.S. broker-dealers may discourage such broker-dealers from effecting transactions in shares or our common stock, which could severely limit the market liquidity of such shares and impede the their sale in the secondary market.

A U.S. broker-dealer selling penny stock to anyone other than an established customer or “accredited investor” (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt.  In addition, the penny stock regulations require the U.S. broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared in accordance with SEC standards relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt.  A U.S. broker-dealer is also required to disclose commissions payable to the U.S. broker-dealer and the registered representative and current quotations for the securities.  Finally, a U.S. broker-dealer is required to submit monthly statements disclosing recent price information with respect to the penny stock held in a customer’s account and information with respect to the limited market in penny stocks.

Stockholders should be aware that, according to SEC, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) “boiler room” practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, resulting in investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds, including for any of the purposes described in the section of this prospectus entitled “Use of Proceeds.” The failure by our management to apply these funds effectively could harm our business.  Pending their use, we may invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities.  These investments may not yield a favorable return to our stockholders.

We have not paid dividends in the past and do not expect to pay dividends for the foreseeable future, and any return on investment may be limited to potential future appreciation on the value of our common stock.

We currently intend to retain any future earnings to support the development and expansion of our business and do not anticipate paying cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including without limitation, our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. To the extent we do not pay dividends, our stock may be less valuable because a return on investment will only occur if and to the extent our stock price appreciates, which may never occur. In addition, investors must rely on sales of their common stock after price appreciation as the only way to realize their investment, and if the price of our stock does not appreciate, then there will be no return on investment. Investors seeking cash dividends should not purchase our common stock.

Our officers, directors and principal stockholders can exert significant influence over us and may make decisions that are not in the best interests of all stockholders.

Our officers, directors and principal stockholders (greater than 5% stockholders) collectively control approximately 44% of our issued and outstanding common stock. As a result, these stockholders are able to affect the outcome of, or exert significant influence over, all matters requiring stockholder approval, including the election and removal of directors and any change in control. In particular, this concentration of ownership of our common stock could have the effect of delaying or preventing a change of control of us or otherwise discouraging or preventing a potential acquirer from attempting to obtain control of us. This, in turn, could have a negative effect on the market price of our common stock. It could also prevent our stockholders from realizing a premium over the market prices for their shares of common stock. Moreover, the interests of this concentration of ownership may not always coincide with our interests or the interests of other stockholders, and accordingly, they could cause us to enter into transactions or agreements that we would not otherwise consider.

Transactions engaged in by our largest stockholders, our directors or executives involving our common stock may have an adverse effect on the price of our stock.

We expect that our officers, directors and principal stockholders (greater than 5% stockholders) will collectively control approximately ___% of our issued and outstanding common stock after the completion of this offering, assuming that all shares offered pursuant to this prospectus are sold. Subsequent sales of our shares by these stockholders could have the effect of lowering our stock price. The perceived risk associated with the possible sale of a large number of shares by these stockholders, or the adoption of significant short positions by hedge funds or other significant investors, could cause some of our stockholders to sell their stock, thus causing the price of our stock to decline. In addition, actual or anticipated downward pressure on our stock price due to actual or anticipated sales of stock by our directors or officers could cause other institutions or individuals to engage in short sales of our common stock, which may further cause the price of our stock to decline.

From time to time our directors and executive officers may sell shares of our common stock on the open market. These sales will be publicly disclosed in filings made with the SEC. In the future, our directors and executive officers may sell a significant number of shares for a variety of reasons unrelated to the performance of our business. Our stockholders may perceive these sales as a reflection on management’s view of the business and result in some stockholders selling their shares of our common stock. These sales could cause the price of our stock to drop.

Anti-takeover provisions may limit the ability of another party to acquire us, which could cause our stock price to decline.

Delaware law contains provisions that could discourage, delay or prevent a third party from acquiring us, even if doing so may be beneficial to our stockholders, which could cause our stock price to decline. In addition, these provisions could limit the price investors would be willing to pay in the future for shares of our common stock.

Non-U.S. investors may have difficulty effecting service of process against us or enforcing judgments against us in courts of non-U.S. jurisdictions.

We are a company incorporated under the laws of the State of Delaware. All of our directors and officers reside in the United States. It may not be possible for non-U.S. investors to effect service of process within their own jurisdictions upon our company and our directors and officers. In addition, it may not be possible for non-U.S. investors to collect from our company, its directors and officers, judgments obtained in courts in such non-U.S. jurisdictions predicated on non-U.S. legislation.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, our stock price would likely decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” contains “forward-looking statements” that include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation and availability of resources. These forward-looking statements include, without limitation, statements regarding: proposed new products or services; our statements concerning litigation or other matters; statements concerning projections, predictions, expectations, estimates or forecasts for our business, financial and operating results and future economic performance; statements of management’s goals and objectives; trends affecting our financial condition, results of operations or future prospects; our financing plans or growth strategies; and other similar expressions concerning matters that are not historical facts. Words such as “may,” “will,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes” and “estimates,” and similar expressions, as well as statements in future tense, identify forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which, that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to:

•	our limited capital and our inability to raise additional funds to support operations and capital expenditures;

•	our inability to achieve greater and broader market acceptance of our products and services in existing and new market segments;

•	our inability to gain widespread acceptance of our PEER Reports;

•	our inability to prevail in convincing the FDA that our rEEG or PEER Online service does not constitute a medical device and should not be subject to regulation;

•	the possible imposition of fines or penalties by FDA for alleged violations of its rules or regulations;

•	our inability to successfully compete against existing and future competitors;

•	our inability to manage and maintain the growth of our business;

•	our inability to protect our intellectual property rights; and

•	other factors discussed under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.”

Forward-looking statements speak only as of the date they are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

USE OF PROCEEDS

We estimate that the net proceeds of the sale of the common stock that we are offering will be approximately $____ million, assuming that all shares offered pursuant to this prospectus are sold at a public offering price of $____ per share, and after deducting estimated placement agents’ fees and estimated offering expenses of $____ payable by us.

The business objective of this offering is to support the execution of our growth strategy to become a global provider of PEER Reports which we believe, over time will become a standard of care in the treatment of mental illness.  The events or initiatives that are critical to successfully achieving this objective are set forth herein in the section entitled, “Business – Neurometric Information Services.”  The achievement and timing of these events and initiatives are not predictable and will depend on many variables, including our ability to implement our business plan and achieve widespread acceptance of our rEEG information services.

We estimate that we will use the proceeds of this offering, in combination with existing cash resources which were $841,300 as of March 31, 2011, and $1,231,000 as of May 31, 2011, as follows:

•	Approximately $3.6 million will be spent on marketing and program implementation.

•
Approximately $2.2 million will be spent on research and product development projects, of which $1.0 million will be spent on a grant to the Alzheimer’s project at the University of Iowa.  The purpose of the grant will be to initiate the use of PEER Online to aid in the development of pharmacotherapies for neurological disorders, in this case Alzheimer’s Disease.

•
Capital expenditures of approximately $1 million in providing our high volume rEEG users and their practices with EEG equipment and iPads to facilitate the recording of their patient’s EEGs and outcome data.

•	The repayment of approximately $1 million in long outstanding accruals and accounts payable.

•
The remaining $____ million for general corporate purposes, such as general and administrative expenses, capital expenditures, working capital, prosecution and maintenance of our intellectual property and the potential investment in technologies or products that complement our business.

Because there is no minimum offering amount required as a condition to consummating this offering, we may sell less than all of the shares offered hereby, which will reduce the amount of proceeds that we will receive. In such case, the net proceeds received in this offering will not be sufficient to complete our anticipated business activities and meet our working capital needs through the date on which we may begin to have net income. The amounts and timing of our actual expenditures will depend upon numerous factors, including, without limitation, the progress of our systems sales, research, development and commercialization efforts of new products, our existing and future strategic collaborations and partnerships and our operating costs and expenditures.  Accordingly, our management will have significant flexibility in the expenditure of the net proceeds of this offering.

As indicated above, one of the purposes of the offering is to obtain additional working capital to fund operating expenses.  We experienced negative net cash flows from operating activities in the fiscal years ended September 30, 2010 and 2009 and for the six-month period ended March 31, 2011.  Although we expect that sales of our services will increase such that we may be able to operate our business profitably, we face numerous risks that may delay or prevent us from doing so.  As a result, we may be required to raise additional capital to fund our operations.

To the extent that cash flows from operations are insufficient to fund our operations, the net proceeds of the offering will be used to fund our operations.

As the costs and timing of product development and launch are subject to substantial risks and can often change, we may change the allocation of use of these proceeds as a result of contingencies such as the progress and results of our development activities, the continuation of our existing collaborations and the establishment of new arrangements, our cash requirements and regulatory or competitive developments.  We may also use a portion of the net proceeds to expand our business through acquisitions of other companies, assets or technologies and to fund joint ventures with development partners.  At this time, we do not have any commitment to any specific acquisitions or to fund joint ventures.  Alternatively, we may acquire another company with payment through securities, including debt.

Pending use of the proceeds from this offering as described above or otherwise, we intend to invest the net proceeds in short-term interest-bearing, investment-grade securities, certificates of deposit or treasury or other government agency securities that can be liquidated at any time without penalties, or are readily convertible to cash, at our discretion.

CURRENCY AND EXCHANGE RATE DATA

We measure and report our financial results in U.S. dollars.  The following table sets forth, for the periods indicated, the high, low, average and period-end noon spot rates of exchange for one U.S. dollar in Canadian dollars published by the Bank of Canada.  Although obtained from sources believed to be reliable, the data is provided for informational purposes only, and the Bank of Canada does not guarantee the accuracy or completeness of the data.  No representation is made that the U.S. dollar amounts have been, could have been or could be converted into Canadian dollars at the noon buying rate on such dates or any other dates.

	Highest Rate During Period	Lowest Rate During Period	Average Rate During Period (1)	Rate at the End of Period

May 2011	$0.9712	$0.9644	$0.9680	$0.9680
April 2011	$0.9610	$0.9551	$0.9582	$0.9578
March 2011	$0.9796	$0.9737	$0.9766	$0.9766
February 2011	$0.9905	$0.9849	$0.9875	$0.9876
January 2011	$0.9974	$0.9911	$0.9942	$0.9938
December 2010	$1.0112	$1.0050	$1.0080	$1.0077
November 2010	$1.0170	$1.0099	$1.0132	$1.0128
October 2010	$1.0230	$1.0145	$1.0185	$1.0180
2010 Fiscal Year	$1.0650	$1.0010	$1.0415	$1.0331
2009 Fiscal Year	$1.2704	$1.0767	$1.1803	$1.0818
2008 Fiscal Year	$1.0636	$0.9617	$1.0096	$1.0583
2007 Fiscal Year	$1.1789	$1.0222	$1.1135	$1.0254
2006 Fiscal Year	$1.1852	$1.1055	$1.1428	$1.1162
2005 Fiscal Year	$1.2590	$1.1743	$1.2231	$1.1776

(1)	Determined by averaging the rates on the last business day of each month during the respective period.

On June 15, 2011, the noon buying rate posted by the Bank of Canada was U.S.$1.00 = Cdn $0.9780.  Unless otherwise specified, all references to “dollars,” “US$” or “$” in this prospectus are to United States dollars and references to “Cdn$” in this prospectus are to Canadian dollars.

Unless otherwise specified, all Canadian dollar values have been translated to U.S. dollars, or vice versa, using a convenience translation of U.S.$1.00 = Cdn $0.9780.

MARKET FOR COMMON EQUITY
AND RELATED STOCKHOLDER MATTERS

Common Stock

Our common stock is currently quoted on the OTCBB under the symbol “CNSO.”  There is currently no broadly followed, established trading market for our common stock.  Established trading markets generally result in lower price volatility and more efficient execution of buy and sell orders. The absence of an established trading market increases price volatility and reduces the liquidity of our common stock.  As a result of this lack of trading activity, the quoted price for our common stock on the OTCBB is not necessarily a reliable indicator of its fair market value.

We have applied to list our common stock, including the shares of common stock being offered under this prospectus, on the TSXV.  Such listing will be subject to us fulfilling the original listing requirements of the TSXV.  We cannot assure you that our common stock will be listed on the TSXV or that an established trading market for our shares of common stock will ever develop or be maintained.

The following table sets forth, for the periods indicated, the high and low bid information for our common stock as determined from sporadic quotations on the OTC Bulletin Board, where our stock was quoted through February 23, 2011 and then again commencing April 1, 2011 and the OTCQB, where our stock was quoted exclusively from February 23, 2011 through March 31, 2011.  The following quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

	High	Low

Year Ended September 30, 2009
First Quarter	$1.01	$0.10
Second Quarter	$0.90	$0.05
Third Quarter	$0.69	$0.15
Fourth Quarter	$0.72	$0.20

Year Ended September 30, 2010
First Quarter	$1.20	$0.50
Second Quarter	$1.20	$0.52
Third Quarter	$1.15	$0.40
Fourth Quarter	$0.95	$0.05

Year Ended September 30, 2011
First Quarter	$0.65	$0.15
Second Quarter	$0.48	$0.12
Third Quarter (through June 17, 2011)	$0.60	$0.25

As of June 17, 2011, the last reported sales price of our common stock on the OTCBB was $0.32 per share. On June 17, 2011, there were approximately 348 record holders of our common stock. The number of holders of record is based on the actual number of holders registered on the books of our transfer agent and does not reflect holders of shares in “street name” or persons, partnerships, associations, corporations or other entities identified in security position listings maintained by depository trust companies.

Our average daily volume for the twelve months ended March 31, 2011 was 4,654 shares per day with no trades occurring on 168 out of 253 trading days.  Consequently, management believes that the prices quoted on the OTC Bulletin Board or the OTCQB may not accurately reflect the value of our common shares.

Dividends

We have not paid or declared cash distributions or dividends on our common stock. CNS California has likewise never paid dividends on its common stock. We do not intend to pay cash dividends on our common stock in the foreseeable future. We currently intend to retain all earnings, if and when generated, to finance our operations. The declaration of cash dividends in the future will be determined by the board of directors based upon our earnings, financial condition, capital requirements and other relevant factors.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth certain information regarding our equity compensation plans as of March 31, 2011 (no additional equity compensation has been granted since):

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (c)

Equity compensation plans approved by security holders	15,725,121	$0.62	1,966,202

Equity compensation plans not approved by security holders	0	$0	0

Total	15,725,121	$0.62	1,966,202

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2011:

•	on an actual basis;

•
on a pro forma basis, to give effect to the conversion of all of our convertible promissory notes outstanding as of March 31, 2011, pursuant to the Agreement to Convert and Amend described under “Agreements in Connection with TSXV Listing” below; and

•
on a pro forma basis to give effect to such conversion and as further adjusted to give effect to (a) the receipt by us of net proceeds of approximately $____ million from this offering, assuming the sale of all shares of our common stock that are offered pursuant to this prospectus at an offering price of $____ per share, and after deducting estimated placement agents’ fees and estimated offering expenses payable by us of $____ million and $____ million, respectively; (b) repayment of $____ million of long outstanding accruals and accounts payable; and (c) the issuance of _____ shares of common stock in this offering.

You should read the following table in conjunction with our financial statements and related notes, “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, appearing elsewhere in this prospectus.

	As of March 31, 2011
	Actual	Pro forma	Pro forma as adjusted (1)
	(in thousands, except share and per share data)

Long-term debt, including current portion	$13	$13
Common stock, $0.001 par value: 750,000,000 shares authorized, 56,023,921 shares issued and outstanding, actual; 750,000,00 shares authorized and _______ issued and outstanding pro forma; _______ shares authorized, _______ shares issued and outstanding, pro forma as adjusted	56	71
Additional paid-in capital	29,955	39,232
Accumulated deficit	(40,414)	(40,414)
Total stockholders’ equity (deficit)	(10,403)	(1,111)
Total capitalization	$(10,416)	$(1,098)

(1)
Each $0.10 increase (decrease) in the assumed offering price of $____ per share would increase (decrease) the amount of pro forma as adjusted cash, cash equivalents and available-for-sale securities; additional paid-in capital; total stockholders’ equity (deficit) and total capitalization by approximately $____ million, in each case assuming the conversion of all convertible notes outstanding as of March 31, 2011, and assuming the number of shares offered by us, as set forth on the cover of this prospectus, remains the same and after deducting the estimated placement agents’ fees and estimated offering expenses payable by us.

The amounts shown in the table above do not include:

•
15,725,121 shares of common stock issuable upon the exercise of options issued and outstanding as of March 31, 2011, with exercise prices ranging from $0.12 to $1.20 per share and a weighted average exercise price of $0.62 per share;

•
27,520,969 shares of common stock issuable upon the exercise of warrants issued and outstanding as of March 31, 2011, with exercise prices ranging from $0.01 to $1.812 per share and a weighted average exercise price of $0.50 per share;

•	93,679 shares of common stock issued to vendors for consulting services paid in lieu of cash as of March 31, 2011; and

•	1,966,202 additional shares of common stock reserved for future grants under our 2006 Stock Incentive Plan as of March 31, 2011.

In addition, the amounts shown in the “Actual” column in the table above do not include 15,202,806 shares of common stock issuable upon conversion of principal and interest issued and outstanding as of March 31, 2011 under our convertible notes at a conversion price of $0.30 per share.

The amounts shown in the “Pro forma” and “Pro forma as adjusted” columns assume that all of our convertible notes outstanding as of March 31, 2011 will be converted immediately prior to the offering in accordance with the terms of the Agreement to Convert and Amend (as described under “Agreements in Connection with TSXV Listing” below).  Under the Agreement to Convert and Amend, the ratchet features would be removed from the convertible debt and related warrants, as a result of which the derivative liabilities would be treated as equity under ASC 815-40.

Finally, the amounts in the table above do not include 4,719,934 shares of common stock issuable upon the exercise of warrants that will be issued as consideration to the holders of convertible notes and related warrants pursuant to the terms of the Agreement to Convert and Amend, as described below, nor do they include the shares of common stock issuable upon the exercise of compensation warrants that we have agreed to issue to the placement agents in connection with this offering as described under “Plan of Distribution.”

Agreements in Connection with TSXV Listing

In connection with our application to list our shares of common stock on the TSXV, we have entered into the following agreements with holders of our convertible notes and warrants:

1.   Holders of our convertible notes in the aggregate principal amount of $5,523,938 and holders of warrants to purchase 9,673,213 shares of our common stock issued in connection with our convertible notes and the related guaranties (representing 100% of the aggregate principal amount of notes and related warrants outstanding), have entered into an agreement with us, which we refer to as the “Agreement to Convert and Amend.”   These notes and warrants are further described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations - The Private Placements - 2010 & 2011 Private Placement Transactions.”  Pursuant to the Agreement to Convert and Amend, holders have agreed to amend and convert their notes and to amend their warrants conditioned on the closing of this offering, provided that this offering yields gross proceeds to us of at least $10 million. Assuming such condition is met, the amendments to the notes and warrants would be effective immediately prior to the closing of this offering.  The amendments would remove the restrictive covenants imposed on us by the October Purchase Agreement and January Purchase Agreement, restate the conversion provisions to permit conversion solely in connection with the offering, remove full ratchet anti-dilution protection from the terms of the notes and the warrants, and change the expiration dates of all warrants to June 30, 2016, unless the warrants, by their current terms, expire sooner.  The related conversion would be effective immediately prior to the closing of this offering.  Assuming this offering had been consummated on May 31, 2011, notes in the aggregate principal amount and accrued interest at May 31, 2011 of approximately $5,739,822 would have been converted into 19,132,735 shares of our common stock.  As consideration for the above amendments and conversions, we expect to issue warrants to purchase an aggregate of 4,719,934 shares of our common stock to holders of our notes and related warrants, with each holder receiving a warrant to purchase a number of shares of common stock corresponding to 25% of the number of shares issuable upon conversion of the principal amount of his or her notes.

2.  Holders of 100% of Placement Agent Warrants initially issued to Monarch Capital Group LLC and Antaeus Capital, Inc. in 2010 and 2011 (as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations - The Private Placement -  2010 & 2011 Private Placement Transactions”) have agreed to amend such warrants to remove full ratchet anti-dilution protection from the  terms of the warrants.  This amendment is conditioned on the closing of this offering, provided that this offering yields gross proceeds to us of at least $10 million, and is effective immediately prior to the closing of this offering.  As consideration for this amendment, each holder will receive a warrant to purchase a number of shares of common stock corresponding to 25% of the number of shares issuable upon exercise of their Placement Agent Warrants.

3.  Holders of warrants exercisable for 500,000 shares of common stock, which were initially issued on July 5, 2010, have agreed to amend their warrants to change the expiration date of such warrants to the date that is the fifth anniversary of the initial listing of our shares on the TSXV.   This amendment is conditioned on the closing of this offering, provided that this offering yields gross proceeds to us of at least $10 million and that shares of our common stock are listed on the TSXV, and is effective immediately prior to the closing of this offering.

4.    Holders of options to purchase an aggregate of 13,190,658 shares of our common stock, at exercise prices ranging from $0.12 per share to $1.09 per share, have agreed to amend their options to permit exercise only in cash and to limit the period during which the options may be exercised post-termination to 90 days (for employees) and twelve months (for consultants).

Furthermore, in connection with our application to list shares of common stock on the TSXV, we have agreed to freeze any further grants or exercises of securities under the 2006 Plan and adopt a new stock incentive plan subject to and in connection with the completion of this offering.   The new plan, which we refer to as the 2011 Stock Incentive Plan, would be subject to approval by our stockholders, which we expect to seek at a meeting of stockholders to be called as soon as practicable following completion of this offering.  The 2011 Stock Incentive Plan is described in further detail under “Equity Compensation - 2011 Stock Incentive Plan.”

DILUTION

If you purchase our common stock in this offering, your interest will be diluted to the extent of the difference between the offering price per share and our pro forma as adjusted net tangible book value per share of our common stock after this offering and after giving effect to the conversion of all of our outstanding convertible notes in connection with this offering.   Our net tangible book value as of March 31, 2011 was $(10,402,900) million, or $(0.19) per share based on 56,023,921 shares of our common stock issued and outstanding on such date, representing the amount of our tangible assets less our total liabilities.  On a per share basis, the net tangible book value is divided by the number of shares of common stock issued and outstanding as of March 31, 2011.

Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering.  After giving effect to the conversion of all of our convertible notes outstanding as of March 31, 2011 in the aggregate principal amount (plus interest accrued to such date) of $4,560,845 into 15,202,806 shares, and net adjustments to derivative liability (as determined under ASC 815) and note discount of $4,730,500, pursuant to the Agreement to Convert and Amend described under “Capitalization - Agreements in Connection with TSXV Listing” above, our pro forma net tangible book value as of March 31, 2011 would have been approximately $(1,111,600), or $(0.02) per share. After further giving effect to the sale of ________ shares of common stock that we are offering pursuant to this prospectus, assuming a public offering price of $____ per share, and after deducting estimated placement agents’ fees and estimated offering expenses payable by us in the amount of $_____ and $_____, respectively, our pro forma as adjusted net tangible book value as of March 31, 2011 would have been approximately $____ million, or approximately $____ per share of common stock.  This amount represents an immediate increase in net tangible book value of $____ per share to our existing stockholders and an immediate dilution in net tangible book value of approximately $____ per share to new investors purchasing shares of common stock in this offering (assuming a public offering price of $____ per share).  We determine dilution by subtracting the pro forma as adjusted net tangible book value per share from the amount of cash that a new investor paid for a share of common stock.  The following table illustrates this dilution:

Assumed public offering price per share of common stock			$	____
Net tangible book value per share as of March 31, 2011		$(0.19)
Increase in net tangible book value per share attributable to the conversion of notes in the aggregate principal amount (plus accrued interest) of approx. $4,560,800 and associated derivative liability and note discount adjustments of net $4,730,600		$0.17
Pro forma net tangible book value per share as of March 31, 2011 after giving effect to such conversion		$(0.02)
Increase in net tangible book value per share attributable to this offering	$	____
Pro forma as adjusted net tangible book value per share as of March 31, 2011 after giving effect to such conversion and this offering			$	____
Dilution in net tangible book value per share to new investors			$	____

A $0.10 increase (decrease) in the assumed offering price of $____ per share of  common stock, would increase (decrease) our pro forma as adjusted net tangible book value per share by $____ ($____) and the dilution per share to new investors by $____ ($____), in each case assuming that all convertible notes outstanding as of March 31, 2011 are converted, and assuming the number of shares offered, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated placement agents’ fees and estimated offering expenses payable by us.

The following table summarizes, as of March 31, 2011, the differences between the number of shares of common stock purchased from us, the total consideration paid to us in cash and the average price per share that existing stockholders and new investors paid.  We have previously issued shares of our common stock at a price per share ranging from $0.01 to $1.20.  The calculation below is based on an assumed offering price of $____ per share, before deducting estimated placement agents’ fees and estimated offering expenses payable by us.

	Shares Purchased			Total Consideration			Average Price
	Number	Percent		Amount	Percent		per Share
Existing Stockholders	56,023,921		%	$(10,402,900)		%	$(0.19)
New Investors			%	$		%	$
Total		100%		$	100%		$

The foregoing tables and calculations are based on the number of shares of our common stock issued and outstanding as of March 31, 2011 and exclude:

•
15,725,121 shares of common stock issuable upon the exercise of options issued and outstanding as of March 31, 2011, with exercise prices ranging from $0.12 to $1.20 per share and a weighted average exercise price of $0.62 per share;

•
27,520,969 shares of common stock issuable upon the exercise of warrants issued and outstanding as of March 31, 2011, with exercise prices ranging from $0.01 to $1.182 per share and a weighted average exercise price of $0.49 per share;

•	1,966,202 additional shares of common stock reserved for future grants under our 2006 Stock Incentive Plan as of March 31, 2011.

In addition, actual net tangible book value per share excludes the effect of:

•	15,202,806 shares of commons stock issuable upon conversion of principal and interest issued and outstanding as of March 31, 2011 under our convertible notes at a conversion price of $0.30 per share.

If all our outstanding stock options, warrants and convertible debt had been exercised as of March 31, 2011, assuming the treasury stock method, our net tangible book value as of March 31, 2011 would have been approximately $1.30 million or $0.02 per share of our common stock, and the pro forma as adjusted net tangible book value after giving effect to the conversion and this offering would have been $____ per share, representing dilution in our net tangible book value to new investors of $____.

Since March 31, 2011, we have issued additional common stock, warrants and convertible debt as follows:

•	93,679 shares of common stock issued to vendors for consulting services paid in lieu of cash;

•	1,833,331 shares of common stock issuable upon the exercise of warrants issued and outstanding with an exercise price of $0.30; and

•	16,666 shares of common stock issuable upon the exercise of placement agent warrants issued and outstanding with an exercise price of $0.33; and

•	3,929,929 shares of commons stock issuable upon conversion of convertible notes (including accrued interest) at a conversion price of $0.30 per share.

Furthermore, the tables and calculations above exclude 4,719,934 shares of common stock issuable upon the exercise of warrants that will be issued as consideration to the holders of convertible notes and related warrants pursuant to the terms of the Agreement to Convert and Amend, as well as the shares of common stock issuable upon the exercise of compensation warrants that we have agreed to issue to the placement agents in connection with this offering as described under “Plan of Distribution.”

To the extent options or warrants outstanding as of March 31, 2011 have been or may be exercised or other shares are issued, there may be further dilution to new investors. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans.  To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

SELECTED CONSOLIDATED FINANCIAL DATA

You should read the following selected financial data together with our consolidated financial statements and the related notes beginning at page F-1 of this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this prospectus.  We have derived the consolidated statements of operations data for the six months ended March 31, 2010 and 2011 and the consolidated balance sheet as of March 31, 2011 from our unaudited financial statements included elsewhere in this prospectus.  We have derived the consolidated statements of operations data for the years ended September 30, 2008, 2009 and 2010 and the consolidated balance sheet data as of September 30, 2008, 2009 and 2010 from our audited financial statements included elsewhere in this prospectus.  Our historical results for any prior period are not necessarily indicative of results to be expected in any future period.

	Six Months Ended March 31		Year Ended September 30
	2011	2010	2010	2009	2008
	(unaudited)
	(all numbers in thousands except per share data)
Consolidated Statements of Operations

Net Sales	$340	$322	$639	$700	$773
Cost of Sales	73	69	135	132	163
Gross Profit	267	253	504	568	610
Operating Expenses:
Selling, general and administrative	2,728	2,961	5,888	5,336	3,987
Research and development	591	541	1,121	1,924	2,098
Total Operating Expenses	3,319	3,502	7,009	7,260	6,085
Income/(Loss) from Operations	(3,052)	(3,249)	(6,505)	(6,692)	(5,475)
Other Income (Expense):
Interest income (expense), net	(3,956)	(2)	(361)	(1,733)	104
Finance fees (expense)	(289)	-	(213)	(90)	-
Loss on Extinguishment of debt	-	-	(1,094)	-	-
Gain on derivative liabilities	254	-	-	-	-
Other income (expense) - net	(3,991)	(2)	(1,668)	(1,823)	104
Income (Loss) Before Income Taxes	(7,043)	(3,251)	(8,173)	(8,515)	(5,371)
Income Taxes	1	2	1	7	1
Net Income (Loss)	(7,044)	(3,253)	(8,174)	(8,522)	(5,372)
Net income (loss) attributable to common stockholders
- basic	$(0.13)	$(0.07)	$(0.16)	$(0.31)	$(0.21)
- diluted	$(0.13)	$(0.07)	$(0.16)	$(0.31)	$(0.21)
Weighted average number of common shares outstanding
- basic	56,023,921	48,530,317	52,277,119	27,778,171	25,299,547
- diluted	56,023,921	48,530,317	52,277,119	27,778,171	25,299,547

	As of March 31,	As of September 30,
	2010	2010	2009	2008
	(unaudited)
	(in thousands)
Consolidated Balance Sheet Data

Cash and cash equivalents	$841	$62	$988	$1,997
Working capital (deficit)	(10,445)	(4,243)	(1,101)	830
Total assets	1,066	238	1,161	2,634
Long-term debt, including current portion	19	30	126	215
Total stockholders’ equity (deficit)	$(10,403)	$(4,204)	$(1,110)	$1,053

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the consolidated financial statements and accompanying notes provided elsewhere in this prospectus. This discussion summarizes the significant factors affecting the consolidated operating results, financial condition and liquidity and cash flows of CNS Response, Inc. for the fiscal years ended September 30, 2010, 2009 and 2008, and the three and six months ended March 31, 2011 and 2010. Except for historical information, the matters discussed in this Management’s Discussion and Analysis of Financial Condition and Results of Operations are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of our management as of the date hereof based on information currently available to our management. Use of words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “should,” “forecasts,” “goal,” “likely” or similar expressions, indicate a forward-looking statement. Forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions. Actual results may differ materially from the forward-looking statements we make. See “Risk Factors” elsewhere in this prospectus for a discussion of certain risks associated with our business. We disclaim any obligation to update forward-looking statements for any reason.

Overview

We are a cloud-based neurometric company focused on analysis, research, development and the commercialization of a patented platform which allows psychiatrists and other physicians to exchange outcome data referenced to electrophysiology.  With this information, physicians can make more informed decisions when treating individual patients with behavioral (psychiatric and/or addictive) disorders. Our secondary Clinical Services business, operated by our wholly-owned subsidiary, Neuro-Therapy Clinic (“NTC”), is a full service psychiatric clinic.

Neurometric Information Services

Because of the lack of objective neurophysiology data available to physicians, the underlying pathology and physiology of behavioral disorders such as depression, bipolar disorder, eating disorder, addiction, anxiety disorders and attention deficit hyperactivity disorder (ADHD) can rarely be analyzed effectively by treating physicians.  Doctors are ordinarily forced to make prescription decisions based only on symptomatic factors.  As a result, treatment can often be ineffective, costly and may require multiple courses of treatment before the effective medications are identified, if at all.

We believe that our technology offers an improvement over traditional methods for evaluating pharmacotherapy options in patients suffering from non-psychotic behavioral disorders, because our technology is designed to correlate the success of courses of medication with the neurophysiological characteristics of a particular patient. Our technology provides medical professionals with medication sensitivity data for a subject patient based upon the identification and correlation of treatment outcome information from other patients with similar neurophysiologic characteristics.  This treatment outcome information is contained in what we believe to be the largest outcomes database for mental health care pharmacotherapy, consisting of over 17,000 medication trials for patients with psychiatric or addictive problems.  We refer to this database as the PEER Online database (it was formerly known as the “CNS Database”). For each patient in the PEER Online database, we have compiled neurophysiology data from electroencephalographic (“EEG”) scans, symptoms and outcomes often across multiple treatments from multiple psychiatrists and other physicians. This patented technology, called PEER Online™ (based on a technology known as “Referenced-EEG®” or “rEEG®”), represents an innovative approach to describing effective medications for patients suffering from debilitating behavioral disorders.

This technology allows us to create and provide simple reports (“PEER Outcome Reports” or “PEER Reports”) to medical professionals that summarize historical treatment success of specific medications for those patients with similar neurometric brain patterns.  PEER Reports provide neither a diagnosis nor a specific treatment, but like all lab results, provide objective, evidenced-based information to help the prescriber in their decision-making.  With PEER Reports, physicians order a digital EEG for a patient, which is then referenced to the PEER Online database. By providing this reference correlation, an attending physician can better establish a treatment strategy with the knowledge of how other patients with similar brain function have previously responded to a myriad of treatment alternatives. Analysis of this complete data set yielded a platform of neurometric variables that have shown utility in characterizing patient response to diverse medications. This platform then allows a new patient to be characterized based on these neurometric variables, and the database to be queried to understand the statistical response of patients with similar brain patterns to the medications currently in the database.

Our Neurometric Information Services business is focused on increasing the demand for our PEER Reports. We believe the key factors that will drive broader adoption of our PEER Reports will be the acceptance by healthcare providers and patients of their benefit, the demonstration of the cost-effectiveness of using our technology, the reimbursement by third-party payers, the expansion of our sales force and increased marketing efforts.

In addition to its utility in providing psychiatrists and other physicians/prescribers with medication sensitivity data, our PEER Online technology provides us with significant opportunities in the area of pharmaceutical development. Our PEER Online™ technology, in combination with the information contained in the PEER Online database, offers the potential to enable the identification of novel uses for neuropsychiatric medications currently on the market and in late stages of clinical development, as well as in aiding the identification of neurophysiologic characteristics of clinical subjects that may be successfully treated with neuropsychiatric medications in the clinical testing stage. We intend to enter into relationships with established drug and biotechnology companies to further explore these opportunities, although no relationships are currently contemplated. The development of pathophysiological markers as the new method for identifying the correct patient population to research is being encouraged by both The National Institute of Mental Health (NIMH) and The Food and Drug Administration (FDA).

Clinical Services

In January 2008, we acquired our then largest customer, the Neuro-Therapy Clinic, Inc. Upon the completion of the transaction, NTC became a wholly-owned subsidiary of ours. NTC operates one of the larger psychiatric medication management practices in the state of Colorado, with six full time and seven part time employees including psychiatrists and clinical nurse specialists with prescribing privileges. Daniel A. Hoffman, M.D. is the medical director at NTC, and, after the acquisition, became our Chief Medical Officer and served as our President from April 2009 to April 2011.

NTC, having performed a significant number of rEEG’s, serves as an important resource in our product development, the expansion of our PEER Online database, production system development and implementation, along with the integration of our rEEG services into a medical practice. Through NTC, we also expect to develop marketing and patient acquisition strategies for our Neurometric Information Services business. Specifically, NTC is learning how to best communicate the advantages of rEEG to patients and referring physicians in the local market. We will share this knowledge and developed communication programs learned through NTC with other physicians using our services, which we believe will help drive market acceptance of our services. In addition, we plan to use NTC to train practitioners across the country in the uses of rEEG technology.

We view our Clinical Services business as secondary to our Neurometric Information Services business. Therefore, we have no current plans to expand our Clinical Services business.

Business operations

Since our inception, we have generated significant net losses. As of September 30, 2010, we had an accumulated deficit of approximately $33.4 million, and as of September 30, 2009 and 2008, our accumulated deficits were approximately $25.2 million and $16.7 million, respectively. We incurred operating losses of $6.5 million, $6.7 million and $5.5 million for the fiscal years ended September 30, 2010, 2009 and 2008, respectively, and incurred net losses of $8.2 million, $8.5 and $5.4 million for those respective periods. As of March 31, 2011, our accumulated deficit increased to approximately $40.4 million, compared to our accumulated deficit as of March 31, 2010, which was approximately $33.4 million.  We incurred operating losses of $3.1 million and $3.2 million for the six months ended March 31, 2011 and 2010, respectively, and incurred net losses of $7.0 million and $3.3 million for those respective periods.  We expect our net losses to continue for at least the next two years. We anticipate that a substantial portion of our capital resources and efforts will be focused on the scale-up of our commercial organization, research and product development and other general corporate purposes. Research and development projects include the completion of more clinical trials which are necessary to further validate the efficacy of our products and services relating to our PEER Online technology across different types of behavioral disorders; the enhancement of the PEER Online database and PEER Outcome Report process, and to a lesser extent, the identification of new medications that are often combinations of approved drugs. We anticipate that future research and development projects will be funded by grants or third-party sponsorship.

As of September 30, 2010, our current liabilities of approximately $4.4 million exceeded our current assets of approximately $0.20 million by approximately $4.2 million. As part of the $4.4 million of current liabilities we have $1.0 million of secured convertible debt which is discounted to $0. As of March 31, 2011, our current liabilities of approximately $11.5 million exceeded our current assets of approximately $1.0 million by approximately $10.5 million and our net losses will continue for the foreseeable future. As part of the $11.5 million of current liabilities we had $3.0 million, plus accrued interest, of secured convertible debt which is discounted to $1.4 million and $2.5 million in unsecured convertible debt which is discounted to $0.2 million.  Additionally we have $7.6 million in derivative liabilities associated with the conversion of the aforementioned convertible debt and associated warrants.  Since September 30, 2010, we have raised an additional $2.0 million from the issuance of secured convertible debt and $2.5 million from unsecured convertible debt; however, we will need immediate additional funding to continue our operations plus substantial additional funding before we can increase the demand for our rEEG services. We are currently exploring additional sources of capital; however, we do not know whether additional funding will be available on acceptable terms, or at all, especially given the economic conditions that currently prevail. Furthermore, any additional equity funding may result in significant dilution to existing stockholders, and, if we incur additional debt financing, a substantial portion of our operating cash flow may be dedicated to the payment of principal and interest on such indebtedness, thus limiting the funds available for our business activities. If adequate funds are not available, we may be required to delay or curtail significantly our development and commercialization activities. This would have a material adverse effect on our business, financial condition and/or results of operations and could ultimately cause us to have to cease operations.

Recent Developments

Medco

The company initiated a collaboration agreement in March, 2011 with Medco Health Solutions, the nation’s largest prescription benefit management firm, in order to perform a retrospective pharmacoeconomic study of Medco members’ experience with rEEG® from 2000-2010. This retrospective data analysis is expected to be complete in the summer of 2011, and will evaluate standard pharmacoeconomic endpoints to determine whether physicians with access to information from rEEG® had reduced medication trial and error, and whether this led to improved clinical and/or economic outcomes.

Carrier Technology Assessment

The Company has been involved in a one-year Technology Assessment process with OptumHealth Behavioral Solutions, a unit of UnitedHealth Group, the nation’s largest health insurance carrier, reviewing clinical evidence to determine clinical effectiveness and reimbursement coverage for rEEG®.  The carrier determined that rEEG® represented a technology with sufficient evidence for approved use in pilot programs for selected regions and/or clients, based upon two randomized controlled trials with statistical significance and reasonable effect size.

Product Names

Within the past year significant changes have been made to the Company’s product architecture and database, as well as refinement of its market focus with physicians and payers.  As a result, the Company determined that a naming convention that was more appropriate for its new services would be helpful in distinguishing its offering.  Accordingly, the Company has introduced PEER Online™ as its cloud-based platform for physicians and the PEER Outcome™ Report as its output.   The designation rEEG® will continue to be used in reference to the Company’s original database, but not to its services or output.

The Private Placements

2009 Private Placement Transactions

On August 26, 2009, we received gross proceeds of approximately $2,043,000 in the first closing of our private placement transaction with six investors.  Pursuant to Subscription Agreements entered into with the investors, we sold approximately 38 Investment Units at $54,000 per Investment Unit.  Each “Investment Unit” consists of 180,000 shares of our common stock and a five year non-callable warrant to purchase 90,000 shares of our common stock at an exercise price of $0.30 per share.  After commissions and expenses, we received net proceeds of approximately $1,792,300 upon the first closing of our private placement.  On December 24, 2009, we had a second closing of our private placement in which we received additional gross proceeds of approximately $2,996,000 from 24 investors.  At the second closing, we sold approximately 55 Investment Units on the same terms and conditions as the Investment Units sold at the first closing.  After commissions and expenses, we received net proceeds of approximately $2,650,400 in connection with this second closing of our private placement.  On December 31, 2009, we had a third closing of our private placement in which we received additional gross proceeds of approximately $432,000 from five investors.  At the third closing, we sold 8 Investment Units on the same terms and conditions as the Investment Units sold at the first closing.  After commissions and expenses, we received net proceeds of approximately $380,200 in connection with this third closing of our private placement.  On January 4, 2010, the Company completed its fourth and final closing of its private placement, resulting in additional gross proceeds to the Company of $108,000 from two investors.  At this fourth closing, we sold 2 Investment Units on the same terms and conditions as the Investment Units sold at the first closing.  After commissions and expenses, we received net proceeds of approximately $95,000 in connection with this final closing of our private placement.  These private placement transactions are described in further detail in “Liquidity and Capital Resources” below and Note 3 to the audited consolidated financial statements.

Prior to our private placement, we raised aggregate proceeds of $1,700,000 in fiscal year 2009 through the issuance of secured convertible promissory notes on each of March 30, May 14, and June 12, 2009.  Upon the first closing of our private placement on August 26, 2009, these notes were converted into shares of our common stock, as more fully described in Note 2 of the unaudited condensed consolidated financial statements.

2010 & 2011 Private Placement Transactions

From June 3, 2010 through November 12, 2010, we raised $3.0 million through the sale of secured convertible notes and warrants. Of such amount, $1.75 million was purchased by members of our Board of Directors or their affiliate companies.  From January 20, 2011 through April 25, 2011, we raised an additional $2.5 million through the sale of subordinated convertible notes and warrants.  Of such amount, $1.00 million was purchased by members of our Board of Directors or their affiliates, $50,000 was purchased by our CFO and $50,000 was purchased by a trust affiliated with our CEO’s father-in-law.

Bridge Notes and Warrants

On June 3, 2010, we entered into a Bridge Note and Warrant Purchase Agreement with John Pappajohn to purchase two secured promissory notes (each, a “Bridge Note”) in the aggregate principal amount of $500,000, with each Bridge Note in the principal amount of $250,000 maturing on December 2, 2010. On June 3, 2010, Mr. Pappajohn loaned us $250,000 in exchange for the first Bridge Note (there were no warrants issued in connection with this first note) and on July 25, 2010, Mr. Pappajohn loaned us $250,000 in exchange for the second Bridge Note. In connection with his purchase of the second Bridge Note, Mr. Pappajohn received a warrant to purchase up to 250,000 shares of our common stock. The exercise price of the warrant (subject to anti-dilution adjustments, including for issuances of securities at prices below the then-effective exercise price) was $0.50 per share.

Pursuant to a separate agreement that we entered into with Mr. Pappajohn on July 25, 2010, we granted him a right to convert his Bridge Notes into shares of our common stock at a conversion price of $0.50. The conversion price was subject to customary anti-dilution adjustments, but would never be less than $0.30. Each Bridge Note accrued interest at a rate of 9% per annum.

Deerwood Notes and Warrants

On July 5, 2010 and August 20, 2010, we issued unsecured promissory notes (each, a “Deerwood Note”) in the aggregate principal amount of $500,000 to Deerwood Partners LLC and Deerwood Holdings LLC, with each investor purchasing two notes in the aggregate principal amount of $250,000. Our director George Kallins and his spouse are the managing members of these investors. The Deerwood Notes matured on December 15, 2010.  We received $250,000 in gross proceeds from the issuance of the first two notes on July 5, 2010 and another $250,000 in gross proceeds from the issuance of the second two notes on August 20, 2010. In connection with the August 20, 2010 transaction, each of the two investors also received a warrant to purchase up to 75,000 shares of our common stock at an exercise price (subject to anti-dilution adjustments, including for issuances of securities at prices below the then-effective exercise price ) of $0.56 per share.

SAIL Venture Partners L.P. (“SAIL”), of which our director David Jones is a senior partner, issued unconditional guaranties to each of the Deerwood investors, guaranteeing the prompt and complete payment when due of all principal, interest and other amounts under each Deerwood Note.  The obligations under each guaranty were independent of our obligations under the Deerwood Notes and separate actions could be brought against the guarantor.  We entered into an oral agreement to indemnify SAIL and grant to SAIL a security interest in our assets in connection with the guaranties. In addition, on August 20, 2010, we granted SAIL warrants to purchase up to an aggregate of 100,000 shares of common stock at an exercise price (subject to anti-dilution adjustments, including for issuances of securities at prices below the then-effective exercise price ) of $0.56 per share.

Each Deerwood Note accrued interest at a rate of 9% per annum and was convertible into shares of our common stock at a conversion price of $0.50. The conversion price was subject to customary anti-dilution adjustments, but would never be less than $0.30.

October Notes and Warrants

On October 1, 2010, in connection with a new private placement of convertible promissory notes (the “October Notes”) and warrants expected to be completed with new independent investors, we entered into a Note and Warrant Purchase Agreement (the “Purchase Agreement”) with John Pappajohn and SAIL. Pursuant to this agreement, we issued to the investors October Notes in the aggregate principal amount of $1,011,688 and warrants to purchase up to 1,686,144 shares of common stock. We received $500,000 in gross proceeds from the issuance to these investors of October Notes in the aggregate principal amount of $500,000 and related warrants to purchase up to 833,332 shares. We also issued October Notes in the aggregate principal amount of $511,688, and related warrants to purchase up to 852,812 shares, to Mr. Pappajohn in exchange for the cancellation of the two Bridge Notes originally issued to him on June 3, 2010 and July 25, 2010 in the aggregate principal amount of $500,000 (and accrued and unpaid interest on those notes) and a warrant to purchase up to 250,000 shares originally issued to him on July 25, 2010. The transaction closed on October 1, 2010.

On October 7, 2010 and October 12, 2010, a third and fourth accredited investor previously unrelated to us executed the Purchase Agreement. In connection therewith, we issued October Notes in the aggregate principal amount of $600,000 and warrants to purchase up to 999,999 shares of our common stock, to such investors on those dates. We received $588,000 in net proceeds from these investors, after paying $12,000 to the placement agent as described below. Monarch Capital Group LLC (“Monarch”) acted as non-exclusive placement agent with respect to the October 12, 2010 placement of October Notes in the aggregate principal amount of $100,000 and related warrants, pursuant to an engagement agreement, dated September 30, 2010, between us and Monarch. Under the engagement agreement, in return for its services as non-exclusive placement agent, Monarch was entitled to receive (a) a cash fee equal to 10% of the gross proceeds raised from the sale of October Notes to investors introduced to us by Monarch; (b) a cash expense allowance equal to 2% of the gross proceeds raised from the sale of October Notes to such investors; and (c) five-year warrants (the “Placement Agent Warrants”) to purchase our common stock equal to 10% of the shares issuable upon conversion of October Notes issued to such investors. In connection with the October 12, 2010 closing, Monarch received a cash fee of $10,000 and a cash expense allowance of $2,000 and, on October 25, 2010, received Placement Agent Warrants to purchase 33,333 shares of our common stock at an exercise price of $0.33 per share.

On October 21, 2010 and October 28, a fifth and sixth accredited investor previously unrelated to us executed the Purchase Agreement. In connection therewith, we issued October Notes in the aggregate principal amount of $250,000 and warrants to purchase up to 416,666 shares of common stock to such investors on that date. We received approximately $250,000 in net proceeds from the issuance to these investors.

On November 3, 2010, three affiliated entities, identified below, executed the Purchase Agreement. In connection therewith, we issued October Notes in the aggregate principal amount of $762,250 and warrants to purchase up to 1,270,414 shares of common stock, as follows: (a) we received $250,000 in gross proceeds from the issuance to BGN Acquisition Ltd., LP, an entity controlled by our director George Kallins, of October Notes in the aggregate principal amount of $250,000 and related warrants to purchase up to 416,666 shares; and  (b) we also issued October Notes in the aggregate principal amount of $512,250, and related warrants to purchase up to 512,250 shares, to Deerwood Holdings LLC and Deerwood Partners LLC, two entities controlled by Dr . Kallins, in exchange for the cancellation of the Deerwood Notes originally issued on July 5, 2010 and August 20, 2010 in the aggregate principal amount of $500,000 (and accrued and unpaid interest on those notes) and warrants to purchase an aggregate of up to 150,000 shares originally issued on August 20, 2010. The related guaranties and oral indemnification and security agreement that had been entered into in connection with the Deerwood Notes were likewise terminated.  SAIL, of which our director David Jones is a senior partner, issued unconditional guaranties to each of the Deerwood investors, guaranteeing the prompt and complete payment when due of all principal, interest and other amounts under the October Notes issued to such investors. The obligations under each guaranty are independent of our obligations under the October Notes and separate actions may be brought against the guarantor. In connection with its serving as guarantor, we granted SAIL warrants to purchase up to an aggregate of 341,498 shares of common stock. The warrants to purchase 100,000 shares of common stock previously granted to SAIL on August 20, 2010 were canceled.

On November 12, 2010, another accredited investor previously unrelated to us executed the Purchase Agreement. In connection therewith, we issued Notes in the aggregate principal amount of $400,000 and Warrants to purchase up to 666,666 shares of our common stock, to the investor on such date.  We received $352,000 in net proceeds from the investor.  Monarch acted as non-exclusive placement agent with respect to the placement of the Note in the aggregate principal amount of $400,000 and related Warrants, pursuant to the abovementioned engagement agreement, dated September 30, 2010. In connection with the November 12, 2010 closing, Monarch received a cash fee of $40,000 and a cash expense allowance of $8,000 and will receive a Placement Agent Warrant to purchase 133,333 shares of our common stock at an exercise price of $0.33 per share.

The Purchase Agreement provides for the issuance and sale of October Notes, for cash or in exchange for outstanding convertible notes, in the aggregate principal amount of up to $3,000,000 plus an amount corresponding to accrued and unpaid interest on any exchanged notes, and warrants to purchase a number of shares corresponding to 50% of the number of shares issuable on conversion of the October Notes. The agreement provides for multiple closings, but mandates that no closings may occur after January 31, 2011.  The Purchase Agreement also provides that we and the holders of the October Notes will enter into a registration rights agreement covering the registration of the resale of the shares underlying the October Notes and the related warrants.

The October Notes mature one year from the date of issuance (subject to earlier conversion or prepayment), earn interest equal to 9% per year with interest payable at maturity, and are convertible into shares of our common stock at a conversion price of $0.30. The conversion price is subject to adjustment upon (1) the subdivision or combination of, or stock dividends paid on, the common stock; (2) the issuance of cash dividends and distributions on the common stock; (3) the distribution of other capital stock, indebtedness or other non-cash assets; and (4) the completion of a financing at a price below the conversion price then in effect. The October Notes are furthermore convertible, at the option of the holder, into securities to be issued in subsequent financings at the lower of the then-applicable conversion price or price per share payable by purchasers of such securities. The October Notes can be declared due and payable upon an event of default, defined in the October Notes to occur, among other things, if we fail to pay principal and interest when due, in the case of voluntary or involuntary bankruptcy or if we fail to perform any covenant or agreement as required by the October Note.

Our obligations under the terms of the October Notes are secured by a security interest in our tangible and intangible assets pursuant to a Security Agreement, dated as of October 1, 2010, by and between us and John Pappajohn, as administrative agent for the holders of the October Notes. The agreement and corresponding security interest terminate if and when holders of a majority of the aggregate principal amount of October Notes issued have converted their October Notes into shares of common stock.

The warrants related to the October Notes expire seven years from the date of issuance and are exercisable for shares of our common stock at an exercise price of $0.30. Exercise price and number of shares issuable upon exercise are subject to adjustment (1) upon the subdivision or combination of, or stock dividends paid on, the common stock; (2) in case of any reclassification, capital reorganization or change in capital stock and (3) upon the completion of a financing at a price below the exercise price then in effect. Any provision of the October Notes or related warrants can be amended, waived or modified upon the written consent of us and holders of a majority of the aggregate principal amount of such notes outstanding. Any such consent will affect all October Notes or warrants, as the case may be, and will be binding on all holders thereof.

The Placement Agent Warrants have an exercise price equal to 110% of the conversion price of the Notes and an exercise period of five years. The terms of the Placement Agent Warrants, except for the exercise price and period, are identical to the terms of the warrants related to the October Notes.

For a table showing the differences in terms between the October Notes (and related warrants), on the one hand, and the exchanged Bridge Notes and Deerwood Notes (and related warrants), on the other hand, please refer to the table below. See also Notes 3 and 13 to the audited financial statements.

Differences between October Notes and Bridge Notes/Deerwood Notes

As disclosed above, (i) Bridge Notes in the aggregate principal amount of $500,000 (and accrued and unpaid interest thereon) and a related warrant to purchase up to 250,000 shares were exchanged by Mr. Pappajohn for October Notes in the aggregate principal amount of $511,688 and related warrants to purchase up to 852,812 shares, (ii) Deerwood Notes in the aggregate principal amount of $500,000 (and accrued and unpaid interest thereon) and a related warrant to purchase up to 150,000 shares were exchanged by the Deerwood investors for October Notes in the aggregate principal amount of $512,250 and related warrants to purchase up to 512,250 shares, and (iii) warrants to purchase 100,000 shares issued to SAIL in connection with its guaranties relating to the Deerwood Notes were exchanged for warrants to purchase 341,498 shares. The terms of the October Notes (and related warrants) differed from the terms of the Bridge Notes and Deerwood Notes (and related warrants) as follows:

Term	Bridge Note/Deerwood Note	October Note

Maturity	December 15, 2010	One year from the date of issuance

Initial Conversion Price	$0.50, with any adjustment being subject to a $0.30 floor	$0.30

If Company issues common stock (or securities convertible, exercisable or exchangeable for common stock), at a consideration (or conversion, exercise or exchange price) (the “Offering Price”) less than the Conversion Price, Conversion Price will be adjusted to match the Offering Price (“Ratchet”)
	No	Yes

Prepayment upon financing with aggregate proceeds of not less than $3 million	Yes	No

Noteholder has Security Interest	Yes (Bridge Note) No (Deerwood Note)	Yes. Benefits of security agreement expire on the date that holders of a majority of aggregate principal amount of notes issued have converted their Notes in accordance with their terms.

Events of Default (Differences only)	• General assignment to creditors	• Voluntary bankruptcy filing

	• Bankruptcy proceeding, which is not dismissed within 60 days	• Failure to comply with Use of Proceeds covenant in purchase agreement

	• Entry of final judgment for the payment of money in excess of $25,000 and failure to satisfy for 30 days	• Court enters bankruptcy order that is not vacated, set aside or reversed within 60 days

Option to convert notes into securities to be issued in subsequent financings at the lower of conversion price or price per share payable by purchasers of such securities	No	Yes

Amendments, waivers or modification of the note or related warrants requires written consent of the holders of a majority of the aggregate principal amount of the notes outstanding, and such written consent will be binding on all holders
	N/A - single investors	Yes

Warrant Coverage	25% (in case of Deerwood Notes, 40% of which was issued to guarantor of Deerwood Notes)	50% (in case of Deerwood entities, 40% of which was issued to guarantor of notes issued to Deerwood entities)

Initial Exercise Price of Warrants	$0.50 (Bridge Note); $0.56 (Deerwood Note)	$0.30

Ratchet as applied to Warrants (see definition above)	Results in a decrease in exercise price	Results in a decrease in exercise price and corresponding increase in number of shares issuable

The exchange for the October Notes did not trigger anti-dilution adjustments to the conversion prices of the Bridge Notes or Deerwood Notes. Had the warrants issued in connection with the Bridge Notes and the Deerwood Notes not been exchanged for new warrants as described above, the exercise price of the warrants so issued would have been reduced to $0.30 as a result of the issuance of October Notes and new warrants in accordance with the anti-dilution provisions of the warrants issued in connection with the Bridge Notes and the Deerwood Notes.

Unsecured Notes and Warrants

Between January 20, 2011 and February 7, 2011, we issued subordinated convertible promissory notes (the “Unsecured Notes”) in an aggregate principal amount of $350,000 and warrants to purchase 583,332 shares of common stock to three accredited investors, two of which were previously unrelated to us, in connection with a new private placement pursuant to a note and warrant purchase agreement (the “2011 Purchase Agreement”), under which we can issue up to $5 million in aggregate principal amount of Unsecured Notes as well as related warrants.  We received aggregate net proceeds of $332,000 after paying $18,000 to the placement agent as described below.

Between February 15, 2011 and February 28, 2011, we issued additional Unsecured Notes and related warrants pursuant to the 2011 Purchase Agreement. The Unsecured Notes in the aggregate principal amount of $950,000 and related warrants to purchase 1,583,331 shares of common stock were issued to six accredited investors as follows: 1) an Unsecured Note in the principal amount of $50,000, and a warrant to purchase 83,333 shares, were issued to our Chief Financial Officer, Paul Buck, 2) an Unsecured Note in the principal amount of $187,500, and a warrant to purchase 312,500 shares, were issued to SAIL Venture Partners, LP, of which David Jones, a director of our company, is a senior partner, 3) an Unsecured Note in the principal amount of $62,500, and a warrant to purchase 104,166 shares, were issued to SAIL 2010 Co-Investment Partners, L.P., an entity likewise affiliated with Mr. Jones, 4) two Unsecured Notes in the principal amount of $400,000 and $200,000 respectively (for an aggregate of $600,000), and two warrants to purchase 666,666 shares and 333,333 shares, respectively (for an aggregate of 999,999 shares), were issued to two investors who had first invested in our company in October 2010, and 5) an Unsecured Note in the principal amount of $50,000 and a warrant to purchase 83,333 shares, was issued to a trust, the trustee of which is the father-in-law of our Chief Executive Officer, George Carpenter. We received aggregate net proceeds of $902,000 after paying $48,000 to the placement agent as described below.

From March 3, 2011 to April 25, 2011, we issued Unsecured Notes and related warrants pursuant to the 2011 Purchase Agreement to 8 investors, in the aggregate principal amount of $1,200,000 and related warrants to purchase an aggregate of 1,999,997 shares of common stock for which we received aggregate net proceeds of $1,161,000.

In connection therewith, Monarch Capital acted as placement agent with respect to sales of $200,000 in principal amount of Notes and Antaeus Capital acted as placement agent with respect to the sale of $150,000 principal amount of Notes.

Such amount also includes Unsecured Notes in the aggregate principal amount of $750,000 and related warrants to purchase 1,249,998 shares of common stock pursuant to the 2011 Purchase Agreement to SAIL Venture Partners, L.P. and one of its affiliates, SAIL 2010 Co-Investment Partners, L.P. Our director David Jones is a senior partner of SAIL Venture Partners, L.P.

The 2011 Purchase Agreement provides for the issuance and sale of Unsecured Notes in the aggregate principal amount of up to $5,000,000, and warrants to purchase a number of shares corresponding to 50% of the number of shares issuable on conversion of the Unsecured Notes, in one or multiple closings to occur no later than July 31, 2011. The 2011 Purchase Agreement also provides that we and the holders of the Unsecured Notes will enter into a registration rights agreement covering the registration of the resale of the shares underlying the Unsecured Notes and the related warrants.

The Unsecured Notes mature one year from the date of issuance (subject to earlier conversion or prepayment), earn interest equal to 9% per year with interest payable at maturity, are convertible into shares of our common stock at a conversion price of $0.30, are not secured by any of our assets and are subordinated in all respects to our obligations under the October Notes and the related guaranties issued to certain investors by SAIL Venture Partners, L.P. The conversion price is subject to adjustment upon (1) the subdivision or combination of, or stock dividends paid on, the common stock; (2) the issuance of cash dividends and distributions on the common stock; (3) the distribution of other capital stock, indebtedness or other non-cash assets; and (4) the completion of a financing at a price below the conversion price then in effect. The Unsecured Notes are furthermore convertible, at the option of the holder, into securities to be issued in subsequent financings at the lower of the then-applicable conversion price or price per share payable by purchasers of such securities. The Unsecured Notes can be declared due and payable upon an event of default, defined in the Unsecured Notes to occur, among other things, if we fail to pay principal and interest when due, in the case of voluntary or involuntary bankruptcy or if we fail to perform any covenant or agreement as required by the Unsecured Note.

The warrants related to the Unsecured Notes expire seven years from the date of issuance and are exercisable for shares of our common stock at an exercise price of $0.30. Exercise price and number of shares issuable upon exercise are subject to adjustment (1) upon the subdivision or combination of, or stock dividends paid on, the common stock; (2) in case of any reclassification, capital reorganization or change in capital stock and (3) upon the completion of a financing at a price below the exercise price then in effect. Any provision of the Unsecured Notes or related warrants can be amended, waived or modified upon the written consent of us and holders of a majority of the aggregate principal amount of such notes outstanding. Any such consent will affect all Unsecured Notes or warrants, as the case may be, and will be binding on all holders thereof.

Monarch has acted as non-exclusive placement agent with respect to the placement of Unsecured Notes in the aggregate principal amount of $750,000 and related warrants, pursuant to an engagement agreement, dated January 19, 2011, between us and Monarch. Under the engagement agreement, in return for its services as non-exclusive placement agent, Monarch is entitled to receive (a) a cash fee equal to 10% of the gross proceeds raised from the sale of Unsecured Notes to investors introduced to us by Monarch; (b) a cash expense allowance equal to 2% of the gross proceeds raised from the sale of Unsecured Notes to such investors; and (c) five-year warrants (the “2011 Placement Agent Warrants”) to purchase our common stock equal to 10% of the gross amount of securities sold to such investors. The 2011 Placement Agent Warrants have an exercise price equal to 110% of the conversion price of the Unsecured Notes and an exercise period of five years. The terms of the 2011 Placement Agent Warrants, except for the exercise price and period, are identical to the terms of the warrants related to the Unsecured Notes. In connection with acting as nonexclusive placement agent with respect to Unsecured Notes in the aggregate principal amount of $750,000 and related warrants, Monarch received aggregate cash fees of $55,000 and an aggregate cash expense allowance of $11,000 and is owed $20,000 in cash fees and $4,000 in cash expense allowance: and 2011 Placement Agent Warrants to purchase an aggregate of up to 249,998 shares of our common stock at an exercise price of $0.33 per share.

Antaeus Capital, Inc. has acted as non-exclusive placement agent with respect to the placement of Unsecured Notes in the aggregate principal amount of $150,000 and related warrants, pursuant to an engagement agreement, dated April 15, 2011, between us and Antaeus. Under the engagement agreement, in return for its services as non-exclusive placement agent, Antaeus is entitled to receive (a) a cash fee equal to 10% of the gross proceeds raised from the sale of Unsecured Notes to investors introduced to us by Antaeus; and (b) five-year warrants (the “2011 Placement Agent Warrants”) to purchase our common stock equal to 10% of the gross amount of securities sold to such investors. The 2011 Placement Agent Warrants have an exercise price equal to 110% of the conversion price of the Unsecured Notes and an exercise period of five years. The terms of the 2011 Placement Agent Warrants, except for the exercise price and period, are identical to the terms of the warrants related to the Unsecured Notes. In connection with acting as nonexclusive placement agent with respect to Unsecured Notes in the aggregate principal amount of $150,000 and related warrants, Antaeus will receive aggregate cash fees of $15,000 and 2011 Placement Agent Warrants to purchase an aggregate of up to 50,000 shares of our common stock at an exercise price of $0.33 per share.

Agreements in Connection with TSXV Listing

As described in detail under “Capitalization - Agreements in Connection with TSXV Listing,” in connection with our application to list our shares of common stock on the TSXV, holders of October Notes and Unsecured Notes in the aggregate principal amount of $5,523,938 and holders of warrants to purchase 9,673,215 shares of our common stock issued in connection with such notes, the related guaranties and the related placement agent agreements (representing 100% of the aggregate principal amount of such notes and related warrants outstanding), have entered into an agreement with us, which we refer to as the “Agreement to Convert and Amend.”  Pursuant to this Agreement, holders have agreed to amend and convert their notes and to amend their warrants conditioned on the closing of this offering, provided that this offering yields gross proceeds to us of at least $10 million. Assuming such condition is met, the amendments to the notes and warrants would be effective immediately prior to the closing of this offering.  The amendments would remove the restrictive covenants imposed on us by the October Purchase Agreement and January Purchase Agreement, restate the conversion provisions to permit conversion solely in connection with the offering, remove full ratchet anti-dilution protection from the terms of the notes and the warrants, and change the expiration dates of all warrants to June 30, 2016.  The related conversion will be effective immediately prior to the closing of this offering and, had it occurred on May 31, 2011, would have resulted in the conversion of October Notes and Unsecured Notes in the aggregate principal amount and accrued interest of approximately $5,739,822 into 19,132,735 shares of our common stock.

Financial Operations Overview

Revenues

Our Neurometric Information Services revenues are derived from the sale of PEER Reports to physicians. Physicians are generally billed upon delivery of a PEER Report. The list prices of our PEER Reports to physicians range from $200 to $800 with $400 being the most frequent charge.

Clinical Services revenue is generated as a result of providing services to patients on an outpatient basis. Patient service revenue is recorded at our established billing rates less contractual adjustments. Generally, collection in full is not expected on our established billing rates. Contractual adjustments are recorded to state our patient service revenue at the amount we expect to collect for the services provided based on amounts due from third-party payors at contractually determined rates.

Cost of Revenues

Cost of revenues are for Neurometric Information Services and represent the cost of direct labor, the costs associated with external processing, analysis and consulting review necessary to render an individualized test result and any miscellaneous support expenses. Costs associated with performing our tests are expensed as the tests are performed. We continually evaluate the feasibility of hiring our own personnel to perform most of the processing and analysis necessary to render a PEER Report.

Cost of revenues for Clinical Services are not broken out separately but are included in general and administrative expenses.

Research and Development

Research and development expenses are associated with our Neurometric Information Services and primarily represent costs incurred to design and conduct clinical studies, to recruit patients into the studies, to improve rEEG processing, to add data to the PEER Online database, to improve analytical techniques and advance application of the methodology. We charge all research and development expenses to operations as they are incurred.

Sales and Marketing

For our Neurometric Information Services, our selling and marketing expenses consist primarily of personnel, media, support and travel costs to inform user organizations and consumers of our products and services. Additional marketing expenses are the costs of educating physicians, laboratory personnel, other healthcare professionals regarding our products and services.

For our Clinical Services, selling and marketing costs relate to advertising to attract patients to the clinic.

General and Administrative

Our general and administrative expenses consist primarily of personnel, occupancy, legal, consulting and administrative and support costs for both our Neurometric Information Services and Clinical Services businesses.

Critical Accounting Policies and Significant Judgments and Estimates

This discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these consolidated financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities and expenses and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as revenues and expenses during the reporting periods. We evaluate our estimates and judgments on an ongoing basis. We base our estimates on historical experience and on various other factors we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results could therefore differ materially from those estimates under different assumptions or conditions.

Our significant accounting policies are described in Note 2 to our consolidated financial statements included elsewhere in this prospectus. We believe the following critical accounting policies reflect our more significant estimates and assumptions used in the preparation of our consolidated financial statements.

Revenue Recognition

We have generated limited revenues since our inception. Revenues for our Neurometric Service product are recognized when a PEER Report is delivered to a Client-Physician. For our Clinical Services, revenues are recognized when the services are performed.

Stock-based Compensation Expense

Stock-based compensation expense, which is a non-cash charge, results from stock option grants. Compensation cost is measured at the grant date based on the calculated fair value of the award. We recognize stock-based compensation expense on a straight-line basis over the vesting period of the underlying option. The amount of stock-based compensation expense expected to be amortized in future periods may decrease if unvested options are subsequently cancelled or may increase if future option grants are made.

Derivative accounting for convertible debt and warrants

We analyze all financial instruments with features of both liabilities and equity under ASC-480-10 and ASC 815-10 whereby we determine the fair market carrying value of a financial instrument using the Black-Scholes model and revalues the fair market value on a quarterly basis. Any changes in carrying value flow through as other income (expense) in the income statement.

Results of Operations for the Years Ended September 30, 2010 and 2009

We operate in two business segments: Neurometric Information Services and Clinical Services. Our Neurometric Information   Services business focuses on the delivery of PEER Reports that enable psychiatrists and other physician/prescribers to make more informed, patient-specific decisions when treating individual patients for behavioral (psychiatric and/or addictive) disorders based on the patient’s own physiology. Our Clinical Services business operated through NTC provides full service psychiatric services.

The following table presents consolidated statement of operations data for each of the periods indicated as a percentage of revenues.

	Year ended September 30,
	2010	2009

Revenues	100%	100%
Cost of revenues	21	19
Gross profit	79	81
Research and development	176	305
Sales and marketing	136	131
General and administrative expenses	785	555
Goodwill impairment	0	46
Operating loss	(1,018)	(956)
Other income (expense), net	(262)	(261)
Net income (loss)	(1,280)%	(1217)%

Revenues

	Year ended September 30,		Percent
	2010	2009	Change

Neurometric Service Revenues	$136,100	$120,400	13%
Clinical Service Revenues	502,400	579,700	(13)%
Total Revenues	$638,500	$700,100	(9)%

With respect to our Neurometric Information Services business the number of paid PEER Reports delivered increased from 321 for the year ended September 30, 2009, to 358 for the year ended September 30, 2010, while the average revenue per report decreased from $380 to $375 per report for the year ended September 30, 2010. The total number of free PEER Reports, which were not associated with our clinical trial, increased from 158 for the year ended September 30, 2009, to 228 for the same period ended September 30, 2010. These free PEER Reports are used for training, database-enhancement and compassionate-use purposes.

Cost of Revenues

	Year ended September 30,		Percent
	2010	2009	Change

Cost of Neurometric Information Services revenues	$135,100	$131,600	3%

Cost of Neurometric Information Services revenues consists of payroll, consulting, and other miscellaneous costs. Consulting costs primarily represent external costs associated with the processing and analysis of PEER Reports and range between $75 and $100 per PEER Report. For the year ended September 30, 2010, cost of revenues of $135,100 consist primarily of direct labor and benefit costs of $102,100, which includes stock-based compensation, and consulting fees of $32,700. For the year ended September 30, 2009, cost of revenues of $131,600 consisted primarily of direct labor and benefit costs of $99,600, including stock-based compensation, and consulting fees of $29,200. We expect costs of revenues will increase as an absolute number as more PEER Reports are processed. However, we expect the cost of revenues to decrease as a percentage of revenues as we improve our operating efficiency and increase the automation of certain processes.

Research and Development

	Year ended September 30,		Percent
	2010	2009	Change

Neurometric Information Services research and development	$1,120,500	$1,924,100	(42)%

Research and development expenses consist of payroll costs (including stock-based compensation costs), consulting fees, clinical study costs, patient marketing and recruitment costs and other miscellaneous costs. Research and development costs for the year ended September 30, 2010, included the following: payroll and benefit costs (including stock based compensation) of $848,300, consultant costs of $201,700 and other miscellaneous costs of $70,500 which include travel, database and support costs. There were negligible clinical study patient costs or patient marketing and recruitment costs incurred for the year ended September 30, 2010. For the comparable period for 2009, research and development costs included: payroll and benefit costs (including stock based compensation) of $792,100, consultant costs of $105,700 and other miscellaneous costs of $76,200 which included travel, database and support costs. Additionally, as the clinical study was in full progress during the 2009 period, research and development costs included clinical study patient costs of $789,300 and patient marketing and recruitment costs of $161,100.

Comparing the year ended September 30, 2010 with the corresponding period in 2009, clinical study patient costs and patient marketing and recruitment costs were eliminated in the 2010 period as the study was completed in September 2009. Consequently, the focus of the research and development department moved from conducting the clinical study to analyzing the data and drafting scientific papers for publications; the department also generated several applications for research grants for future funding. Additionally, the focus moved to enhancing the rEEG production system and the preparation of the 510(k) application with the FDA. With this shift in focus, consulting fees increased by $96,100: in total $50,200 was spent on research and $151,500 was spent on product enhancements in the year ended September 30, 2010. Of the $151,500, $76,100 was spent on consulting resources assisting with the filing of our 510(k) application with the FDA, while the balance, $75,400, was spent on programming resources to improve our database and the rEEG process. Payroll and benefits increased by $56,200 in the 2010 period primarily due to the reassignment of a staff member between departments and due to the increase in stock-based compensation.

Sales and marketing

	Year ended September 30,		Percent
	2010	2009	Change
Sales and Marketing
Neurometric Information Services	$853,100	$908,500	(6)%
Clinical Services	17,800	7,300	144%
Total Sales and Marketing	$870,900	$915,800	(5)%

Sales and marketing expenses associated with our Neurometric Information Services business consist primarily of payroll and benefit costs, including stock-based compensation; advertising and marketing; consulting fees and conference and travel expenses. Sales and marketing expenses for the year ended September 30, 2010 included the following expenses: payroll and benefits $568,100, advertising and marketing $59,100, consulting $122,700 and conferences and travel $62,000. For the comparable period in 2009 expenses were as follows: payroll and benefits $596,000, advertising and marketing $147,600, consulting $82,400 and conferences and travel $34,100.

Comparing the year ended September 30, 2010, with the same period in 2009; payroll and benefits decreased by $27,900 in the 2010 period as a result of a reduction in staff and the reassignment of staff to another department. However, in July 2010 we recruited an Executive Vice President and Chief Marketing Officer to lead our marketing efforts and pursue contracts with key organizations. Advertising and marketing expenses decreased by $88,500 as advertising was curtailed while we awaited resolution to our 510(k) application with the FDA. Consequently, in the year ended September 30, 2010, marketing efforts were largely limited to planning and provider network development, whereas for the 2009 period we were actively executing our advertising and marketing plans. Conference and travel expenses increased by $27,900 in the 2010 period as we conducted our first user-group conference in January 2010 and conducted multiple visits to potential clients.

The Clinical Services sales and marketing expenses consists of advertising to attract patients to the clinic. During the year ended September 30, 2010, Clinical Services also invested in re-launching its updated website and in the development of a new marketing strategy, which accounted for much of the increase in expenditure. We anticipate a moderate increase in marketing expenditure to attract new patients to the clinic as the capacity to treat new patients has increased with the addition of our newly recruited psychiatrist.

General and administrative

	Year ended September 30,		Percent
	2010	2009	Change
General and administrative
Neurometric Information Services	$4,262,900	$3,430,900	24%
Clinical Services	754,100	669,600	13%
Total General and administrative	$5,017,000	$4,100,500	22%

General and administrative expenses for our Neurometric Information Services business are largely comprised of payroll and benefit costs, including stock based compensation, legal, patent costs, other professional and consulting fees, general administrative and occupancy costs, conference and travel and miscellaneous costs. For the year ended September 30, 2010, General and Administrative costs included the following: salaries and benefit costs of $1,203,200; legal fees of $1,738,400; other professional and consulting fees of $727,700; general administrative and occupancy costs of $234,600; patent costs of $77,300; marketing and investor relations expenses of $96,400 and conference and travel expenses of $103,300. For the same period in 2009, General and Administrative costs included the following: salaries and benefit costs of $792,700; legal fees of $1,361,200; other professional and consulting fees of $521,000; general administrative and occupancy costs of $263,000; patent costs of $213,100; marketing and investor relations expenses of $86,500 and conference and travel expenses of $69,800. Additionally, other one-time miscellaneous charges of $99,700 were booked for the 2009 period, which were the result of a revised IRS assessment on 2006 payroll taxes and Delaware Franchise Tax assessments for calendar years 2007 and 2008.

With respect to our Neurometric Information Services business, in the year ended September 30, 2010, compared to the same period in 2009, payroll and benefit expenses increased by a net $410,500, of which $410,000 was due to an increase in stock-based compensation due to the accounting for vested option grants given to employees, directors, advisors and consultants in March and July of 2010. The balance of the change, $101,300 was due to the change of staff mix with the former CEO, Mr. Brandt, leaving us in April 2009 and the former President, Mr. Carpenter, becoming the CEO. Additionally, the Chief Financial Officer (CFO), who was previously engaged as a consultant, joined the staff in mid February 2010. Professional and consulting fees increased by a net $206,600 which was partly due to the mix of consulting services used in fiscal 2010: these fees included $284,000 associated with financial advisory services used to obtain funding, $121,000 for accounting services, $62,500 used for public relations services and $41,000 was used for consultants associated with the Brandt litigation. Legal fees increased by a net $376,400 which was made up of a $567,600 increase in litigation fees in defending against actions brought by Mr. Brandt, which was partly offset by a reduction of $191,200 in non-litigation related legal expenses. In total $1,700,700 was directly incurred in the course of the litigation, of which $566,600 was incurred in fiscal 2009 and $1,134,100 in fiscal 2010. All matters between Mr. Brandt and us have either been dismissed or adjudicated in our favor. General administrative and occupancy costs increased by $51,500, in part due to increases in computer and telecommunications costs. Patent costs declined by $135,800 due to the timing of patent applications as expenses were primarily associated with patent maintenance. Marketing and investor relations expenses increased by $9,900 due to attendance and presentations at more investor conferences with a view to raising capital. Conference and travel costs increased by $36,600 as a result of increased travel associated with raising capital and the litigation activities.

General and administrative expenses for our Clinical Services business include all costs associated with operating NTC. This includes payroll costs, medical supplies, occupancy costs and other general and administrative costs. These costs increased by $59,550 to $754,100 in the year ending September 30, 2010 from $669,600 in the fiscal year 2009. This increase is largely due to the recruiting fees, moving costs, sign-on bonus and salary of our new psychiatrist who joined NTC in August 2010. Other contributing cost increases for NTC were due to Clinical Services staff, who had worked on the clinical study, no longer being reimbursed by the Neurometric Information Services for their time spent on the study. These increases in cost for NTC were partially offset by a reduction in rent as a less expensive lease extension was negotiated with a reduction in sub-leased space as a cost saving measure.

Goodwill impairment charges

During the fiscal year 2009, we conducted a goodwill impairment test and determined that all of the goodwill related to the NTC acquisition was impaired. Accordingly, we recorded a goodwill impairment charge of $320,200 for the year ended September 30, 2009.

Other income (expense)

	Year ended September 30,		Percent
	2010	2009	Change

Neurometric Information Services (Expense), net	$(1,668,100)	$(1,822,700)	(8)%
Clinical Services (Expense)	(100)	(200)	50%
Total interest income (expense)	$(1,668,200)	$(1,822,900)	(8)%

For the year ended September 30, 2010 Neurometric Information Services had several major transactions which totaled net expenses of $1,668,100.

Firstly, we incurred a non-cash loss on the extinguishment of debt of $1,094,300, which was due to the fact that the Bridge Notes issued to John Pappajohn on June 3 and July 25, 2010 and the Deerwood Notes issued to the Deerwood investors on July 5 and August 20, 2010 were subsequently replaced by October Notes (please see Note 3 to the Financial Statements). The modifications of the terms were accounted for as a debt extinguishment, whereby the difference in the carrying value of the original notes (i.e., the Bridge Notes and Deerwood Notes) and the carrying value of the replacement notes (i.e., the related October Notes) were recognized as losses within the period. Although the replacement notes were issued after the close of the fiscal year ended September 30, 2010, i.e., on October 1, 2010 (in the case of John Pappajohn) and November 3, 2010 (in the case of the Deerwood investors), we considered the replacement notes to be outstanding and effective for the fiscal year ended September 30, 2010 and accordingly recorded the resultant loss on extinguishment of debt for the year ended September 30, 2010.

Secondly, we incurred interest expenses of $360,500, which is comprised of a non-cash charge of $258,900 associated with the value of the beneficial conversion feature of the Bridge Notes and Deerwood Notes, which were expensed to interest. Additionally, we incurred a non-cash charge of $77,000 related to the amortization of warrant discount associated with the warrants issued along with the Bridge Notes and Deerwood Notes and a further interest charge of $19,700, which had accrued on the notes themselves. Actual interest paid net of interest earned was only $4,900.

Lastly, we incurred a financing premium of $213,400. This comprised a non-cash charge of $193,400 associated with the warrants issued to SAIL in connection with the guaranties provided by SAIL in connection with the Deerwood Notes (please see Note 3 to the Financial Statements). An additional $20,000 was paid for due diligence work to an entity in anticipation of obtaining financing; no financing ensued as the terms were ultimately considered to be potentially too dilutive to our shareholders.

For fiscal 2009, Neurometric Information Services incurred a $90,000 financing premium that was paid in connection with the bridge note issued to Mr. Pappajohn on June 12, 2009 and a $20,900 non-cash interest charge on the bridge notes issued to Mr. Brandt and Sail Venture Partners. Additionally, a $1,058,000 non-cash charge associated with the valuation of bridge warrants and a $642,000 non-cash charge associated with the value of the beneficial conversion feature of the bridge notes which was expensed as interest upon conversion of the bridge notes. Furthermore, interest paid net of interest earned was $3,800.

Net Loss

	Year ended September 30,		Percent
	2010	2009	Change

Neurometric Information Services net loss	$(7,904,400)	$(8,451,300)	(6)%
Clinical Services net loss	(269,600)	(70,900)	280%
Total Net Loss	$(8,174,000)	$(8,522,200)	(4)%

The decrease in net loss for our Neurometric Information Services business of approximately $547 thousand for the year ended September 30, 2010 compared to the prior fiscal year is primarily due to reductions in our Research and Development expenditures of $804 thousand as the clinical trial had ended in fiscal 2009; the reduction of Sales and Marketing costs of $55 thousand; the non-recurrence of the $320 thousand goodwill write-down of NTC in fiscal 2009; the reduction of Other Expenses of $155 thousand due to accounting for non-cash items including the beneficial conversion features of notes and the expensing of warrant discounts. These decreases were partially offset by an increase in General and Administration expenses of $832 thousand, which was largely due to the increase in the Brandt litigation expenses and the increase in accounting for stock option compensation.

The increase in the net loss for our Clinical Services business of approximately $199 thousand was the result of having insufficient psychiatric/prescriber resources to see a sufficient volume of new patients for the clinic to be profitable. This situation was exacerbated by the upfront costs of recruiting and hiring the needed additional psychiatrist who joined Clinical Services in August 2010, before she could have a significant impact in increasing the clinic’s revenue.

Results of Operations for the Years Ended September 30, 2009 and 2008

As described herein, we operate in two business segments: Neurometric Information Services and Clinical Services.  Our Neurometric Information Services business focuses on the delivery of PEER Reports that assist physicians with treatment strategies for patients with behavioral (psychiatric and/or addictive) disorders based on the patient’s own physiology. Our Clinical Services business operated through NTC provides full service psychiatric services.  For comparative purposes below, our  Clinical Services business which represents the operations of Neuro-Therapy Clinic are only included since its acquisition on January 15, 2008.

The following table presents consolidated statement of operations data for each of the periods indicated as a percentage of revenues.

	Year Ended September 30,
	2009	2008

Revenues	100%	100%
Cost of revenues	19	21
Gross profit	81	79
Research and development	305	271
Sales and marketing	131	114
General and administrative expenses	555	402
Goodwill impairment	46	-
Operating loss	(956)	(708)
Other income (expense), net	(261)	13
Net income (loss)	(1217)%	(695)%

Revenues

	Year Ended September 30,		Percent
	2009	2008	Change

Neurometric Service Revenues	$120,400	$178,500	(33)%
Clinical Service Revenues	579,700	595,000	(3)%
Total Revenues	$700,100	$773,500	(9)%

With respect to our Neurometric Information Services business, the number of paid PEER Reports delivered during the year ended September 30, 2009 decreased to 321 from 476 in 2008 while the price per report was approximately $375 in both 2009 and 2008.  The reduction in revenues from the sale of our PEER Reports is partly due to the acquisition of NTC, which was our largest customer prior to its acquisition in January 2008.  Furthermore, we diverted our limited resources to focus on conducting and completing our clinical trial.  The clinical trial was completed in September 2009 with top-line results announced in November 2009.  We are starting to scale up our sales and marketing efforts and have entered into agreements with two payer groups to pilot the use of PEER Reports.  We expect to drive broader adoption of our rEEG technology now that the clinical trial is complete and accordingly, we anticipate that our Neurometric Service Revenues will increase in fiscal 2010.

Our Clinical Services Revenues are a result of patient billings for psychiatric services rendered.  Revenues fell in 2009 compared to 2008 due to staff turnover and the focus by key staff members on the clinical trial.  Currently, we anticipate that the Clinical Services business will become self-sustaining and profitable; however, we do not anticipate a significant increase in revenues generated by this business segment.

Cost of Revenues

	Year Ended September 30,		Percent
	2009	2008	Change

Cost of Neurometric Information Services revenues	$131,600	$163,200	(19)%

Cost of Neurometric Information Services revenues consists of payroll, consulting, and other miscellaneous costs.  Consulting costs primarily represent external costs associated with the processing and analysis of PEER Reports and range between $75 and $100 per PEER Report.  For the year ended September 30, 2009, cost of revenues of $131,600 consist primarily of direct labor and benefit costs of $99,600, which includes stock-based compensation and consulting fees of $29,200.  For the year ended September 30, 2008, cost of revenues of $163,200 consisted primarily of direct labor and benefit costs of $108,400, including stock-based compensation and consulting fees of $48,600.  We expect costs of revenues will increase as an absolute number as more PEER Reports are processed. However, we expect cost of revenues to decrease as a percentage of revenues as we improve our operating efficiency.

Research and Development

	Year Ended September 30,		Percent
	2009	2008	Change

Neurometric Information Services research and development	$2,137,200	$2,097,300	2%

Research and development expenses consist of clinical study patient expenses, payroll and benefit costs (including stock-based compensation), patents costs, consulting fees, marketing and recruitment costs, database enhancements and maintenance, travel and conference and other miscellaneous costs.  Research and development costs for the year ended September 30, 2009 totaled $2,137,200 and were largely comprised of the following: clinical study patient costs of $789,300, payroll and benefit costs of $792,100, patent costs of $213,100, consulting costs of $105,700, marketing and recruiting costs $161,100, database costs of $16,800 and travel and conference costs of $15,600.  For the year ended September 30, 2008, research and development costs totaled $2,097,300 and were largely comprised of the following: clinical study patient costs of $579,100, payroll and benefit costs of $855,600, patent costs of $108,800, consulting costs of $285,000, marketing and recruiting costs $136,200, database costs of $36,400 and travel and conference costs of $50,200.

Clinical study patient costs increased by $210,200 in fiscal 2009 as our clinical trial was running for twelve months in fiscal 2009 compared to approximately nine months in fiscal 2008.  Patent costs also increased in fiscal 2009 by $104,300 as a result of filing patent applications in Western Europe and marketing and recruitment expenses increased by $25,000 in fiscal 2009 as we accelerated patient enrollment in our clinical study.  Conversely, payroll and benefit costs declined in fiscal 2009 by $63,500 due to changes in the staff-mix and reduced stock compensation and bonus expenses and consulting expenses declined by $179,300 as expertise was brought in-house and the clinical trial moved beyond the design stage which involved the use of consultants.  In fiscal 2009, database costs fell by $19,600 compared to fiscal 2008 as we reduced development efforts relating to the CNS Database.

The level of research and development costs is anticipated to remain at a high level as we will continue to conduct clinical studies and plans to expand the pharmacological range and improve the functionality of its CNS Database.  We are also applying for grants which, if obtained, will help us accelerate our research and development efforts.

Sales and marketing

	Year Ended September 30,		Percent
	2009	2008	Change
Sales and Marketing
Neurometric Information Services	$908,500	$847,600	7%
Clinical Services	7,300	33,800	(78)%
Total Sales and Marketing	$915,800	$881,400	4%

Sales and marketing expenses associated with our Neurometric Information Services business consist primarily of payroll and benefit costs, consulting fees, marketing costs, computer services, travel and conference costs and miscellaneous costs.  Sales and marketing expenses for fiscal 2009 were comprised of the following: payroll and benefit costs of $596,200, consulting fees of $82,400, marketing costs of $147,600, computer services costs of $31,700, and travel and conference costs of $40,600.  For fiscal 2008, we incurred: payroll and benefit costs of $403,000, consulting fees of $221,100, marketing costs of $18,500, computer services costs of $25,000, and travel and conference costs of $110,900.

In fiscal 2009, payroll and benefits increased by $193,200 principally as a result of the hiring of a Vice President for commercial operations and additional sales and support staff.  This increase was partially offset by a reduction in consulting fees of $138,900 as marketing expertise was brought in house.  Marketing expenses increased in fiscal 2009 by $129,100 in an effort to advertise our rEEG technology to service providers and consumers.  This was partly offset by a reduction in travel and conference costs of $70,300.

In fiscal 2010, we anticipate that sales and marketing expenses for Neurometric Information Services will increase as we plan to increase our Direct-to-Consumer marketing.  Additionally, with the successful completion of our clinical trial, we plan to introduce our rEEG technology to additional psychiatric providers and medical insurance payers in fiscal 2010, which will also increase our sales and marketing costs.

Clinical Services sales and marketing expenses consist of advertising in various media so as to attract patients to our clinic in Denver.  We do not anticipate materially increasing sales and marketing expenses relating to our Clinical Services business in fiscal 2010.

General and administrative

	Year Ended September 30,		Percent
	2009	2008	Change
General and administrative
Neurometric Information Services	3,217,800	$2,349,000	35%
Clinical Services	669,600	756,700	(12)%
Total General and administrative	$3,887,400	$3,105,700	25%

General and administrative expenses for our Neurometric Information Services business are primarily related to salaries and benefits (including stock-based compensation), legal and other professional fees, consulting services, general administration and occupancy costs, dues and fees, marketing and investor relations, and travel and conferences.  For the year ended September 30, 2009, these expenses were as follows: Salaries and benefits $792,700, legal fees $1,362,000, other professional fees $151,300, consulting costs $369,700, general administration and occupancy costs $183,000, dues and fees $80,000, marketing and investor relations $86,500, and travel and conference costs $69,800.  For the year ended September 30, 2008 these expenses were: Salaries and benefits $1,420,900, legal fees $193,900, other professional fees $157,800, consulting costs $94,600, general administration and occupancy costs $189,300, dues and fees $46,300, marketing and investor relations $112,800, and travel and conference costs of $78,100.

Changes in general and administrative expenditures in 2009 were as follows:  Salaries and benefit costs decreased by $628,200 as a result of staff reductions, including the termination of our former CEO Leonard Brandt in April 2009, a non-recurring bonus expense of $69,900 declared in 2008 that did not reoccur in 2009 and as a result of stock based compensation charges falling $214,900 in fiscal 2009 compared to the prior year period.  Partly offsetting the reduction in salaries and benefits was an increase in consulting fees of $275,100 as a result of the hiring of consultants to perform functions previous undertaken by salaried employees. Legal fees increased by $1,168,100 in 2009 principally due to costs associated with defending against lawsuits brought by our former CEO and Chairman of the Board, Leonard Brandt, as well as our fund raising efforts.  Dues and fees increased by $33,800 in 2009 as a result of the payment of Delaware Franchise taxes for 2009, Blue Sky filings necessitated by our private placement, and increased transfer agent fees associated with the holding of our annual stockholders’ meeting.  Certain other costs categories decreased in 2009 including marketing and investor relations costs which decreased by $26,300.

We incurred certain miscellaneous charges in 2009 which included Delaware Franchise Tax assessments for fiscal 2007 and 2008 totaling $74,400; additionally, we accrued for a $34,800 payroll tax assessment which was related to 2006, and a write-off of $22,600 of doubtful debts.  In 2008, we wrote off $56,900 in costs associated with a financing effort that did not materialize.

General and administrative expenses for our Clinical Services business for the year ended September 30, 2009 were $669,600 which includes all costs associated with running the clinic, including all payroll costs, medical supply costs, occupancy costs and other general and administrative costs.  These costs declined $87,100 from $756,700 in 2008 primarily due to lower patient volume.

Goodwill impairment charges

During the fiscal year 2009, we conducted a goodwill impairment test and determined that all of the goodwill related to the NTC acquisition was impaired. Accordingly, we recorded a goodwill impairment charge of $320,200 for the year ended September 30, 2009.

Other income (expense)

	Year Ended September 30,		Percent
	2009	2008	Change

Neurometric Information Services (Expense), net	$(1,822,700)	$104,600	*
Clinical Services (Expense)	(200)	(600)	(67)%
Total interest income (expense)	$(1,822,900)	$104,000	*
* not meaningful

With respect to our Neurometric Information Services business, we incurred a $90,000 financing fee in connection with the bridge note issued to Mr. Pappajohn on June 12, 2009, $20,900 in interest expenses on the bridge notes issued to Mr. Brandt and Sail Venture Partners.  Additionally, $1,058,000 of expenses associated with the valuation of bridge warrants and $642,000 associated with the value of the beneficial conversion feature of the bridge notes were written off to interest expense upon conversion of the bridge notes.  Furthermore, $13,300 of interest expense was incurred on long-term debt issued in connection with our acquisition of NTC.  These expenses were offset by interest income of $9,500 for the fiscal year ended September 30, 2009 from interest bearing accounts.  For the fiscal year ended September 30, 2008, interest income of $127,000 was earned on cash in interest bearing accounts. This was offset by $22,000 of interest expense on long term debt.

Net Loss

	Year Ended September 30,		Percent
	2009	2008	Change

Neurometric Information Services net loss	$(8,451,300)	$(5,166,200)	64%
Clinical Services net loss	(70,900)	(205,300)	(65)%
Total Net Loss	$(8,522,200)	$(5,371,500)	59%

The increase in net loss for Neurometric Information Services of $3.28 million for the year ended September 30, 2009 is due primarily to charges associated with our bridge note financings of $1.83 million, including the discount on bridge notes and the value of the beneficial conversion features of the notes; and a $1.17 million increase in legal fees primarily relating to costs incurred in defending against lawsuits brought by our former CEO and Chairman of the Board, Leonard Brandt. The impairment write down of goodwill associated with our acquisition of NTC added a further $320,200 to the loss.

The decrease in the net loss for Clinical Services of $134,400 for the year ended September 30, 2009 is primarily due to reduced marketing expenses and reduced general and administrative expenses.

We expect to incur a net loss in fiscal 2010 as we continue improving our rEEG technology and focus on the commercialization of our products.

Results of Operations for the three months ended March 31, 2011 and 2010

As earlier described, we operate in two business segments: Neurometric Information Services and Clinical Services.  Our Neurometric Information Services business focuses on the delivery of PEER Reports that enable psychiatrists and other physician/prescribers to make more informed, patient-specific decisions when treating individual patients for behavioral (psychiatric and/or addictive) disorders based on the patient’s own physiology. Our Clinical Services business operated through NTC provides full service psychiatric services.

The following table presents consolidated statement of operations data for each of the periods indicated as a percentage of revenues.

	Three Months Ended March 31,
	2011	2010

Revenues	100%	100%
Cost of revenues	19	22
Gross profit	81	78
Research and development	123	179
Sales and marketing	181	114
General and administrative expenses	563	566
Operating loss	(786)	(781)
Other income (expense), net	(2,836)	(1)
Net income (loss)	(3,622)%	(782)%

Revenues

	Three Months Ended March 31,
	2011	2010	Percent Change

Neurometric Information Service Revenues	$29,200	$34,400	(15	) %
Clinical Services Revenues	162,600	143,900	13%
Total Revenues	$191,800	$178,300	8%

With respect to our Neurometric Information Services business the number of third party paid PEER Reports delivered decreased from 89 for the quarter ended March 31, 2010, to 73 for the quarter ended March 31, 2011, while the average revenue per report increased from $394 to $400 for the quarter ended March 31, 2011.  Additionally our Clinical Services operation ordered 25 PEER Reports during the quarter ended March 31, 2011.  The total numbers of free PEER Reports processed were 27 for both three month periods ended March 31, 2011 and 2010.  These free PEER Reports are used for training, database-enhancement and compassionate-use purposes.

Clinical Services revenues increased by $18,700 for the three month periods ended March 31, 2011 as a result of radio advertising that was implemented during this period.  Additionally, as we had hired a second psychiatrist who was now approved for billing by the healthcare insurers, we had the capacity to see the new patients brought in by the radio advertising.

Cost of Revenues

	Three Months Ended March 31,
	2011	2010	Percent Change

Cost of Neurometric Information Services revenues	$36,500	$39,400	(7	) %

Cost of Neurometric Information Services revenues consists of payroll costs, consulting costs, and other miscellaneous charges.  Consulting costs primarily represent external costs associated with the processing and analysis of PEER Reports and range between $75 and $100 per PEER Report.  For the quarter ended March 31, 2011, cost of revenues consisted primarily of direct labor and benefit costs (including stock-based compensation costs) of $29,400, and consulting fees of $5,700.  For the quarter ended March 31, 2010, cost of revenues included direct labor and benefit costs (including stock based compensation costs) of $25,700, and consulting fees of $12,600.  We expect the cost of revenues to decrease as a percentage of revenues as we improve our operating efficiency and increase the automation of certain processes.

Research and Development

	Three Months Ended March 31,
	2011	2010	Percent Change

Neurometric Information Services research and development	$235,700	$318,700	(26)%

Research and development expenses consist of clinical studies expenses, doctor training costs, consulting fees, payroll costs (including stock-based compensation costs) and other miscellaneous costs.  Research and development costs for the quarter ended March 31, 2011, primarily consisted of the following: payroll and benefit costs (including stock based compensation) of $169,400, consultant costs of $47,200 and other miscellaneous costs of $19,100.  For the comparable period for 2010, research and development costs included: payroll and benefit costs (including stock based compensation) of $207,400, consultant costs of $96,800 and other miscellaneous costs of $14,500.

Comparing the quarter ended March 31, 2011 with the corresponding period in 2010,  payroll and benefit cost decreased by $38,000 as a result of  downsizing the research department as the Company had completed its clinical trial and was now more focused on drafting scientific papers for publications.  Consulting costs were reduced by 49,600 in the 2011 quarter largely as a result of the Company not being engaged in the preparation of a FDA 510(k) filing, which was the case in the 2010 quarter.  Other miscellaneous costs remained fairly static for the two periods.

Sales and marketing

	Three Months Ended March 31,
	2011	2010	Percent Change
Sales and Marketing
Neurometric Information Services	$321,400	$201,900	59%
Clinical Services	26,100	600	4250%
Total Sales and Marketing	$347,500	$202,500	72%

Sales and marketing expenses associated with our Neurometric Information Services business consist primarily of payroll and benefit costs, including stock-based compensation; advertising and marketing; consulting fees and conference and travel expenses.  Sales and marketing expenses for the quarter ended March 31, 2011 primarily consisted of the following: payroll and benefits $166,300, advertising and marketing $77,700, consulting $53,400 and conferences and travel $21,100.  For the comparable period in 2010 expenses were as follows: payroll and benefits $101,500, advertising and marketing $24,700, consulting $27,800 and conferences and travel $33,100.

Comparing the quarter ended March 31, 2011, with the same period in 2010; payroll and benefits increased by $64,800 in the 2011 period as a result of the recruitment of our Executive Vice President and Chief Marketing Officer to lead our marketing efforts in pursuing contracts with large organizations. Additionally, we recruited a Vice President of Customer Relations to spearhead our efforts with key customer groups and manage the implementation of PEER Online within those groups.   Advertising and marketing expenses in the 2011 quarter increased by $53,000 as the Company entered into a collaboration agreement with Medco Health Solutions to undertake a study which we believe will support the marketing of our services.  Additionally, we also acquired EEG and iPad equipment in anticipation of implementing PEER Online services at a targeted customer.  During the 2010 quarter, marketing expenses were largely as a result of a user group meeting which did not recur in the 2011 quarter.  Consulting costs increased by $25,600 in the 2011 quarter as consultants were contracted to assist with gaining access to key customer groups and to promote the company through publicity.  Conference and travel expenses decreased by $12,000 in the 2011 quarter as the user group conference, held in the 2010 quarter, did not recur in 2011.  However, during the 2011 quarter travel was predominantly to visit East Coast based customers necessitating multiple cross country visits.

The Clinical Services sales and marketing expenses consists of advertising to attract patients to the clinic. During the three months ended March 31, 2011, Clinical Services marketing expenditures increased by $25,500 as the Clinic started, with the assistance of consultants, using radio advertising, which was determined to be effective in attracting new patients. We anticipate a moderate increase in marketing expenditure as the Clinic has the capacity, with its newly recruited psychiatrist, to handle an additional patient load.

General and administrative

	Three Months Ended March 31,
	2011	2010	Percent Change
General and administrative
Neurometric Information Services	$764,500	$818,800	(7)%
Clinical Services	$314,700	191,000	65%
Total General and administrative	$1,079,200	$1,009,800	7%

General and administrative expenses for our Neurometric Information Services business are largely comprised of payroll and benefit costs, including stock based compensation, legal, patent costs, other professional and consulting fees, general administrative and occupancy costs, conference and travel and miscellaneous costs.  For the quarter ended March 31, 2011, General and Administrative costs consisted of salary and benefit costs of $436,100; legal fees of $99,800 and other professional and consulting fees of $95,700; general administrative and occupancy costs of $77,500, patent costs $32,300 and conference and travel costs of $23,200.

For the similar period in 2010, General and Administrative costs consisted of the following: salary and benefit costs of $224,100; legal fees of $340,700 and other professional and consulting fees of $130,100; general administrative and occupancy costs of $74,600, patent costs of $32,600 and conference and travel expenses of $15,400.  Miscellaneous costs for the 2010 quarter were $1,300.

With respect to our Neurometric Information Services business, in the quarter ended March 31, 2011, compared to the same period in 2010, payroll and benefit expenses increased by a net $212,000, of which $160,500 was due to an increase in stock-based compensation primarily due to accounting for vested option grants given to employees, directors, advisors and consultants in March and July of 2010.  The balance of the increase, $51,500, was due to (i) the addition of the Chief Financial Officer (CFO), who was previously engaged as a consultant, and joined the staff in mid February 2010 and (ii) the addition of an accountant who joined the staff in March 2011.   Professional and consulting fees decreased by a net $34,400 which was partly due to the mix of professional and consulting services used in fiscal 2010.  Legal fees decreased by a net $241,000 which was made up of a $299,800 reduction in litigation fees in defending against actions brought by Mr. Brandt. All adjudicated matters between Mr. Brandt and us have been decided in our favor.  Non-litigation related legal expense increased by $58,800 largely due to the preparation of the Company’s registration statement and due to financing efforts.  General administrative and occupancy costs and patent cost remained substantially static for the two quarters ending March 31, 2011 and 2010.  Marketing and investor relations expenses decreased by $13,800 as a result of reduced activity.  Conference and travel costs increased by $7,800 in the 2011 period as travel associated with visiting East Coast based target customers and financings efforts increased in this period.

General and Administrative expenses for our Clinical Services business includes all costs associated with operating NTC.  This includes payroll costs, medical supplies, occupancy costs and other general and administrative support costs.  These costs increased by $123,700 in the three months ending March 31, 2011, from the same period in 2010.  This increase is partly due to the hiring of an additional psychiatrist, a pay increase given to the Clinic’s Medical Director and partly due to the reduced reimbursement by Neurometric Information Services of Clinic staff who had worked on the Company’s clinical trial.

Other income (expense)

	Three Months Ended March 31,
	2011	2010	Percent Change

Neurometric Information Services (Expense), net	$(5,439,200)	$(100)	*
Clinical Services (Expense)	-	-	*
Total interest income (expense)	$(5,439,200)	$(100)	*
* not meaningful

For the quarter ended March 31, 2011, net other non-operating expenses for Neurometric Information Services were $(5,439,200) as a result of the following:

1) We incurred non-cash interest charges totaling $1,328,700, of which $80,800 was accrued interest on our promissory notes at 9% per annum; the remaining balance of $1,247,900 was comprised of warrant discount amortization and warrant and note conversion derivative liability charges.  The actual net interest paid in cash for the quarter was approximately $400.

2) We incurred finance fees totaling $120,600 in association with our private placement of unsecured convertible notes.  Of these finance fees $66,000 was paid in cash and $54,600 was the fair value of warrants that were issued to the placement agent per their agreement. (See Note 3 to the financial statements and Private Placement Transactions above).

3) Revaluation of our derivative liabilities (as determined under ACS 815) for the promissory note conversion feature and associated warrants as at March 31, 2011, resulted in a non-cash charge of $3,963,400.  The revaluation of these derivatives is required on a quarterly basis under ASC 815.  This large loss was due to the increase in the price of our stock during March 2011 which closed at $0.45 per share on March 31, 2011.  This substantial increase from the $0.20 per share price at the start of the quarter resulted in the increase in value of the derivates liabilities and consequently the substantial charge against our income statement.  This charge effectively unwinds the substantial non-cash income that was booked in the prior quarter when our stock price had fallen from $0.50 to $0.20 per share.  As a result of the periodic volatility in our stock price we can anticipate material swings in non-cash losses and income as a result of the quarterly revaluation of our derivative liabilities.

Net Loss

	Three Months Ended March 31,
	2011	2010	Percent Change

Neurometric Information Services net loss	$(6,758,900)	$(1,340,100)	404%
Clinical Services net loss	(187,400)	(53,700)	249%
Total Net Loss	$(6,946,300)	$(1,393,800)	398%

The increase in net loss of $5,552,500 for the quarter ended March 31, 2010 compared to the prior year period is primarily due to the non-cash charges totaling $5,292,900 associated with the accounting for derivative liabilities on revaluation and the amortization of warrant discounts.  The remaining $259,600 loss increase was due to increased Clinic and Sales and Marketing costs.

Results of Operations for the six months ended March 31, 2011 and 2010

The following table presents consolidated statement of operations data for each of the periods indicated as a percentage of revenues.

	Six Months Ended March 31,
	2011	2010

Revenues	100%	100%
Cost of revenues	21	21
Gross profit	79	79
Research and development	174	168
Sales and marketing	175	125
General and administrative expenses	628	795
Operating loss	(898)	(1,010)
Other income (expense), net	(1,176)	(1)
Net income (loss)	(2,074)%	(1,011)%

Revenues

	Six Months Ended March 31,
	2011	2010	Percent Change

Neurometric Information Service Revenues	$56,400	$56,800	(1)%
Clinical Services Revenues	283,200	265,000	7%
Total Revenues	$339,600	$321,800	6%

With respect to our Neurometric Information Services business the number of third party paid PEER Reports delivered decreased from 147 for the six months ended March 31, 2010, to 142 for the six month ended March 31, 2011, while the average revenue per report increased from $386 to $397 per report for the six months ended March 31, 2011.  Additionally our Clinical Services operation ordered 44 PEER Reports during the six months ended March 31, 2011.  The total numbers of free PEER Reports processed were 45 and 36 for the six month periods ended March 31, 2010 and 2011.  These free PEER Reports are used for training, database-enhancement and compassionate-use purposes.

Clinical Services revenues increased by $18,200 for the six month period ended March 31, 2011 as a result of radio advertising that was implemented starting December 2010.  Additionally, as we had hired a second psychiatrist who was now approved for billing by the healthcare insurers, we had the capacity to see the new patients brought in by the radio advertising.

Cost of Revenues

	Six Months Ended March 31,
	2011	2010	Percent Change

Cost of Neurometric Information Services revenues	$72,500	$69,100	5%

Cost of Neurometric Information Services revenues consists of payroll costs, consulting costs, and other miscellaneous charges.  Consulting costs primarily represent external costs associated with the processing and analysis of PEER Reports and range between $75 and $100 per PEER Report.  For the six months ended March 31, 2011, cost of revenues consisted primarily of direct labor and benefit costs (including stock-based compensation costs) of $56,900, and consulting fees of $12,700.  For the six months ended March 31, 2010, cost of revenues included direct labor and benefit costs (including stock based compensation costs) of $50,400, and consulting fees of $17,500.   We expect the cost of revenues to decrease as a percentage of revenues as we improve our operating efficiency and increase the automation of certain processes.

Research and Development

	Six Months Ended March 31,
	2011	2010	Percent Change

Neurometric Information Services research and development	$591,100	$541,300	9%

Research and development expenses consist of clinical studies expenses, doctor training costs, consulting fees, payroll costs (including stock-based compensation costs), travel and conference costs and other miscellaneous costs.  Research and development costs for the six months ended March 31, 2011, primarily consisted of the following: payroll and benefit costs (including stock based compensation) of $442,200, consultant costs of $106,500, conference and travel costs of $ 15,100 and other miscellaneous costs of $27,400.  For the comparable period for 2010, research and development costs included: payroll and benefit costs (including stock based compensation) of $396,900, consultant costs of $115,200, conference and travel costs of $5,900 and other miscellaneous costs of $24,000.

Comparing the six months ended March 31, 2011 with the corresponding period in 2010,  payroll and benefit cost decreased by $45,200 as a result of  downsizing the research department as the Company had completed its clinical trial and was now more focused on drafting scientific papers for publications.  Consulting costs were reduced by 8,700 in the 2011 period largely as a result of the Company not being engaged in the preparation of a FDA 510K filing, which was the case in the 2010 period, however, these saving were largely offset by programming expenditures to enhance our service offering.  Travel and conference expenses increased by $9,200 due to additional visits to prospective clients.  Other miscellaneous costs remained fairly static for the two periods.

Sales and marketing

	Six Months Ended March 31,
	2011	2010	Percent Change
Sales and Marketing
Neurometric Information Services	$565,100	$400,300	41%
Clinical Services	29,200	2,500	1.068%
Total Sales and Marketing	$594,300	$402,800	48%

Sales and marketing expenses associated with our Neurometric Information Services business consist primarily of payroll and benefit costs, including stock-based compensation; advertising and marketing; consulting fees and conference and travel expenses.  Sales and marketing expenses for the six-month period ended March 31, 2011 primarily consisted of the following expenses: payroll and benefits $341,900, advertising and marketing $81,300, consulting $90,200 and conferences and travel $44,900. For the comparable period in 2010 expenses were as follows: payroll and benefits $237,100, advertising and marketing $66,200, consulting $50,400 and conferences and travel $35,500.

Comparing the six months ended March 31, 2011, with the same period in 2010; payroll and benefits increased by $104,800 in the 2011 period as a result of the recruitment of our Executive Vice President and Chief Marketing Officer to lead our marketing efforts in pursuing contracts with large targeted organizations.  Additionally, we recruited a Vice President of Customer Relations to spearhead our efforts with key customer groups and manage the implementation of PEER Online services within those groups.   Advertising and marketing expenses increased by $15,100 as the Company entered into a collaboration agreement with Medco Health Solutions to undertake a study which we believe will support the marketing of our services.  Additionally, we also acquired EEG and iPad equipment in anticipation of implementing neuroinformatic services at a targeted customer.  Consulting increased by $39,800 as a result of engaging business development consultants.  Conference and travel expenses increased by $9,400 in the 2011 period as our targeted customers were predominately based on the East Coast, necessitating multiple cross-country visits to these key clients.

The Clinical Services sales and marketing expenses consists of advertising to attract patients to the clinic. During the six months ended March 31, 2011, Clinical Services marketing expenditures increased by $26,700 as the clinic started, with the assistance of consultants, using radio advertising which was determined to be effective in attracting new patients. We anticipate a moderate increase in marketing expenditure as the Clinic has the capacity, with its newly recruited psychiatrist, to handle an additional patient load.

General and administrative

	Six Months Ended March 31,
	2011	2010	Percent Change
General and administrative
Neurometric Information Services	$1,597,500	$2,218,000	(28	) %
Clinical Services	$535,600	339,500	58%
Total General and administrative	$2,133,100	$2,557,500	(17	) %

General and administrative expenses for our Neurometric Information Services business are largely comprised of payroll and benefit costs, including stock based compensation, legal, patent costs, other professional and consulting fees, general administrative and occupancy costs, conference and travel and miscellaneous costs.  For the six months ended March 31, 2011, General and Administrative costs consisted of salaries and benefit costs of $849,400; legal fees of $213,000 and other professional and consulting fees of $244,900, general administrative and occupancy costs of $142,400, patent costs $91,000, marketing and investor relations  $8,200 and conference and travel costs of $48,400.  For the similar period in 2010, General and Administrative costs consisted of the following: salaries and benefit costs of $364,700; legal fees of $1,218,400 and other professional and consulting fees of $290,200; general administrative and occupancy costs of $146,200, patent costs of $43,200, marketing and investor relations $87,400 and conference and travel expenses of $64,200.  Miscellaneous costs for the 2010 period were $3,700.

With respect to our Neurometric Information Services business, in the six months ended March 31, 2011, compared to the same period in 2010, payroll and benefit expenses increased by a net $484,700, of which $350,900 was due to an increase in stock-based compensation primarily due to accounting for vested option grants given to employees, directors, advisors and consultants in March and July of 2010.  The balance of the increase, $133,800, was due to (i) the addition of the Chief Financial Officer (CFO), who was previously engaged as a consultant, and joined the staff in mid February 2010 and (ii) the Board-approved increase in salary of our Chief Executive Officer (CEO).   Professional and consulting fees decreased by a net $45,300 which was partly due to the mix of consulting services used in fiscal 2010 and the transition of the CFO from consulting to permanent staff.  Legal fees decreased by a net $1,005,400 as a result of a $1,101,800 reduction in litigation fees in defending against actions brought by Mr. Brandt plus a $30,500 insurance reimbursement paid on behalf of SAIL Venture Partners, LP, which was a co-defendant in the litigation. This reimbursed expense had originally been accrued by the Company. All matters that have been adjudicated to date between Mr. Brandt and us have ruled in our favor.  Non-litigation related legal expense increased by $96,400 partly due to the work undertaken with the Company’s registration statement and financing efforts.  General administrative and occupancy costs remained static for the 2011 and 2010 periods.  Patent costs increased by $47,800, of which $44,000 was for the filing of European patent applications.  Marketing and investor relations expenses decreased by $79,100 as expenses associated with a publicity campaign planned for the 2010 period did not recur in 2011.  Conference and travel costs decreased by $15,800 in the 2011 period as travel associated with the litigation and financings in the 2010 period did not recur nor did expenses associated with the 2010 user conference.

General and Administrative expenses for our Clinical Services business includes all costs associated with operating NTC.  This includes payroll costs, medical supplies, occupancy costs and other general and administrative support costs.  These costs increased by $196,100 in the six months ending March 31, 2011, from the comparable 2010 period.  This increase is partly due to the hiring of an additional psychiatrist, a pay increase given to the Clinic’s Medical Director and partly due to the reduced reimbursement by Neurometric Information Services of Clinic staff who had worked on the Company’s clinical trial.

Other income (expense)

	Six Months Ended March 31,
	2011	2010	Percent Change

Neurometric Information Services (Expense), net	$(3,991,200)	$(1,500)	*	%
Clinical Services (Expense)	-	(200)	*	%
Total interest income (expense)	$(3,991,200)	$(1,700)	*	%
* not meaningful

For the six months ended March 31, 2011, net other non-operating expenses for Neurometric Information Services were $(3,991,200) as a result of the following:

1) We incurred non-cash interest charges totaling $3,954,900, of which $141,400 was accrued interest on our promissory notes at 9% per annum; the remaining balance of $3,813,500 was comprised of warrant discount amortization and warrant and note conversion derivative liability charges.  The actual net interest paid in cash for the quarter was approximately $1,200.

2) We incurred finance fees totaling $263,200 in association with our private placement of convertible notes.  Of these finance fees $126,000 was paid in cash and $137,200 was the fair value of warrants that were issued to the placement agent per their agreement and to SAIL Venture Partners, LP for guarantying the Deerwood notes. (See Note 3 to the financial statements and Private Placement Transactions).

3) Revaluation of our derivative liabilities for the promissory note conversion feature and associated warrants for the six months ended March 31, 2011, resulted in a non-cash charge of $254,200.  The revaluation of these derivatives is required on a quarterly basis under ASC 815.  This non-cash charge represents the net result of a gain of $4,217,500 booked at December 31, 2010 which was subsequently offset by a charge of $3,963,400 at March 31, 2011 as a result of valuing the derivative liabilities at the end of each quarter.  These large changes in the valuation of derivative liabilities were the result of volatility in our stock price which ranged from $0.50 at October 1, 2010 down to $0.20 at December 31, 2010 and back up to $0.45 as at March 31, 2011.  As a result of the periodic volatility in our stock price we can anticipate material swings in non-cash losses and income as a result of the quarterly revaluation of our derivative liabilities.

Net Loss

	Six Months Ended March 31,
	2011	2010	Percent Change

Neurometric Information Services net loss	$(6,745,900)	$(3,199,100)	111%
Clinical Services net loss	(298,000)	(53,900)	453%
Total Net Loss	$(7,043,900)	$(3,253,000)	117%

The increased net loss of $3,790,900 for the six months ended March 31, 2011 compared to the 2010 period was largely due to other non-operating expenses of $3,991,200 as described above.  This was offset by a net saving from Neurometric Information Services operations of $444,400 of which a substantial part were the savings in legal fees related to the Brandt litigation.  The remaining $244,100 loss increase was due to increased costs of Clinical Services payroll and sales and marketing costs.

Liquidity and Capital Resources

Since our inception, we have incurred significant losses.  As of March 31, 2011, we had an accumulated deficit of approximately $40.4 million. We have not yet achieved profitability and anticipate that we will continue to incur net losses for the foreseeable future. We expect that our research and development, sales and marketing and general and administrative expenses will continue to grow and, as a result, we will need to generate significant product revenues to achieve profitability. We may never achieve profitability.

As of March 31, 2011, we had approximately $841,300 in cash and cash equivalents and a working capital deficit of approximately $10.5 million compared to approximately $1.9 million in cash and cash equivalents and a working capital balance of approximately $106,000 at March 31, 2010.  The working capital deficit as of March 31, 2011 includes the $3.0 million, plus accrued interest, of secured convertible promissory notes outstanding as of that date which have been discounted down to approximately $1.4 million. Also included are unsecured convertible promissory notes of $1.4 million which have been discounted down to $0.2 million.  Furthermore, the working capital deficit also includes $7.6 million in derivative liabilities associated with the conversion of promissory notes and their associated warrants.

Our continued operating losses and limited capital raise substantial doubt about our ability to continue as a going concern, and we need to raise substantial additional funds in the next 12 months in order to continue to conduct our business.  Until we can generate a sufficient amount of revenues to finance our cash requirements, which we may never do, we expect to finance future cash needs primarily through public or private equity offerings, debt financings, borrowings or strategic collaborations.

We need additional funds to continue our operations and will need substantial additional funds before we can increase demand for our PEER Online services.  We are currently exploring additional sources of capital; however, we do not know whether additional funding will be available on acceptable terms, or at all, especially given the economic conditions that currently prevail.  In addition, any additional equity funding may result in significant dilution to existing stockholders, and, if we incur additional debt financing, a substantial portion of our operating cash flow may be dedicated to the payment of principal and interest on such indebtedness, thus limiting funds available for our business activities.  We expect to continue to incur operating losses in the future and to make capital expenditures to expand our research and development programs (including upgrading our PEER Online database) and to scale up our commercial operations and marketing efforts.   If adequate funds are not available, it would have a material adverse effect on our business, financial condition and/or results of operations, and could ultimately cause us to have to cease operations.

Operating Capital and Capital Expenditure Requirements

We expect to continue to incur operating losses in the future and to make capital expenditures to expand our research and development programs (including upgrading our PEER Online database) and to scale up our commercial operations and marketing efforts. We expect that our existing cash will be used to fund working capital and for capital expenditures and other general corporate purposes, including the repayment of debt.  Although, since March 31, 2011 we have raised gross proceeds of $1.1 million through the further sale of unsecured convertible promissory notes, we anticipate that our cash on hand (including the proceeds from these promissory notes) and cash generated through our operations will not be sufficient to fund our operations the next 12 months.  In addition we will have to repay any unconverted outstanding promissory notes up to $5.5 million, plus interest thereon, beginning on October 1, 2011.  We therefore anticipate raising additional funds in the near future.

The amount of capital we will need to conduct our operations and the time at which we will require such capital may vary significantly depending upon a number of factors, such as:

•
the amount and timing of costs we incur in connection with our research and product development activities, including enhancements to our PEER Online database and costs we incur to further validate the efficacy of our PEER Online technology;

•	the amount and timing of costs we incur in connection with the expansion of our commercial operations, including our selling and marketing efforts;

•	whether we incur additional consulting and legal fees in our efforts to obtain 510(k) clearance from the FDA.

•	if we expand our business by acquiring or investing in complimentary businesses.

Until we can generate a sufficient amount of revenues to finance our cash requirements, which we may never do, we expect to finance future cash needs primarily through public or private equity offerings, debt financings, borrowings or strategic collaborations. The issuance of equity securities may result in dilution to stockholders. We do not know whether additional funding will be available on acceptable terms, or at all, especially given the economic conditions that currently prevail. If we are not able to secure additional funding when needed, we may have to delay, reduce the scope of or eliminate one or more research and development programs or selling and marketing initiatives, and implement other cost saving measures.

Sources of Liquidity

Since our inception substantially all of our operations have been financed primarily from equity and debt financings.  Through March 31, 2011, we had received proceeds of approximately $13.7 million from the sale of stock, $9.2 million from the issuance of convertible promissory notes and $220,000 from the issuance of common stock to employees in connection with expenses paid by such employees on behalf of the Company.

From June 3, 2010 through to November 12, 2010, we raised $3.0 million through the sale of secured convertible notes and warrants (the October Notes).  Of such amount, $1.75 million was purchased by members of our Board of Directors or their affiliate companies.  From January 20, 2011 through to April 25, 2011, the Company has raised an additional $2.5 million through the sale of unsecured subordinated convertible notes and warrants.  Of such amount, notes in the aggregate principal amount of $1.00 million were purchased by a member of our Board of Directors and its affiliates, $50,000 by an executive officer of the Company and $0.75 million by other beneficial owners of more than 5% of the Company’s shares of common stock outstanding.  See  “- The Private Placements” above.

We expect to use approximately $6.8 million of the net proceeds of this offering to fund marketing, program implementation, research and development projects and capital expenditures and we expect to use approximately $1 million for the repayment of long outstanding accruals and accounts payable.  We intend to use the balance of the net proceeds for general corporate purposes.   There can be no assurances that the offering will be consummated as planned.  Before we can consummate the offering, we require the approval of the listing exchange and regulating authority, either of which may be withheld.  Additionally, there are always risks that the offering may not be consummated within the contemplated time frame due to internal or exogenous factors that may impact the markets for public offerings.   If the offering is not consummated as planned, we will need to locate other sources of funds to sustain our working capital.

Cash Flows

Net cash used in operating activities was $2.4 million for the six months ended March 31, 2011 compared to $3.2 million for the six months ended March 31, 2010.  The decrease in cash used of $0.8 million is attributable to the reduction in legal fees associated with the Brandt litigation.

Net cash used in investing activities increased to $20,100 for the six months ended March 31, 2011, as compared to $8,900 for the six months ended March 31, 2010.  Our investing activities related to the purchase of office equipment and EEG equipment to be used by a customer.

Net cash proceeds from financing activities for the six months ended March 31, 2011 were approximately $1.84 million, net of offering costs, raised through our sale of secured convertible notes and warrants (the October Notes) and $1.33 million of unsecured convertible notes and warrants (the January Notes).  Additionally, we also entered into a capital lease of $15,900 to finance the purchase of the above mentioned EEG equipment.  These proceeds were partly offset by the repayment of $24,700 on a promissory note issued to Daniel Hoffman in connection with our acquisition of NTC and $2,400 associated with the repayment of capitalized leases.

For the six months ended March 31, 2010 proceeds from financing activities were approximately $3.2 million, net of offering costs, in connection with the second and third closings of our 2009 private placement transaction.  These proceeds were partly offset by the repayment of $46,100 on the above mentioned promissory note issued to Daniel Hoffman.

Contractual Obligations and Commercial Commitments

As of September 30, 2010, we had a contractual obligation to pay the remaining balance on a promissory note of $24,700 issued in connection with our acquisition of NTC, which bears interest at a rate of 8% per annum. Our combined lease obligations are $ 274,400; our remaining lease obligation on our Aliso Viejo office, which expires of January 30, 2013, is $112,100 in total: being $46,500, $49,000 and 16,600 for fiscal years 2011, 2012 and 2013 respectively, with an average monthly rental of $3,600 over the entire lease period. Our remaining lease obligation on our Greenwood Village, CO, clinic office, which expires on April 30, 2013, is $162,300 in total:$58,200, $65,400 and $38,700 for fiscal years 2011, 2012 and 2013 respectively, with an average monthly rental of $5,100 over the entire lease period. As of September 30, 2009, the balance outstanding on the aforementioned promissory note was $118,600; our obligations for leased space were immaterial as the leases were expired or were close to expiring. Please see Note 10 to our consolidated financial statements included elsewhere in this report for further details.

	Payments due by period
Contractual Obligations	Total	Less than 1 year	1 to 3 years	3-5 years	More than 5 Years

Long-Term Debt Obligations	24,700	24,800	-	-	-
Capital Lease Obligations	5,600	2,200	3,400	-	-
Operating Lease Obligations	274,500	104,700	169,800	-	-
Total	304,800	131,700	173,200	-	-

On December 30, 2009 the Company entered a three year lease, commencing February 1, 2010 and terminating on January 30, 2013 for its new Headquarters and Neurometric Information Services business premises located at 85 Enterprise, Aliso Viejo, California 92656.  The 2,023 square foot facility has an average cost for the lease term of $3,600 per month.  As of March 31, 2011, the remaining lease obligation totals $89,300: being $23,700, $49,000 and $16,600 for fiscal years 2011, 2012 and 2013 respectively.

We also lease space for our Clinical Services operations under an operating lease.  The original lease terminated on February 28, 2010 and a 37 month extension to the lease was negotiated commencing April 1, 2010 and terminating April 30, 2013. The 3,542 square foot facility has an average cost for the lease term of $5,100 per month. As of March 31, 2011 the remaining lease obligation totals $130,900: being $26,800, $65,400 and $38,700 for fiscal years 2011, 2012 and 2013 respectively.

We also sub-leased space for our Clinical Services operations on a month-to-month basis for $1,000 per month up until March 2010 when we terminated this sub-lease and gave up the space.

We incurred rent expense of $27,000 and $34,300 for the three months ended March 31, 2011 and 2010 respectively and $53,200 and $71,900 for the six months ended March 31, 2011 and 2010 respectively.

On November 8, 2010 we entered into a financial lease to acquire EEG equipment costing $15,900.  The term of the lease is 48 months ending October 2014 and the monthly payment is $412. As of March 31, 2011 the remaining lease obligation is $17,200: being $2,500, $4,900, $4,900 and $4,900 for fiscal years 2011, 2012, 2013 and 2014 respectively.

Derivative Liability

Current liabilities include $7.6 million of derivative liability. This amount includes:

1.	$2.3 million, which represents the fair value liability associated with the warrants issued in conjunction with the October Notes.

2.	$2.8 million, which represents the fair value liability associated with the conversion option of the October Notes.
(Please see “- The Private Placements” or Note 3 to our unaudited consolidated financial statements for the three and six months ended March 31, 2011 elsewhere in this prospectus.)

3.	$1.2 million, which represents the fair value liability associated with the warrants issued in conjunction with the January Notes.

4.	$1.3 million, which represent the fair value liability associated with the conversion option of the January Notes.
(Please see Note 3 to the financial statements or “Private Placement Transactions” above.)

The carrying value of these derivative liabilities will be reassessed each quarter and any change in the carrying value will be booked to other income (expense) in the income statement.  For the three months ended December 31, 2010, we booked a gain of $4.2 million in the carrying value of these derivatives, and in the three months ended March 31, 2010, we booked a $4.0 million loss on derivatives.  For the six months ended March 31, 2011 we had a net gain on derivatives of $0.2 million.

Income Taxes

Since inception, we have incurred operating losses and, accordingly, have not recorded a provision for federal income taxes for any periods presented.  As of September 30, 2010, we had net operating loss carryforwards for federal income tax purposes of $24.7 million. If not utilized, the federal net operating loss carryforwards will begin expiring in 2029. Utilization of net operating loss and credit carryforwards may be subject to a substantial annual limitation due to restrictions contained in the Internal Revenue Code that are applicable if we experience an “ownership change”. The annual limitation may result in the expiration of our net operating loss and tax credit carryforwards before they can be used.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements or financing activities with special purpose entities.

BUSINESS

With respect to this discussion, the terms “we” “us” “our” “CNS” and the “Company” refer to CNS Response, Inc., a Delaware corporation and its wholly-owned subsidiaries CNS Response, Inc., a California corporation (“CNS California”), Colorado CNS Response, Inc., a Colorado corporation (“CNS Colorado”) and Neuro-Therapy Clinic, Inc., a Colorado professional medical corporation and a wholly-owned subsidiary of CNS Colorado (“NTC”).

Our History

CNS Response, Inc. was incorporated in Delaware on March 16, 1987, under the name Age Research, Inc.  Prior to January 16, 2007, CNS Response, Inc. (then called Strativation, Inc.) existed as a “shell company” with nominal assets whose sole business was to identify, evaluate and investigate various companies to acquire or with which to merge. On January 16, 2007, we entered into an Agreement and Plan of Merger with CNS Response, Inc., a California corporation formed on January 11, 2000 (“CNS California”), and CNS Merger Corporation, a California corporation and our wholly-owned subsidiary (“MergerCo”) pursuant to which we agreed to acquire CNS California in a merger transaction wherein MergerCo would merge with and into CNS California, with CNS California being the surviving corporation (the “Merger”). On March 7, 2007, the Merger closed, CNS California became our wholly-owned subsidiary, and on the same date we changed our corporate name from Strativation, Inc. to CNS Response, Inc.

Our address is 85 Enterprise, Suite 410, Aliso Viejo, CA 92656, our telephone number is (949) 420-4400 and we maintain a website at  www.CNSResponse.com . The reference to our web address does not constitute incorporation by reference of the information contained at this site.

Overview

We are a cloud-based neurometric company focused on analysis, research, development and the commercialization of a patented platform which allows psychiatrists and other physicians to exchange outcome data referenced to electrophysiology.  With this information, physicians can make more informed decisions when treating individual patients with behavioral (psychiatric and/or addictive) disorders. Our secondary Clinical Services business, operated by our wholly-owned subsidiary, Neuro-Therapy Clinic (“NTC”), is a full service psychiatric clinic.

Neurometric Information Services

Because of the lack of objective neurophysiology data available to physicians, the underlying pathology and physiology of behavioral disorders such as depression, bipolar disorder, eating disorder, addiction, anxiety disorders and attention deficit hyperactivity disorder (ADHD) can rarely be analyzed effectively by treating physicians.  Doctors are ordinarily forced to make prescription decisions based only on symptomatic factors.  As a result, treatment can often be ineffective, costly and may require multiple courses of treatment before the effective medications are identified, if at all.

We believe that our technology offers an improvement over traditional methods for evaluating pharmacotherapy options in patients suffering from non-psychotic behavioral disorders, because our technology is designed to correlate the success of courses of medication with the neurophysiological characteristics of a particular patient. Our technology provides medical professionals with medication sensitivity data for a subject patient based upon the identification and correlation of treatment outcome information from other patients with similar neurophysiologic characteristics.  This treatment outcome information is contained in what we believe to be the largest outcomes database for mental health care pharmacotherapy, consisting of over 17,000 medication trials for patients with psychiatric or addictive problems.  We refer to this database as the PEER Online database (it was formerly known as the “CNS Database”). For each patient in the PEER Online database, we have compiled neurophysiology data from electroencephalographic (“EEG”) scans, symptoms and outcomes often across multiple treatments from multiple psychiatrists and other physicians. This patented technology, called PEER Online™ (based on a technology known as “Referenced-EEG®” or “rEEG®”), represents an innovative approach to describing effective medications for patients suffering from debilitating behavioral disorders.

This technology allows us to create and provide simple reports (“PEER Outcome Reports” or “PEER Reports”) to medical professionals that summarize historical treatment success of specific medications for those patients with similar neurometric brain patterns.  PEER Reports provide neither a diagnosis nor a specific treatment, but like all lab results, provide objective, evidenced-based information to help the prescriber in their decision-making.  With PEER Reports, physicians order a digital EEG for a patient, which is then referenced to the PEER Online database. By providing this reference correlation, an attending physician can better establish a treatment strategy with the knowledge of how other patients with similar brain function have previously responded to a myriad of treatment alternatives. Analysis of this complete data set yielded a platform of neurometric variables that have shown utility in characterizing patient response to diverse medications. This platform then allows a new patient to be characterized based on these neurometric variables, and the database to be queried to understand the statistical response of patients with similar brain patterns to the medications currently in the database.

Our Neurometric Information Services business is focused on increasing the demand for our PEER Reports. We believe the key factors that will drive broader adoption of our PEER Reports will be the acceptance by healthcare providers and patients of their benefit, the demonstration of the cost-effectiveness of using our technology, the reimbursement by third-party payers, the expansion of our sales force and increased marketing efforts.

In addition to its utility in providing psychiatrists and other physicians/prescribers with medication sensitivity data, our PEER Online technology provides us with significant opportunities in the area of pharmaceutical development. Our PEER Online™ technology, in combination with the information contained in the PEER Online database, offers the potential to enable the identification of novel uses for neuropsychiatric medications currently on the market and in late stages of clinical development, as well as in aiding the identification of neurophysiologic characteristics of clinical subjects that may be successfully treated with neuropsychiatric medications in the clinical testing stage. We intend to enter into relationships with established drug and biotechnology companies to further explore these opportunities, although no relationships are currently contemplated. The development of pathophysiological markers as the new method for identifying the correct patient population to research is being encouraged by both The National Institute of Mental Health (NIMH) and The Food and Drug Administration (FDA).

Clinical Services

In January 2008, we acquired our then largest customer, the Neuro-Therapy Clinic, Inc. Upon the completion of the transaction, NTC became a wholly-owned subsidiary of ours. NTC operates one of the larger psychiatric medication management practices in the state of Colorado, with six full time and seven part time employees including psychiatrists and clinical nurse specialists with prescribing privileges. Daniel A. Hoffman, M.D. is the medical director at NTC, and, after the acquisition, became our Chief Medical Officer and served as our President from April 2009 to April 2011.

NTC, having performed a significant number of rEEG’s, serves as an important resource in our product development, the expansion of our PEER Online database, production system development and implementation, along with the integration of our rEEG services into a medical practice. Through NTC, we also expect to develop marketing and patient acquisition strategies for our Neurometric Information Services business. Specifically, NTC is learning how to best communicate the advantages of rEEG to patients and referring physicians in the local market. We will share this knowledge and developed communication programs learned through NTC with other physicians using our services, which we believe will help drive market acceptance of our services. In addition, we plan to use NTC to train practitioners across the country in the uses of rEEG technology.

We view our Clinical Services business as secondary to our Neurometric Information Services business, and we have no current plans to expand this business.

Neurometric Information Services

The Challenge and the Opportunity

The 1990’s were known as “the Decade of the Brain,” a period in which basic neuroscience yielded major advances in drug discovery and neurotherapy. Several trends have emerged which may propel significant adoption of these advances over the next decade:

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More than $29 billion in spending has been dedicated to the compulsory utilization of electronic health records and other IT services under the “HITECH” portion of the American Recovery and Reinvestment Act (ARRA), with most of that spending to occur between 2011-2013. Currently, less than 20% of healthcare providers utilize electronic records, yet over 90% of providers will be expected to have adopted such systems by 2015 (or face economic penalties under Medicare/Medicaid regulations).  This extraordinary growth in the use of medical informatics tools creates a significant and expanding market for CNS Response.

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Similarly, Comparative Effectiveness Research has been made a key feature of the Obama health plan. The cost to treat Americans under care for depression and other mental illnesses rose by nearly two-thirds from $35 billion to $58 billion in the last 10 years, according to a recent report from the Agency for Healthcare Research and Quality. Finding more cost-effective treatment modalities in mental disorders will be critical to successful health care reform;

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The Mental Health Parity Act (Parity Act) requires payers, beginning in 2010, to pay for behavioral medications and treatments using the same standards for evidence and coverage as they currently use for medical/surgical treatments;

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According to a recent RAND report, 275,000 returning military personnel from the Iraq and Afghanistan theatres suffer from Major Depression, Post Traumatic Stress Disorder (PTSD), traumatic brain injury; and

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Consumers have emerged as active decision makers in behavioral treatment, driven by over $4.8 billion in annual Pharma direct-to-consumer advertising and the internet. At the same time, media costs for reaching those consumers are at historic lows.

Today, there are over 100 prescription drugs available to patients suffering from a behavioral disorder, representing one of the largest and fastest-growing drug classes. Unfortunately, psychotropic drugs often do not work, or lose their effect over time, and over 17 million Americans who have failed two or more medication treatments are now considered “treatment resistant”. For these patients, the conventional “trial and error” method of prescribing psychotropic drugs has resulted in low efficacy, high relapse and treatment discontinuation rates, significant patient suffering and billions of dollars in additional cost to payers.

We believe we are the first company to create a neurometric database that correlates medication outcomes with objective neurophysiology data.  Our founding physicians developed this tool to reduce trial and error and thereby improve pharmacotherapy outcomes, particularly in treatment resistant patients, a particularly expensive patient population with profound unmet clinical needs. Our rEEG technology has been used as adjunctive information by physicians treating behavioral disorders such as depression, anxiety, anorexia, OCD, bipolar, ADHD, addiction and others.

rEEG® was developed by a pathologists and a psychiatrist who recognized that correlation of a patient’s unique brain patterns to known long-term medication outcomes of similar patients might significantly improve therapeutic performance. This approach, commonly referred to as Personalized Medicine, is in the process of transforming both clinical practice and the pharmaceutical industry. CNS Response brings this science to behavioral medicine, where the unmet clinical need is well-documented, expensive, and growing.

The PEER Online Process

PEER Outcome Reports are offered as a neurometric information service, in which standard electroencephalogram (EEG) readings are referenced to a database to suggest patient-specific probabilities of response to different medications.  EEG recording devices are widely available, inexpensive to lease, and are available in most cities by independent mobile EEG providers.

The service works as follows:

•	Patients are directed by an attending physician to a local PEER Network provider, who performs a standard digital EEG.

•	EEG data file is uploaded over the web to our central analytical database.

•	We analyze the data against the PEER Online database for patients with similar brain patterns.

•	We provide a report describing the success of patients with similar neurophysiology on different pharmacotherapies (much like an antibiotic sensitivity report commonly used in medicine).

•	The PEER Outcome Report is sent back to the attending physician, usually by the next business day.

Treatment Decisions Made by Licensed Professionals

With the exception of our subsidiary, the Neuro-Therapy Clinic based in Denver, CO, we do not currently operate our own healthcare facilities, employ our own treating physicians or provide medical advice or treatment for patients. Physicians who contract for our PEER Reports own their own facilities or professional licenses, and control and are responsible for the clinical activities provided on their premises. Patients receive medical care in accordance with orders from their attending physicians or providers. Physicians who contract for PEER Reports are responsible for exercising their independent medical judgment in determining the specific application of the information contained in the PEER Reports and the appropriate course of care for each patient. Following the prescription of any medication, Physicians are presumed to administer and provide continuing care treatment.

Estimated Market for PEER Reports

Currently, the wholesale (direct to physician) price for standard rEEG testing is $400 per test, and the retail (payer and consumer) price is approximately $800. Thus far, payments have typically been from psychiatrists whose patients pay privately for the PEER Outcome Report. The National Institute of Mental Health (NIMH) estimates that only 12.7% of patients receive minimally effective treatment, with over 17 million Americans now classified as “treatment resistant”, meaning that they have failed to find relief after trying two or more medications.

Path to Adoption

Several firms in other areas of medicine (such as Oncology) have successfully commercialized products that describe historical medication response based on objective data. We are following the paths to adoption used by several of these firms by focusing on growth in three stages:

(1)           Private pay market.

Consumers and private-pay psychiatrists drive over 33% of the market for psychiatric visits, and a significant proportion of all licensed psychiatrists now describe themselves as private pay only. We believe consumers who have experienced treatment failure will seek out our network of physicians once they become aware of the successful outcomes demonstrated by our clinical trial.

During 2008, the recruiting for our Depression Efficacy Trial (the Depression Efficacy Trial is further described under the heading Neurometric Services Accomplishments below) generated many important lessons about integrated marketing for our rEEG® service. By using a media mix of web, radio and TV, interested patients were delivered into the trial at an average cost of $40-$68 per contact. We will continue to pursue integrated consumer marketing as a means to introduce interested patients to our rEEG® provider network.

To drive growth in private pay, consumer-driven rEEG testing, we plan to do the following:

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Grow our focused physician network: We currently have 52 active practicing physicians utilizing PEER Outcome Reports in their practices, defined as having paid for testing within the last 12 months. Over the same period, 31 new physicians were trained. Physicians who become “power users” (which we define as physicians who conduct several tests per month) report significantly better results than casual users of PEER Online technology, and have certain economies of scale in using the test in their practices. Similar to practices that have adopted laser eye surgery technology in consumer-driven ophthalmology, successful practices using PEER Online have reported that as their word-of-mouth referrals increase, their procedure billings increase, and their average patient visits decrease (as patients improve). Accordingly, their patient turnover may increase over time, requiring additional marketing efforts to grow their practice volume.

We plan to focus on supporting these power users through direct marketing, clinical practice support (patient intake, scheduling, washout support and reporting), and technical support. This focused network approach has been successful in other specialties (for example, in organ transplant networks and in disease management) because it is easier to sell to payers, facilitates data collection, and is more cost-effective in delivering care even at higher provider margins.

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Increase unit pricing: Currently, the wholesale (direct-to-physician) price for a standard PEER Outcome Report is $400 per test, and the retail (payer and consumer) price is approximately $800.  We anticipate that our pricing will be increased over time with greater acceptance of the test as a standard of care, affording improvement in test margins overall.

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Utilize our PEER Online service: In 2008, we purchased the psychiatric clinic in Denver, co-founded by our Chief Medical Officer, Daniel Hoffman, MD. The clinic currently serves as a platform for perfecting PEER Online workflow, information systems, product development and research. We also test local marketing strategies in Denver which can then be generalized to other PEER Online network clinics. The Denver clinic may ultimately become a national Center of Excellence for neuropsychiatry, where insurers may direct certain treatment-resistant patients.

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Scalable platform for delivery: During 2009 and 2010, significant development effort was focused on production systems and lab infrastructure to accommodate potential growth in the production volume of our PEER Reports. Our current production application is able to accommodate up to 100 tests per week without additional manpower. In addition to providing scalable capacity, the production system provides for online delivery of tests and delivery of test data to physicians’ desktops or iPAD. Currently, we are investing in projects to reduce or eliminate the remaining manual processes in test production: including the “artifacting” of EEG data and the Neurologist review of each case. It is estimated that these processes will, over time, be replaced with validated algorithms, exception-based reviews and/or post-facto sampling for quality assurance.

(2)           Payer economic trials.

Health plans currently spend over $30 billion on psychotropic medications each year according to the Substance Abuse and Mental Health Services Administration (SAMHSA), and most are aware that these agents only work on about 30% of patients who take them. The lack of medication adherence and poor treatment outcomes in behavioral health has been a longstanding issue for payers, but they have lacked a targeted, cost-efficient approach to solve the problem.

Presently, PEER Outcome Reports are not reimbursable procedures for most health care payers. Initially, payer response to most new technologies is a reflexive denial of coverage, regardless of the superiority of evidence or economics. Over time, however, certain payers may adopt technologies which confer a clear marketing or underwriting advantage, or which protect them from legal claims for reimbursement under new legislation (e.g. Parity).

We intend to prove that our PEER Reports are a compelling value for payers through independent research, budget impact models, and payer pilots (economic trials):

•	Evidence for payers: We will share well-designed research on PEER Report efficacy, intended to demonstrate the weight of superior evidence in controlled and real-world clinical trials and case series.

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Parity: In 2010, the Mental Health Parity Act (Parity Act) will begin changing all payers’ coverage criteria, requiring equal coverage for behavioral and medical therapies, using the same coverage criteria and evidence. Milliman Global Actuarial Services estimates a 1-3% increase in overall health costs resulting from a significant increase in behavioral health expenditures driven by the Parity Act. Of particular interest to us, however, is the specific language in the Parity Act which requires that coverage of a scope-of-service for one type of diagnosis (for example: a Neurologist performing a diagnostic EEG for Epilepsy) be applied equally as to the use of an EEG by a Psychiatrist for medication management.

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Budget Impact Model: A Budget Impact Model for rEEG® has been developed by Analysis Group Economics based on the published research of Kessler, Russell and others covering the cost of treatment failure in mental disorders. Modeling the economic impact of PEER Reports in a health plan with five million members, we estimate that full utilization of PEER Reports in treatment-resistant depression, anxiety, bipolar and ADHD could save $8,500 per treatment resistant member annually.

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Economic Trials: Economic Trials are intended to demonstrate the comparative effectiveness of PEER Reports versus prevailing Trial & Error medication management through pilot programs within a payer’s own population. Although no payer is currently reimbursing physicians for the use of PEER Online technology, we are currently negotiating pilot programs for reimbursement coverage with several of the nation’s largest payers, representing over 80 million covered lives.

(3)           Full payer coverage.

We will seek to achieve full reimbursement by insurance companies of referenced-EEG by establishing a successful direct-to-consumer adoption of the PEER Reports, along with continued release of confirmatory PEER Online research in peer-reviewed publications. Following the examples described above, we will seek to accelerate the effect of these initiatives in the following ways:

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Patient Advocacy : We believe that some components of the PEER Report may be billable to payers under the Mental Health Parity Act. Historically, patients of our physician network providers, and those in our own clinic in Colorado, have paid out of pocket for PEER Reports and then sought reimbursement from their insurance carrier. Although these providers frequently furnish information to support these claims, the success of their prosecution by patients is unclear.

Accordingly, we intend to organize the advocacy of each claim with third party payers, which has been successful with other companies.

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Guideline development: We intend to continue internal and externally-sponsored clinical research to prove the efficacy of our technology to professional associations, such as the American Psychiatric Association. We believe that with strong clinical results, professional associations may endorse PEER Reports in their treatment guidelines, which may drive full payer coverage.

We also believe that the inclusion of historical and new PEER Report research in Comparative Effectiveness studies conducted under the Agency for Healthcare Research and Quality (AHRQ) would be a significant milestone. As a consequence of this recent focus on cost-effective treatment, an unprecedented level of funding has been made available under the Economic Recovery Act, the budgets for NIH and AHRQ, and earmarked budgets for Defense and the Veterans Administration (“VA”).  It should be noted that the VA recently lost an appeal in the 9th Circuit Court, which ruled that delays by the VA in mental healthcare treatment and substandard results were unconstitutional. We intend to pursue research opportunities with several external sponsors of research, including:

•	the National Institute of Mental Health, focusing on the cost-effectiveness of PEER Reports as a more deployable version of brain imaging to guide prescribing;

•	the Department of Defense and the Veterans Administration, to address the potential for PEER Reports in treating returning soldiers with PTSD and Major Depression; and

•	the Centers for Medicare and Medicaid Services (CMS), as a mechanism for improving quality and cost performance in programs that spend billions on psychotropic medications.

Neurometric Services Accomplishments

Over the last few years, we have been primarily focused on proving the efficacy of PEER Report informed treatments through multiple clinical trials. The largest of these — the Depression Efficacy Trial — was a multi-center, randomized, parallel controlled trial completed in 2009 at 12 medical centers, including Harvard, Stanford, Cornell, UCI and Rush. The study began in late 2007 and was completed in September 2009, screening 465 potential subjects with Treatment Resistant Depression and ultimately randomizing 114 participants to a 12-week course of treatment utilizing PEER Reports in the experimental group and a modified STAR*D algorithm in the control group (STAR*D, or Sequenced Alternatives to Relieve Depression, was a large, seven-year study sponsored by the National Institute of Mental Health and completed in 2006). Primary clinical outcome measures included the Quick Inventory of Depression Symptomology (QIDS) and the Quality of Life Enjoyment and Satisfaction Questionnaire (QLESQ). Top-line results were consistent with previous clinical trials of PEER Reports:

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The study found that PEER Reports significantly outperformed the modified STAR*D treatment algorithm from the beginning. The difference, or separation, between PEER Reports and the STAR*D control group was 50 and 100 percent for the study’s two primary endpoints. By contrast, separation between a new treatment and a control group often averages less than 10 percent in antidepressant studies. Interestingly, separation was achieved early (in week 2) and was durable, continuing to grow through week 12.

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The control group in this case, STAR*D, was a particularly tough comparator, representing a level of evidence-based depression care that is available to only 10% of the US population, according to one of the study’s authors.

•	Statistical significance (p < .05) was achieved on all primary and most secondary endpoints.

In the course of undertaking the study, we also gained insights into marketing of the PEER Online technology, highlighting aspects of marketing which proved to be more successful than others. Furthermore, we also developed a foundation for commercialization of the PEER Online technology with insurance companies, and signed a payer group, Cal Optima (a Southern California health plan for Medicare/Medicaid enrollees), to run a pilot study with us.

We plan to continue expanding the PEER Online database with the addition of more pharmaceuticals and their respective outcomes. Additionally, we plan on improving the functionality and clinical utility of our PEER Reports, in order to improve adoption and compress the training period necessary for physicians to become proficient with the report. To this end we have integrated an iPAD application as the user interface. Finally, we plan to increase and refine our marketing efforts to consumers and psychiatrists, and expand our effort to obtain regular insurance reimbursement for PEER Report guided therapies.

Use of PEER Online Technology in Pharmaceutical Development

In addition to its utility in providing psychiatrists and other physicians with medication sensitivity guidance, PEER Online technology provides us with significant opportunities in the area of pharmaceutical development. In the future, we aim to use our propriety data and processes to advance central nervous system (CNS) pharmaceutical development and economics, in one or more of the following ways:

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Enrichment: Selecting patients for clinical trial who not only have the symptoms of interest, but are shown by PEER Report screenings as likely to respond to the developer’s drug. An oft-cited example is the antidepressant Prozac, which failed several clinical trials before it achieved success in two separate trials. The ability to design trials in which exclusion criteria identify and exclude patients who are clearly resistant, as determined by PEER Reports, has the potential to sharpen patient focus and productivity in clinical trials of psychotropic medications.

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Repositioning: PEER Reports may suggest new applications/indications of existing medications. For example, Selective Serotonin Reuptake Inhibitors Antidepressants (SSRI’s) are now commonly given by primary care physicians for depression and other complaints, but often produce unwanted side effects or inadequate results. The ability to define individual neurometrics for patients, who respond better to tricyclics (TCA’s), or combinations of TCA’s and stimulants, offers the potential for new indications for existing compounds.

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Salvage: Resuscitation of medications that failed phase II or III studies.  One example of this opportunity is Sanofi-Aventis’ unsuccessful PMA filing for Rimonabant, a promising anti-obesity/cardio-metabolic compound which was denied approval in the U.S. due to central nervous system side-effects in their clinical trial populations. Being able to screen out trial participants with resistance to a certain medication is an application for PEER Reports, and could create “theranostic” products (where an indication for use is combined with PEER Reports) for compounds which have failed to receive broader approval.

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New Combinations: Unwanted adverse effects occur with medications in fields from cancer to hepatitis. The ability to improve these medications, in combination with psychotropics, may improve safety, compliance, and sometimes, patient outcomes.

•	Decision Support: Improved understanding supports improved decision making at all levels of pharmaceutical development.

Competition

Comparable Companies

Although there are no companies offering a service directly comparable to rEEG, the following companies might be noted as pursuing similar strategies:

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GENOMIC HEALTH, Inc. is a life science company focused on the development and commercialization of genomic-based clinical laboratory services for cancer that allow physicians and patients to make individualized treatment decisions.

•	ASPECT MEDICAL SYSTEMS, INC. (now part of Covidien) is developing a specific EEG measurement system that indicates a patient’s likely response to some antidepressant medications.

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BRAIN RESOURCE COMPANY is an Australian Clinical Research Organization (CRO) and neurosciences company focused on personalized medicine solutions for patients, clinicians, pharmaceutical trials and discovery research.

Intellectual Property

PEER Online Patents

We have five issued U.S. Patents which cover the process involved in our PEER Online service. In addition, we believe these patents cover the analytical methodology we use with any form of neurophysiology measurement including SPECT (Single Photon Emission Computed Tomography), fMRI (Functional Magnetic Resonance Imaging), PET (Positron Emission Tomography), CAT (Computerized Axial Tomography), and MEG (Magnetoencephalography). We do not currently have data on the use of such alternate measurements, but we believe they may, in the future, prove to be useful to guide therapy in a manner similar to rEEG. We have also filed patent applications for our technology in various U.S. and foreign jurisdictions, and have issued patents in Europe, Mexico, Australia and Israel.

During 2009 and 2011, we were awarded additional process patents for use of PEER Online technology in drug discovery, including clinical trial and drug efficacy studies. In addition, we successfully defended our patents by requesting reexamination of a patent issued to Aspect Medical (now Covidien), resulting in a reduction and narrowing of claims awarded under the previously issued Aspect patents.

rEEG Trademarks

“Referenced-EEG” and “rEEG” are registered trademarks of CNS California in the United States. We will continue to expand our brand names and our proprietary trademarks worldwide as our operations expand.  We have trademarked PEER Online and PEER Outcome Reports and expect to have them registered in due course.

PEER Online Database

The PEER Online database consists of over 17,000 medication trials across over 2,000 patients who had psychiatric or addictive problems. The PEER Online database is maintained in two parts:

1.           The QEEG Database

The QEEG Database includes EEG recordings and neurometric data derived from analysis of these recordings. This data is collectively known as the QEEG Data. QEEG or “Quantitative EEG” is a standard measure that adds modern computer and statistical analyses to traditional EEG studies. We utilize two separate QEEG databases which provide statistical and normative information in the PEER Outcome Report process.

2.           The Clinical Outcomes Database

The Clinical Outcomes Database consists of physician provided assessments of the clinical long-term outcomes (average of 405 days) of patients and their associated medications. The clinical outcomes of patients are recorded using an industry-standard outcome rating scale, the Clinical Global Impression Global Improvement scale (“CGI-I”). The CGI-I requires a clinician to rate how much the patient’s illness has improved or worsened relative to a baseline state. A patient’s illness is compared to change over time and rated as: very much improved, much improved, minimally improved, no change, minimally worse, much worse, or very much worse.

The format of the data is standardized and that standard is enforced at the time of capture by a software application. Outcome data is input into the database by the treating physician or in some cases, their office staff. Each Physician has access to his/her own patient data through the software tool that captures clinical outcome data.

We consider the information contained in the PEER Online database to be a valuable trade secret and are diligent about protecting such information. The PEER Online database is stored on a secure server and only a limited number of employees have access to it.

Research and Development

We plan to continue to enhance, refine and improve the accuracy of our PEER Online database and PEER Outcome Reports through expansion of the number of medications covered by our PEER Reports, expansion of our neurometrics, refinement of our report generating system, and by reducing the time to turnaround a report to the physician. Research and development expenses during the fiscal years ended September 30, 2010 and 2009 were $1,120,500 and $1,924,100, respectively.

Government Regulation

The FDA informed us that it believes our rEEG service constitutes a medical device which is subject to regulation by the FDA, requiring pre-market approval or 510(k) clearance by the FDA pursuant to the Federal Food, Drug and Cosmetic Act (the “Act”) before our service can be marketed or sold.

In early 2010, we submitted an application to obtain 510(k) clearance for our rEEG service, without waiving our right to continue to take the position that our services do not constitute a medical device. We sought review of our rEEG service, based upon its equivalence to predicate devices that already have FDA clearance, which appeared to represent a sound mechanism in order to reduce regulatory risks.

On July 27, 2010 we received a letter (the “NSE Letter”) from the FDA stating that they determined that our rEEG service was not substantially equivalent to the predicate devices that had previously been granted 510(k) clearance and that among other options we could be required to file an approved premarket approval application (PMA) before it can be marketed legally, unless it is otherwise reclassified.  The company has filed an appeal for reconsideration of this finding based on material product modifications and additional evidence.

We currently plan to continue marketing as a non-device cloud-based neurometric information service, while continuing to discuss alternative approaches with the FDA.  Further, we have designed the new PEER Online service to mirror recognized non-device information services, such as Epocrates or the New England Journal of Medicine Online.  Alternative approaches, which are not mutually exclusive, may include 1) request for reclassification of our cloud-based information service, or 2) submitting a new 510(k) with revised claims for rEEG and/or additional information about the predicate devices. If we continue to market our rEEG service and the FDA determines that we should be subject to FDA regulation, it could seek enforcement action against us based upon its position that our rEEG service is a medical device.

In addition to the foregoing, federal and state laws and regulations relating to the sale of our Neurometric Information Services are subject to future changes, as are administrative interpretations of regulatory agencies. In the event that federal and state laws and regulations change, we may need to incur additional costs to seek government approvals for the sale of our Neurometric Information Services.

In the future, we may seek approval for medications or combinations of medications for new indications, either with corporate partners, or potentially, on our own. The development and commercialization of medications for new indications is subject to extensive regulation by the U.S. Federal government, principally through the FDA and other federal, state and governmental authorities elsewhere. Prior to marketing any central nervous system medication, and in many cases prior to being able to successfully partner a central nervous system medication, we will have to conduct extensive clinical trials at our own expense to determine safety and efficacy of the indication that we are pursuing.

Employees

As of May 31, 2011, we had approximately 13 full-time and 9 part-time employees, and 4 independent contractors. We offer all full-time employees medical insurance, dental insurance and paid vacation. We believe that our relations with our employees are good. None of our employees belong to a union.

Properties

We lease our headquarters and Neurometric Information Services space, located at 85 Enterprise, Suite 410, Aliso Viejo, CA 92656, under an operating lease which commenced on February 1, 2010 and terminates on January 30, 2013. The 2,023 square foot facility has an average cost for the lease term of $3,600 per month.

We lease space for our Clinical Services operations, located at 7800 East Orchard Road, Suite 340, Greenwood Village, CO 80111, under an operating lease. A 37 month extension to the original 2005 lease was negotiated commencing April 1, 2010 and terminating April 30, 2013. The 3,542 square foot facility has an average cost for the lease term of $5,100 per month.

We believe that our current space is adequate for our needs and that suitable additional or substitute space will be available to accommodate the foreseeable expansion of our operations.

Legal Proceedings

From time to time, we may be involved in litigation relating to claims arising out of our operations in the ordinary course of business. We are not currently party to any legal proceedings, the adverse outcome of which, in our management’s opinion, individually or in the aggregate, would have a material adverse effect on our results of operations or financial position.

On April 11, 2011, former CEO and Chairman of the Board of Directors Leonard J. Brandt and his family business partnership Brandt Ventures, GP filed an action in the Superior Court for the State of California, Orange County against CNS Response, Inc., one of its stockholders and a member of the board of directors, alleging breach of a promissory note agreement entered into by Brandt Ventures, GP and the Company and alleging that Mr. Brandt was wrongfully terminated as CEO in April, 2009  for which he is seeking approximately $170,000 of severance.  The plaintiffs seek rescission of a  $250,000 loan made by Brandt Ventures, GP to the Company  which was converted into common stock in accordance with its terms, restitution of the loan amounts, and compensatory and punitive damages for Mr. Brandt’s termination. The Company has not been served with a summons and complaint in the action.  CNS Response, Inc. believes the complaint to be devoid of any merit and will aggressively defend the action if the plaintiffs decide to proceed with it.  The action is captioned  Leonard J. Brandt and Brandt Ventures, GP v. CNS Response, Inc., Sail Venture Partners and David Jones , case no. 30-2011-00465655-CU-WT-CJC.

MANAGEMENT

The following table sets forth the name, age and position of each of our executive officers and directors as of June 2, 2011.

Name	Age	Position
David B. Jones	67	Chairman of the Board
George Carpenter	53	Director, President and Chief Executive Officer
Paul Buck	55	Chief Financial Officer and Secretary
Daniel Hoffman, M.D.	63	Chief Medical Officer
Michael Darkoch	67	Executive Vice President and Chief Marketing Officer
John Pappajohn	82	Director
Jerome Vaccaro, M.D.	56	Director
Henry T. Harbin, M.D	64	Director
George Kallins, M.D.	50	Director

David B. Jones, Chairman of the Board

David B. Jones has been a director of CNS California since August 2006, and became a director of our company upon the completion of our merger with CNS California on March 7, 2007. On April 29, 2011, Mr. Jones was appointed Chairman of our Board. Mr. Jones currently serves as a partner of SAIL Venture Partners, L.P., a position which he has held since 2003. SAIL Venture Partners, L.P. engages in investing primarily in cleantech companies, and is deemed to be the beneficial owner of approximately 17.3% of our common stock as determined for purposes of Rule 13d-3 under the Securities Exchange Act. Mr. Jones also served as Chairman and Chief Executive Officer of Dartron, Inc., a computer accessories manufacturer. From 1985 to 1997, Mr. Jones was a general partner of InterVen Partners, a venture capital firm with offices in Southern California and Portland, Oregon. From 1979 to 1985, Mr. Jones was President and Chief Executive Officer of First Interstate Capital, Inc., the venture capital affiliate of First Interstate Bancorp. He has served on several boards of public and private companies and has acted as Chairman of Birtcher Medical Systems, Inc., a public company, and Chairman of the Audit Committee for Birtcher Medical Systems, Inc from 1992 to 1994 and Triquint Semiconductor, Inc. from 1993 to 1995. From 2005 to 2008, he was a Director of Earthanol, Inc., and from October 2009 to present, he has served as a director of M2 Renewables, Inc. Mr. Jones is a graduate of Dartmouth College and holds Masters of Business Administration and law degrees from the University of Southern California. Mr. Jones is the longest-serving member on our board and adds substantial expertise from his venture capital finance background and his executive experience. His experience provides us with valuable insight with respect to financing and operational strategies and corporate governance issues.  Mr. Jones devotes such portion of his time to his role as the Chairman of CNS as is required to properly fulfill his duties in that role.

George Carpenter, Director, President and Chief Executive Officer

George Carpenter joined our board of directors as Chairman on April 10, 2009 and served as Chairman until April 29, 2011. Mr. Carpenter has been serving as our Chief Executive Officer since April 10, 2009, served as our President from October 1, 2007 until April 10, 2009 and was reappointed our President on April 29, 2011. As President until 2009, Mr. Carpenter’s primary responsibility involved developing strategy and commercializing our rEEG technology. From 2002 until he joined CNS in October 2007, Mr. Carpenter was the President & CEO of WorkWell Systems, Inc., a national physical medicine firm that manages occupational health programs for Fortune 500 employers. Prior to his position at WorkWell Systems, Mr. Carpenter founded and served as Chairman and CEO of Core, Inc., a company focused on integrated disability management and work-force analytics. He served in those positions from 1990 until Core was acquired by Assurant, Inc. in 2001. From 1984 to 1990, Mr. Carpenter was a Vice President of Operations with Baxter Healthcare, served as a Director of Business Development and as a strategic partner for Baxter’s alternate site businesses. Mr. Carpenter began his career at Inland Steel where he served as a Senior Systems Consultant in manufacturing process control. Mr. Carpenter holds an MBA in Finance from the University of Chicago and a BA with Distinction in International Policy & Law from Dartmouth College. The Board selected Mr. Carpenter to serve as a director because of his extensive experience as chief executive officer for several companies and his service in a variety of leadership positions in the areas of fund raising, business development and building a management team. Mr. Carpenter provides critical insight into the areas of organizational and operational management.  Mr. Carpenter works full-time for CNS.

Paul Buck, Chief Financial Officer and Secretary

Effective February 18, 2010, we appointed Paul Buck to the position of Chief Financial Officer. Mr. Buck has been working with us as an independent consultant since December 2008, assisting management with finance and accounting matters as well as our filings with the Securities and Exchange Commission. Prior to joining us, Mr. Buck worked as an independent consultant since 2004 and has broad experience with a wide variety of public companies. His projects have included forensic accounting, restatements, acquisitions, interim management and system implementations. Mr. Buck, a Swiss National, was raised in Southern Africa and holds a Bachelor of Science degree in Chemistry and a Bachelor of Commerce degree both from the University of Cape Town, South Africa. He started his career with Touche Ross & Co. in Cape Town and qualified as a Chartered Accountant. In 1985, Mr. Buck joined the Los Angeles office of Touche Ross & Co. where he was an audit manager. In 1991 he joined the American Red Cross Biomedical Services as the CFO of the Southern Californian Region. After five years with the organization, he returned to Deloitte & Touche as a manager in the Solutions Consulting Group. In 1998, Mr. Buck was recruited back to the American Red Cross Biomedical Services as CFO and became the Director of Operations for the Southern California Region until 2003.  Mr. Buck works full-time for CNS.

Daniel Hoffman, Chief Medical Officer

Dr. Hoffman became our Chief Medical Officer on January 15, 2008, upon our acquisition of Neuro-Therapy Clinic, Inc., which at the time of the acquisition was our largest customer and which was owned by Dr. Hoffman. Dr. Hoffman also served as our President from April 2009 to April 2011. Dr. Hoffman had served as the Medical Director of Neuro-Therapy Clinic, Inc. since 1993, and as President of Neuro-Therapy Clinic, Inc. since he founded it in the 1980’s. Neuro-Therapy Clinic, Inc. is focused on discovering ways to integrate technology into the creation of better business practices. Dr. Hoffman is a Neuropsychiatrist with over 25 years experience treating general psychiatric conditions such as depression, bipolar disorder and anxiety. He provides the newest advances in diagnosing and treating attentional and learning problems in children and adults. Dr. Hoffman has authored over 50 professional articles, textbook chapters, poster presentations and letters to the editors on various aspects of neuropsychiatry, Quantitative EEG, LORETA, Referenced EEG, advances in medication management, national position papers and standards, Mild Traumatic Brain Injury, neurocognitive effects of Silicone Toxicity, sexual dysfunction and other various topics. Dr. Hoffman has given over 58 major presentations and seminars, including Grand Rounds at Universities and Hospitals, workshops and presentations at national society meetings (such as American Psychiatric Association and American Neuropsychiatric Association), national CME conferences, insurance companies, national professional associations, panel member discussant, and presenter of poster sessions. He has also lectured internationally as part of a consortium advancing Quantitative EEG in Psychiatry and done research with the major national academic institutions on the use of Referenced EEG to help guide treatment choices. Dr. Hoffman has a Bachelor of Science in Psychology from the University of Michigan, an MD from Wayne State University School of Medicine and conducted his Residency in Psychiatry at the University of Colorado Health Sciences Center.  Dr. Hoffman works full-time for CNS.

Michael Darkoch, Executive Vice President and Chief Marketing Officer

Michael Darkoch became our Executive Vice President and Chief Marketing Officer on July 6, 2010. Prior to joining us, Mr. Darkoch worked as Vice President of Network Management for MedImpact Health Systems in San Diego since 2004, where he managed new business development for self-insured clients achieving 25% growth per year, and worked in product development releasing two major products in one year, and Specialty Pharmacy, a value-added product generating $20 million in sales in its first year of commercialization. At our company, Mr. Darkoch is responsible for managing and implementing various business activities associated with the launch and the commercialization of rEEG. This includes responsibility for business development, revenue generation, marketing, network management and performance and patient management. He is also responsible for managing sales and product placement across the various market channels we address, including commercial payers, government agencies, employers and direct to consumer. Mr. Darkoch’s experience in healthcare spans over 30 years. He has significant business development and executive management experience in the pharmaceutical distribution field. He started his engineering and management career with Texas Instruments and Mobil Chemical Company. He moved into healthcare in 1974 and joined Baxter International. He progressed through product development, logistics and distribution, business development and general manager over several business units. He pioneered business initiatives into home infusion, hospital systems, and alternate site delivery systems. He was responsible for client acquisition and renewal on the original Baxter team that developed Mail Order prescription fulfillment. This business unit was eventually spun-off and became Caremark Rx. Mr. Darkoch managed Caremark Rx sales and client growth from $100 million to $ 2.1 billion in a five year time frame. He left Caremark Rx in the late 1990’s and managed business development and client management for two disability management companies — CORE, Inc. and WorkWell Health Systems. Mr. Darkoch holds a Bachelor of Science of Industrial Engineering degree from Lehigh University and Master of Science in Business from Southern Methodist University.  Mr. Darkoch works full-time for CNS.

John Pappajohn, Director

John Pappajohn joined our board of directors on August 26, 2009. Since 1969, Mr. Pappajohn has been the President and sole owner of Pappajohn Capital Resources, a venture capital firm, and President and sole owner of Equity Dynamics, Inc., a financial consulting firm, both located in Des Moines, Iowa. He serves as a director on the boards of the following public companies: American CareSource Holdings, Inc., Dallas, TX since 1994; PharmAthene, Inc., Annapolis, MD, since 2007; ConMed Healthcare Management, Inc., Hanover, MD, since 2005. Mr. Pappajohn was chosen to serve as a director of our company because of his unparalleled experience serving as a director of more than 40 companies and the substantial insight he has gained into the life sciences and healthcare industries by actively investing in the industries for more than 40 years, and by founding and supporting several public healthcare companies.  Mr. Pappajohn devotes such portion of his time to his role as a director of CNS as is required to properly fulfill his duties in that role.

Jerome Vaccaro, M.D., Director

Jerome Vaccaro, M.D., joined the board of directors of CNS California in 2006 and became a director of our company upon the completion of our merger with CNS California on March 7, 2007. Dr. Vaccaro is President and Chief Operating Officer of APS Healthcare, Inc. (APS), a privately held specialty healthcare company, which he joined in June 2007. From February 2001 until its acquisition by United Health Group in 2005, Dr. Vaccaro served as President and Chief Executive Officer of PacifiCare Behavioral Health (“PBH”), and then served as Senior Vice President with United Health Group’s Specialized Care Services until he joined APS. Dr. Vaccaro has also served as Medical Director of PBH (1996-2001), Chief Executive Officer of PacifiCare Dental and Vision (2002-2004), and Senior Vice President for the PacifiCare Specialty Health Division (2002-2004). Dr. Vaccaro has an extensive background in community mental health and public sector work, including editing the textbook, “Practicing Psychiatry in the Community,” which is hailed as the definitive community psychiatry text. Dr. Vaccaro completed medical school and a Psychiatry Residency at the Albert Einstein College of Medicine in New York City. After his training, Dr. Vaccaro served on the full-time faculty of the University of Hawaii (1985-1989) and UCLA (1989-1996) Departments of Psychiatry. Dr. Vaccaro was chosen to serve on our board because of his experience in senior executive positions in a diverse set of mental healthcare companies, his extensive background in community mental health and public sector work and his valuable experience in medical academia. Dr. Vaccaro devotes such portion of his time to his role as a director of CNS as is required to properly fulfill his duties in that role.

Henry T. Harbin, M.D., Director

Henry Harbin, M.D. joined our board of directors on October 17, 2007. Since 2004, Dr. Harbin has worked as an independent consultant providing health care consulting services to a number of private and public organizations. Dr. Harbin is a psychiatrist with over 30 years of experience in the behavioral health field. He has held a number of senior positions in both public and private health care organizations. He worked for 10 years in the public mental health system in Maryland serving as director of the state mental health authority for three of those years. He has been CEO of two national behavioral healthcare companies — Greenspring Health Services and Magellan Health Services (“Magellan”). Dr. Harbin was Executive Chairman of the Board of Magellan from October 2002 to January 2004, Chairman from March 2001 to September 2002, Chief Executive Officer from 1998 to September 2001 and Executive Vice President from 1995 to 1998.  In March 2003, Magellan and subsidiaries filed voluntary petitions for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code. Magellan’s Plan of Reorganization was confirmed by order of the bankruptcy court on October 8, 2003, and Magellan and its subsidiaries emerged from the protection of their Chapter 11 proceedings in January 2004. At the time he was CEO of Magellan, it was the largest managed behavioral healthcare company managing the mental health and substance abuse benefits of approximately 70 million Americans including persons who were insured by private employers, Medicaid and Medicare. In 2002 and 2003, he served on the President’s New Freedom Commission on Mental Health. As a part of the Commission he was chair of the subcommittee for the Interface between Mental Health and General Medicine. In 2005, he served as co-chair of the National Business Group on Health’s work group that produced the Employer’s Guide to Behavioral Health Services in December 2005. The Board selected Dr. Harbin to serve as a director because of his over 30 years of experience in the behavioral health field, which includes an impressive service record in the area of public sector health. His experience provides significant vision to a company in the mental healthcare industry. Dr. Harbin devotes such portion of his time to his role as a director of CNS as is required to properly fulfill his duties in that role.

George J. Kallins, M.D., Director

George Kallins, M.D. joined our board of directors on July 5, 2010. Dr. Kallins has served as President and CEO of ACP Management, his family’s property management, development and real estate investment firm since 2004; however, he also continues to practice medicine in his specialty field of Obstetrics and Gynecology. He founded and was the CEO and President of Mission Obstetrics and Gynecology which was a 14 physician strong medical group and was also the founder and CEO of Medical Management Resources, a medical management and billing company. Dr Kallins served as the Medical Director of the USC Center for Women’s Mood Disorders while on the faculty at the University of Southern California School of Medicine in 1999 through 2000. During this time he also authored a book titled,  Five Steps to a PMS Free Life , which includes issues dealing with mood disorders impacting some women. He published this book through The Village Healer Press which he founded. Dr. Kallins received his B.Sc majoring in Psychobiology from the University of Southern California and his medical degree from the Rush School of Medicine in Chicago, IL. He returned to the University of Southern California to do his residency in Obstetrics and Gynecology. Dr. Kallins also has an MBA from Pepperdine University. The Board selected Dr. Kallins to serve as a director because of his 20-plus years of experience in primary medicine, specifically in the field of mood disorders, and his business accomplishments. His experience provides us insight into the field of primary medical care and our relationship to the prescribing of psychotropic drugs. We believe the prescription of psychotropic drugs is an area of medicine which could benefit from our rEEG technology. Dr. Kallins devotes such portion of his time to his role as a director of CNS as is required to properly fulfill his duties in that role.

Board Composition

Our board of directors currently consists of six members: David Jones, George Carpenter, Henry Harbin, Jerome Vaccaro, John Pappajohn and George Kallins. With the exception of George Kallins, who was appointed to our board on July 5, 2010, each director was elected at our annual meeting of shareholders held on April 27, 2010. Each of our directors will serve until our next annual meeting and until his successor is duly elected and qualified.

We are not a “listed company” under SEC rules and are therefore not required to have separate committees comprised of independent directors. Our board of directors has, however, determined that David Jones, Jerome Vaccaro, Henry Harbin and George Kallins are independent directors as that term is defined in Section 5605(a) of the Equity Rules of the NASDAQ Stock Market (the “Nasdaq Listing Rules”) and are independent for the purposes of applicable securities laws. In addition, our former director Tommy Thompson was “independent” as that term is defined in Section 5605(a) of the Nasdaq Listing Rules.

Code of Ethics

Upon completion of this offering, we will adopt a written code of ethics applicable to our board of directors, officers and employees in accordance with applicable securities laws. Our board of directors will oversee compliance with our code of ethics as it relates to our company through an officer designated by our board of directors. Officers and employees will be required to report known and suspected breaches of our code of ethics to an appropriate supervisor, or in the case of senior officers and directors, to an officer designated by our board of directors. Our code of ethics will be designed to deter wrongdoing and to promote:

•	honest and ethical conduct;

•	full, fair, accurate, timely and understandable disclosure in reports and documents that we will file with securities regulators and in our other public communications;

•	compliance with applicable laws, rules and regulations, including insider trading compliance; and

•	accountability for adherence to the code and prompt internal reporting of violations of the code, including illegal or unethical behavior regarding accounting or auditing practices.

A copy of our code of ethics will be available on our website at www.cnsresponse.com upon completion of this offering. We intend to disclose any amendment to, or a waiver from, a provision of our code of ethics involving our executive officers by posting such information on our website. The content on our website is not incorporated by reference into this prospectus.

Board Committees

Our board of directors established an audit committee and a compensation committee at a board meeting held on March 3, 2010, and each committee has its own charter. After this offering, our board of directors and its committees will generally meet at least quarterly. Each of the board committees has the composition and responsibilities described below. Each committee operates under a charter that has been approved by our board of directors, copies of which will be available on our website at www.cnsresponse.com  following the completion of this offering. The content on our website is not incorporated by reference into this prospectus.

Audit Committee

We have a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act of 1934, as amended, and applicable Canadian securities laws.  The members of our audit committee are Mr. David Jones, Dr. Jerome Vaccaro, and Dr. George Kallins. Upon the closing of this offering, all of the members of the audit committee will be “independent” within the meaning of applicable securities laws and listing rules, including the Nasdaq Listing Rules. Mr. Jones is our audit committee financial expert, as such term is currently defined in Item 407(d)(5) of Regulation S-K. Each member of the audit committee is financially literate, as each has the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by our financial statements.

The audit committee oversees our accounting and financial reporting processes and oversees the audit of our financial statements and the effectiveness of our internal control over financial reporting. The specific functions of this committee include:

•	selecting and recommending to our board of directors the appointment of an independent registered public accounting firm and overseeing the engagement of such firm;

•	approving the fees to be paid to the independent registered public accounting firm;

•	helping to ensure the independence of our independent registered public accounting firm;

•	overseeing the integrity of our financial statements;

•	preparing an audit committee report as required by the SEC to be included in our annual proxy statement;

•	reviewing major changes to our auditing and accounting principles and practices as suggested by our company’s independent registered public accounting firm, internal auditors (if any) or management;

•	reviewing and approving all related party transactions; and

•	overseeing our compliance with legal and regulatory requirements.

Compensation Committee

The members of our compensation committee are Mr. John Pappajohn, Mr. David Jones and Dr. Henry Harbin.  Mr. Pappajohn chairs the compensation committee, each member of which satisfies the independence standards established by applicable securities laws and listing rules, including the Nasdaq Listing Rules. In addition, each member of our compensation committee qualifies as a “non-employee director” under Rule 16b-3 of the Exchange Act. Our compensation committee assists the board of directors in the discharge of its responsibilities relating to the compensation of the board of directors and our executive officers.  Effective upon the closing of the offering, our board of directors will amend the charter and function of our compensation committee to make it a compensation, nominating and corporate governance committee.

The committee’s compensation-related responsibilities include:

•	assisting our board of directors in developing and evaluating potential candidates for executive positions and overseeing the development of executive succession plans;

•	reviewing and approving on an annual basis the corporate goals and objectives with respect to compensation for our chief executive officer;

•	reviewing, approving and recommending to our board of directors on an annual basis the evaluation process and compensation structure for our other executive officers;

•	providing oversight of management’s decisions concerning the performance and compensation of other company officers, employees, consultants and advisors;

•
reviewing our incentive compensation and other stock-based plans and recommending changes in such plans to our board of directors as needed, and exercising all the authority of our board of directors with respect to the administration of such plans;

•	reviewing and recommending to our board of directors the compensation of independent directors, including incentive and equity-based compensation; and

•	selecting, retaining and terminating such compensation consultants, outside counsel and other advisors as it deems necessary or appropriate.

Corporate Governance and Nominating Functions

Upon completion of this offering, the corporate governance and nominating committee functions will be performed by the members of our compensation committee who, as listed above, all satisfy the independence standards established by applicable securities laws and listing rules, including the Nasdaq Listing Rules.

The committee’s governance and nominating committee’s responsibilities will include:

•	identifying individuals qualified to become members of our board of directors;

•	recommending to our board of directors the persons to be nominated for election as directors;

•	assisting our board of directors in recruiting such nominees;

•	recommending to our board of directors qualified individuals to serve as committee members;

•	performing an annual evaluation of our board of directors;

•	evaluating the need and, if necessary, creating a plan for the continuing education of our directors; and

•	assessing and reviewing our corporate governance guidelines and recommending any changes to our board of directors.

EXECUTIVE COMPENSATION

Overview of Compensation Practices

Our executive compensation program is administered by the compensation committee.

Compensation Philosophy

Generally, we compensate our executive officers with a compensation package that is designed to drive company performance to maximize shareholder value while meeting our needs and the needs of our executives. The following are objectives we consider:

•	Alignment - to align the interests of executives and shareholders through equity-based compensation awards;

•	Retention - to attract, retain and motivate highly qualified, high performing executives to lead our growth and success; and

•	Performance - to provide, when appropriate, compensation that is dependent upon the executive’s achievements and our performance.

In order to achieve the above objectives, our executive compensation philosophy is guided by the following principles:

•	Rewards under incentive plans are based upon our short-term and longer-term financial results and increasing shareholder value;

•
Executive pay is set at sufficiently competitive levels to attract, retain and motivate highly talented individuals who are necessary for us to strive to achieve our goals, objectives and overall financial success;

•	Compensation of an executive is based on such individual’s role, responsibilities, performance and experience; and

•	Annual performance of our company and the executive are taken into account in determining annual bonuses with the goal of fostering a pay-for-performance culture.

Compensation Elements

We compensate our executives through a variety of components, which may include a base salary, annual performance based incentive bonuses, equity incentives, and benefits and perquisites, in order to provide our executives with a competitive overall compensation package. The mix and value of these components are impacted by a variety of factors, such as responsibility level, individual negotiations and performance and market practice. The purpose and key characteristics for each component are described below.

Base Salary

Base salary provides executives with a steady income stream and is based upon the executive’s level of responsibility, experience, individual performance and contributions to our overall success, as well as negotiations between us and such executive officer. Competitive base salaries, in conjunction with other pay components, enable us to attract and retain talented executives. The Board typically sets base salaries for our executives at levels that it deems to be competitive, with input from our Chief Executive Officer.

Annual Incentive Bonuses

Annual incentive bonuses are a variable performance-based component of compensation. The primary objective of an annual incentive bonus is to reward executives for achieving corporate and individual goals and to align a portion of total pay opportunities for executives to the attainment of our company’s performance goals. Annual incentive awards, when provided, act as a means to recognize the contribution of our executive officers to our overall financial, operational and strategic success.

Equity Incentives

Equity incentives are intended to align executive and shareholder interests by linking a portion of executive pay to long-term shareholder value creation and financial success over a multi-year period. Equity incentives may also be provided to our executives to attract and enhance the retention of executives and to facilitate stock ownership by our executives. The Board considers individual and company performance when determining long-term incentive opportunities.

Health & Welfare Benefits

The executive officers participate in health and welfare, and paid time-off benefits which we believe are competitive in the marketplace. Health and welfare and paid time-off benefits help ensure that we have a productive and focused workforce.

Severance and Change of Control Arrangements

We do not have a formal plan for severance or separation pay for our employees, but we typically include a severance provision in the employment agreements of our executive officers that have written employment agreements with us. Generally, such provisions are triggered in the event of involuntary termination of the executive without cause or in the event of a change in control. Please see the description of our employment agreements with each of George Carpenter, Daniel Hoffman and Paul Buck below for further information.

Other Benefits

In order to attract and retain highly qualified executives, we may provide our executive officers with automobile allowances, consistent with current market practices.

Accounting and Tax Considerations

We consider the accounting implications of all aspects of our executive compensation strategy and, so long as doing so does not conflict with our general performance objectives described above, we strive to achieve the most favorable accounting (and tax) treatment possible to us and our executive officers.

Process for Setting Executive Compensation; Factors Considered

When making pay determinations for named executive officers, the Board considers a variety of factors including, among others: (1) actual company performance as compared to pre-established goals, (2) individual executive performance and expected contribution to our future success, (3) changes in economic conditions and the external marketplace, (4) prior years’ bonuses and long-term incentive awards, and (5) in the case of executive officers, other than Chief Executive Officer, the recommendation of our Chief Executive Officer, and in the case of our Chief Executive Officer, his negotiations with our Board. No specific weighing is assigned to these factors nor are particular targets set for any particular factor. Ultimately, the Board uses its judgment and discretion when determining how much to pay our executive officers and sets the pay for such executives by element (including cash versus non-cash compensation) and in the aggregate, at levels that it believes are competitive and necessary to attract and retain talented executives capable of achieving our long-term objectives.

Summary Compensation Table

The following table provides disclosure concerning all compensation paid for services to us in all capacities for our fiscal years ending September 30, 2010 and 2009 (i) as to each person serving as our principal executive officer (“PEO”) or acting in a similar capacity during our fiscal year ended September 30, 2010, and (ii) as to our two most highly compensated executive officers other than our PEO who were serving as executive officers on September 30, 2010, whose total compensation exceeded $100,000; and (iii) up to two additional individuals for whom disclosure would have been provided under (ii) but for the fact that they were not serving as executive officers on September 30, 2010. In this “Executive Compensation” section, we refer to the people listed in the table below as our “named executive officers”.

Name and Principal Position	Fiscal Year Ended September 30,	Salary ($)		Bonus ($)	Option Awards ($)		All Other Compensation ($)		Total ($)
George Carpenter (Chief Executive	2010	213,700	(9)		2,167,300	(1)(5)	20,800	(3)	2,401,800
Officer, President and Director)	2009	180,000		-	-		20,500	(3)	200,500

Daniel Hoffman (Chief	2010	150,000		-	270,900	(1)(6)	26,000	(4)	446,900
Medical Officer)	2009	150,000		-	-		33,400	(4)	183,400

Paul Buck (Chief Financial Officer)	2010	127,000	(10)	-	243,800	(1)(7)	94,900	(11)	465,700
	2009	-		-	-		178,500	(11)	178,500

Michael Darkoch (Executive Vice	2010	52,000		-	180,000	(2)(8)	6,100	(3)	238,100
President and Chief Marketing Officer)	2009	-		-	-		-		-

(1)           These options were granted on March 3, 2010. The amount reflected in the table represents the aggregate grant-date fair value of options computed in accordance with FASB ASC Topic 718 (formerly FAS 123R). We estimate the fair value of each option on the grant date using the Black-Scholes model with the following assumptions: dividend yield 0%; risk-free interest rate 3.62%; expected volatility 215% and expected life of the option 5 years.

(2)           These options were granted on July 6, 2010. The amount reflected in the table represents the aggregate grant-date fair value of options computed in accordance with FASB ASC Topic 718 (formerly FAS 123R). We estimate the fair value of each option on the grant date using the Black-Scholes model with the following assumptions: dividend yield 0%; risk-free interest rate 1.81%; expected volatility 516% and expected life of the option 5 years.

(3)           Relates to healthcare insurance premiums paid on behalf of executive officers by us.

(4)           Relates to healthcare insurance premiums for the year ended September 30, 2010 of $22,700 and automobile expenses of $3,400 paid on behalf of Dr. Hoffman by us. For the year ended September 30, 2009, healthcare insurance premiums were $28,300 and automobile expenses were $4,400.

(5)           The aggregate number of option awards outstanding for Mr. Carpenter at September 30, 2010 was 4,000,000 from the March 3, 2010 grant and 968,875 from the October 1, 2007 grant.

(6)           The aggregate number of option awards outstanding for Dr. Hoffman at September 30, 2010 was 500,000 shares from the March 3, 2010 grant and 814,062 and 119,013 shares from grants on August 8, 2007 and August 11, 2006 respectively.

(7)           The aggregate number of option awards outstanding for Mr. Buck at September 30, 2010 was 450,000 from the March 3, 2010 grant.

(8)           The aggregate number of option awards outstanding for Mr. Darkoch at September 30, 2010 was 450,000 from the July 6, 2010 grant.

(9)           $33,700 of Mr. Carpenter’s salary is accrued but payment has been deferred.

(10)           $26,000 of Mr. Buck’s salary is accrued but payment has been deferred. All other compensation for the year ended September 30, 2010, is made up of 1) $8,500 healthcare insurance premiums paid on his behalf by us; 2) Consulting fees of $86,400 paid to Mr. Buck prior to joining us as Chief Financial Offer. For the fiscal year ended 2009, Mr. Buck was paid $178,500 for his consulting services.

(11)           For the year ended September 30, 2010, relates to consulting fees of $86,400 and healthcare insurance premiums of $8,500 paid on behalf of Mr. Buck by us. For the year ended September 30, 2009, relates to consulting fees of $178,500. Prior to his employment by us, Mr. Buck had been working with us as an independent consultant since December 2008, assisting management with finance and accounting matters as well as our filings with the Securities and Exchange Commission.

Grants of Plan Based Awards in the Fiscal Year Ending September 30, 2010

Option grants to executive officers occurred during fiscal year ending September 30, 2010 under our 2006 Stock Incentive Plan as amended and restated, which is the only plan pursuant to which awards can be granted. The options to acquire shares of common stock granted to management were as follows:

(1)	On March 3, 2010, options were granted to Mr. Carpenter in the amount of 4,000,000 shares, Dr. Hoffman in the amount of 500,000 shares, and Mr. Buck in the amount of 450,000 shares.

(2)	On July 6, 2010, options were granted to Mr. Darkoch in the amount of 450,000 shares.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards

Since we had limited cash and cash equivalent resources as of September 30, 2010, we elected to preserve our cash and did not pay any bonuses to our executive officers during our fiscal year ended September 30, 2010.

Please refer to the footnotes to the Summary Compensation Table for a description of the components of All Other Compensation received by the named executive officers.

The following is a summary of each employment agreement that we have entered into with respect to our named executive officers, which summary includes, where applicable, a description of all payments we are required to make to such named executive officers at, following or in connection with the resignation, retirement or other termination of such named executive officers, or a change in control of our company or a change in the responsibilities of such named executive officers following a change in control.

Employment Agreements

George Carpenter

On October 1, 2007, after our 2007 fiscal year end, we entered into an employment agreement with George Carpenter pursuant to which Mr. Carpenter served as our President. During the period of his employment, Mr. Carpenter will receive a base salary of no less than $180,000 per annum, which is subject to upward adjustment at the discretion of the Chief Executive Officer or our Board of Directors. On March 3, 2010, the Board of Directors increased the annual base salary of Mr. Carpenter to $270,000, with the increase in salary having retroactive effect to January 1, 2010. In addition, pursuant to the terms of his initial employment agreement, on October 1, 2007, Mr. Carpenter was granted an option to purchase 968,875 shares of our common stock at an exercise price of $0.89 per share pursuant to our 2006 Stock Incentive Plan.  In the event of a change of control transaction, a portion of Mr. Carpenter’s unvested options equal to the number of unvested options at the date of the corporate transaction multiplied by the ratio of the time elapsed between October 1, 2008 and the date of corporate transaction over the vesting period (48 months) will automatically accelerate, and become fully vested. Mr. Carpenter will be entitled to four weeks vacation per annum, health and dental insurance coverage for himself and his dependents, and other fringe benefits that we may offer our employees from time to time.

Mr. Carpenter’s employment is on an “at-will” basis, and Mr. Carpenter may terminate his employment with us for any reason or for no reason. Similarly, we may terminate Mr. Carpenter’s employment with or without cause. If we terminate Mr. Carpenter’s employment without cause or Mr. Carpenter involuntarily terminates his employment with us (an involuntary termination includes changes, without Mr. Carpenter’s consent or pursuant to a corporate transaction, in Mr. Carpenter’s title or responsibilities so that he is no longer the President of our company), Mr. Carpenter shall be eligible to receive as severance his salary and benefits for a period equal to six months payable in one lump sum upon termination. If Mr. Carpenter is terminated by us for cause, or if Mr. Carpenter voluntarily terminates his employment, he will not be entitled to any severance.

As of April 10, 2009, Mr. Carpenter was named Chief Executive Officer and a Director of our company and, on April 29, 2011, became our President.

Daniel Hoffman

On January 11, 2008, we entered into an employment agreement with Daniel Hoffman pursuant to which Dr. Hoffman began serving as our Chief Medical Officer effective January 15, 2008. During the period of his employment, Dr. Hoffman will receive a base salary of $150,000 per annum, which is subject to upward adjustment. Dr. Hoffman will also have the opportunity to receive bonus compensation, if and when approved by our Board of Directors. Dr. Hoffman’s employment is on an “at-will” basis, and Dr. Hoffman may terminate his employment with us for any reason or for no reason. Similarly, we may terminate Dr. Hoffman’s employment with or without cause. If we terminate Dr. Hoffman’s employment without cause or Dr. Hoffman involuntarily terminates his employment with us (an involuntary termination includes changes, without Dr. Hoffman’s consent or pursuant to a corporate transaction, in Dr. Hoffman’s title or responsibilities so that he is no longer the Chief Medical Officer of our company), Dr. Hoffman will be eligible to receive as severance his salary and benefits for a period equal to six months payable in one lump sum upon termination. If Dr. Hoffman is terminated by us for cause, or if Dr. Hoffman voluntarily terminates his employment, he will not be entitled to any severance. Dr. Hoffman will be entitled to four weeks’ vacation per annum, health and dental insurance coverage for himself and his dependents, and other fringe benefits that we may offer our employees from time to time.

In addition to being the Chief Medical Officer, Dr. Hoffman served as President of our company from April 10, 2009 to April 29, 2011.

Paul Buck

On February 18, 2010, we entered into an employment agreement with Paul Buck pursuant to which Mr. Buck began serving as our Chief Financial Officer on an “at will” basis and will be paid a salary of no less than $208,000 per annum, which is subject to upward adjustment at the discretion of the Chief Executive Officer or the Board of Directors of our company. Pursuant to his employment agreement, Mr. Buck also received an option to purchase 450,000 shares of our common stock on March 3, 2010, which options vest in 48 equal installments commencing on March 3, 2010. Mr. Buck will be entitled to four weeks vacation per annum, health and dental insurance coverage for himself and his dependents, and other fringe benefits that we may offer our employees from time to time. As Mr. Buck’s employment is on an “at-will” basis, he may terminate his employment with us for any reason or for no reason. Similarly, we may terminate Mr. Buck’s employment with or without cause. If we terminate Mr. Buck’s employment without cause or Mr. Buck involuntarily terminates his employment with us, Mr. Buck shall be eligible to receive as severance his salary and benefits for a period equal to six months payable in one lump sum upon termination. If Mr. Buck is terminated by us for cause, or if Mr. Buck voluntarily terminates his employment, he will not be entitled to any severance.

Michael Darkoch

On July 6, 2010, we entered into an employment agreement with Michael Darkoch pursuant to which Mr. Darkoch began serving as our Executive Vice President and Chief Marketing Officer on an “at will” basis and will be paid a salary of no less than $208,000 per annum, which is subject to upward adjustment at the discretion of the Chief Executive Officer or the Board of Directors of our company. Pursuant to his employment agreement, Mr. Darkoch also received an option to purchase 450,000 shares of our common stock on July 6, 2010, which options vest in 48 equal installments commencing on July 6, 2010. Mr. Darkoch will be entitled to four weeks vacation per annum, health and dental insurance coverage for himself and his dependents, and other fringe benefits that we may offer our employees from time to time. As Mr. Darkoch’s employment is on an “at-will” basis, he may terminate his employment with us for any reason or for no reason. Similarly, we may terminate Mr. Darkoch’s employment with or without cause. If we terminate Mr. Darkoch’s employment after January 2, 2011, without cause or Mr. Darkoch involuntarily terminates his employment after January 2, 2011, with us, Mr. Darkoch shall be eligible to receive as severance his salary and benefits for a period equal to six months payable in one lump sum upon termination. If Mr. Darkoch is terminated by us for cause, or if Mr. Darkoch voluntarily terminates his employment, he will not be entitled to any severance.

We have no other employment agreements with our executive officers.

2006 Stock Incentive Plan

On August 3, 2006, CNS California adopted the CNS California 2006 Stock Incentive Plan (the “2006 Plan”). On March 7, 2007, in connection with the closing of the merger transaction with CNS California, we assumed the CNS California stock option plan and all of the options granted under the plan at the same price and terms. Subsequently, we amended the 2006 Plan on March 3, 2010 to increase the number of shares of common stock reserved for issuance under the 2006 Plan from 10 million to 20 million shares and increased the limit on shares underlying awards granted within a calendar year to any eligible employee or director from 3 million to 4 million shares of common stock. The amendment was approved by our shareholders at the annual meeting held on April 27, 2010. The following is a summary of the 2006 Plan, as amended, which we use to provide equity compensation to employees, directors and consultants to our company.

The 2006 Plan provides for the issuance of awards in the form of restricted shares, stock options (which may constitute incentive stock options (ISO) or nonstatutory stock options (NSO)), stock appreciation rights and stock unit grants and is administered by the board of directors. As of September 30, 2010, 2,124,740 options were exercised and there were 15,670,973 options and 183,937 restricted shares outstanding under the 2006 Plan and 2,020,350 shares available for issuance of awards. The option price for each share of stock subject to an option shall be (i) no less than the fair market value of a share of stock on the date the option is granted, if the option is an ISO, or (ii) no less than 85% of the fair market value of the stock on the date the option is granted, if the option is a NSO; provided, however, if the option is an ISO granted to an eligible employee who is a 10% shareholder, the option price for each share of stock subject to such ISO shall be no less than 110% of the fair market value of a share of stock on the date such ISO is granted. Stock options have a maximum term of ten years from the date of grant, except for ISOs granted to an eligible employee who is a 10% shareholder, in which case the maximum term is five years from the date of grant. ISOs may be granted only to eligible employees.

We have adopted ASC 718-20 (formerly, SFAS No. 123R - revised 2004, “Share-Based Payment”), and related interpretations.  Under ASC 718-20, share-based compensation cost is measured at the grant date based on the calculated fair value of the award.  We estimate the fair value of each option on the grant date using the Black-Scholes model.  Stock-based compensation expense is recognized over the employees’ or service provider’s requisite service period, generally the vesting period of the award.

Originally, a total of 10 million shares of common stock were reserved for issuance under the 2006 Plan.  The 2006 Plan also originally provided that in any calendar year, no eligible employee or director shall be granted an award to purchase more than 3 million shares of stock.  On March 3, 2010, the Board of Directors approved an amendment to the 2006 Plan which increased the number of shares of common stock reserved for issuance under the 2006 Plan from 10 million to 20 million shares and increased the limit on shares underlying awards granted within a calendar year to any eligible employee or director from 3 million to 4 million shares of common stock.  The amendment was approved by shareholders at the annual meeting held on April 27, 2010.

On March 3, 2010, the Board of Directors also approved the grant of 9,450,000 options to staff members, directors, advisors and consultants.  For staff members the options will vest equally over a 48 month period while for directors, advisors and consultants the options will vest equally over a 36 month period.

On July 5, 2010, the Board of Directors further approved the grant of 800,000 options to staff members, directors and advisors with similar vesting periods as the March 3, 2010 options mentioned above.

On March 11, 2011, the Board of Directors further approved the grant of 475,000 options to staff members with similar vesting periods as the March 3, 2010 options mentioned above.

As of March 15, 2011, 2,124,740 options were exercised and there were 15,725,121 options and 183,937 restricted shares outstanding under the amended 2006 Plan, leaving 1,966,202 shares available for issuance pursuant to future awards.

The following is a summary of the status of options outstanding at May 31, 2011:

Exercise Price	Number of Shares	Weighted Average Contractual Life	Weighted Average Exercise Price
$0.12	859,270	10 years	$0.12
$0.132	987,805	7 years	$0.132
$0.30	135,700	10 years	$0.30
$0.59	28,588	10 years	$0.59
$0.80	140,000	10 years	$0.80
$0.89	968,875	10 years	$0.89
$0.96	352,974	10 years	$0.96
$1.09	2,513,549	10 years	$1.09
$1.20	243,253	5 years	$1.20
$0.51	41,187	10 years	$0.51
$0.40	856,000	10 years	$0.40
$0.47	475,000	10 years	$0.47
$0.55	8,122,920	10 years	$0.55
Total	15,725,121		$0.62

For a description of the material terms of the stock options granted to our named executive officers during the fiscal years ended September 30, 2010 and September 30, 2009, please refer to the footnotes to the table under “- Outstanding Equity Awards at Fiscal Year-End 2010.”

In connection with our application to list shares of common stock issued in this offering on the TSXV, we have agreed to freeze any further grants of securities under the 2006 Plan and adopt a new stock incentive plan in connection with the completion of this offering.

2011 Stock Incentive Plan

The 2011 Stock Incentive Plan that our Board expects to adopt in connection with the completion of this offering, and which will be subject to approval by our stockholders, will authorize our Board to issue options to directors, officers, key employees and others who are in a position to contribute to our future success and growth.

The 2011 Stock Incentive Plan will be administered by our compensation committee.  The determination of the exercise price of options granted under the 2011 Stock Incentive Plan will be made by our compensation committee, which price shall not be less than 100% of the fair market value of a share of our common stock on the date of grant.  Fair market value means the closing price of our common stock on the last trading day immediately preceding the applicable date on the TSXV. Our compensation committee will determine, among other things: (i) eligible optionees to whom options will be granted, based on the eligibility criteria set out in the 2011 Stock Incentive Plan; (ii) when options are permitted to be exercised by U.S. persons who are holders of options and the manner in which they may be exercised, (iii) the number of share of our common stock covered by each option grant; (iv) the price per share at which shares of our common stock may be purchased; (v) the time when options will be granted; (vi) the time when options will vest; and (vii) the time at which options will be exercisable (subject to limitations imposed under the policies of the TSXV). Options intended to qualify as incentive stock options granted to United States participants will comply with applicable laws of the United States.

Options granted under the 2011 Stock Incentive Plan will be personal to the optionee and not assignable, except in the case of the death of the optionee, in which case the options will pass to the legal heirs or personal representative of the optionee and are exercisable for a period of 12 months following the date of death.  In addition, in the event that the employment or position of an optionee is terminated by reason of such optionee’s disability, the optionee’s options may be exercised by the optionee or his or her guardian for a period of 12 months following the termination date.  The grant of options will not confer any right upon an eligible person under the 2011 Stock Incentive Plan to continue employment with, or to continue to provide services to, our company. The maximum term of an option under the 2011 Stock Incentive Plan will be 10 years from the date of grant.

When the expiration date of the term for an option occurs during a blackout period (being a period during which the optionee is prohibited from trading in our securities pursuant to securities regulatory requirements or our then applicable written policies), the expiry date for such option or unexercised portion thereof shall be extended and shall expire 10 business days after the end of the blackout period.

If there is a change of control (as that term is defined in the 2011 Stock Incentive Plan) or a reorganization or liquidation of our company, our compensation committee may take any of the following actions with respect to outstanding options in whatever manner the compensation committee deems to be reasonable in the circumstances: (i) provide that the options are assumed, or rights equivalent to the options are substituted, by the acquiring or succeeding entity (or an affiliate thereof); (ii) upon written notice to optionees, provide that all unexercised options (both vested and unvested) will terminate immediately prior to the consummation of the change of control, reorganization or liquidation unless those options which have vested are exercised by respective optionees within a specified number of days following the date of the notice; (iii) in the case of a change of control, reorganization or liquidation under the terms of which holders of shares of our common stock will receive cash and/or other consideration for each share of common stock surrendered in such transaction, provide for the delivery to each optionee of the cash and/or other consideration, if any, that the optionee would have received had the optionee exercised all of the optionee’s outstanding vested options immediately prior to such transaction less the amount the optionee would have been required to pay to us on that exercise, in cash and/or in a portion of any other consideration having a fair value equal to such amount, in exchange for the termination of all of the optionee’s vested and unvested options; (iv) require optionees to surrender their outstanding options in exchange for a payment in cash, shares of our common stock or other appropriate consideration as determined by our compensation committee, in an amount equal to the amount if any (which may be nil) by which the then fair market value of the shares of our common stock subject to each optionee’s unexercised options exceeds the exercise price of those options (treating all unexercised options as being fully exercisable for purposes of this calculation); or (v) complete a combination of the procedures contemplated by (i) through (iv) above, including providing on a good faith basis for certain optionees or groups of optionees to be subject to different procedures than other optionees or groups of optionees.  In any case, our compensation committee may, in its discretion, accelerate any waiting, vesting or installment period and exercise date.

Subject to the approval of any stock exchange on which the shares of our common stock may be listed, our compensation committee may suspend or amend the terms of, or terminate, the 2011 Stock Incentive Plan; provided, however, that, except in certain circumstances specified in the 2011 Stock Incentive Plan, our compensation committee may not do any of the following without obtaining approval by the affirmative votes of the holders of a majority of our voting securities present, or represented, and entitled to vote at a meeting duly held in accordance with applicable corporate laws, or by the written consent of the holders of a majority of our securities entitled to vote: (i) increase the aggregate number of shares of common stock which may be issued under the 2011 Stock Incentive Plan; (ii) change the aggregate number of shares of common stock available for incentive stock options under the 2011 Stock Incentive Plan; (iii) materially modify the requirements as to eligibility for participation in the 2011 Stock Incentive Plan; or (iv) materially increase the benefits accruing to participants under the 2011 Stock Incentive Plan. Notwithstanding the foregoing, our compensation committee may amend the terms of the 2011 Stock Incentive Plan to comply with the requirements of any applicable regulatory authority or law, without obtaining the approval of our stockholders.

Outstanding Equity Awards at Fiscal Year-End 2010

The following table presents information regarding outstanding options held by our named executive officers as of the end of our fiscal year ended September 30, 2010.

Name	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date
	Exercisable	Unexercisable
George Carpenter (1)	583,338	3,416,662	0.55	March 2, 2020
	726,629	242,246	0.89	October 1, 2017

Daniel Hoffman (2)	72,919	427,081	0.55	March 2, 2020
	712,316	101,746	1.09	August 8, 2017
	119,013	0	0.12	August 11, 2016

Paul Buck(3)	65,625	384,375	0.55	March 2, 2020

Michael Darkoch(4)	28,125	421,875	0.44	July 6, 2020

(1)           On March 3, 2010, Mr. Carpenter was granted options to purchase 4,000,000 shares of common stock. The options are exercisable at $0.55 per share and vest equally over 48 months starting on March 3, 2010.

On October 1, 2007 Mr. Carpenter was granted options to purchase 968,875 shares of common stock. The options are exercisable at an exercise price of $0.89 and vest as follows: 121,109 shares vested immediately with the remaining 847,766 shares vesting equally over 42 months commencing April 30, 2008.

(2)           On March 3, 2010, Dr Hoffman was granted options to purchase 500,000 shares of common stock. The options are exercisable at $0.55 per share and vest equally over 48 months starting on March 3, 2010.

On August 8, 2007, Dr. Hoffman was granted options to purchase 814,062 shares of our common stock. The options are exercisable at $1.09 per share and vest as follows: options to purchase 203,516 shares vested on March 8, 2008; options to purchase 593,600 shares vest in equal monthly installments of 16,960 shares over 35 months commencing on April 30, 2008; the remaining options to purchase 16,946 shares vest on March 31, 2011.

On August 11, 2006, Dr. Hoffman was granted an option to purchase 119,013 shares of common stock at an exercise price of $0.12 per share, which is now fully exercisable.

(3)           On March 3, 2010, Mr. Buck was granted options to purchase 450,000 shares of common stock. The options are exercisable at $0.55 per share and vest equally over 48 months starting on March 3, 2010.

(4)           On July 6, 2010, Mr. Darkoch was granted options to purchase 450,000 shares of common stock. The options are exercisable at $0.40 per share and vest equally over 48 months starting on July 6, 2010.

Director Compensation

During our fiscal year ended September 30, 2010, each of our non-employee directors received as compensation for their services on our board options to purchase 250,000 shares of common stock. The options were granted on March 3, 2010 to all non-employee directors except for Dr. Kallins, whose options were granted on July 5, 2010. The options granted on March 3, 2010 were subject to approval by our stockholders at our 2010 annual meeting of amendments to our 2006 Stock Incentive Plan, which approval was obtained on April 27, 2010. The options granted on March 3, 2010 and July 5, 2010 vest in equal monthly installments over a 36-month period beginning on the date of grant. The options granted on March 3, 2010 have an exercise price of $0.55 per share and the options granted on July 5, 2010 have an exercise price of $0.40 per share. Apart from these options, non-employee directors did not receive any cash or other compensation for their service on our board of directors or committees thereof during the fiscal year ended September 30, 2010. We do not pay management directors for board service in addition to their regular employee compensation. The full board of directors has the primary responsibility for reviewing and considering any revisions to director compensation. As described below, Dr. Harbin received compensation for consulting services he provided to us during our fiscal year ending September 30, 2010 and Mr. Thompson received compensation for his advisory services.

Non-Employee Director Compensation

Name	Option Awards ($)		All Other Compensation ($)	Total ($)
Jerome Vaccaro M.D. (3)	135,500	(1)	-	135,500
Henry Harbin M.D. (4)	342,200	(1)	45,000	387,200
John Pappajohn (5)	135,500	(1)	-	135,500
David Jones (6)	135,500	(1)	-	135,500
Tommy Thompson (7)	81,300	(1)	-	81,300
George Kallins M.D.(8)	100,000	(2)	-	100,000

(1)
These options were granted on March 3, 2010. The amount reflected in the table represents the aggregate grant-date fair value of options computed in accordance with FASB ASC Topic 718 (formerly FAS 123R). We estimate the fair value of each option on the grant date using the Black-Scholes model with the following assumptions: dividend yield 0%; risk-free interest rate 3.62%; expected volatility 215% and expected life of the option 5 years.

(2)
These options were granted on July 5, 2010. The amount reflected in the table represents the aggregate grant-date fair value of options computed in accordance with FASB ASC Topic 718 (formerly FAS 123R). We estimate the fair value of each option on the grant date using the Black-Scholes model with the following assumptions: dividend yield 0%; risk-free interest rate 1.81%; expected volatility 536% and expected life of the option 5 years.

(3)
On March 3, 2010, Dr. Vaccaro was granted 250,000 options having an exercise price of $0.55 for his services as a director. The options vest equally over 36 months starting on the date of grant. The aggregate number of option awards outstanding for Dr. Vaccaro at September 30, 2010 was 270,000.

(4)
On March 3, 2010 Dr. Harbin was granted 250,000 options for his services as a director and 400,000 options for consulting services pursuant to his March 26, 2010 Consulting Agreement described below. These options have an exercise price of $0.55 and vest equally over 36 months starting on the date of grant. All other compensation is comprised of the cash payment of $24,000 paid in January 2010 for Dr. Harbin’s March 17, 2009 Consulting Agreement described below, plus $21,000 which have been accrued through September 30, 2010 on Dr. Harbin’s March 26, 2010 Consulting Agreement. To date, no cash payment has been made on the March 26, 2010 agreement.

On April 15, 2008, we entered into a consulting agreement with Dr. Harbin, which expired on December 31, 2008 pursuant to which Dr. Harbin was paid an aggregate of $24,000 and was granted options to purchase 56,000 shares of our common stock at an exercise price of $0.96 per share, with options to purchase 14,000 shares vesting on the date of grant, options to purchase 37,328 shares vesting in eight equal monthly installments of 4,666 options commencing on April 30, 2008, and the remaining options to purchase 4,672 shares vesting on December 31, 2008.

On March 17, 2009, we entered into a consulting agreement with Dr. Harbin (the “March 17, 2009 Consulting Agreement”), which expired on December 31, 2009 pursuant to which Dr. Harbin was to be paid an aggregate of $24,000 as compensation for his consulting services. Dr. Harbin was paid the $24,000 due to him in January 2010. In addition, as further compensation, we granted Dr. Harbin options to purchase 56,000 shares of our common stock at an exercise price of $0.40 per share, with the options vesting in equal monthly installments over a twelve month period commencing on January 1, 2009. The options expire on March 17, 2019.

On March 26, 2010, we entered into a consulting agreement with Dr. Harbin (the “March 26, 2010 Consulting Agreement”), pursuant to which Dr. Harbin is to be paid an aggregate of $36,000 as compensation for his consulting services. As of September 30, 2010 we have an accrued liability of $21,000 for the nine months of the contract term to that date. Dr. Harbin has not been paid anything yet on this contract. The agreement expires on December 31, 2010, but is renewable for two one year terms on January 1, 2011 and 2012. In addition, as further compensation, we granted Dr. Harbin options to purchase 400,000 shares of our common stock at an exercise price of $0.55 per share, with the options vesting in 36 equal monthly installments commencing on March 3, 2010. The options expire on March 2, 2020.

The aggregate number of option awards outstanding for Dr. Harbin at September 30, 2010 was 806,000.

(5)
On March 3, 2010, Mr. Pappajohn was granted 250,000 options having an exercise price of $0.55 for his services as a director. The options vest equally over 36 months starting on the date of grant. The aggregate number of option awards outstanding for Mr. Pappajohn at September 30, 2010 was 250,000.

(6)
On March 3, 2010, Mr. Jones was granted 250,000 options having an exercise price of $0.55 for his services as a director. The options vest equally over 36 months starting on the date of grant. The aggregate number of option awards outstanding for Mr. Jones at September 30, 2010 was 250,000. Mr. Jones has assigned his options to SAIL Venture Partners, L.P. Mr. Jones was appointed Chairman of our Board on April 29, 2011.  On May 27, 2011, the Board approved the payment of a consulting fee to Mr. Jones over the period of the subsequent two months at a rate of $7,500 per month for services to be rendered by Mr. Jones in his role as Chairman of the Board.

(7)
On March 3, 2010, Mr. Thompson was granted 250,000 options having an exercise price of $0.55 for his services as a director. Mr. Thompson resigned from the Board effective March 12, 2010 thereby forfeiting his options with no options vested. On March 3, 2010 Mr. Thompson was also granted 150,000 options for his services as an advisor to us. These options have an exercise price of $0.55 and vest equally over 36 months starting on the date of grant. The aggregate number of option awards outstanding for Mr. Thompson at September 30, 2010 was 150,000.

(8)
On July 5, 2010, Dr. Kallins was granted 250,000 options having an exercise price of $0.40 for his services as a director. The options vest equally over 36 months starting on the date of grant. The aggregate number of option awards outstanding for Dr. Kallins at September 30, 2010 was 250,000.

PRINCIPAL STOCKHOLDERS

The following table presents information regarding the beneficial ownership of our common stock as of May 31, 2011 (unless information therein specifically references an alternative date) of:

•	each of the executive officers;

•	each of our directors;

•	all of our directors and executive officers as a group; and

•	each stockholder known by us to be the beneficial owner of more than 5% of our common stock.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our common stock subject to options, warrants and convertible promissory notes issued by us (and convertible interest on those notes) that are currently exercisable or convertible, or exercisable or convertible within sixty days of May 31, 2011 are deemed to be outstanding and to be beneficially owned by the person holding the options, warrants or convertible promissory notes, as applicable, for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated in the footnotes to the table, the information presented in this table is based on 56,117,600 shares of our common stock outstanding on May 31, 2011. Unless otherwise indicated, the address of each of the executive officers and directors and 5% or more stockholders named below is c/o CNS Response, Inc., 85 Enterprise, Suite 410, Aliso Viejo, CA 92656.

	Number of Shares Beneficially Owned Prior to Offering		Number of Shares Beneficially Owned After the Offering
Name of Beneficial Owner	Number	Percentage of Shares Outstanding	Number	Percentage of Shares Outstanding

Executive Officers and Directors:

George Carpenter (1) Director, President and Chief Executive Officer	2,764,962	4.7%	2,764,962		%
Paul Buck (2) Chief Financial Officer and Secretary	686,249	1.2%	686,249		%
Dr. Daniel Hoffman (3) Chief Medical Officer	1,220,709	2.1%	1,220,709		%
Michael Darkoch (4) Executive Vice President and Chief Marketing Officer	121,875	*	121,875		*
David B. Jones(5) Chairman of the Board	15,564.361	23.9%	15,564,361		%
Dr. Jerome Vaccaro (6) Director	138,064	*	138,064		*
Dr. Henry Harbin (7) Director	473,789	*	473,798		*
John Pappajohn (8) Director	15,839,104	24.9%	15,839,104		%
Dr. George Kallins(9) Director	3,768,907	6.3%	3,768,907		%
Directors and officers as a group (9 persons) (10)	40,578,020	50.0%	40,578,020		%

Non-Director 5%+ Stockholders:

Leonard Brandt (11)	11,081,982	19.0%	11,081,982		%
SAIL Venture Partners LP (5)	15,564,361	23.9%	15,564,361		%
Andy Sassine (12)	3,647,832	6.1%	3,647,832		%
Highland Long/Short Healthcare Fund and Cummings Bay Healthcare Fund (Michael Gregory)(13)	5,320,114	8.7%	5,320,114		%

 * Less than 1%

(1)
Consists of (a) 360,000 shares of common stock, (b) 80,000 shares of common stock issuable upon the exercise of vested and exercisable warrants and (c) 2,324,962 shares of common stock issuable upon the exercise of vested and exercisable options.  The warrants to purchase common stock do not have a cashless exercise feature.  The investor has gifted 100,000 warrants to his in-laws.  Such shares are not listed as beneficially owned by Mr. Carpenter in the table above.  Mr. Carpenter, who has been our Chief Executive Officer since April 2009, also became our President on April 29, 2011.

(2)
Consists of (a) 180,000 shares of common stock, (b) 173,541 shares of common stock issuable upon the conversion of convertible notes, (c) 173,333 shares of common stock issuable upon the exercise of vested and exercisable warrants (of which 83,333 have a cashless exercise feature) and (d) 159,375 shares of common stock issuable upon the exercise of vested and exercisable options. Prior to becoming an employee of our company, Mr. Buck was a financial consultant to CNS Response.

(3)
Consists of (a) 98,044 shares of common stock, (b) 12,501 shares of common stock issuable upon the exercise of vested and exercisable warrants and (c) 1,110,164 shares of common stock issuable upon the exercise of vested and exercisable options.  The warrants to purchase common stock have a cashless exercise feature. Mr. Hoffman is our Chief Medical Officer and served as our President from April 2009 to April 29, 2011.

(4)	Consists of 121,875 shares of common stock issuable upon the exercise of vested and exercisable options.

(5)
Consists of (a) 6,471,067 shares of common stock held by SAIL Venture Partners, L.P., (b) 4,325,414 shares of common stock issuable upon the conversion of convertible notes, of which 2,827,082 are held by SAIL Venture Partners, L.P. and 1,498,332 are held by SAIL 2010 Co-Investment Partners, L.P., (c) 4,649,816 shares of common stock issuable upon the exercise of vested and exercisable warrants, of which 3,920,651 are held by SAIL Venture Partners, L.P. and 729,165 are held by SAIL 2010 Co-Investment Partners, L.P., and (d) 118,064 shares of common stock issuable upon the exercise of vested and exercisable options held by David Jones and assigned to SAIL Venture Partners, L.P.  All but 1,419,178 of the warrants have a cashless exercise feature.  SAIL Venture Partners, LLC is the general partner of SAIL Venture Partners, L.P.  The unanimous vote of the managing members of SAIL Venture Partners, LLC (who are David Jones, Walter Schindler, Alan Sellers, Henry Habicht and Michael Hammons), is required to make voting and investment decisions over the shares held by SAIL Venture Partners, L.P.  SAIL 2010 Co-Investment Partners GP, LLC is the general partner of SAIL 2010 Co-Investment Partners, L.P.  SAIL Holdings, LLC is the general partner of SAIL 2010 Co-Investment Partners GP, LLC.  The managing member of SAIL Holdings, LLC is Walter Schindler. Mr. Schindler therefore holds voting and investment power over the shares held by SAIL 2010 Co-Investment Partners, L.P. The address of SAIL Venture Partners, L.P. , SAIL 2010 Co-Investment Partners, L.P., SAIL Venture Partners, LLC, SAIL 2010 Co-Investment Partners GP, LLC, SAIL Holdings, LLC and the individual managing members listed above is 3161 Michelson Drive, Suite 750, Irvine, CA 92612. Mr. Jones, who has been our director since March 2007 (and previously was a director of CNS California) was appointed Chairman of the Board on April 29, 2011.

(6)	Consists of 138,064 shares of common stock issuable upon the exercise of vested and exercisable options.

(7)
Consists of (a) 8,333 shares of common stock, (b) 2,501 shares of common stock issuable upon the exercise of vested and exercisable warrants and (c) 462,955 shares of common stock issuable upon the exercise of vested and exercisable options. The warrants to purchase common stock have a cashless exercise feature.

(8)
Consists of (a) 8,387,578 shares of common stock, (b) 2,730,650 shares of common stock issuable upon the conversion of convertible notes, (c) 4,602,812 shares of common stock issuable upon the exercise of vested and exercisable warrants, and (d) 118,064 shares of common stock issuable upon the exercise of vested and exercisable options. Of the warrants to purchase common stock, 3,333,334 do not have a cashless exercise feature and 1,269,478 have a cashless exercise feature.  The address of John Pappajohn is 2116 Financial Center, Des Moines, IA 50309.

(9)
Consists of (a) 38,000 shares of common stock, (b) 2,711,703 shares of common stock issuable upon the conversion of convertible notes, (c) 928,916 shares of common stock issuable upon the exercise of vested and exercisable warrants and (d) 90,288 shares of common stock issuable upon the exercise of vested and exercisable options. The notes and warrants are held by Deerwood Partners LLC and Deerwood Holdings LLC, respectively, of which our director George Kallins is the co-managing member along with his spouse, and by BGN Acquisition Ltd., LP, of which our director George Kallins is the managing partner. The address of Deerwood Partners LLC and Deerwood Holdings LLC is 16 Deerwood Lane, Newport Beach, CA 92660. The address of BGN Acquisition Ltd., LP is  3720 S. Susan Street, Suite 100, Santa Ana, CA 92704.

(10)
Consists of (a) 15,543,022 shares of common stock (b) 9,941,308 shares of common stock issuable upon the conversion of convertible notes, (c) 10,449,897 shares of common stock issuable upon the exercise of vested and exercisable warrants and (d) 4,643,811 shares of common stock issuable upon the exercise of vested and exercisable options.

(11)
Consists of (a) 8,890,795 shares of common stock (including 540,000 shares held by Mr. Brandt’s children and 956,164 shares held by Brandt Ventures), (b) 1,079,728 shares of common stock issuable upon the exercise of vested and exercisable warrants (including warrants to purchase 478,082 shares of common stock held by Brandt Ventures) and (c) 1,111,459 shares of common stock issuable upon the exercise of vested and exercisable options to purchase common stock held by Mr. Brandt. 478,082 warrants to purchase common stock do not have a cashless exercise feature.  The address of Leonard Brandt is 28911 Via Hacienda, San Juan Capistrano, CA 92675. Leonard Brandt became our Chairman of the Board, Chief Executive Officer and Secretary upon completion of our merger with CNS California and served in these positions until April 10, 2009. Mr. Brandt is a founder of CNS California, and previously served as its President and Chief Executive Officer, and as a member of its Board of Directors.

(12)
Consists of (a) 2,481,166 shares of common stock issuable upon the conversion of convertible notes and (b) 1,166,666 shares of common stock issuable upon the exercise of vested and exercisable warrants. Mr. Sassine holds these notes and warrants in his personal capacity as an investor. His principal business address is 82 Devonshire Street, Boston, MA 02109.

(13)
Consists of (a) 420,782 shares of common stock, of which 355,950 shares are held by Highland Long Short Healthcare Fund (“Highland”) and 64,832 shares are held by Cummings Bay Healthcare Fund (“Cummings”), (b) 3,316,000 shares of common stock issuable upon the conversion of convertible notes, of which 2,804,000 shares relate to notes held by Highland and 512,000 shares relate to notes held by Cummings, (c) 1,583,332 shares of common stock issuable upon the exercise of vested and exercisable warrants, of which 1,333,332 shares relate to warrants held by Highland and 250,000 shares relate to warrants held by Cummings. Mr. Michael Gregory is the portfolio manager of Highland and Cummings and has sole voting and investment power with respect to the Company’s securities held by Highland and Cummings.  The principal business address for Mr. Gregory, as well as for Highland and Cummings, is 13455 Noel Road, Dallas, TX 75240.

Changes in Control

We do not have any arrangements which may at a subsequent date result in a change in control.

RELATED PARTY TRANSACTIONS

Certain Relationships and Related Transactions

Except as follows, since October 1, 2008, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we are or will be a party:

•           in which the amount involved exceeds the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years;   and

•           in which any director, executive officer, or other stockholder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

Transactions with George Carpenter

On December 24, 2009, we completed a second closing of our private placement in which we received gross proceeds of approximately $3 million, which included $108,000 invested by Mr. Carpenter.  In exchange for his investment, we issued to Mr. Carpenter 360,000 shares of our common stock and a five year non-callable warrant to purchase 180,000 shares of our common stock at an exercise price of $0.30 per share.  This investment was completed with terms identical to those received by all other investors in our private placement closings that took place on August 26, 2009, December 24, 2009, December 31, 2009 and January 4, 2010.

On February 15, 2011, we issued subordinated convertible promissory notes (the “Unsecured Notes”) in the aggregate principal amount of $50,000 and warrants to purchase 83,333 shares of our common stock to a trust, the trustee of which is Mr. Carpenter’s father-in-law, pursuant to a note and warrant purchase agreement (the “2011 Purchase Agreement”).  The 2011 Purchase Agreement provides for the issuance and sale of Unsecured Notes in the aggregate principal amount of up to $5,000,000, and warrants to purchase a number of shares corresponding to 50% of the number of shares issuable on conversion of the Unsecured Notes, in one or multiple closings to occur no later than July 31, 2011. The 2011 Purchase Agreement also provides that we and the holders of the Unsecured Notes will enter into a registration rights agreement covering the registration of the resale of the shares underlying the Unsecured Notes and the related warrants.

The Unsecured Notes mature one year from the date of issuance (subject to earlier conversion or prepayment), earn interest equal to 9% per year with interest payable at maturity, are convertible into shares of our common stock at a conversion price of $0.30, are not secured by any of our assets and are subordinated in all respects to our obligations under the October Notes and the related guaranties issued to certain investors by SAIL Venture Partners, L.P. The conversion price is subject to adjustment upon (1) the subdivision or combination of, or stock dividends paid on, the common stock; (2) the issuance of cash dividends and distributions on the common stock; (3) the distribution of other capital stock, indebtedness or other non-cash assets; and (4) the completion of a financing at a price below the conversion price then in effect. The Unsecured Notes are furthermore convertible, at the option of the holder, into securities to be issued in subsequent financings at the lower of the then-applicable conversion price or price per share payable by purchasers of such securities. The Unsecured Notes can be declared due and payable upon an event of default, defined in the Unsecured Notes to occur, among other things, if we fail to pay principal and interest when due, in the case of voluntary or involuntary bankruptcy or if we fail to perform any covenant or agreement as required by the Unsecured Note.

The warrants related to the Unsecured Notes expire seven years from the date of issuance and are exercisable for shares of our common stock at an exercise price of $0.30. Exercise price and number of shares issuable upon exercise are subject to adjustment (1) upon the subdivision or combination of, or stock dividends paid on, the common stock; (2) in case of any reclassification, capital reorganization or change in capital stock and (3) upon the completion of a financing at a price below the exercise price then in effect. Any provision of the Unsecured Notes or related warrants can be amended, waived or modified upon the written consent of us and holders of a majority of the aggregate principal amount of such notes outstanding. Any such consent will affect all Unsecured Notes or warrants, as the case may be, and will be binding on all holders thereof.

As of May 31, 2011, the trust, the trustee of which is Mr.Carpenter’s father-in-law, held Unsecured Notes in the aggregate principal amount of $50,000, which is also the largest aggregate principal amount of notes outstanding for such trust since October 1, 2008.  Total interest of $1,300 has accrued (but not been paid) on such notes at an interest rate of 9%.

Transactions with SAIL Venture Partners LP (“SAIL”)

On March 30, 2009, we executed two senior secured convertible promissory notes each in the principal amount of $250,000 with SAIL Venture Partners, LP (“SAIL”) and Brandt Ventures, GP (“Brandt”).  David Jones, a member of our board of directors, is one of five managing members of SAIL Venture Partners, LLC, which is the general partner of SAIL.  Leonard Brandt, also a member of our board of directors until December 3, 2009 and our former Chief Executive Officer, is the general partner of Brandt.

These notes accrued interest at the rate of 8% per annum and were due and payable upon a declaration by the note holder(s) requesting repayment, unless sooner converted into shares of our common stock (as described below), upon the earlier to occur of:  (i) June 30, 2009 or (ii) an Event of Default (as defined in the notes), which includes the default that occurred as a result of Mr. Brandt no longer serving as our Chief Executive Officer effective as of April 10, 2009.  The notes were secured by a lien on substantially all of our assets (including all intellectual property).  In the event of a liquidation, dissolution or winding up of our company, unless Brandt and/or SAIL informed us otherwise, we were required to pay such investor an amount equal to the product of 250% multiplied by the principal and all accrued but unpaid interest outstanding on the note.

In concert with an equity financing transaction of at least $1,500,000 (excluding any and all other debt that is converted), the principal and all accrued, but unpaid interest outstanding under the notes would be automatically converted into the securities issued in the equity financing by dividing such amount by 90% of the per share price paid by the investors in such financing.

On May 14, 2009, we entered into a Bridge Note and Warrant Purchase Agreement with SAIL.  Pursuant to the purchase agreement, on May 14, 2009, SAIL purchased a Secured Promissory Note in the principal amount of $200,000 from us.  In order to induce SAIL to purchase the note, we issued to SAIL a warrant to purchase up to 100,000 shares of our common stock at a purchase price equal to $0.25 per share.  The warrant expires on the earlier to occur of May 31, 2016 or a change of control of our company.

The purchase agreement also provided that, at any time on or after June 3, 2009, and provided that certain conditions are satisfied by us, SAIL would purchase from us a second Secured Convertible Promissory Note in the principal sum of $200,000 and would be issued a second warrant identical in terms to the warrant described above.  The aforementioned conditions include our entry into a term sheet in which investors commit to participate in an equity financing by us of not less than $2,000,000 (excluding any and all other debt that are to be converted).

The notes issued or issuable pursuant to the purchase agreement accrued interest at the rate of 8% per annum and were due and payable, unless sooner converted into shares of our common stock (as described below), upon the earlier to occur of:  (i) a declaration by SAIL on or after June 30, 2009 or (ii) an Event of Default as defined in the notes.  The note(s) were secured by a lien on substantially all of our assets (including all intellectual property).  In the event of a liquidation, dissolution or winding up of our company, unless SAIL informs us otherwise, we were required to pay SAIL an amount equal to the product of 250% multiplied by the principal and all accrued but unpaid interest outstanding on the note(s).

In the event we consummated an equity financing transaction of at least $1,500,000 (excluding any and all other debt that is converted), then the principal and all accrued, but unpaid interest outstanding under the note(s) would be automatically converted into the securities issued in the equity financing by dividing such amount by 85% of the per share price paid by the investors in such financing.

In addition, in the event we issued preferred stock that was not part of an equity financing described above, SAIL was entitled , at its option, to convert the principal and all accrued, but unpaid interest outstanding under the note(s) into preferred stock by dividing such amount by 85% of the per share price paid by the purchasers’ of our preferred stock.

On August 26, 2009, we completed an equity financing transaction of approximately $2 million.  As a result of the financing, each of the notes described above that were held by SAIL and Brandt were automatically converted into common stock, with SAIL receiving 1,758,356 shares and Brandt receiving 956,164 shares.  In addition, SAIL was issued a non-callable five year warrant to purchase 879,178 shares of common stock at an exercise price of $0.30 per share and Brandt was issued a non-callable five year warrant to purchase 478,082 shares of common stock at an exercise price of $0.30 per share.

In connection with the equity financing referred to above, on August 26, 2009, SAIL purchased 6 “units” for $324,000.  Each unit consisted of 180,000 shares of common stock and a five year non-callable warrant to purchase an additional 90,000 shares of common stock at an exercise price of $0.30 per share.  The shares of common stock and warrants comprising the Units were immediately separable and were issued separately.  This investment was completed with terms identical to those received by all other investors in our private placement closings that took place on August 26, 2009, December 24, 2009, December 31, 2009 and January 4, 2010.

On July 5, 2010 and August 20, 2010, we issued unsecured promissory notes (each, a “Deerwood Note”) in the aggregate principal amount of $500,000 to Deerwood Partners LLC and Deerwood Holdings LLC, with each investor purchasing two notes in the aggregate principal amount of $250,000.   Our director George Kallins and his spouse are the managing members of these investors.   SAIL issued unconditional guaranties to each of these investors, guaranteeing the prompt and complete payment when due of all principal, interest and other amounts under each Deerwood Note.  In addition, on August 20, 2010, we granted SAIL warrants to purchase up to an aggregate of 100,000 shares of common stock at an exercise price (subject to anti-dilution adjustments, including for issuances of securities at prices below the then-effective exercise price ) of $0.56 per share.  We entered into an oral agreement to indemnify SAIL and grant to SAIL a security interest in our assets in connection with the guaranties.

On October 1, 2010, in connection with a new private placement of convertible promissory notes (the “October Notes”) and warrants expected to be completed with new independent investors, we entered into a Note and Warrant Purchase Agreement (the “Purchase Agreement”) with John Pappajohn and SAIL as investors. Pursuant to this agreement, we issued to SAIL October Notes in the aggregate principal amount of $250,000 and warrants to purchase up to 416,666 shares of common stock.  We received $250,000 in gross proceeds from the issuance to SAIL.  The October Notes mature one year after the date of issuance (subject to earlier conversion or prepayment), earn interest equal to 9% per year with interest payable at maturity, and are convertible into shares of our common stock at a conversion price of $0.30.  The conversion price is subject to adjustment upon (1) the subdivision or combination of, or stock dividends paid on, the common stock; (2) the issuance of cash dividends and distributions on the common stock; (3) the distribution of other capital stock, indebtedness or other non-cash assets; and (4) the completion of a financing at a price below the conversion price then in effect.  The October Notes are furthermore convertible, at the option of the holder, into securities to be issued in subsequent financings at the lower of the then-applicable conversion price or price per share payable by purchasers of such securities. The October Notes can be declared due and payable upon an event of default, defined in the October Notes to occur, among other things, if we fail to pay principal and interest when due, in the case of voluntary or involuntary bankruptcy or if we fail to perform any covenant or agreement as required by the October Note.    As of March 15, 2011, SAIL held $250,000 in aggregate principal amount of October Notes.

On November 3, 2010, we issued October Notes in the aggregate principal amount of $512,250, and related warrants to purchase up to 512,250 shares, to Deerwood Holdings LLC and Deerwood Partners LLC, two entities controlled by Dr . Kallins, in exchange for the cancellation of the Deerwood Notes originally issued on July 5, 2010 and August 20, 2010 in the aggregate principal amount of $500,000 (and accrued and unpaid interest on those notes) and warrants to purchase an aggregate of up to 150,000 shares originally issued on August 20, 2010.  The related guaranties and oral indemnification and security agreement that had been entered into in connection with the Deerwood Notes were likewise terminated.  SAIL issued unconditional guaranties to each of the Deerwood investors, guaranteeing the prompt and complete payment when due of all principal, interest and other amounts under the October Notes issued to such investors.  The obligations under each guaranty are independent of our obligations under the October Notes and separate actions may be brought against the guarantor.  In connection with its serving as guarantor, we granted SAIL warrants to purchase up to an aggregate of 341,498 shares of common stock.  The warrants to purchase 100,000 shares of common stock previously granted to SAIL on August 20, 2010 were canceled.

Our obligations under the terms of the October Notes are secured by a security interest in our tangible and intangible assets, pursuant to a Security Agreement, dated as of October 1, 2010, by and between us and John Pappajohn, as administrative agent for the holders of the October Notes.  The agreement and corresponding security interest terminate if and when holders of a majority of the aggregate principal amount of October Notes issued have converted their October Notes into shares of common stock.

The warrants related to the October Notes expire on September 20, 2017 and are exercisable for shares of our common stock at an exercise price of $0.30.  Exercise price and number of shares issuable upon exercise are subject to adjustment (1) upon the subdivision or combination of, or stock dividends paid on, the common stock; (2) in case of any reclassification, capital reorganization or change in capital stock and (3) upon the completion of a financing at a price below the exercise price then in effect. Any provision of the October Notes or related warrants can be amended, waived or modified upon the written consent of us and holders of a majority of the aggregate principal amount of such notes outstanding.  Any such consent will affect all October Notes or warrants, as the case may be, and will be binding on all holders thereof.

For a table showing the differences in terms between the October Notes (and related warrants), on the one hand, and the exchanged Bridge Notes and Deerwood Notes (and related warrants), on the other hand, please refer to “ Management’s Discussion and Analysis of Financial Condition and Results of Operations - Overview - The 2010 Private Placement Transactions - Differences between October Notes and Bridge Notes/Deerwood Notes.”

On February 28, 2011, we issued to SAIL Venture Partners, LP Unsecured Notes in the aggregate principal amount of $187,500 and warrants to purchase up to 312,500 shares of common stock pursuant to the 2011 Purchase Agreement.  Additionally, we issued to SAIL 2010 Co-Investment Partners, L.P. Unsecured Notes in the aggregate principal amount of $62,500 and warrants to purchase up to 104,166 shares of common stock.  We received $187,500 from SAIL Venture Partners, LP and $62,500 from SAIL 2010 Co-Investment Partners, L.P. for an aggregate total of $250,000 in gross proceeds.  The terms of the 2011 Purchase Agreement, Unsecured Notes and related warrants are described above under “- Transactions with George Carpenter.”

On April 15, 2011, we issued to SAIL Venture Partners, LP Unsecured Notes in the aggregate principal amount of $250,000 and warrants to purchase up to 416,666 shares of common stock pursuant to the 2011 Purchase Agreement.  Additionally, we also issued to SAIL 2010 Co-Investment Partners, L.P. Unsecured Notes in the aggregate principal amount of $250,000 and warrants to purchase up to 416,666 shares of common stock.  We received $250,000 from SAIL Venture Partners, LP and $250,000 from SAIL 2010 Co-Investment Partners, L.P. for an aggregate total of $500,000 in gross proceeds.  The terms of the 2011 Purchase Agreement, Unsecured Notes and related warrants are described above under “- Transactions with George Carpenter.”

On April 25, 2011, we issued to SAIL Venture Partners, LP Unsecured Notes in the aggregate principal amount of $125,000 and warrants to purchase up to 208,333 shares of common stock pursuant to the 2011 Purchase Agreement.  Additionally, we also issued to SAIL 2010 Co-Investment Partners, L.P. Unsecured Notes in the aggregate principal amount of $125,000 and warrants to purchase up to 208,333 shares of common stock.  We received $125,000 from SAIL Venture Partners, LP and $125,000 from SAIL 2010 Co-Investment Partners, L.P. for an aggregate total of $250,000 in gross proceeds.  The terms of the 2011 Purchase Agreement, Unsecured Notes and related warrants are described above under “- Transactions with George Carpenter.”

As of May 31, 2011, SAIL Venture Partners, LP and SAIL 2010 Co-Investment Partners, L.P. held October Notes and Unsecured Notes in the aggregate principal amount of $1,250,000, which is also the largest aggregate principal amount of notes outstanding for SAIL Venture Partners, LP and SAIL 2010 Co-Investment Partners, L.P. since October 1, 2008.  Total interest of $28,900 has accrued (but not been paid) on such notes at an interest rate of 9%.

Transactions with Leonard Brandt

Please see the discussion above under the heading “Transaction with Sail Venture Partners LP (“SAIL”)” for a summary of a bridge financing transaction which closed on March 30, 2009, in which Mr. Brandt participated.

Transactions with Daniel Hoffman, M.D.

On January 11, 2008, we, through our wholly owned subsidiary, Colorado CNS Response, Inc. and pursuant to the terms of a Stock Purchase Agreement, acquired all of the outstanding common stock of Neuro-Therapy Clinic, PC, a Colorado professional medical corporation wholly owned by Dr. Hoffman (“NTC”) in exchange for a non-interest bearing note of $300,000 payable in equal monthly installments over 36 months.  At the time of the transaction, NTC was our largest customer.  Upon the completion of the acquisition, Dr. Hoffman was appointed our Chief Medical Officer.  The Stock Purchase Agreement provides that upon the occurrence of certain events, as defined in the purchase agreement, Dr. Hoffman has a repurchase option for a period of three years subsequent to the closing, as well as certain rights of first refusal, in relation to the assets and liabilities we acquired.   As of December 31, 2010, the principal amount of such note was fully repaid.

Prior to his employment, from October 1, 2007 to January 15, 2008, Dr. Hoffman earned $15,000 for consulting services rendered to us.  In addition, as compensation for his services to us as a consultant, Dr. Hoffman was granted options to purchase an aggregate of 814,062 shares of our common stock at an exercise price of $1.09 on August 7, 2007.  In accordance with the terms of his employment agreement, the terms of Dr. Hoffman’s option grant were amended to provide that in the event of a change of control transaction, a portion of Dr. Hoffman’s unvested options equal to the number of unvested options at the date of the corporate transaction multiplied by the ratio of the time elapsed between August 7, 2007 and the date of corporate transaction over the vesting period (42 months), will automatically accelerate, and become fully vested.

Transactions with John Pappajohn

In conjunction with the closing of our private placement on August 26, 2009, Mr. Pappajohn joined our Board of Directors.

On June 12, 2009, we entered into a Bridge Note and Warrant Purchase Agreement with Mr. Pappajohn. pursuant to which Mr. Pappajohn purchased a Secured Convertible Promissory Note in the principal amount of $1,000,000 from us.  In order to induce Mr. Pappajohn to purchase the note, we issued to Mr. Pappajohn a warrant to purchase up to 2,333,333 shares of our common stock and issued to relatives of Mr. Pappajohn warrants to purchase up to a total of 1,000,000 shares, all at a purchase price equal to $0.30 per share.  These warrants were exercised for shares of common stock in cashless exercises on February 23, 2010 and February 24, 2010.

The note issued pursuant to the Purchase Agreement provided that the principal amount of $1,000,000 together with a single Premium Payment of $90,000 which is due and payable, unless sooner converted into shares of our common stock (as described below), upon the earlier to occur of:  (i) a declaration by Mr. Pappajohn on or after June 30, 2010 or (ii) an Event of Default as defined in the note.  The note was secured by a lien on substantially all of our assets (including all intellectual property).  In the event of a liquidation, dissolution or winding up of our company, unless Mr. Pappajohn informs us otherwise, we were required to pay Mr. Pappajohn an amount equal to the product of 250% multiplied by the then outstanding principal amount of the note and the Premium Payment.

The note also contained a provision that, in the event we consummated an equity financing transaction of at least $1,500,000 (excluding any and all other debt that is converted), the then outstanding principal amount of the note (but excluding the Premium Payment, which will be repaid in cash at the time of such equity financing) shall be automatically converted into the securities issued in the equity financing by dividing such amount by the per share price paid by the investors in such financing.

On August 26, 2009, we completed an equity financing transaction of approximately $2 million.  As a result of the financing, the note described above held by Mr. Pappajohn automatically converted into common stock, with Mr. Pappajohn receiving 3,333,334 shares.  In addition, pursuant to the terms of the note, Mr. Pappajohn received a five year non-callable warrant to purchase 1,666,667 shares of common stock at an exercise price of $0.30 per share.

In connection with the equity financing referred to above, on August 26, 2009, Mr. Pappajohn invested an additional $1,000,000 in us.  In exchange for his investment, we issued an additional 3,333,333 shares of common stock to Mr. Pappajohn and a five year non-callable warrant to purchase 1,666,667 shares of common stock at an exercise price of $0.30 per share.  The terms of this investment were identical to the terms received by all other investors in our private placement closings that took place on August 26, 2009, December 24, 2009, December 31, 2009 and January 4, 2010.

We intend to reimburse Equity Dynamics, Inc., a company solely owned by Mr. Pappajohn, for expenses which Equity Dynamics incurred between May and December, 2009 on behalf of CNS Response, Inc.  These expenses include $34,700 incurred in connection with our private placement financing and other activities.

On February 23, 2010, Mr. Pappajohn exercised 2,333,333 warrants and was issued 1,720,910 shares of common stock in a net exercise of warrants in lieu of cash transaction.  Mr. Pappajohn received 1,720,910 shares in connection with his cashless exercise.

On June 3, 2010, we entered into a Bridge Note and Warrant Purchase Agreement with John Pappajohn, pursuant to which Mr. Pappajohn agreed to purchase two secured promissory notes (each, a “Bridge Note”) in the aggregate principal amount of $500,000, with each Bridge Note in the principal amount of $250,000 maturing on December 2, 2010.  On June 3, 2010, Mr. Pappajohn loaned us $250,000 in exchange for the first Bridge Note (there were no warrants issued in connection with this first note) and on July 25, 2010, Mr. Pappajohn loaned us $250,000 in exchange for the second Bridge Note.  In connection with his purchase of the second Bridge Note, Mr. Pappajohn received a warrant to purchase up to 250,000 shares of our common stock in accordance with the Bridge Note and Warrant Purchase Agreement.  The exercise price of the warrant (subject to anti-dilution adjustments, including for issuances of securities at prices below the then-effective exercise price) was $0.50 per share.

Pursuant to a separate agreement that we entered into with Mr. Pappajohn, we granted him a right to convert the Bridge Notes into shares of our common stock at a conversion price of $0.50.  The conversion price was subject to customary anti-dilution adjustments, but would never be less than $0.30.

Each Bridge Note accrued interest at a rate of 9% per annum which would have been paid together with the repayment of the principal amount at the earliest of (i) the maturity date; (ii) prepayment of the Bridge Note at our option (iii) closing of a financing in which the aggregate proceeds to us are not less than $3,000,000 or (iv) the occurrence of an Event of Default (as defined in the Bridge Note).  The Purchase Agreement and each Bridge Note grants the investor a senior security interest in and to all of our existing and future right, title and interest in its tangible and intangible property.

On October 1, 2010, in connection with a new private placement of convertible promissory notes (the “October Notes”) and warrants expected to be completed with new independent investors, we entered into a Note and Warrant Purchase Agreement (the “Purchase Agreement”) with John Pappajohn and SAIL as investors. Pursuant to this agreement, we issued to Mr. Pappajohn October Notes in the aggregate principal amount of $761,688 and warrants to purchase up to 1,269,478 shares of common stock.  We received $250,000 in gross proceeds from the issuance to Mr. Pappajohn.  We also issued October Notes in the aggregate principal amount of $511,688, and related warrants to purchase up to 852,812 shares, to Mr. Pappajohn in exchange for the cancellation of the two Bridge Notes originally issued to him on June 3, 2010 and July 25, 2010 in the aggregate principal amount of $500,000 (and accrued and unpaid interest on those notes) and a warrant to purchase up to 250,000 shares originally issued to him on July 25, 2010.   As of January 7, 2011, Mr. Pappajohn holds $511,688 in aggregate principal amount of October Notes.

The October Notes mature one year after the date of issuance (subject to earlier conversion or prepayment), earn interest equal to 9% per year with interest payable at maturity, and are convertible into shares of our common stock at a conversion price of $0.30.  The conversion price is subject to adjustment upon (1) the subdivision or combination of, or stock dividends paid on, the common stock; (2) the issuance of cash dividends and distributions on the common stock; (3) the distribution of other capital stock, indebtedness or other non-cash assets; and (4) the completion of a financing at a price below the conversion price then in effect. The October Notes are furthermore convertible, at the option of the holder, into securities to be issued in subsequent financings at the lower of the then-applicable conversion price or price per share payable by purchasers of such securities.   The October Notes can be declared due and payable upon an event of default, defined in the October Notes to occur, among other things, if we fail to pay principal and interest when due, in the case of voluntary or involuntary bankruptcy or if we fail to perform any covenant or agreement as required by the October Note.

Our obligations under the terms of the October Notes are secured by a security interest in our tangible and intangible assets, pursuant to a Security Agreement, dated as of October 1, 2010, by and between us and John Pappajohn, as administrative agent for the holders of the October Notes.  The agreement and corresponding security interest terminate if and when holders of a majority of the aggregate principal amount of October Notes issued have converted their October Notes into shares of common stock.

The warrants related to the October Notes expire on September 20, 2017 and are exercisable for shares of our common stock at an exercise price of $0.30.  Exercise price and number of shares issuable upon exercise are subject to adjustment (1) upon the subdivision or combination of, or stock dividends paid on, the common stock; (2) in case of any reclassification, capital reorganization or change in capital stock and (3) upon the completion of a financing at a price below the exercise price then in effect. Any provision of the October Notes or related warrants can be amended, waived or modified upon the written consent of us and holders of a majority of the aggregate principal amount of such notes outstanding.  Any such consent will affect all October Notes or warrants, as the case may be, and will be binding on all holders thereof.

For a table showing the differences in terms between the October Notes (and related warrants), on the one hand, and the exchanged Bridge Notes and Deerwood Notes (and related warrants), on the other hand, please refer to “ Management’s Discussion and Analysis of Financial Condition and Results of Operations - Overview - The 2010 Private Placement Transactions - Differences between October Notes and Bridge Notes/Deerwood Notes.”

As of May 31, 2011, Mr. Pappajohn holds October Notes in the aggregate principal amount of $761,688, which is also the largest aggregate principal amount of notes outstanding for Mr. Pappajohn since October 1, 2008. Total interest of $46,100 has accrued (but not been paid) on such notes at an interest rate of 9%.

On November 24, 2010 the Board of Directors, excluding Mr. Pappajohn, ratified an engagement agreement with Equity Dynamics, Inc., a company owned by Mr. Pappajohn, to provide financial advisory serviced to assist us with our fund raising efforts.  These efforts have included advice and assistance with the preparation of Private Placement Memoranda, investor presentations, financing strategies, identification of potential and actual investors, and introductions to placement agents and investment bankers. The engagement letter calls for a retainer fee of $10,000 per month starting February 1, 2010.  As of September 30, 2010, we have accrued $80,000 for the services provided by Equity Dynamics.  The term of the agreement is for 12 months from its initiation and can be cancelled by either party, with or without cause, with 30 days written notice.

Transactions with George Kallins M.D.

On July 5, 2010, our Board of Directors appointed George J. Kallins, M.D. to serve as a member of the Board.

On July 5, 2010 and August 20, 2010, we issued unsecured promissory notes (each, a “Deerwood Note”) in the aggregate principal amount of $500,000 to Deerwood Partners LLC and Deerwood Holdings LLC, with each investor purchasing two notes in the aggregate principal amount of $250,000. The managing members of each of Deerwood Partners LLC and Deerwood Holdings LLC are George J. Kallins, M.D., who joined our Board of Directors on July 5, 2010, and his spouse Bettina Kallins. We received $250,000 in gross proceeds from the issuance of the first two notes on July 5, 2010 and another $250,000 in gross proceeds from the issuance of the second two notes on August 20, 2010.  In connection with the August 20, 2010 transaction, each of the two investors also received a warrant to purchase up to 75,000 shares of our common stock at an exercise price (subject to anti-dilution adjustments, including for issuances of securities at prices below the then-effective exercise price ) of $0.56 per share.

SAIL Venture Partners L.P. (“SAIL”), of which our director David Jones is a senior partner, issued unconditional guaranties to each of these investors, guaranteeing the prompt and complete payment when due of all principal, interest and other amounts under each Deerwood Note.  The obligations under each guaranty were independent of our obligations under the Deerwood Notes and separate actions could be brought against the guarantor.  We entered into an oral agreement to indemnify SAIL and grant to SAIL a security interest in our assets in connection with the guaranties.  In addition, on August 20, 2010, we granted SAIL warrants to purchase up to an aggregate of 100,000 shares of common stock at an exercise price (subject to anti-dilution adjustments, including for issuances of securities at prices below the then-effective exercise price ) of $0.56 per share.

Each Deerwood Note accrued interest at a rate of 9% per annum, which was payable together with the repayment of the principal amount, unless earlier converted, at the earliest of (i) the maturity date; (ii) prepayment of the Deerwood Note at our option (iii) closing of a financing in which the aggregate proceeds to us are not less than $3,000,000 or (iv) the occurrence of an Event of Default (as defined in the Deerwood Note).  Each Deerwood Note was convertible into shares of our common stock at a conversion price of $0.50.  The conversion price was subject to customary anti-dilution adjustments, but would never be less than $0.30.   As of September 30, 2010, Deerwood Partners LLC and Deerwood Holdings LLC held Deerwood Notes in the aggregate principal amount of $500,000.

On November 3, 2010, we issued October Notes in the aggregate principal amount of $762,250 and warrants to purchase up to 1,270,414 shares of common stock to three investors affiliated with Dr. Kallins.  We received $250,000 in gross proceeds from the issuance to BGN Acquisition Ltd., LP, an entity controlled by Dr. Kallins, of October Notes in the aggregate principal amount of $250,000 and related warrants to purchase up to 416,666 shares.  We also issued October Notes in the aggregate principal amount of $512,250, and related warrants to purchase up to 512,250 shares, to Deerwood Holdings LLC and Deerwood Partners LLC in exchange for the cancellation of the Deerwood Notes originally issued on July 5, 2010 and August 20, 2010 in the aggregate principal amount of $500,000 (and accrued and unpaid interest on those notes) and warrants to purchase an aggregate of up to 150,000 shares originally issued on August 20, 2010.  The related guaranties and oral indemnification and security agreement that had been entered into in connection with the Deerwood Notes were likewise terminated.   SAIL, of which our director David Jones is a senior partner, issued unconditional guaranties to each of the Deerwood investors in connection with the October Notes.

The Purchase Agreement pursuant to which the October Notes were issued also provides that we and the holders of the October Notes will enter into a registration rights agreement covering the registration of the resale of the shares underlying the October Notes and the related warrants.

The October Notes mature one year after the date of issuance (subject to earlier conversion or prepayment), earn interest equal to 9% per year with interest payable at maturity, and are convertible into shares of our common stock at a conversion price of $0.30.  The conversion price is subject to adjustment upon (1) the subdivision or combination of, or stock dividends paid on, the common stock; (2) the issuance of cash dividends and distributions on the common stock; (3) the distribution of other capital stock, indebtedness or other non-cash assets; and (4) the completion of a financing at a price below the conversion price then in effect.   The October Notes are furthermore convertible, at the option of the holder, into securities to be issued in subsequent financings at the lower of the then-applicable conversion price or price per share payable by purchasers of such securities.   The October Notes can be declared due and payable upon an event of default, defined in the October Notes to occur, among other things, if we fail to pay principal and interest when due, in the case of voluntary or involuntary bankruptcy or if we fail to perform any covenant or agreement as required by the October Note.

Our obligations under the terms of the October Notes are secured by a security interest in our tangible and intangible assets, pursuant to a Security Agreement, dated as of October 1, 2010, by and between us and John Pappajohn, as administrative agent for the holders of the October Notes.  The agreement and corresponding security interest terminate if and when holders of a majority of the aggregate principal amount of October Notes issued have converted their October Notes into shares of common stock.

The warrants related to the October Notes expire at various times in September and October, 2017 and are exercisable for shares of our common stock at an exercise price of $0.30.  Exercise price and number of shares issuable upon exercise are subject to adjustment (1) upon the subdivision or combination of, or stock dividends paid on, the common stock; (2) in case of any reclassification, capital reorganization or change in capital stock and (3) upon the completion of a financing at a price below the exercise price then in effect. Any provision of the October Notes or related warrants can be amended, waived or modified upon the written consent of us and holders of a majority of the aggregate principal amount of such notes outstanding.  Any such consent will affect all October Notes or warrants, as the case may be, and will be binding on all holders thereof.

For a table showing the differences in terms between the October Notes (and related warrants), on the one hand, and the exchanged Bridge Notes and Deerwood Notes (and related warrants), on the other hand, please refer to “ Management’s Discussion and Analysis of Financial Condition and Results of Operations - Overview - The 2010 Private Placement Transactions - Differences between October Notes and Bridge Notes/Deerwood Notes.”

As of May 31, 2011, Deerwood Holdings LLC, Deerwood Partners LLC and BGN Acquisition Ltd., LP held October Notes in the aggregate principal amount of $762,250, which is also the largest aggregate principal amount of notes outstanding for these entities since October 1, 2008.  Total interest of $39,800 has accrued (but not been paid) on such notes at an interest rate of 9%.

Transactions with Paul Buck

On December 24, 2009, we completed a second closing of its private placement commenced in August 2009 in which we received gross proceeds of approximately $3 million, which included $54,000 invested by Mr. Buck.  In exchange for his investment, we issued to Mr. Buck 180,000 shares of our common stock and a five year non-callable warrant to purchase 90,000 shares of our common stock at an exercise price of $0.30 per share.  This investment was completed with the identical terms as received by all other investors in our private placement closings that took place on August 26, 2009, December 24, 2009, December 31, 2009 and January 4, 2010.

Prior to his employment by us, Mr. Buck had been working with us as an independent consultant since December 2008, assisting management with finance and accounting matters as well as our filings with the Securities and Exchange Commission.  Mr. Buck earned $260,800 in consulting services rendered to us.

On February 15, 2011, we issued to Mr. Buck Unsecured Notes in the aggregate principal amount of $50,000 and related warrants to purchase up to 83,333 shares pursuant to the 2011 Purchase Agreement.  The terms of the 2011 Purchase Agreement, Unsecured Notes and related warrants are described above under  “- Transactions with George Carpenter - Other Transactions with Mr. Carpenter.”

As of May 31, 2011, Mr. Buck holds Unsecured Notes in the aggregate principal amount of $50,000, which is also the largest aggregate principal amount of notes outstanding for Mr. Buck since October 1, 2008.  Total interest of $1,300 has accrued (but not been paid) on such notes at an interest rate of 9%.

Transactions with Beneficial Owners of More than Five Percent of Our Common Stock

On February 23, 2011, an Unsecured Note in the aggregate principal amount of $200,000 and a warrant to purchase 333,333 shares of common stock was issued to Mr. Andy Sassine, an accredited investor who had previously invested in us and as a result of the February 23 purchase became a beneficial owner of more than 5% of our outstanding common stock.  As of May 31, 2011, Mr. Sassine holds October Notes and Unsecured Notes in the aggregate principal amount of $700,000, which is also the largest aggregate principal amount of notes outstanding for Mr. Sassine since October 1, 2008.  Total interest of $33,900 has accrued (but not been paid) on such notes at an interest rate of 9%.

On February 28, 2011, pursuant to the 2011 Purchase Agreement, we issued an Unsecured Note in the aggregate principal amount of $400,000, and a warrant to purchase 666,666 shares of common stock to Highland Long/Short Healthcare Fund, which had previously invested in us and as a result of the February 28 purchase, when aggregating securities owned by its affiliate Cummings Bay Healthcare Fund, became a beneficial owner of more than 5% of our outstanding common stock.  As of May 31, 2011, Highland Long/Short Healthcare Fund and Cummings Bay Healthcare Fund hold October Notes and Unsecured Notes in the aggregate principal amount of $950,000, which is also the largest aggregate principal amount of notes outstanding for Highland Long/Short Healthcare Fund and Cummings Bay Healthcare Fund since October 1, 2008.  Total interest of $30,550 has accrued (but not been paid) on such notes at an interest rate of 9%.  Mr. Michael Gregory is the portfolio manager for both Highland Long/Short Healthcare Fund and Cummings Bay Healthcare Fund.

Transaction with Staff Members of Equity Dynamics, Inc.

On July 5, 2010 the Board granted warrants to purchase 500,000 shares of common stock to members of staff of Equity Dynamics, Inc. a company owned by Mr. Pappajohn, for consulting services they had rendered to us, advising on and assisting with fund raising activities.  Using the Black-Scholes model, these warrants were valued at $199,000 and expensed to consulting fees. These warrants have an exercise price of $0.30 cents per share, are exercisable from the date of grant and had a term of 10 years from the date of grant.

Agreements in connection with TSXV Listing

As described under “Capitalization - Agreements in connection with TSXV Listing,” holders of our October Notes and Unsecured Notes in the aggregate principal amount of $5,523,938 and holders of warrants to purchase 9,673,213 shares of our common stock issued in connection with those notes and the related guaranties (which include all October Notes and Unsecured Notes and related warrants purchased by related parties as described above), have entered into an agreement with us, which we refer to as the “Agreement to Convert and Amend.”   Pursuant to the Agreement to Convert and Amend, the holders have agreed to amend and convert their notes and to amend their warrants conditioned on the closing of this offering, provided that this offering yields gross proceeds to us of at least $10 million. As consideration for these amendments and conversions, we expect to issue warrants to purchase an aggregate of 4,719,934 shares of our common stock to holders of our notes and related warrants, including our related parties, with each holder receiving a warrant to purchase a number of shares of common stock corresponding to 25% of the number of shares issuable upon conversion of the principal amount of his or her notes. In addition, holders of the warrants granted on July 5, 2010 to staff members of Equity Dynamics, Inc., have agreed to amend their warrants to change the expiration date of such warrants to the date that is the fifth anniversary of the initial listing of our shares on the TSXV, subject to conditions as described in “Capitalization - Agreements in connection with TSXV Listing.”

DESCRIPTION OF CAPITAL STOCK

The information set forth below is a general summary of our capital stock structure.  As a summary, this Section is qualified by, and not a substitute for, the provisions of our Certificate of Incorporation, as amended, and Bylaws, as amended.

Authorized Capital Stock

Our authorized capital stock consists of 750,000,000 shares of common stock, par value $0.001 per share.

Common Stock

As of May 31, 2011, we had 56,117,600 shares of common stock issued and outstanding.  In addition, we have reserved 15,725,121 shares of common stock for issuance in respect of options to purchase common stock and 27,428,635 shares of common stock were reserved for issuance pursuant to issued and outstanding warrants to purchase our common stock.  Furthermore, (i) 10,644,823 shares of common stock were reserved for secured convertible notes in the aggregate principal amount of $3,023,938 plus accrued interest at May 31, 2011, which are convertible at $0.30 per share, and (ii) 8,487,912 shares of common stock were reserved for unsecured convertible notes in the aggregate principal amount of $2,500,000 plus accrued interest at May 31, 2011, which are also convertible at $0.30 per share.

Dividend Rights

The holders of outstanding shares of common stock are entitled to receive dividends out of funds legally available at the times and in the amounts that our Board may determine.  However, to date we have not paid or declared cash distributions or dividends on our common stock and do not currently intend to pay cash dividends on our common stock in the foreseeable future.  We intend to retain all earnings, if and when generated, to finance our operations.  The declaration of cash dividends in the future will be determined by the Board based upon our earnings, financial condition, capital requirements and other relevant factors.

Voting Rights

Each holder of our common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders.

No Preemptive or Similar Rights

Holders of our common stock do not have preemptive rights, and common stock is not convertible or redeemable.

Right to Receive Liquidation Distributions

Upon our dissolution, liquidation or winding-up, the assets legally available for distribution to our stockholders are distributable ratably among the holders of our common stock.

Warrants

At May 31, 2011, the following warrants were outstanding:

Common Stock warrants	Exercise Price	Expiration Period/Year	Description
142,582	$0.010	Various times through 2012	granted in connection with the issuance of convertible promissory notes
1,431,255	$0.590	Various times through 2015	granted in connection with the issuance of convertible promissory notes
1,143,587	$1.510	Various time through 2011	issued to investors in connection with private placement completed in November 2006
7,921	$1.010	in 2011	granted to placement agent in connection with private placement completed in November 2006
4,752	$1.812	in 2011	granted to placement agent in connection with private placement completed in November 2006
1,951,445	$1.800	in 2012	issued to investors in connection with private placement which was completed concurrently with the Merger on March 7, 2007
520,380	$1.440	in 2012	issued to placement agent in connection with the private placement which was completed concurrently with the Merger on March 7, 2007
156,114	$1.800	in 2012	issued to the placement agent in connection with the private placement which was completed concurrently with the Merger on March 7, 2007
100,000	$0.250	in 2016	issued to Sail Venture Partners, LLC., in connection with a bridge note of $200,000 which was executed on May 14, 2009
12,322,252	$0.300	in 2014 through January 2015	issued to investors who participated in our private placement in which we raised gross proceeds of $5,579,000 between August, 2009 and January 2010
1,475,134	$0.330	in 2014 through January 2015	issued to the placement agents in connection with the private placement in which we raised gross proceeds of $5,579,000 between August 2009 and January 2010
500,000	$0.300	on July 2, 2017	issued to staff members of Equity Dynamics, Inc., who provided consulting services associated with the Company’s financing activities. Equity Dynamics, Inc. is owned by Mr. Pappajohn.
5,039,889	$0.300	in October and November 2017
issued to investors who participated in our October 2010 private placement in which we raised gross proceeds of $2 million and exchanged six promissory notes totaling in aggregate $1 million plus accrued interest

166,666	$0.330	in October and November, 2015
issued to placement agent in connection with the October 2010 private placement in which we raised gross proceeds of $2 million and exchanged six promissory notes totaling in aggregate $1 million plus accrued interest

4,166,660	$0.300	in January through April 2018	issued to investors who participated in our January - April 2011 private placement in which we raised gross proceeds of $2.5 million
299,998	$0.330	in March and April 2016	issued to the placement agent in connection with the January - April 2011 private placement in which we raised gross proceeds of $2.5 million
29,428,635	Total Warrants

Options

On August 3, 2006, CNS California adopted the CNS California 2006 Stock Incentive Plan (the “2006 Plan”).  The 2006 Plan provides for the issuance of awards in the form of restricted shares, stock options (which may constitute incentive stock options (ISO) or non-statutory stock options (NSO)), stock appreciation rights and stock unit grants to eligible employees, directors and consultants and is administered by the board of directors.  For more information on the 2006 Plan and its proposed successor, the 2011 Stock Incentive Plan, please see  “Executive Compensation - 2006 Stock Incentive Plan” and “- 2011 Stock Incentive Plan,” respectively.

Anti-Takeover Provisions

Delaware has enacted the following legislation that may deter or frustrate takeovers of Delaware corporations, such as CNS Response:

Section 203 of the Delaware General Corporation Law.  Section 203 provides, with some exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or affiliate, or associate of the person, who is an “interested stockholder” for a period of three years from the date that the person became an interested stockholder unless:  (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder; (ii) the interested stockholder acquires 85% or more of the outstanding voting stock of the corporation in the same transaction that makes it an interested stockholder, excluding shares owned by persons who are both officers and directors of the corporation, and shares held by some employee stock ownership plans; or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation’s board of directors and by the holders of at least 66 2/3% of the corporation’s outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder.  An “interested stockholder” is defined as any person that is (a) the owner of 15% or more of the outstanding voting stock of the corporation or (b) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether the person is an interested stockholder.

Authorized but Unissued Stock.  The authorized but unissued shares of our common stock are available for future issuance without shareholder approval.  These additional shares may be used for a variety of corporate purposes, including future public offering to raise additional capital, corporate acquisitions and employee benefit plans.  The existence of authorized but unissued shares of common stock may enable our Board to issue shares of stock to persons friendly to existing management, which may deter or frustrate a takeover of the company.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.  The address of American Stock Transfer & Trust Company is 59 Maiden Lane, New York, New York, and the phone number is (718) 921-8201.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

The Company’s shares trade on the OTCBB, under the symbol CNSO.  Our shares are currently very thinly traded.  Our average daily volume for the twelve months ended December 31, 2010 was 3,800 shares per day with no trades occurring on 180 out of 252 trading days.  Consequently, management believes that the prices quoted on the OTC Bulletin Board may not accurately reflect the value of the Company’s common shares.

We have never paid dividends on our common stock.  CNS California has never paid dividends on its common stock.  We intend to retain any future earnings for use in our business.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there was no established trading market for our common stock.  We cannot assure you that a liquid trading market for our common stock will develop on the TSXV or be sustained after this offering.  Future sales of substantial amounts of common stock in the public market, or the perception that such sales may occur, could adversely affect the market price of our common stock.  Further, since a large number of shares of our common stock will not be available for sale shortly after this offering because of the contractual and legal restrictions on resale described below, sales of substantial amounts of our common stock in the public market after these restrictions lapse, or the perception that such sales may occur, could adversely affect the prevailing market price and our ability to raise equity capital in the future.  We cannot assure you that there will be an active public market for our common stock.

Upon completion of this offering and assuming the issuance of _______ shares of common stock offered hereby and the conversion of all of our convertible notes in connection with the offering, but no exercise of outstanding options or warrants, we will have an aggregate of _______ shares of common stock outstanding.   The _______ shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, except for any shares purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act of 1933, whose sales would be subject to certain limitations and restrictions described below.

Of the remaining 56,117,600 (as of May 31, 2011) outstanding shares of common stock held by existing stockholders, 47,470,823 are registered for resale pursuant to an effective registration statement.  The remaining shares are deemed “restricted securities” as that term is defined in Rule 144 and may not be resold except pursuant to an effective registration statement or an applicable exemption from registration, including Rule 144.  15,543,022 of our currently outstanding shares of common stock will be subject to “lock-up” agreements described below on the effective date of this offering.  On the effective date of this offering and including the _______ shares to be issued in this offering, there will be _______ shares outstanding that are not subject to lock-up agreements and eligible for sale pursuant to Rule 144 or pursuant to an effective registration statement.  Upon expiration of the lock-up agreements 180 days after the effective date of this offering (unless extended in certain specified circumstances described below), 15,543,022 outstanding shares will become eligible for sale, subject in most cases to the limitations of Rule 144.  In addition, holders of stock options and warrants could exercise such options or warrants and sell certain of the shares issued upon exercise as described below.  See “Plan of Distribution.”

Days After Date of this Prospectus	Shares Eligible for Sale	Comment
Upon Effectiveness	_____	Shares sold in the offering.

Upon Effectiveness	_____	Freely tradable shares under Rule 144 or pursuant to an effective registration statement or otherwise that are not subject to the lock-up.

Upon Effectiveness	_____	Freely tradable shares.

90 Days	_____	Shares saleable under Rule 144 that are not subject to a lock-up.

180 Days	15,543,022	Lock-up released; shares saleable under Rule 144 and Rule 701.

Rule 144

In general, under Rule 144, beginning ninety days after the date of this prospectus, a person who is not our affiliate and has not been our affiliate at any time during the preceding three months will be entitled to sell any shares of our common stock that such person has held for at least six months, including the holding period of any prior owner other than one of our affiliates, without regard to volume limitations.  Sales of our common stock by any such person would be subject to the availability of current public information about us if the shares to be sold were held by such person for less than one year.

In addition, under Rule 144, a person may sell shares of our common stock acquired from us immediately upon the completion of this offering, without regard to volume limitations or the availability of public information about us, if:

•	the person is not our affiliate and has not been our affiliate at any time during the preceding three months; and

•	the person has beneficially owned the shares to be sold for at least six months, including the holding period of any prior owner other than one of our affiliates.

Beginning ninety days after the date of this prospectus, our affiliates who have beneficially owned shares of our common stock for at least six months, including the holding period of any prior owner other than another of our affiliates, would be entitled to sell within any three-month period those shares and any other shares they have acquired that are not restricted securities, provided that the aggregate number of shares sold does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding, which will equal approximately _______ shares immediately after this offering; or

•	the average weekly trading volume in our common stock on the listing exchange during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates are generally subject to the availability of current public information about us, as well as certain “manner of sale” and notice requirements.

Lock-up Agreements

Our directors, officers and principal shareholders (being those shareholders holding over 10% of the shares of our common stock) other than Len Brandt have agreed that, for a period of 120 days after the closing of the offering, they will not, without the consent of Paradigm Capital U.S. Inc. and subject to certain exceptions:

•
directly or indirectly, offer, sell, contract to sell, lend or enter into any other agreement to transfer the economic consequences of, or otherwise dispose of or deal with, or publicly announce any intention to offer, sell, contract to sell, grant or sell any option to purchase, hypothecate, pledge, transfer, assign, purchase any option or contract to sell, lend or enter into any agreement to transfer the economic consequences of, or otherwise dispose of or deal with, whether through the facilities of a stock exchange, by private placement or otherwise, any of our common shares or other securities of us held by them, directly or indirectly, or establish or increase a “put equivalent position” or liquidate or decrease a “call equivalent position” within the meaning of Section 16 of the Exchange Act, with respect to, any shares of our common stock, or any securities convertible into or exchangeable or exercisable for, or warrants or other rights to purchase, the foregoing;

•
file or cause to become effective a registration statement under the Securities Act of 1933, or file and similar offering document in any other jurisdiction, relating to the offer and sale of any shares of our common stock or securities convertible into or exercisable or exchangeable for shares or our common stock or other rights to purchase shares of our common stock or any other of our securities that are substantially similar to shares or our common stock, or any securities convertible into or exchangeable or exercisable for, or any warrants or other rights to purchase, the foregoing;

•
enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of shares of our common stock or any other of our securities that are substantially similar to shares of our common stock, or any securities convertible into or exchangeable or exercisable for, or any warrants or other rights to purchase, the foregoing, whether any such transaction is to be settled by delivery of shares of our common stock or such other securities, in cash or otherwise; or

•	publicly announce an intention to do any of the foregoing.

Securities Subject to Contractual Restriction on Transfer
Designation of Class	Number of securities held in escrow or that are subject to a contractual restriction on transfer	Percentage of class
common stock	15,543,022	____%

In addition, we have agreed that we will not issue, authorize, offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file any prospectus or registration statement relating to the issuance or offering of any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Paradigm Capital U.S. Inc. for a period of 90 days after this registration statement is declared effective, except for the issuance of (a) the shares of our common stock offered in this offering; (b) the shares of our common stock issuable upon the exercise, conversion or exchange of options, warrants, exchangeable shares or other securities outstanding as of the date of this prospectus and disclosed in this prospectus (provided that the grantee of any such options is subject to a similar lock-up provision); (c) shares in connection with a bona fide acquisition; and (d) grants of options to purchase shares of our common stock that are reserved for issuance under our stock option plans (in an amount not greater than 3% of the shares issued and outstanding following the closing of the offering.  To the extent shares of our common stock are released before the expiration of the lock-up period and these shares are sold into the market, the market price of our common stock could decline.

Stock Options

As of May 31, 2011, options to purchase 15,725,121 shares of our common stock with a weighted average exercise price of $0.62 per share, were outstanding.  Many of these options are subject to vesting that generally occurs over a period of up to four years following the date of grant.  Accordingly, common stock registered a registration statement will, after expiration of any lock-up agreements, be eligible for immediate sale in the open market, except for shares acquired by affiliates, which will be subject to the requirements of Rule 144 described above.  See “Shares Eligible for Future Sale – Rule 144.”

Warrants

As of May 31, 2011, we had outstanding fully exercisable warrants to purchase up to 27,428,635 shares of our common stock (after giving effect to the Capital Reorganization), with a weighted average exercise price of $0.49 per share, all of which will be outstanding upon completion of this offering.  Of those warrants, 18,409,015 are registered for resale under our resale registration statement.  See “Description of Capital Stock – Warrants.”

PLAN OF DISTRIBUTION

We are offering up to ______ shares of common stock principally in the Canadian provinces of, without limitation, British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, New Brunswick, Nova Scotia, Prince Edward Island, Newfoundland and Labrador, by Canadian affiliates of the placement agents, and the common stock may also be offered in the United States by the placement agents.  Pursuant to an engagement letter agreement, we engaged Paradigm Capital Inc., an affiliate of one of the placement agents, as our lead agent, on behalf of a syndicate of investment dealers, which currently includes Noble Financial Capital Markets  and Mackie Research Capital Corporation, an affiliate of one of our placement agents, for this offering.  The placement agents are not purchasing or selling any shares, nor are they required to arrange for the purchase and sale of any specific number or dollar amount of shares, other than to use their “best efforts” to arrange for the sale of shares by us. Therefore, we may not sell the entire amount of shares being offered.

Upon the closing of the offering, we will pay the placement agents and their affiliates noted above a cash transaction fee equal to __% of the gross proceeds to us from the sale of the shares in the offering.

Whether or not this offering is completed, we will also reimburse the placement agents and their affiliates noted above for all expenses in connection with the offering and all reasonable out-of-pocket expenses, including (a) legal expenses (exclusive of any blue sky fees, which we have to pay in full) not to exceed CDN $175,000 or U.S. $180,250, whichever is less (plus applicable taxes and disbursements) and (b) any advertising, printing, courier, telecommunications, data search, travel, entertainment and other expenses incurred by the agents, together with related HST and applicable provincial sales taxes, up to a maximum estimated amount of U.S.$20,000.

In addition, we will issue a five-year (from the effective date of the offering) compensation warrant to the placement agents to purchase a number of shares of our common stock equal to 6% of the number of shares of common stock sold by us in the offering, but excluding the shares that may be issued upon exercise of the warrants issued to the placement agents included in the offering. The compensation warrants will have an exercise price equal to 100% of the price of the shares sold in this offering.  For a period of 180 days after the issuance date of the compensation warrants (which shall not be earlier than the closing date of the offering pursuant to which the compensation warrants are being issued), the compensation warrants shall not be (A) sold, transferred, assigned, pledged, or hypothecated, or (B) the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of the public offering pursuant to FINRA Rule 5110(g)(1), except the transfer of any security as permitted by FINRA Rule 5110(g)(2).  The compensation warrants will not be exercisable or convertible more than five years from the effective date of the offering pursuant to FINRA Rule 5110(f)(2)(H)(i).

The placement agents may be deemed to be “underwriters’ within the meaning of Section 2(a)(11) of the Securities Act of 1933 and any commissions received by them and any profit realized on the sale of the securities by them while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act of 1933. The placement agents would be required to comply with the requirements of the Securities Act of 1933 and  the Securities Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Securities Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares of common stock and warrants to purchase shares of common stock by the placement agents. Under these rules and regulations, the placement agents may not (i) engage in any stabilization activity in connection with our securities; and (ii) bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Securities Exchange Act, until they have completed their participation in the distribution.

The placement agent agreement provides that we will indemnify the placement agents against specified liabilities, including liabilities under the Securities Act of 1933. We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification for liabilities under the Securities Act of 1933 is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Commissions and Expenses

The following table shows the public offering price, placement agents’ fees before expenses to us.  The placement agents’ fees equal ____% of the public offering price.

	Per Share	Total*
Public offering price	$	$
Placement agents’ fees paid by us	$	$
Proceeds before expenses to us	$	$

* Assumes all ____ shares offered pursuant to this offering are sold.

We estimate that the total expenses of the offering payable by us, excluding placement agents’ fees and commissions, will be approximately $____ million and are payable by us.  We will pay all these expenses from the proceeds of the offering.

Lock-up Agreements

Our directors, officers and principal shareholders (being those shareholders holding Holders of over 10% of the shares of our common stock) other than Len Brandt have agreed that, for a period of 120 days after the closing of this offering, they will not, without the consent of Paradigm Capital U.S. Inc. and subject to certain exceptions:

•
directly or indirectly, offer, sell, contract to sell, lend or enter into any other agreement to transfer the economic consequences of, or otherwise dispose of or deal with, or publicly announce any intention to offer, sell, contract to sell, grant or sell any option to purchase, hypothecate, pledge, transfer, assign, purchase any option or contract to sell, lend or enter into any agreement to transfer the economic consequences of, or otherwise dispose of or deal with, whether through the facilities of a stock exchange, by private placement or otherwise, any of our common shares or other securities of us held by them, directly or indirectly, or establish or increase a “put equivalent position” or liquidate or decrease a “call equivalent position” within the meaning of Section 16 of the Exchange Act, with respect to, any shares of our common stock, or any securities convertible into or exchangeable or exercisable for, or warrants or other rights to purchase, the foregoing;

•
file or cause to become effective a registration statement under the Securities Act of 1933, or file any similar offering document in any other jurisdiction, relating to the offer and sale of any shares of our common stock or securities convertible into or exercisable or exchangeable for shares or our common stock or other rights to purchase shares of our common stock or any other of our securities that are substantially similar to shares or our common stock, or any securities convertible into or exchangeable or exercisable for, or any warrants or other rights to purchase, the foregoing;

•
enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of shares of our common stock or any other of our securities that are substantially similar to shares of our common stock, or any securities convertible into or exchangeable or exercisable for, or any warrants or other rights to purchase, the foregoing, whether any such transaction is to be settled by delivery of shares of our common stock or such other securities, in cash or otherwise; or

•	publicly announce an intention to do any of the foregoing.

Securities Subject to Contractual Restriction on Transfer
Designation of Class	Number of securities held in escrow or that are subject to a contractual restriction on transfer	Percentage of class
common stock	15,543,022	____%

In addition, we have agreed that we will not issue, authorize, offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file any prospectus or registration statement relating to issuance or the offering of any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Paradigm Capital U.S. Inc. for a period of 90 days after the closing of the offering, except for the issuance of (a) the shares of our common stock offered in this offering; (b) the shares of our common stock issuable upon the exercise, conversion or exchange of options, warrants, exchangeable shares or other securities outstanding as of the date of this prospectus and disclosed in this prospectus (provided that the grantee of any such options is subject to a similar lock-up provision); (c) shares in connection with a bona fide acquisition; and (d) grants of options to purchase shares of our common stock that are reserved for issuance under our stock option plans (in an amount not greater than 3% of the shares issued and outstanding following the closing of the offering.  To the extent shares of our common stock are released before the expiration of the lock-up period and these shares are sold into the market, the market price of our common stock could decline.

Offering Price Determination

The initial public offering price was negotiated between us and the placement agents.  In addition to prevailing market conditions, the factors considered in determining the initial public offering price are our financial information, our historical performance, our future prospects and the future prospects of our industry in general, our capital structure, estimates of our business potential and earnings prospects, the present state of our development and an assessment of our management and the consideration of the above factors in relation to market valuation of companies engaged in businesses and activities similar to ours.

Price Stabilization, Short Positions and Penalty Bids

The rules of the SEC may limit the ability of the placement agents to bid for or purchase shares of our common stock before the distribution of the shares under this offering is completed.  However, the placement agents may engage in the following activities in accordance with these rules:

•	stabilizing transactions that permit bids to purchase shares of our common stock so long as the stabilizing bids do not exceed a specified maximum; and

•
penalty bids that permit the representatives to reclaim a selling concession from a syndicate member when the shares originally sold by the syndicate member under this offering are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of preventing or mitigating a decline in the market price of shares of our common stock, and may cause the price of shares of our common stock to be higher than would otherwise exist in the open market absent such stabilizing activities.  As a result, the price of the shares of our common stock may be higher than the price that might otherwise exist in the open market.  These transactions may be effected on ______, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Indemnification

We have agreed to indemnify the placement agents against certain liabilities relating to the offering, including liabilities under the Securities Act of 1933, liabilities under all other applicable securities laws and liabilities arising from breaches of the representations and warranties contained in the agency agreement, and to contribute to payments that the placement agents may be required to make for these liabilities.

NOTICE TO INVESTORS

The shares of our common stock offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares of our common stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction.  Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus.  This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares of our common stock offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

LEGAL MATTERS

SNR Denton US LLP has rendered a legal opinion as to the validity of the shares of the common stock to be registered hereby.

EXPERTS

The consolidated financial statements included in this prospectus have been audited by Cacciamatta Accountancy Corporation, independent certified public accountants, to the extent and for the periods set forth in their reports appearing elsewhere herein, and are included in reliance on such reports given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC.  We have also filed with the SEC under the Securities Act a registration statement on Form S-1 with respect to the common stock offered by this prospectus.  This prospectus, which constitutes part of the registration statement, does not contain all the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement, portions of which are omitted as permitted by the rules and regulations of the SEC.  Statements made in this prospectus regarding the contents of any contract or other document are summaries of the material terms of the contract or document.  With respect to each contract or document filed as an exhibit to the registration statement, reference is made to the corresponding exhibit.  For further information pertaining to us and the common stock offered by this prospectus, reference is made to the registration statement, including the exhibits and schedules thereto, copies of which may be inspected without charge at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549 on official business days during the hours of 10 a.m. to 3 p.m..  Copies of all or any portion of the registration statement may be obtained from the SEC at prescribed rates.  Information on the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.  In addition, the SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.  The web site can be accessed at http://www.sec.gov.  The internet address of CNS Response is http://www.cnsresponse.com.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

CNS Response, Inc.
85 Enterprise, Suite 410
Aliso Viejo, CA 92656

We have audited the accompanying consolidated balance sheets of CNS Response, Inc. (the “Company”) and its subsidiaries as of September 30, 2010, 2009 and 2008, and the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended September 30, 2010. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of September 30, 2010, 2009 and 2008, and the results of its operations and its cash flows for each of the years in the three-year period ended September 30, 2010 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the consolidated financial statements, the Company’s continued operating losses and limited capital raise substantial doubt about its ability to continue as a going concern.  Management’s plans in regard to this matter are also described in Note 1.  The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Cacciamatta Accountancy Corporation

Irvine, California

December 20, 2010, except for Note 13, as to which the date is June 17, 2011

CNS RESPONSE, INC.

CONSOLIDATED BALANCE SHEETS AT SEPTEMBER 30, 2010, 2009 and 2008

	As at September 30,
	2010	2009	2008
ASSETS
CURRENT ASSETS:
Cash	$62,000	$988,100	$1,997,000
Accounts receivable (net of allowance for doubtful accounts of $10,400, $11,700 and $17,200 in 2010, 2009 and 2008 respectively)	48,900	61,700	98,200
Prepaids and other	84,900	89,500	189,400
Total current assets	195,800	1,139,300	2,284,600
Furniture & equipment	23,000	17,500	28,700
Other assets	18,700	4,100	-
Goodwill	-	-	320,200
TOTAL ASSETS	$237,500	$1,160,900	$2,633,500

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable (including $60,800, $7,000 and $6,800 to related parties in 2010, 2009 and 2008 respectively)	$1,383,700	$1,285,600	$335,700
Accrued liabilities	380,700	261,400	250,100
Other payable – related party	100,000	-	-
Deferred compensation (including $81,200, $81,200 and $107,000 to related parties in 2010, 2009 and 2008 respectively)	263,600	220,100	264,900
Accrued patient costs	135,000	305,500	397,500
Accrued consulting fees (including $27,000, $18,000 and $0 to related parties in 2010, 2009 and 2008, respectively)	86,600	72,100	67,600
Derivative liability	2,061,900	-	-
Secured convertible promissory notes-related party (net of discounts $1,023,900 in 2010 and $0 in 2009 and 2008)	-	-	50,000
Current portion of long-term debt	26,900	95,900	88,500
Total current liabilities	4,438,400	2,240,600	1,454,300

LONG-TERM LIABILITIES
Note payable to officer	-	24,800	118,600
Capital lease	3,400	5,600	7,700
Total long-term liabilities	3,400	30,400	126,300
TOTAL LIABILITIES	4,441,800	2,271,000	1,580,600
COMMITMENTS AND CONTINGENCIES	-	-	-

STOCKHOLDERS’ EQUITY:
Common stock, $0.001 par value; authorized 750,000,000 shares; 56,023,921, 41,781,129 and 25,299,547 shares outstanding as of September 30, 2010, 2009 and 2008	56,000	41,800	25,300
Additional paid-in capital	29,109,600	24,044,000	17,701,300
Accumulated deficit	(33,369,900)	(25,195,900)	(16,673,700)
Total stockholders’ equity	(4,204,300)	(1,110,100)	1,052,900
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$237,500	$1,160,900	$2,633,500

See accompanying Notes to Consolidated Financial Statements

CNS RESPONSE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEARS ENDED
SEPTEMBER 30, 2010, 2009 AND 2008

	YEARS ENDED SEPTEMBER 30,
	2010	2009	2008
REVENUES
Neurometric Information Services	$136,100	$120,400	$178,500
Clinical Services	502,400	579,700	595,000
	638,500	700,100	773,500
OPERATING EXPENSES:
Cost of Neurometric Service revenues	135,100	131,600	163,200
Research and development	1,120,500	1,924,100	2,097,300
Sales and marketing	870,900	915,800	881,400
General and administrative	5,017,000	4,100,500	3,105,700
Goodwill impairment charges	-	320,200	-

Total operating expenses	7,143,500	7,392,200	6,247,600

OPERATING LOSS	(6,505,000)	(6,692,100)	(5,474,100)

OTHER INCOME (EXPENSE):
Interest income (expense), net	(360,500)	(1,732,900)	104,000
Loss on extinguishment of debt	(1,094,300)	-	-
Financing fees	(213,400)	(90,000)	-
Total other income (expense)	(1,668,200)	(1,822,900)	104,000

LOSS BEFORE PROVISION FOR INCOME TAXES	(8,173,200)	(8,515,000)	(5,370,100)

PROVISION FOR INCOME TAXES	800	7,200	1,400

NET LOSS	$(8,174,000)	$(8,522,200)	$(5,371,500)

BASIC NET LOSS PER SHARE	$(0.16)	$(0.31)	$(0.21)

DILUTED NET LOSS PER SHARE	$(0.16)	$(0.31)	$(0.21)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	52,277,119	27,778,171	25,299,547
Diluted	52,277,119	27,778,171	25,299,547

See accompanying Notes to Consolidated Financial Statements

CNS RESPONSE, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT) FOR THE
YEARS ENDED SEPTEMBER 30, 2010, 2009 AND 2008

	Common Stock		Additional Paid-in	Accumulated
	Shares	Amount	Capital	Deficit	Total
Balance at October 1, 2007	25,299,547	$25,300	$16,630,000	$(11,302,200)	$5,353,100
Stock-based compensation	-	-	1,071,300	-	1,071,300
Net loss for the year ended September 30, 2008	-	-	-	(5,371,500)	(5,371,500)
Balance at September 30, 2008	25,299,547	25,300	17,701,300	(16,673,700)	1,052,900

Stock- based compensation	-	-	850,500	-	850,500
Issuance of 3,433,333 bridge warrants	-	-	1,058,000	-	1,058,000
Exercise of 1,498,986 $0.01 warrants	1,498,986	1,500	13,500	-	15,000
Exercise of 2,124,740 $0.132 options	2,124,740	2,100	278,400	-	280,500
Issuance of stock in connection with the Maxim PIPE net of offering costs of $250,700	6,810,002	6,800	1,785,500	-	1,792,300
Value of beneficial conversion feature of bridge notes	-	-	642,000	-	642,000
Issuance of stock on conversion $1,720,900 of bridge notes and accrued interest	6,047,854	6,100	1,714,800	-	1,720,900
Warrants issued in association with the Maxim PIPE	-	-	1,607,000	-	1,607,000
Offering cost pertaining to the Maxim PIPE	-	-	(1,607,000)	-	(1,607,000)
Net loss for the year ended September 30, 2009	-	-		(8,522,200)	(8,522,200)

Balance at September 30, 2009	41,781,129	$41,800	$24,044,000	$(25,195,900)	$(1,110,100)

Stock- based compensation	-	-	1,302,100	-	1,302,100
Issuance of stock in connection with the Maxim PIPE net of offering costs of $540,600	11,786,666	11,800	2,983,600	-	2,995,400
Warrants issued in association with the Maxim PIPE	-	-	7,615,100	-	7,615,100
Offering cost pertaining to the Maxim PIPE	-	-	(7,615,100)	-	(7,615,100)
Value of warrants surrendered for cashless exercise	-	-	(415,800)	-	(415,800)
Stock issued for cashless exercise	2,456,126	2,400	413,400	-	415,800
Warrants issued for consulting services	-	-	199,000	-	199,000
Value of beneficial conversion feature of bridge notes	-	-	430,700	-	430,700
Issuance of bridge warrants			152,600		152,600
Net loss for the year ended September 30, 2010	-	-	-	(8,174,000)	(8,174,000)
Balance at September 30, 2010	56,023,921	$56,000	$29,109,600	$(33,369,900)	$(4,204,300)

 See accompanying Notes to Consolidated Financial Statements

CNS RESPONSE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR YEARS ENDED
SEPTEMBER 30, 2010, 2009 AND 2008

	Years Ended September 30,
	2010	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(8,174,000)	$(8,522,200)	$(5,371,500)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation & amortization	9,400	9,100	6,300
Amortization of discount on bridge notes issued	335,900	1,058,000	-
Value of beneficial conversion feature of bridge notes	-	642,000	-
Stock based compensation	1,302,100	850,500	1,071,300
Extinguishment of debt	1,094,300	-	-
Issuance of warrants for consulting services	199,000	-	-
Issuance of warrants for financing services	193,400	-	-
Non-cash interest expense	21,600	20,900	-
Goodwill impairment	-	320,200	-
Write-off of doubtful accounts	12,950	22,700	-
Changes in operating assets and liabilities:
Accounts receivable	(150)	13,800	(39,000)
Prepaids and other	4,600	99,900	(30,400)
Accounts payable and accrued liabilities	231,900	1,003,800	116,300
Deferred compensation and others	43,500	(40,300)	192,600
Accrued patient costs	(170,500)	(92,000)	397,500
Security Deposit on new lease	(14,600)	-	-
Net cash used in operating activities	(4,910,600)	(4,613,600)	(3,656,900)

CASH FLOWS FROM INVESTING ACTIVITIES:
Deferred offering relating to acquisition	-	-	(43,700)
Acquisition of Furniture & Equipment	(14,900)	(2,000)	(30,900)
Net cash used in investing activities	(14,900)	(2,000)	(74,600)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of convertible debt with accrued interest	-	(92,600)	-
Repayment of debt	(94,100)	(86,700)	(60,600)
Repayment of lease payable	(1,900)	(1,800)	(1,000)
Proceeds from the sale of common stock, net of offering costs	2,995,400	1,792,300	-
Proceeds from bridge notes	1,000,000	1,700,000	-
Proceeds from related party loan	100,000	-	-
Proceeds from exercise of warrants and options	-	295,500	-
Net cash provided by financing activities	3,999,400	3,606,700	(61,600)
NET DECREASE IN CASH	(926,100)	(1,008,900)	(3,793,100)
CASH- BEGINNING OF YEAR	988,100	1,997,000	5,790,100
CASH- END OF YEAR	$62,000	$988,100	$1,997,000

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$7,900	$64,100	$22,440
Income taxes	$800	$7,200	$6,000
Fair value of note payable to officer issued for acquisition	$24,700	$118,600	$265,900
Fair value of equipment acquired through lease	$6,600	$7,600	$10,500
Conversion of bridge notes and related accrued interest into common stock	$-	$1,720,900	$-

 See accompanying Notes to Consolidated Financial Statements

CNS RESPONSE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED
SEPTEMBER 30, 2010, 2009 AND 2008

1.            NATURE OF OPERATIONS

Organization and Nature of Operations

CNS Response, Inc. (the “Company”) was incorporated in Delaware on March 16, 1987, under the name Age Research, Inc.   Prior to January 16, 2007, CNS Response, Inc. (then called Strativation, Inc.) existed as a “shell company” with nominal assets whose sole business was to identify, evaluate and investigate various companies to acquire or with which to merge.  On January 16, 2007, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with CNS Response, Inc., a California corporation formed on January 11, 2000 (“CNS California”), and CNS Merger Corporation, a California corporation and the Company’s  wholly-owned subsidiary (“MergerCo”) pursuant to which the Company agreed to acquire CNS California in a merger transaction wherein MergerCo would merge with and into CNS California, with CNS California being the surviving corporation (the “Merger”). On March 7, 2007, the Merger closed, CNS California became a wholly-owned subsidiary of the Company, and on the same date the corporate name was changed from Strativation, Inc. to CNS Response, Inc.

The Company is a web-based neuroinformatic company that utilizes a patented system that provides data to psychiatrists and other physicians/prescribers to enable them to make a more informed decision when treating a specific patient with mental, behavioral and/or addictive disorders.  The Company also intends to identify, develop and commercialize new indications of approved drugs and drug candidates for this patient population.

In addition, as a result of its acquisition of Neuro-Therapy Clinic, Inc. (“NTC”) on January 15, 2008, the Company provides behavioral health care services.  NTC is a center for highly-advanced testing and treatment of neuropsychiatric problems, including learning, attentional and behavioral challenges, mild head injuries, as well as depression, anxiety, bipolar and all other common psychiatric disorders. Through this acquisition, the Company expects to advance neurophysiology data collection, beta-test planned technological advances in rEEG, advance physician training in rEEG and investigate practice development strategies associated with rEEG.

Going Concern Uncertainty

The Company has a limited operating history and its operations are subject to certain problems, expenses, difficulties, delays, complications, risks and uncertainties frequently encountered in the operation of a new business. These risks include the failure to develop or supply technology or services to meet the demands of the marketplace, the ability to obtain adequate financing on a timely basis, the failure to attract and retain qualified personnel, competition within the industry, government regulation and the general strength of regional and national economies.

To date, the Company has financed its cash requirements primarily from debt and equity financings.  It will be necessary for the Company to raise additional funds.  The Company’s liquidity and capital requirements depend on several factors, including the rate of market acceptance of its services, the future profitability of the Company, the rate of growth of the Company’s business and other factors described elsewhere in this Annual Report.  The Company is currently exploring additional sources of capital but there can be no assurances that any financing arrangement will be available in amounts and terms acceptable to the Company.

2.            SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Consolidation

The consolidated financial statements include the accounts of CNS Response, Inc., an inactive parent company, and its wholly owned subsidiaries CNS California and NTC.  All significant intercompany transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the consolidated financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expense, and related disclosure of contingent assets and liabilities. On an ongoing basis, the Company evaluates its estimates, including those related to revenue recognition, doubtful accounts, intangible assets, income taxes, valuation of equity instruments, contingencies and litigation. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates.

Cash

The Company deposits its cash with major financial institutions and may at times exceed federally insured limit of $250,000.  At September 30, 2010 cash did not exceed the federally insured limit.  The Company believes that the risk of loss is minimal. To date, the Company has not experienced any losses related to cash deposits with financial institutions.

Derivative Liabilities

The Company applies ASC Topic 815-40, “Derivatives and Hedging,” which provides a two-step model to determine whether a financial instrument or an embedded feature is indexed to an issuer’s own stock and thus able to qualify for the scope exception in ASC 815-10-15-74. This standard triggers liability accounting on all instruments and embedded features exercisable at strike prices based on future equity-linked instruments issued at a lower rate.  Using the criteria in ASC 815, the Company determines which instruments or embedded features that require liability accounting and records the fair values as a derivative liability. The changes in the values of the derivative liabilities are shown in the accompanying consolidated statements of operations as “gain (loss) on change in fair value of derivative liabilities.”

On September 26, 2010, the Company’s board of directors approved a term sheet to modify the terms of six convertible notes outstanding at that date in order to induce additional investment in the form of convertible debt. The original convertible notes were due in December 2010 with accrued interest at 9%, convertible into common shares at $0.50 per share and had warrants exercisable at strike price between $0.50 and $0.56. The Company modified the terms of these notes to be due 12 months from the modification date with accrued interest at 9%, convertible into common shares at $0.30 per share, 50% warrant coverage exercisable at $0.30 per share and increased the principal for accrued interest through the modification date. Both the convertible note and warrants contained ratchet provisions, which under ASC 815 required bifurcation of the conversion feature and warrants for derivative liability treatment. As of September 30, 2010 the derivative liability was $2,061,900, which was comprised of the warrant liability of $889,100 and the debt conversion option liability of $1,172,800.  There were no derivative liabilities incurred or recorded at September 30, 2009 and 2008.

Fair Value of Financial Instruments

ASC 825-10 (formerly SFAS 107, “Disclosures about Fair Value of Financial Instruments”) defines financial instruments and requires disclosure of the fair value of financial instruments held by the Company. The Company considers the carrying amount of cash, accounts receivable, other receivables, accounts payable and accrued liabilities, to approximate their fair values because of the short period of time between the origination of such instruments and their expected realization.

The Company also analyzes all financial instruments with features of both liabilities and equity under ASC 480-10 (formerly SFAS 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity”), ASC 815-10 (formerly SFAS No 133, “Accounting for Derivative Instruments and Hedging Activities”) and ASC 815-40 (formerly EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”).

The Company adopted ASC 820-10 (formerly SFAS 157, “Fair Value Measurements”) on January 1, 2008. ASC 820-10 defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosure requirements for fair value measures. The three levels are defined as follow:

Level 1   inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2   inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3   inputs to the valuation methodology are unobservable and significant to the fair value.

The Company’s warrant liability is carried at fair value totaling $889,100 as of September 30, 2010 and $0 as of September 30, 2009 and 2008.  The Company’s conversion option liability is carried at fair value totaling $1,172,800 as of September 30, 2010 and $0 as of September 30, 2009 and 2008.  The Company used Level 2 inputs for its valuation methodology for the warrant liability and conversion option liability as their fair values were determined by using the Black-Scholes option pricing model using the following assumptions:

September 30, 2010
Annual dividend yield	-
Expected life (years)	1.0-3.5
Risk-free interest rate	1.12%-1.27%
Expected volatility	142%-274%

	Fair Value	Fair Value Measurements at
	As of	September 30, 2010
	September 30,	Using Fair Value Hierarchy
	2010	Level 1	Level 2	Level 3
Liabilities
Warrant liability	$889,100	$-	$889,100	$-
Secured convertible promissory note	1,023,900		1,023,900
Conversion option liability	1,172,800	-	1,172,800	-
Total accrued derivative liabilities	$3,085,800	$-	$3,085,800	$-

As of September 30, 2010 the Company recognized no gain or loss on change in the fair value of accrued derivative liabilities and did not identify any other assets or liabilities that are required to be presented on the balance sheet at fair value in accordance with ASC 825-10.

Accounts Receivable

The Company estimates the collectability of customer receivables on an ongoing basis by reviewing past-due invoices and assessing the current creditworthiness of each customer.  Allowances are provided for specific receivables deemed to be at risk for collection.

Fixed Assets

Fixed assets, which are recorded at cost, consist of office furniture and equipment and are depreciated over their estimated useful life on a straight-line basis.  The useful life of these assets is estimated to be from 3 to 5 years.   Depreciation for the years ended September 2010, 2009 and 2008 is $9,400, $9,100 and $6,300, respectively.  Accumulated depreciation at September 30, 2010, 2009 and 2008 was $21,800, $15,400 and $6,300, respectively.

Goodwill

In accordance with ASC 350-20 (formerly Statement of Financial Accounting Standards (“ SFAS” ) No. 142,   Goodwill and Other Intangible Assets )   (“ASC 350-10”)   ,   goodwill is not amortized but instead is measured for impairment at least annually, or more frequently if certain indicators are present.

The Company measures for impairment by applying fair value-based tests at the reporting unit level. If the fair value of the reporting unit exceeds the carrying value of the net assets assigned to that unit, then goodwill is not impaired and no further testing is performed. The Company, if necessary, measures the amount of impairment by applying fair value-based tests to individual assets and liabilities within each reporting unit. If the carrying value of a reporting unit’s goodwill exceeds its implied fair value, the Company records an impairment loss equal to the difference.

To determine the reporting unit’s fair values, the Company uses the income approach. The income approach provides an estimate of fair value based on discounted expected future cash flows (“DCF”). Estimates and assumptions with respect to the determination of the fair value of the Company’s reporting units using the income approach include the Company’s operating forecasts, revenue growth rates and risk-commensurate discount rates.

The Company’s estimates of revenues and costs are based on historical data, various internal estimates and a variety of external sources, and are developed by the Company’s regular long-range planning process.

During the fourth quarter of fiscal year 2009, the Company conducted a goodwill impairment test and determined that the amount of the recorded goodwill related to the NTC acquisition was fully impaired. Accordingly, the Company recorded a goodwill impairment charge of $320,200 for the year ended September 30, 2009.

Long-Lived Assets

As required by ASC 350-30 (formerly SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets ) (“ASC 350-30”), the Company reviews the carrying value of its long-lived assets whenever events or changes in circumstances indicate that the historical cost-carrying value of an asset may no longer be appropriate. The Company assesses recoverability of the carrying value of the asset by estimating the future net cash flows expected to result from the asset, including eventual disposition. If the future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset’s carrying value and fair value. No impairment loss, apart from the abovementioned goodwill impairment, was recorded for the years ended September 30, 2010, 2009 and 2008.

Revenues

The Company recognizes revenue as the related services are delivered.

Research and Development Expenses

The Company charges all research and development expenses to operations as incurred.

Advertising Expenses

The Company charges all advertising expenses to operations as incurred.

Stock-Based Compensation

The Company has adopted ASC 718-20 (formerly SFAS No. 123R, Share-Based Payment -revised 2004) (“ASC718-20”) and related interpretations which establish the accounting for equity instruments exchanged for employee services. Under ASC 718-20, share-based compensation cost is measured at the grant date based on the calculated fair value of the award. The expense is recognized over the employees’ requisite service period, generally the vesting period of the award.

Income Taxes

The Company accounts for income taxes to conform to the requirements of ASC 740-20 (formerly SFAS No. 109, Accounting for Income Taxes ) (“ASC 740-20”). Under the provisions of ASC 740-20, an entity recognizes deferred tax assets and liabilities for future tax consequences of events that have already been recognized in the Company’s financial statements or tax returns. The measurement of deferred tax assets and liabilities is based on provisions of the enacted tax law. The effects of future changes in tax laws or rates are not anticipated. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Comprehensive Income (Loss)

ASC 220-10 (formerly, SFAS No. 130, Reporting Comprehensive Income) (“ASC 220-10”), requires disclosure of all components of comprehensive income (loss) on an annual and interim basis.  Comprehensive income (loss) is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources.  The Company’s comprehensive income (loss) is the same as its reported net income (loss) for the years ended September 30, 2010, 2009 and 2008.

Income (Loss) per Share

Basic and diluted net income (loss) per share has been computed using the weighted average number of shares of common stock outstanding during the period.

Segment Information

The Company uses the management approach for determining which, if any, of its products and services, locations, customers or management structures constitute a reportable business segment. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of any reportable segments. Management uses two measurements of profitability and does disaggregate its business for internal reporting and therefore operates two business segments which are comprised of a reference database service and a clinic.  The Neurometric Information Service (formerly called Laboratory Information Services) provides reports (“PEER Reports”) enable psychiatrist or other physicians/prescribers to make more informed decisions with a treatment strategy for a specific patient with behavioral (psychiatric and/or addictive) disorders based on the patient’s own physiology.  The Clinic operates NTC, a full service psychiatric practice.

Reclassifications

Certain amounts previously reported have been reclassified to conform to the current period presentation. The reclassifications were made to change the income statement presentation to provide the users of the financial statements additional information related to the operating results of the Company. These reclassifications include reclassifying the Company’s patent costs to General and Administrative costs as patent costs were previously included in Research and Development costs.  The reclassifications had no effect on consolidated net income or consolidated assets and liabilities.

Recent Accounting Pronouncements

In June 2009, the FASB approved its Accounting Standards Codification, or Codification, as the single source of authoritative United States accounting and reporting standards applicable for all non-governmental entities, with the exception of the SEC and its staff. The Codification, which changes the referencing of financial standards, is effective for interim or annual financial periods ending after September 15, 2009. Therefore, starting from fiscal year end 2009, all references made to US GAAP will use the new Codification numbering system prescribed by the FASB. As the Codification is not intended to change or alter existing US GAAP, it did not have any impact on the Company’s audited consolidated financial statements.

As a result of the Company’s implementation of the Codification during the year ended September 30, 2009, previous references to new accounting standards and literature are no longer applicable. In the current interim financial statements, the Company will provide reference to both new and old guidance to assist in understanding the impact of recently adopted accounting literature, particularly for guidance adopted since the beginning of the current fiscal year but prior to the Codification.

In January 2010, the FASB issued Accounting Standards Update No. 2010-06 (ASU 2010-06), “Fair Value Measurements and Disclosures (Topic 820) – Improving Disclosures About Fair Value Measurements.” ASU 2010-06 amends Subtopic 820-10 that requires new disclosures and provides clarification of existing disclosures. ASU 2010-06 also includes conforming amendments to the guidance on employers’ disclosures about postretirement benefit plans assets (Subtopic 715-20). ASU 2010-06 is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The Company is evaluating the impact of the adoption of ASU 2010-06 on its audited consolidated financial statements.

In February 2010, the FASB issued Accounting Standards Update No. 2010-09 (“ASU 2010-09”) as amendments to certain recognition and disclosure requirements. The amendments remove the requirement for an SEC filer to disclose a date in both issued and revised financial statements. Revised financial statements include financial statements revised as a result of either correction of an error or retrospective application of U.S. GAAP. Those amendments remove potential conflicts with the SEC’s literature. All of the amendments in ASU 2010-09 were effective upon issuance for interim and annual periods. The adoption of ASU 2010-09 did not have a material impact on the Company’s audited consolidated financial statements.

In April 2010, the FASB issued Accounting Standards Update 2010-12 (“ASU 2010-12”), “Income Taxes (Topic 740): Accounting for Certain Tax Effects of the 2010 Health Care Reform Acts”.  After consultation with the FASB, the SEC stated that it “would not object to a registrant incorporating the effects of the Health Care and Education Reconciliation Act of 2010 when accounting for the Patient Protection and Affordable Care Act.” The Company does not expect the provisions of ASU 2010-12 to have a material impact on the Company’s audited consolidated financial statements.

In April 2010, the FASB issued Accounting Standards Update 2010-13 (“ASU 2010-13”), Compensation-Stock Compensation (Topic 718): Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades - a consensus of the FASB Emerging Issues Task Force.  The amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010.  Earlier application is permitted.  The Company does not expect the provisions of ASU 2010-13 to have a material impact on the Company’s audited consolidated financial statements.

3.	CONVERTIBLE DEBT AND EQUITY FINANCINGS

Prior to September 30, 2006, CNS California issued convertible promissory notes with detachable warrants from time to time to fund its operations.  The notes bear interest at 8% per year, compounded annually, and are payable on demand.  The terms of the notes provide for the (i) conversion of principal and accrued interest into the same type of securities issued by CNS California upon a qualified institutional financing, the amount of which financing varies between notes and ranges from $1 to $4 million, and (ii) conversion price to be equal to the same price as the shares sold in the financing.  The notes provide for an aggregate of $2,196,000 in principal to convert automatically and $920,700 to convert at the note holders’ options based upon certain financing requirements (as defined).

In October 2006, CNS California and the note holders of certain convertible promissory notes converted notes with an aggregate outstanding balance of $3,061,700 and related accrued and unpaid interest of $1,005,300 at September 30, 2006 into 5,993,515 shares of CNS California Series A Preferred Stock.  In addition, the exercise price of warrants to purchase 1,062,116 shares of the CNS California common stock issued to such note holders was changed to $0.59 per share.  Upon completion of the reverse merger pursuant to which CNS California became a subsidiary of the Company, the preferred shares were converted into 5,993,515 shares of the Company’s common stock and the warrants were converted into warrants to purchase 1,062,116 shares of the Company’s common stock at an exercise price of $0.59 per share.  The consolidated financial statements of the Company presented reflect the issuance of these shares as common stock.

As of September 30, 2008, one note issued by CNS California with a principal balance of $49,950 was outstanding. In May 2009, the Company entered into a settlement and release agreement with this note holder and fully repaid the promissory note with accrued interest on June 30, 2009.

Between March 30 and June 12, 2009 the Company entered into three rounds of bridge financings in the form of secured convertible promissory notes.  These three rounds are referred to as:

(a)	the March 30, 2009 SAIL/Brandt Notes

(b)	the May 14, 2009 SAIL Note

(c)	the June 12, 2009 Pappajohn Note

All these notes were converted to equity as a result of a private placement transaction closed on August 26, 2009, which is fully described in the section below.

The Private Placement Transactions

Completion of First Closing of 2009 Private Placement Transaction

On August 26, 2009, the Company received gross proceeds of approximately $2,043,000 in a private placement transaction (the “Private Placement”) with six investors.  Pursuant to Subscription Agreements entered into with the investors, the Company sold approximately 38 Investment Units at $54,000 per Investment Unit.  Each “Investment Unit” consists of 180,000 shares of the Company’s common stock and a five year non-callable warrant to purchase 90,000 shares of the Company’s common stock at an exercise price of $0.30 per share.  After commissions and expenses, the Company received net proceeds of approximately $1,792,300 in the Private Placement.  These funds were used to repay outstanding liabilities, fund the Company’s recent clinical trial and for general working capital purposes.

A FINRA member firm, the Maxim Group LLC (“Maxim Group”), acted as lead placement agent in connection with the Private Placement.  For its services in connection with the first closing of the offering, Maxim Group received (i) a cash fee of $ 55,980, (ii) a cash expense allowance of $40,860, and (iii) a five year non-callable warrant to purchase 274,867 shares of the Company’s common stock at an exercise price of $0.33 per share. By agreement dated July 23, 2010, the Company and Maxim Group agreed, among other things, to amend the five year exercise period to begin on the date that the registration statement covering the resale of the shares of common stock issuable upon exercise of the placement agent warrants (among other securities) is declared effective.

A secondary placement agent who participated in the first closing of the private placement received cash fees of $29,200 and five year non-callable warrants to purchase 97,200 shares of the Company’s common stock at an exercise price of $ 0.33 per share. The Company has agreed to amend the five year exercise period applicable to these warrants to begin on the effective date of the registration statement, as described above.

Pursuant to a Registration Rights agreement entered into with each investor, the Company agreed to file a registration statement covering the resale of the common stock and the common stock underlying the warrants sold in the Private Placement, as well as the common stock underlying the warrants issued to Maxim Group by the later of October 26, 2009 or the 20th calendar day after the termination of the offering.  The Registration Rights agreement was subsequently amended to permit the filing of the registration statement no later than 10 business days following the Company’s filing of its Annual Report on Form 10-K for its September 30, 2009 year end, or the 20th calendar day after termination of the private offering.  The Registration Statement was filed with the Securities and Exchange Commission (SEC) on February 1, 2010.  Amendment No. 3 to the Registration Statement was filed with the SEC on November 8, 2010.

In addition, the Company agreed to use its best efforts to have the registration statement declared effective no later than 180 days following the final closing of the offering, or July 3, 2010, and maintain such effectiveness until the earlier of the second anniversary of the date of such effectiveness or the date that all of the securities covered by the registration statement may be sold without restriction.  The registration statement has not yet been declared effective.

Events Relating to 2009 Private Placement Transaction

(a)	Conversion of the March 30, 2009 SAIL/Brandt Notes

On March 30, 2009, the Company entered into two Senior Secured Convertible Promissory Notes, each in the principal amount of $250,000 (each a “March Note” and, collectively, the “March Notes”), with Brandt Ventures, GP (“Brandt”) and SAIL Venture Partners, LP (“SAIL”). Leonard Brandt, a former member of the Company’s board of directors, is the general partner of Brandt and David B. Jones, a current member of the Company’s board of directors, is a managing member of SAIL Venture Partners, LLC, which is the general partner of SAIL. The terms of the March Notes provided that in the event the Company consummates an equity financing transaction of at least $1,500,000 (excluding any and all other debt that is converted), then the principal and all accrued, but unpaid interest outstanding under the notes shall be automatically converted into the securities issued in the equity financing by dividing such amount by 90% of the per share price paid by the investors in such financing.  In accordance with the terms of the March Notes, at the closing of the Private Placement, the Company issued to each of Brandt and SAIL 956,164 shares of common stock and a five year non-callable warrant to purchase 478,082 shares of its common stock at an exercise price of $0.30 per share.

(b)	Conversion of the May 14, 2009 SAIL Note

On May 14, 2009, the Company entered into a Bridge Note and Warrant Purchase Agreement (the “SAIL Purchase Agreement”) with SAIL. Pursuant to the SAIL Purchase Agreement, on May 14, 2009 , SAIL purchased a Secured Promissory Note in the principal amount of $200,000 from the Company (the “May SAIL Note”).  In order to induce SAIL to purchase the note, the Company issued to SAIL a warrant to purchase up to 100,000 shares of the Company’s common stock at a purchase price equal to $0.25 per share.  The warrant expires on May 31, 2016.

The terms of the May SAIL Note provided that in the event the Company consummates an equity financing transaction of at least $1,500,000 (excluding any and all other debt that is converted), then the principal and all accrued, but unpaid interest outstanding under the note shall be automatically converted into the securities issued in the equity financing by dividing such amount by 85% of the per share price paid by the investors in such financing.  In accordance with the terms of the May SAIL Note, at the first closing of the Private Placement on August 26, 2009, the Company issued to SAIL 802,192 shares of its common stock and a five year non-callable warrant to purchase 401,096 shares of its common stock at an exercise price of $0.30 per share.

(c)	Conversion of the June 12, 2009 Pappajohn Note

On June 12, 2009, John Pappajohn entered into a Bridge Note and Warrant Purchase Agreement (the “Pappajohn Purchase Agreement”) with the Company.  Pursuant to the Pappajohn Purchase Agreement, Mr. Pappajohn purchased a Secured Convertible Promissory Note in the principal amount of $1,000,000 from the Company.  In order to induce Mr. Pappajohn to purchase the note, the Company issued to Mr. Pappajohn a warrant to purchase up to 3,333,333 shares of the Company’s common stock at a purchase price equal to $0.30 per share.  The warrant expires on June 30, 2016.

The note issued pursuant to the Pappajohn Purchase Agreement provided that the principal amount of $1,000,000 together with a single payment of $90,000 (the “Premium Payment”) would be due and payable, unless sooner converted into shares of the Company’s common stock (as described below), upon the earlier to occur of: (i) a declaration by Mr. Pappajohn on or after June 30, 2010 or (ii) an Event of Default (as defined in the note).  The note was secured by a lien on substantially all of the assets (including all intellectual property) of the Company.  In the event of a liquidation, dissolution or winding up of the Company, unless Mr. Pappajohn informed the Company otherwise, the Company was required to pay Mr. Pappajohn an amount equal to the product of 250% multiplied by the then outstanding principal amount of the note and the Premium Payment.

The Pappajohn Purchase Agreement also provided that in the event the Company consummated an equity financing transaction of at least $1,500,000 (excluding any and all other debt that is converted), the then outstanding principal amount of the note (but excluding the Premium Payment, which would be repaid in cash at the time of such equity financing) would be automatically converted into the securities issued in the equity financing by dividing such amount by the per share price paid by the investors in such financing.  The note also provided that the securities issued upon conversion of the note would be otherwise issued on the same terms as such shares are issued to the lead investor that purchases shares of the Company in the qualified financing.

On August 26, 2009, at the closing of the Private Placement, the Company paid the Premium Payment to Mr. Pappajohn, and the outstanding principal amount of Mr. Pappajohn’s note ($1,000,000 as of August 26, 2009) converted into 3,333,334 shares of the Company’s common stock. In addition, in accordance with the terms of his note, Mr. Pappajohn was issued a five-year non-callable warrant to purchase 1,666,667 shares of the Company’s common stock at an exercise price of $0.30 per share.

Upon the abovementioned conversions, the Company evaluated the terms and calculated the fair value of the common stock (by using the closing market price on the respective original issuance dates of the convertible notes) and warrants (through the use of the Black-Scholes Model) issued upon the conversions and determined that the notes were converted with a beneficial conversion feature amounting to $642,000. As a result, for the year ended September 30, 2009, the Company recorded $642,000 as interest expense.

Completion of Second, Third and Fourth Closings of the 2009 Private Placement Transaction

On December 24 and 31, 2009 and January 4, 2010, the Company completed a second, third and fourth and final closing of its private placement (the first closing having occurred on August 26, 2009), resulting in additional gross proceeds to the Company of $2,996,000, $432,000 and $108,000 respectively from accredited investors.

Pursuant to Subscription Agreements entered into with the investors, the Company sold approximately 65 Investment Units in the three closings at $54,000 per Investment Unit. Each “Investment Unit” consists of 180,000 shares of the Company’s common stock and a five-year non-callable warrant to purchase 90,000 shares of the Company’s common stock at an exercise price of $0.30 per share.

After commissions and expenses, the Company received net proceeds of approximately $2,650,400 million at the second closing, $380,200 at the third and $95,000 at the fourth and final closing.  The Company intends to use the proceeds from these closings of its private placement for general corporate purposes, including clinical trial expenses, research and development expenses, and general and administrative expenses, including the payment of accrued legal expenses incurred in connection with the Company’s litigation with Mr. Brandt.

A FINRA member firm, the Maxim Group acted as lead placement agent in connection with the second, third and fourth closings of the private placement.  For its services in connection with the second closing, the Maxim Group received (i) a cash fee of $195,200, (ii) a cash expense allowance of $59,920, and (iii) a five year non-callable warrant to purchase 672,267 shares of the Company’s common stock at an exercise price of $ 0.33 per share. For the third closing the Maxim Group received (i) a cash fee of $4,300, (ii) a cash expense allowance of $8,600, and (iii) a five year non-callable warrant to purchase 14,400 shares of the Company’s common stock at an exercise price of $ 0.33 per share. For the fourth closing the Maxim Group received (i) a cash fee of $1,100, (ii) a cash expense allowance of $2,100, and (iii) a five year non-callable warrant to purchase 3,600 shares of the Company’s common stock at an exercise price of $ 0.33 per share. By agreement dated July 23, 2010, the Company and Maxim Group agreed, among other things, to amend the five year exercise period applicable to the placement agent warrants in the second, third and fourth closings of the private placement to begin on the date that the registration statement covering the resale of the shares of common stock issuable upon exercise of the placement agent warrants (among other securities) is declared effective.

Secondary placement agents who participated in the second closing of the private placement received cash fees of $75,200 and five-year non-callable warrants to purchase 250,800 shares of the Company’s common stock at an exercise price of $ 0.33 per share.  For the third closing, the secondary placement agents received cash fees of $38,900 and five year non-callable warrants to purchase 129,600 shares of the Company’s common stock at an exercise price of $ 0.33 per share.  For the fourth closing, the secondary placement agents received cash fees of $9,700 and five-year non-callable warrants to purchase 32,400 shares of the Company’s common stock at an exercise price of $ 0.33 per share. The Company has agreed to amend the five-year exercise period applicable to these warrants to begin on the effective date of the registration statement, as described above.

In connection with the second, third and fourth closing of the Company’s private placement, each investor who participated in the financing became party to the abovementioned Registration Rights agreement, which was filed with the Securities and Exchange Commission on February 1, 2010, and received the same rights and benefits as the investors in the first closing of the Company’s Private Placement on August 26, 2009.

2010 Promissory Note Transactions

On June 3, 2010, the Company entered into a Bridge Note and Warrant Purchase Agreement with John Pappajohn to purchase two secured promissory notes (each, a “Bridge Note”) in the aggregate principal amount of $500,000, with each Bridge Note in the principal amount of $250,000 maturing on December 2, 2010.  On June 3, 2010, Mr. Pappajohn loaned the Company $250,000 in exchange for the first Bridge Note (there were no warrants issued in connection with this first note) and on July 25, 2010, Mr. Pappajohn loaned the Company $250,000 in exchange for the second Bridge Note.  In connection with his purchase of the second Bridge Note, Mr. Pappajohn received a warrant to purchase up to 250,000 shares of the Company’s common stock.  The exercise price of the warrant (subject to anti-dilution adjustments, including for issuances of securities at prices below the then-effective exercise price) was $0.50 per share.

Pursuant to a separate agreement that the Company entered into with Mr. Pappajohn on July 25, 2010, the Company granted him a right to convert his Bridge Notes into shares of its common stock at a conversion price of $0.50.  The conversion price was subject to customary anti-dilution adjustments, but would never be less than $0.30.   Each Bridge Note accrued interest at a rate of 9% per annum.

On July 5, 2010 and August 20, 2010, the Company issued unsecured promissory notes (each, a “Deerwood Note”) in the aggregate principal amount of $500,000 to Deerwood Partners LLC and Deerwood Holdings LLC, with each investor purchasing two notes in the aggregate principal amount of $250,000.  The Company’s director Dr. George Kallins and his spouse are the managing members of these investors.  The Deerwood Notes mature on December 15, 2010.  The Company received $250,000 in gross proceeds from the issuance of the first two notes on July 5, 2010 and another $250,000 in gross proceeds from the issuance of the second two notes on August 20, 2010.   In connection with the August 20, 2010 transaction, each of the two investors also received a warrant to purchase up to 75,000 shares of the Company’s common stock at an exercise price (subject to anti-dilution adjustments, including for issuances of securities at prices below the then-effective exercise price) of $0.56 per share.

SAIL Venture Partners L.P. (“SAIL”), of which the Company’s director David Jones is a senior partner, issued unconditional guaranties to each of the Deerwood investors, guaranteeing the prompt and complete payment when due of all principal, interest and other amounts under each Deerwood Note.  The obligations under each guaranty were independent of the Company’s obligations under the Deerwood Notes and separate actions could be brought against the guarantor.  The Company entered into an oral agreement to indemnify SAIL and grant to SAIL a security interest in the Company’s assets in connection with the guaranties. In addition, on August 20, 2010, the Company granted SAIL warrants to purchase up to an aggregate of 100,000 shares of common stock at an exercise price (subject to anti-dilution adjustments, including for issuances of securities at prices below the then-effective exercise price) of $0.56 per share.

Each Deerwood Note accrued interest at a rate of 9% per annum and was convertible into shares of the Company’s common stock at a conversion price of $0.50.  The conversion price was subject to customary anti-dilution adjustments, but would never be less than $0.30.

On October 1, 2010, the Company entered into a Note and Warrant Purchase Agreement (the “Purchase Agreement”) with John Pappajohn and SAIL as investors, pursuant to which the Company issued to the investors secured convertible promissory notes (the “October Notes”) in the aggregate principal amount of $1,011,688 and warrants to purchase up to 1,686,144 shares of common stock, as follows:   (a) The Company received $500,000 in gross proceeds from the issuance to these investors of October Notes in the aggregate principal amount of $500,000 and related warrants to purchase up to 833,332 shares.  (b) The Company also issued October Notes in the aggregate principal amount of $511,688, and related warrants to purchase up to 852,812 shares, to Mr. Pappajohn in exchange for the cancellation of the two Bridge Notes originally issued to him on June 3, 2010 and July 25, 2010 in the aggregate principal amount of $500,000 (and accrued and unpaid interest on those notes) and a warrant to purchase up to 250,000 shares originally issued to him on July 25, 2010.  The transaction closed on October 1, 2010.

On November 3, 2010, three affiliated entities, identified below, executed the Purchase Agreement.  In connection therewith, the Company issued October Notes in the aggregate principal amount of $762,250 and warrants to purchase up to 1,270,414 shares of common stock, as follows:  (a) The Company received $250,000 in gross proceeds from the issuance to BGN Acquisition Ltd., LP, an entity controlled by the Company’s director George Kallins, of October Notes in the aggregate principal amount of $250,000 and related warrants to purchase up to 416,666 shares.  (b)  The Company also issued October Notes in the aggregate principal amount of $512,250, and related warrants to purchase up to 512,250 shares, to Deerwood Holdings LLC and Deerwood Partners LLC, two entities controlled by Dr. Kallins, in exchange for the cancellation of the Deerwood Notes originally issued on July 5, 2010 and August 20, 2010 in the aggregate principal amount of $500,000 (and accrued and unpaid interest on those notes) and warrants to purchase an aggregate of up to 150,000 shares originally issued on August 20, 2010.  The related guaranties and oral indemnification and security agreement that had been entered into in connection with the Deerwood Notes were likewise terminated.   SAIL, of which the Company’s director David Jones is a senior partner, issued unconditional guaranties to each of the Deerwood investors, guaranteeing the prompt and complete payment when due of all principal, interest and other amounts under the October Notes issued to such investors.  The obligations under each guaranty are independent of the Company’s obligations under the October Notes and separate actions may be brought against the guarantor.  In connection with its serving as guarantor, the Company granted SAIL warrants to purchase up to an aggregate of 341,498 shares of common stock.  The warrants to purchase 100,000 shares of common stock previously granted to SAIL on August 20, 2010 were canceled.

The Purchase Agreement provides for the issuance and sale of October Notes, for cash or in exchange for outstanding convertible notes, in the aggregate principal amount of up to $3,000,000 plus an amount corresponding to accrued and unpaid interest on any exchanged notes, and warrants to purchase a number of shares corresponding to 50% of the number of shares issuable on conversion of the October Notes.  The agreement provides for multiple closings, but mandates that no closings may occur after January 31, 2011.  The Purchase Agreement also provides that the Company and the holders of the October Notes will enter into a registration rights agreement covering the registration of the resale of the shares underlying the October Notes and the related warrants.

The October Notes mature one year from the date of issuance (subject to earlier conversion or prepayment), earn interest equal to 9% per year with interest payable at maturity, and are convertible into shares of common stock of the Company at a conversion price of $0.30.  The conversion price is subject to adjustment upon (1) the subdivision or combination of, or stock dividends paid on, the common stock; (2) the issuance of cash dividends and distributions on the common stock; (3) the distribution of other capital stock, indebtedness or other non-cash assets; and (4) the completion of a financing at a price below the conversion price then in effect.  The October Notes are furthermore convertible, at the option of the holder, into securities to be issued in subsequent financings at the lower of the then-applicable conversion price or price per share payable by purchasers of such securities.  The October Notes can be declared due and payable upon an event of default, defined in the October Notes to occur, among other things, if the Company fails to pay principal and interest when due, in the case of voluntary or involuntary bankruptcy or if the Company fails to perform any covenant or agreement as required by the October Note.  The aggregate number of shares of common stock underlying the principal amount of the October Notes, which were accounted for as being outstanding at September 30, 2010, is 3,413,126 at a conversion price of $0.30 per share.

The Company’s obligations under the terms of the October Notes are secured by a security interest in the tangible and intangible assets of the Company, pursuant to a Security Agreement, dated as of October 1, 2010, by and between the Company and John Pappajohn, as administrative agent for the holders of the October Notes.  The agreement and corresponding security interest terminate if and when holders of a majority of the aggregate principal amount of October Notes issued have converted their October Notes into shares of common stock.

The warrants related to the October Notes expire seven years from the date of issuance and are exercisable for shares of common stock of the Company at an exercise price of $0.30.  Exercise price and number of shares issuable upon exercise are subject to adjustment (1) upon the subdivision or combination of, or stock dividends paid on, the common stock; (2) in case of any reclassification, capital reorganization or change in capital stock and (3) upon the completion of a financing at a price below the exercise price then in effect.  Any provision of the October Notes or related warrants can be amended, waived or modified upon the written consent of the Company and holders of a majority of the aggregate principal amount of such notes outstanding.  Any such consent will affect all October Notes or warrants, as the case may be, and will be binding on all holders thereof.

ASC 470-50-40 “Extinguishments of Debt” requires modifications to debt instruments to be evaluated to assess whether the modifications are considered “substantial modifications”. A substantial modification of terms shall be accounted for like an extinguishment. For extinguished debt, a difference between the re-acquisition price and the net carrying amount of the extinguished debt shall be recognized currently in income of the period of extinguishment as losses or gains. The Company evaluated the change in terms between the Bridge Notes and Deerwood Notes, on the one hand, and the October Notes, on the other hand, under ASC 470, noting that they met the criteria for substantial modification and accordingly treated the modification as extinguishment of the original convertible notes (i.e., the Bridge Notes and Deerwood Notes), replaced by the new convertible notes (i.e., the October Notes) with modified terms. Although the replacement notes were issued after the close of the fiscal year ended September 30, 2010, i.e., in October and November 2010, the Company considered the replacement notes to be  outstanding and effective for the fiscal year ended September 30, 2010 and accordingly recorded a loss on extinguishment of debt of $1,094,300 for the year ended September 30, 2010.

4.	STOCKHOLDERS’ EQUITY

Common and Preferred Stock

As of September 30, 2010, 2009 and 2008 the Company was authorized to issue 750,000,000 shares of common stock.

As of September 30, 2010, 2009 and 2008, CNS California was authorized to issue 100,000,000 shares of two classes of stock, 80,000,000 of which was designated as common shares and 20,000,000 of which was designated as preferred shares.

As of September 30, 2010, 2009 and 2008, Colorado CNS Response, Inc. was authorized to issue 1,000,000 shares of common stock.

As of September 30, 2010, 2009 and 2008, Neuro-Therapy Clinic, Inc., a wholly-owned subsidiary of Colorado CNS Response, Inc., was authorized to issue ten thousand (10,000) shares of common stock, no par value per share.

Stock-Option Plan

On August 3, 2006, CNS California adopted the CNS California 2006 Stock Incentive Plan (the “2006 Plan”). The 2006 Plan provides for the issuance of awards in the form of restricted shares, stock options (which may constitute incentive stock options (ISO) or non-statutory stock options (NSO), stock appreciation rights and stock unit grants to eligible employees, directors and consultants and is administered by the board of directors. A total of 10 million shares of stock were initially reserved for issuance under the 2006 Plan.

The 2006 Plan initially provided that in any calendar year, no eligible employee or director shall be granted an award to purchase more than 3 million shares of stock. The option price for each share of stock subject to an option shall be (i) no less than the fair market value of a share of stock on the date the option is granted, if the option is an ISO, or (ii) no less than 85% of the fair market value of the stock on the date the option is granted, if the option is a NSO; provided, however, if the option is an ISO granted to an eligible employee who is a 10% shareholder, the option price for each share of stock subject to such ISO shall be no less than 110% of the fair market value of a share of stock on the date such ISO is granted. Stock options have a maximum term of ten years from the date of grant, except for ISOs granted to an eligible employee who is a 10% shareholder, in which case the maximum term is five years from the date of grant. ISOs may be granted only to eligible employees.

On March 3, 2010, the Board of Directors approved an amendment to the 2006 Plan which increased the number of shares reserved for issuance under the 2006 Plan from 10 million to 20 million shares of stock.  The amendment also increased the limit on shares issued within a calendar year to any eligible employee or director from 3 million to 4 million shares of stock.  The amendment was approved by shareholders at the annual meeting held on April 27, 2010.

On March 3, 2010, the Board of Directors also approved the grant of 9,150,000 options to staff members, directors, advisors and consultants, of which 8,650,000 were in fact granted.  For staff members the options will vest equally over a 48 month period while for directors, advisors and consultants the options will vest equally over a 36 month period.  The effective grant date for accredited investors was March 3, 2010 and the exercise price of $0.55 per share was based on the quoted closing share price of the Company’s stock at the time of grant.  For non-accredited investors the grant date will be determined at some time after obtaining a permit from the State of California allowing the granting of options to non-accredited investors.  This permit was granted by the State of California in July 2010.   No options have been granted to non-accredited investors at this time.

On July 5, 2010, the Board of Directors also approved an additional grant of 800,000 options to a new member of the executive management team, a new member of the board of directors and a new advisor to the Company.  The respective vesting periods are the same as those for the abovementioned March 3, 2010 grants.  The effective grant date for these accredited investors was July 5, 2010 and the exercise price of $0.40 per share was based on the quoted closing share price of the Company’s stock on July 2, 2010 as markets were closed for the 4 th  of July holiday weekend.

As of September 30, 2010, 2,124,740 options were exercised and there were 15,670,973 options and 183,937 restricted shares outstanding under the amended 2006 Plan leaving 2,020,350 shares available for issuance of future awards.

The Company has adopted ASC 718-20 (formerly, SFAS No. 123R -revised 2004, “Share-Based Payment”), and related interpretations. Under ASC 718-10, share-based compensation cost is measured at the grant date based on the calculated fair value of the award. The Company estimates the fair value of each option on the grant date using the Black-Scholes model.  The following assumptions were made in estimating the fair value:

Options granted in:	Dividend Yield	Risk-free interest rate	Expected volatility	Expected life
Fiscal 2006	0%	5.46%	100%	5 years
November 2006	0%	5.00%	100%	10 years
August 2007	0%	4.72%	91%	5 years
October 2007	0%	4.60%	105%	5 years
December 2007	0%	4.00%	113%	5 years
April 2008	0%	3.78%	172%	5 years
September 2008	0%	3.41%	211%	5 years
October 2008	0%	3.77%	211%	5 years
March 2009	0%	3.00%	385%	5 years
March 2010	0%	3.62%	215%	5 years
July 2010	0%	1.81%	536%	5 years

Stock-based compensation expense is recognized over the employees’ or service provider’s requisite service period, generally the vesting period of the award. Stock-based compensation expense included in the accompanying statements of operations for the periods ended September 30, 2010, 2009 and 2008 is as follows:

	For the fiscal year ended September 30,
	2010	2009	2008
Operations	$18,000	$16,100	$16,100
Research and development	341,600	260,800	321,100
Sales and marketing	197,200	137,500	83,100
General and administrative	745,300	436,100	651,000

Total	$1,302,100	$850,500	$1,071,300

Total unrecognized compensation as of September 30, 2010, 2009 and 2008 amounted to $4,549,700, $1,094,100 and $2,004,500.

A summary of stock option activity is as follows:

	Number of Shares	Weighted Average Exercise Price
Outstanding at September 30, 2007	7,436,703		$0.57

Granted	1,880,621		$0.85
Exercised	-	$
Forfeited	(352,757)		$1.09

Outstanding at September 30, 2008	8,964,567		$0.60

Granted	80,000		$0.43
Exercised	(2,124,740)		$0.132
Forfeited	(257,813)		$0.51

Outstanding at September 30, 2009	6,662,014		$0.76

Granted	9,450,000		$0.54
Exercised	-	$
Forfeited	(441,041)		$0.81

Outstanding at September 30, 2010	15,670,973		$0.62

Weighted average fair value of options granted during:
Year ended September 30, 2008			$0.73
Year ended September 30, 2009			$0.43
Year ended September 30, 2010			$0.54

Following is a summary of the status of options outstanding at September 30, 2010:

Exercise Price	Number of Shares	Weighted Average Contractual Life	Weighted Average Exercise Price

$0.12	859,270	10 years	$0.12
$0.132	987,805	7 years	$0.132
$0.30	135,700	10 years	$0.30
$0.59	28,588	10 years	$0.59
$0.80	140,000	10 years	$0.80
$0.89	968,875	10 years	$0.89
$0.96	496,746	10 years	$0.96
$1.09	2,513,549	10 years	$1.09
$1.20	243,253	5 years	$1.20
$0.51	41,187	10 years	$0.51
$0.40	856,000	10 years	$0.40
$0.55	8,400,000	10 years	$0.55
Total	15,670,973		$0.62

Warrants to Purchase Common Stock

At September 30, 2007, there were warrants outstanding to purchase 6,899,353 shares of the Company’s common stock at exercise prices ranging from $0.01 to $1.812 with a weighted average exercise price of $1.04.  The warrants expire at various times through 2017.  No warrants were issued or exercised during the 12 months ended September 30, 2008.

During the year ended September 30, 2009, 1,498,986 warrants with an exercise price of $0.01 were exercised.

During the year ended September 30, 2009, the following additional 10,137,118 warrants were granted as follows:

Warrants to Purchase	Exercise Price	Issued in Connection With:

100,000 shares	$0.25	A $200,000 bridge note with SAIL on May 14, 2009 as described in Note 3

3,333,333 shares	$0.30	A $1,000,000 bridge note with Pappajohn on June 12, 2009 as described in Note 3

3,404,991 shares	$0.30	Associated with the August 26, 2009 private placement transaction of 6,810,002 shares at $0.30 with 50% warrant coverage as described in Note 3

3,023,927 shares	$0.30	Associated with the automatic conversion of $1,700,000 of convertible promissory notes and $20,900 accrued interest upon completion an equity financing in excess of $1,500,000 as described in Note 3

274,867 shares	$0.33	The placement agent for private placement as described in Note 3

At September 30, 2009, there were warrants outstanding to purchase 15,537,485 shares.   During the year ended September 30, 2010, a further 9,300,161 warrants were granted, of which 500,000 were cancelled and replaced with 1,706,560 warrants pursuant to the Note and Warrant Purchase agreement dated October 1, 2010 as described below and in note 3.  Furthermore 3,333,333 warrants were exercised.  The warrant activity is described as follows:

Warrants to Purchase	Exercise Price	Issued in Connection With:

5,893,334 shares	$0.30	Associated with the second, third and fourth closing of the private placement transaction of 11,786,667 shares at $0.30 with 50% warrant coverage as described in Note 3

1,200,267 shares	$0.33	Associated with warrants for the lead and secondary placement agents for private placement as described in Note 3

(3,333,333) shares	$0.30	These warrants were surrendered in a net issue exercise and 2,456,126 shares were issued in lieu of cash.

500,000 shares	$0.30
These warrants were granted to individual staff members of Equity Dynamics, Inc. a Company owned by Mr. Pappajohn, for their efforts in providing consulting services associated with the Company’s financing activities.

852,812 shares	$0.30
These warrants were issued to Mr. John Pappajohn, a Director of the Company, pursuant to the October 1, 2010 Note and Warrant Purchase agreement described in note 3; whereby two outstanding convertible notes of $250,000 each, issued on June 3 and July 25, 2010 respectively, and 250,000 outstanding warrants issued on July 25, 2010, with an exercise price of $0.50  were cancelled and exchanged on October 1, 2010 for two new notes of $250,000 each plus unpaid interest and warrants to purchase 852,812 shares of common stock.

256,125 shares	$0.30
  These warrants were issued to Deerwood Partners, LLC which is controlled by Dr. George Kallins, a Director of the Company, pursuant to the October 1, 2010 Note and Warrant Purchase agreement described in note 3; whereby two outstanding convertible notes of $125,000 each, issued on July 5 and August 20, 2010 respectively, and 75,000 outstanding warrants issued on August 20, 2010, with an exercise price of $0.56 were cancelled and exchanged on November 3, 2010 for two new notes of $125,000 each plus unpaid interest and warrants to purchase 256,125 shares of common stock.

256,125 shares	$0.30
These warrants were issued to Deerwood Holdings, LLC which is controlled by Dr. George Kallins, a Director of the Company, pursuant to the October 1, 2010 Note and Warrant Purchase agreement described in note 3; whereby two outstanding convertible notes of $125,000 each, issued on July 5 and August 20, 2010 respectively, and 75,000 outstanding warrants issued on August 20, 2010, with an exercise price of $0.56 were cancelled and exchanged on November 3, 2010 for two new notes of $125,000 each plus unpaid interest and warrants to purchase 256,125 shares of common stock.

341,498 shares	$0.30
These warrants were issued to SAIL, of which Mr. David Jones, a Director of the Company, is a senior partner.  SAIL had undertaken to guarantee the four abovementioned Deerwood notes which were issued on July 5 and August 20, 2010.  For this guarantee SAIL was issued 100,000 warrants on August 20, 2010 with an exercise price of $0.56.  Upon the cancellation and exchange of the Deerwood notes on November 3, 2010, SAIL undertook to guarantee the four new Deerwood notes in exchange for the cancellation of the SAIL’s 100,000 outstanding warrants which were replaced with new 341,498.

At September 30, 2010, there were warrants outstanding to purchase 21,504,313 shares of the Company’s common stock which includes a net 1,206,560 shares which were the result of the cancellation and reissuance of warrants in accordance with the Note and Warrant Purchase Agreement of October 1, 2010 detailed above and in Note 3.  The exercise price of the outstanding warrants range from $0.01 to $1.812 with a weighted average exercise price of $0.56.   The warrants expire at various times through 2017.

5.	INCOME TAXES

The Company accounts for income taxes under the liability method. Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company provides a valuation allowance to reduce the Company’s deferred tax assets to their estimated realizable value.

Reconciliations of the provision (benefit) for income taxes to the amount compiled by applying the statutory federal income tax rate to profit (loss) before income taxes is as follows for each of the years ended September 30:

	2010	2009	2008
Federal income tax (benefit) at statutory rates	(34)%	(34)%	(34)%
Stock-based compensation	0%	0%	20%
Non deductible interest expense	5%	0%	0%
Extinguishment of debt	5%	0%	0%
Change in valuation allowance	30%	37%	14%
Goodwill write off	0%	(3)%	0%
State tax benefit	(6)%	0%	0%

Temporary differences between the financial statement carrying amounts and bases of assets and liabilities that give rise to significant portions of deferred taxes relate to the following at September 30, 2010, 2009 and 2008.

	2010	2009	2008
Deferred income tax assets:
Net operating loss carryforward	$10,451,700	$8,765,900	$4,953,000
Deferred interest, consulting and compensation liabilities	1,776,800	987,500	17,000
Amortization	(34,400)	(24,300)	223,300
Deferred income tax assets – other	15,000	7,800	-
	12,209,100	9,736,900	5,193,300
Deferred income tax liabilities—other	-	-	(12,300)
Deferred income tax asset—net before valuation allowance	12,209,100	9,736,900	5,181,000
Valuation allowance	(12,209,100)	(9,736,900)	(5,181,000)
Deferred income tax asset—net	$-	$-	$-

Current and non-current deferred taxes have been recorded on a net basis in the accompanying balance sheet. As of September 30, 2010, the Company has net operating loss carryforwards of approximately $24.7 million. The net operating loss carryforwards expire by 2029. Utilization of net operating losses and capital loss carryforwards may be subject to the limitations imposed by Section 382 of the Internal Revenue Code. The Company has placed a valuation allowance against the deferred tax assets in excess of deferred tax liabilities due to the uncertainty surrounding the realization of such excess tax assets. Management periodically evaluates the recoverability of the deferred tax assets and the level of the valuation allowance. At such time as it is determined that it is more likely than not that the deferred tax assets are realizable, the valuation allowance will be reduced accordingly.

6.	ACQUISITION OF NEURO THERAPY CLINIC, PC

On January 15, 2008, the Company, through its wholly owned subsidiary, Colorado CNS Response, Inc., acquired all of the outstanding common stock of Neuro-Therapy Clinic, PC (“NTC”) in exchange for a non-interest bearing note payable of $300,000 payable in equal monthly installments over 36 months.  Upon the completion of the acquisition, the sole shareholder of NTC was appointed Chief Medical Officer of the Company.  Prior to the acquisition, NTC was the Company’s largest customer.

The acquisition was accounted under the purchase method of accounting, and accordingly, the purchase price was allocated to NTC’s net tangible assets based on their estimated fair values as of January 15, 2008. The excess purchase price over the value of the net tangible assets was recorded as goodwill.  The purchase price and the allocation thereof are as follows:

Fair value of note payable issued	$265,900
Direct transaction costs	43,700
Purchase price	309,600
Allocated to net tangible liabilities, including cash of $32,100	10,600
Allocated to goodwill	$320,200

The acquisition was not material, and accordingly, no pro forma results are presented.  As of September 30, 2009, goodwill was measured and determined to be fully impaired and consequently written off.

7.	LONG-TERM DEBT

As described in Note 6 above, during the year ended September 30, 2008 the Company issued a note payable to an officer in connection with the acquisition of NTC.  The note is non-interest bearing and the Company determined its fair value by imputing interest at an annual rate of 8%.  As of September 30, 2010, 2009 and 2008, the note has an outstanding principal balance in the amount of $24,700, $118,600 and $205,300, respectively.  The entire balance is current as of September 30, 2010.

8.	RELATED PARTY TRANSACTIONS

As at September 30, 2010 accrued consulting fees included the $27,000 due to a director in accordance with a 12 month consulting agreement, the term of which ends on December 31, 2010.  In January, 2010 a payment of $24,000 was made to that same director for the 12 month consulting agreement, the term of which ended on December 31, 2009 and $36,000 was paid, with board approval, to the spouse of the Company’s Chief Executive Officer, who provided data discovery consulting services in support of the Company’s litigation with Mr. Brandt.

On June 3, 2010, the Company entered into a Bridge Note and Warrant Purchase Agreement with John Pappajohn to purchase two secured promissory notes in the aggregate principal amount of $500,000. For further detail, please refer to the section   2010 Promissory Note Transactions   in Note 3 above.

On July 5, 2010 and August 20, 2010, the Company issued unsecured promissory notes (each, a “Deerwood Note”) in the aggregate principal amount of $500,000 to Deerwood Partners LLC and Deerwood Holdings LLC, which are entities controlled by Dr George Kallins.  For further detail, please refer to the section  2010 Promissory Note Transactions   in Note 3 above.

On July 5, 2010 the Board granted warrants to purchase 500,000 shares of common stock to members of staff of Equity Dynamics, Inc, a company owned by Mr. Pappajohn, for consulting services they had rendered to the Company, advising on and assisting with fund raising activities.  Using the Black-Scholes model, these warrants were valued at $199,000 and expensed to consulting fees.   These warrants have an exercise price of $0.30 cents per share, are exercisable from the date of grant and have a term of 10 years from the date of grant.

On November 24, 2010 the Board of Directors, excluding Mr. Pappajohn, resolved to ratify an engagement agreement with Equity Dynamics, Inc. a company owned by Mr. Pappajohn, to provide financial advisory serviced to assist the Company with the Company’s fund raising efforts.  These efforts have included advice and assistance with the preparation of Private Placement Memoranda, investor presentations, financing strategies, identification of potential and actual investors, and introductions to placement agents and investment bankers. The engagement letter calls for a retainer fee of $10,000 per month starting February, 1, 2010.  As of September 30, 2010 the Company has accrued $80,000 for the services provided by Equity Dynamics.  The term of the agreement is for 12 months from its initiation and can be cancelled by either party, with or without cause, with 30 days written notice.

9.	REPORTABLE SEGMENTS

The Company operates in two business segments:   reference neurometric and clinic.  Neurometric Information Services (formerly called Laboratory Information Services) provides data to psychiatrists and other physicians/prescribers to enable them to make a more informed decision when treating a specific patient with mental, behavioral and/or addictive disorders provides reports (“PEER Reports”).   Clinic operates NTC, a full service psychiatric practice.

The following tables show operating results for the Company’s reportable segments, along with reconciliation from segment gross profit to (loss) from operations, the most directly comparable measure in accordance with generally accepted accounting principles in the United States, or GAAP:

	Year ended September 30, 2010
	Neurometric Services	Clinic	Eliminations	Total
Revenues	156,000	535,700	(53,200)	638,500

Operating expenses:
Cost of revenues	135,100	19,900	(19,900)	135,100
Research and development	1,120,500	-	-	1,120,500
Sales and marketing	853,100	17,800	-	870,900
General and administrative	4,296,200	754,100	(33,300)	5,017,000
Goodwill impairment charges	-	-	-	-
Total operating expenses	6,404,900	791,800	(53,200)	7,143,500

Loss from operations	$(6,248,900)	$(256,100)	$0	$(6,505,000)

	Year ended September 30, 2009
	Neurometric Services	Clinic	Eliminations	Total
Revenues	138,900	628,200	(67,000)	700,100

Operating expenses:
Cost of revenues	131,600	18,500	(18,500)	131,600
Research and development	1,924,100	-	-	1,924,100
Sales and marketing	908,500	7,300	-	915,800
General and administrative	3,479,400	669,600	(48,500)	4,100,500
Goodwill impairment charges	320,200	-	-	320,200
Total operating expenses	6,763,800	695,400	(67,000)	7,392,200

Loss from operations	$(6,624,900)	$(67,200)	$0	$(6,692,100)

	Year ended September 30, 2008
	Neurometric Services	Clinic	Eliminations	Total
Revenues	197,400	595,000	(18,900)	773,500

Operating expenses:
Cost of revenues	163,200	9,200	(9,200)	163,200
Research and development	2,097,300	-	-	2,097,300
Sales and marketing	847,600	33,800	-	881,400
General and administrative	2,358,700	756,700	(9,700)	3,105,700
Total operating expenses	5,466,800	799,700	(18,900)	6,247,600

Loss from operations	$(5,269,400)	$(204,700)	$0	$(5,474,100)

The following table includes selected segment financial information as of September 30, 2008, related to goodwill and total assets:

	Neurometric Services	Clinic	Total
Goodwill	$320,200	$-	$320,200

Total assets	$2,550,200	$83,300	$2,633,500

 The following table includes selected segment financial information as of September 30, 2009, related to goodwill and total assets:

	Neurometric Services	Clinic	Total

Goodwill	$-	$-	$-

Total assets	$1,118,000	$42,900	$1,160,900

The following table includes selected segment financial information as of September 30, 2010, related to total assets:

	Reference Neurometric	Clinic	Total

Total assets	$203,900	$33,600	$237,500

10.	EARNINGS PER SHARE

In accordance with ASC 260-10 (formerly SFAS 128, “Computation of Earnings Per Share”), basic net income (loss) per share is computed by dividing the net income (loss) to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share is computed by dividing the net income (loss) for the period by the weighted average number of common and dilutive common equivalent shares outstanding during the period.  For the years ended September 30, 2010, 2009 and 2008, the Company has excluded all common equivalent shares from the calculation of diluted net loss per share as such securities are anti-dilutive.

A summary of the net income (loss) and shares used to compute net income (loss) per share for the years ended September 30, 2010, 2009 and 2008 is as follows:

	2010	2009	2008
Net loss for computation of basic net income (loss) per share	$(8,174,000)	$(8,522,200)	$(5,371,500)
Net income (loss) for computation of dilutive net income (loss) per share	$(8,174,000)	$(8,522,200)	$(5,371,500)

Basic net income (loss) per share	$(0.16)	$(0.31)	$(0.21

Diluted net income (loss) per share	$(0.16)	$(0.31)	$(0.21

Basic weighted average shares outstanding	52,277,119	27,778,171	25,299,547
Dilutive common equivalent shares	-	-
Diluted weighted average common shares	52,277,119	27,778,171	25,299,547

Anti-dilutive common equivalent shares not included in the computation of dilutive net loss per share:
Convertible debt	214,561	-	4,995,000
Warrants	19,194,806	8,318,310	6,899,353
Options	11,242,729	8,548,206	8,767,212

11.	COMMITMENTS AND CONTINGENT LIABILITIES

Litigation

From time to time, the Company may be involved in litigation relating to claims arising out of the Company’s operations in the ordinary course of business. Other than as set forth below, the Company is not currently party to any legal proceedings, the adverse outcome of which, in the Company’s management’s opinion, individually or in the aggregate, would have a material adverse effect on the Company’s results of operations or financial position.

Since June of 2009, the Company has been involved in litigation against Leonard J. Brandt, a stockholder, former director and the Company’s former Chief Executive Officer (“Brandt”) in the Delaware Chancery Court and the United States District Court for the Central District of California.  At the conclusion of a two-day trial that commenced December 1, 2009, the Chancery Court entered judgment for the Company and dismissed with prejudice Brandt’s action brought pursuant to Section 225 of the Delaware General Corporation Law, which sought to oust the incumbent directors other than Brandt.  The Chancery Court thereby found that the purported special meeting of stockholders convened by Brandt on September 4, 2009 was not valid and that the directors purportedly elected at that meeting are not entitled to be seated.  On January 4, 2010, Brandt filed an appeal with the Supreme Court of the State of Delaware in relation to the case.  On April 20, 2010, the Delaware Supreme Court affirmed the ruling of the Chancery Court.

The Chancery Court also denied an injunction sought by Mr. Brandt to prevent the voting of shares issued by the Company in connection with the Company’s bridge financing in June 2009, and securities offering in August 2009, and dismissed Brandt’s claims regarding those financings and stock issuances.  On January 4, 2010, Brandt also filed an appeal in relation to this ruling with the Delaware Supreme Court which, on April 20, 2010, affirmed the ruling of the Chancery Court.

The Chancery Court also dismissed with prejudice another action brought by Mr. Brandt, in which he claimed he had not been provided with information owed to him.

In July 2009, the Company filed an action in the United States District Court for the Central District of California against Mr. Brandt and certain others.   The Company’s complaint alleged a variety of violations of federal securities laws, including anti-fraud based claims under Rule 14a-9, solicitation of proxies in violation of the filing and disclosure dissemination requirements of Regulation 14A, and material misstatements and omissions in and failures to promptly file amendments to Schedule 13D.  Mr. Brandt and the other defendants filed counterclaims against us, alleging violations of federal securities laws relating to alleged actions and statements taken or made by the Company or the Company’s officers and directors in connection with Mr. Brandt’s proxy and consent solicitations.  On March 10, 2010, the Court dismissed the Company’s claims against EAC, and EAC dismissed its claims against the Company and Mr. Carpenter.  On April 10, 2010, Mr. Brandt’s attorneys moved to withdraw from representing Mr. Brandt in the case.  On July 7, 2010, Mr. Brandt moved to dismiss his counterclaims against the Company and the Company consented to dismiss its complaint against Mr. Brandt.  On July 13, 2010, all of the Company’s claims and Mr. Brandt’s counterclaims in such action were dismissed.  This resolved all pending actions between the Company and Mr. Brandt.

The Company has expended substantial resources to pursue the defense of legal proceedings initiated by Mr. Brandt.   The Company does not know whether Mr. Brandt will institute new claims against the Company and the defense of any such claims could involve the expenditure of additional resources by the Company.

Lease Commitments

The Company leased its headquarters and Neurometric Information Services space under an operating lease which terminated on November 30, 2009. The Company continued to lease the space on a month-to-month basis through January 22, 2010 at which time the Company moved to its new premises.

On December 30, 2009 the Company entered a three year lease, commencing February 1, 2010 and terminating on January 30, 2013 for its new Headquarters and Neurometric Information Services business premises located at 85 Enterprise, Aliso Viejo, California 92656.  The 2,023 square foot facility has an average cost for the lease term of $3,600 per month.   The remaining lease obligation totals $112,200: being $46,500, $49,000 and $16,600 for fiscal years 2011, 2012 and 2013 respectively.

The Company leases space for its Clinical Services operations under an operating lease. The base rental as of September 30, 2009 was $6,000 per month.  This lease terminated on February 28, 2010 and a 37 month extension to the lease was negotiated commencing April 1, 2010 and terminating April 30, 2013. The 3,542 square foot facility has an average cost for the lease term of $5,100 per month. The remaining lease obligation totals $162,300: being $58,200, $65,400 and $38,700 for fiscal years 2011, 2012 and 2013 respectively.

The Company also sub-leased space for its Clinical Services operations on a month-to-month basis for $1,000 per month up until March 2010 when it terminated this sub-lease and gave up the space.

The Company leases a copier for $200 per month which it accounts for as a capital lease with an interest rate of 9% per year. The lease terminates in February 2013, at which time the copier can be purchased at fair value.

The Company incurred rent expense of $121,100, $141,700 and $127,000 for the years ended September 30, 2010, 2009 and 2008.

12.	SIGNIFICANT CUSTOMERS

For the year ended September 30, 2010, four customers accounted for 48% of Neurometric Information Services revenue and two customers 27% of accounts receivable at September 30, 2010

For the year ended September 30, 2009, three customers accounted for 39% of Neurometric Information Services revenue and 45% of accounts receivable at September 30, 2009.

For the year ended September 30, 2008, two customers accounted for 29% of Neurometric Information Services revenue and 24% of accounts receivable at September 30, 2008.

13.	SUBSEQUENT EVENTS

Events subsequent to September 30, 2010 have been evaluated through the date these financial statements were issued, to determine whether they should be disclosed to keep the financial statements from being misleading.  The following events have occurred since September 30, 2010.

Subsequent to September 30, 2010 and through December 17, 2010 the company had raised an additional $2,000,000 through the sale of secured convertible promissory notes and warrants. At the December 17, 2010 the Company had a cash balance of $930,000.

On October 1, 2010, the Company entered into a Note and Warrant Purchase Agreement (the “Purchase Agreement”) with John Pappajohn and SAIL as investors, pursuant to which the Company issued to the investors secured convertible promissory notes (the “October Notes”) in the aggregate principal amount of $1,011,688 and warrants to purchase up to 1,686,144 shares of common stock, as follows:   (a) The Company received $500,000 in gross proceeds from the issuance to these investors of October Notes in the aggregate principal amount of $500,000 and related warrants to purchase up to 833,332 shares.  (b) The Company also issued October Notes in the aggregate principal amount of $511,688, and related warrants to purchase up to 852,812 shares, to Mr. Pappajohn in exchange for the cancellation of the two Bridge Notes originally issued to him on June 3, 2010 and July 25, 2010 in the aggregate principal amount of $500,000 (and accrued and unpaid interest on those notes) and a warrant to purchase up to 250,000 shares originally issued to him on July 25, 2010.  The transaction closed on October 1, 2010.

On October 7 and October 12, 2010, a third and fourth accredited investor, respectively, executed the Purchase Agreement.  In connection therewith, the Company issued October Notes in the aggregate principal amount of $600,000 and warrants to purchase up to 999,999 shares of common stock of the Company, to such investors on those dates.  The Company received $588,000 in net proceeds from these investors, after paying $12,000 to the placement agent as described below.  Monarch Capital Group LLC (“Monarch”) acted as non-exclusive placement agent with respect to the October 12 placement of October Notes in the aggregate principal amount of $100,000 and related warrants, pursuant to an engagement agreement, dated September 30, 2010, between the Company and Monarch.  Under the engagement agreement, in return for its services as non-exclusive placement agent, Monarch was entitled to receive (a) a cash fee equal to 10% of the gross proceeds raised from the sale of October Notes to investors introduced to the Company by Monarch; (b) a cash expense allowance equal to 2% of the gross proceeds raised from the sale of October Notes to such investors; and (c) five-year warrants (the “Placement Agent Warrants”) to purchase common stock of the Company equal to 10% of the shares issuable upon conversion of October Notes issued to such investors.  In connection with the October 12, 2010 closing, Monarch received a cash fee of $10,000 and a cash expense allowance of $2,000 and, on October 25, 2010, received Placement Agent Warrants to purchase 33,333 shares of the Company’s common stock at an exercise price of $0.33 per share. The terms of the Placement Agent Warrant, except for the exercise price and period, are identical to the terms of the Warrants.

On October 21, 2010 and October 28, a fifth and sixth accredited investor, respectively, executed the Purchase Agreement.  In connection therewith, the Company issued October Notes in the aggregate principal amount of $250,000 and warrants to purchase up to 416,666 shares of common stock to such investors on such dates.  The Company received approximately $250,000 in net proceeds from the issuance to these investors.

On November 3, 2010, three affiliated entities, identified below, executed the Purchase Agreement.  In connection therewith, the Company issued October Notes in the aggregate principal amount of $762,250 and warrants to purchase up to 1,270,414 shares of common stock, as follows:  (a) The Company received $250,000 in gross proceeds from the issuance to BGN Acquisition Ltd., LP, an entity controlled by the Company’s director George Kallins, of October Notes in the aggregate principal amount of $250,000 and related warrants to purchase up to 416,666 shares.  (b)  The Company also issued October Notes in the aggregate principal amount of $512,250, and related warrants to purchase up to 512,250 shares, to Deerwood Holdings LLC and Deerwood Partners LLC, two entities controlled by Dr. Kallins, in exchange for the cancellation of the Deerwood Notes originally issued on July 5, 2010 and August 20, 2010 (see note 3) in the aggregate principal amount of $500,000 (and accrued and unpaid interest on those notes) and warrants to purchase an aggregate of up to 150,000 shares originally issued on August 20, 2010.  The related guaranties and oral indemnification and security agreement that had been entered into in connection with the Deerwood Notes were likewise terminated.   SAIL, of which the Company’s director David Jones is a senior partner, issued unconditional guaranties to each of the Deerwood investors, guaranteeing the prompt and complete payment when due of all principal, interest and other amounts under the October Notes issued to such investors.  The obligations under each guaranty are independent of the Company’s obligations under the October Notes and separate actions may be brought against the guarantor.  In connection with its serving as guarantor, the Company granted SAIL warrants to purchase up to an aggregate of 341,498 shares of common stock.  The warrants to purchase 100,000 shares of common stock previously granted to SAIL on August 20, 2010 were canceled.

On November 12, 2010 a tenth accredited investor executed the Purchase Agreement.  In connection therewith, the Company issued Notes in the aggregate principal amount of $400,000 and Warrants to purchase up to 666,666 shares of common stock of the Company, to the investor on such date.   The Company received $352,000 in net proceeds from the investor.   Monarch acted as non-exclusive placement agent with respect to the placement of the Note in the aggregate principal amount of $400,000 and related Warrants, pursuant to the abovementioned engagement agreement, dated September 30, 2010.  In connection with the November 12, 2010 closing, Monarch received a cash fee of $40,000 and a cash expense allowance of $8,000 and will receive a Placement Agent Warrant to purchase 133,333 shares of the Company’s common stock at an exercise price of $0.33 per share.

The Purchase Agreement provides for the issuance and sale of October Notes, for cash or in exchange for outstanding convertible notes, in the aggregate principal amount of up to $3,000,000 plus an amount corresponding to accrued and unpaid interest on any exchanged notes, and warrants to purchase a number of shares corresponding to 50% of the number of shares issuable on conversion of the October Notes.  The agreement provides for multiple closings, but mandates that no closings may occur after January 31, 2011.  The Purchase Agreement also provides that the Company and the holders of the October Notes will enter into a registration rights agreement covering the registration of the resale of the shares underlying the October Notes and the related warrants.

The October Notes mature one year from the date of issuance (subject to earlier conversion or prepayment), earn interest equal to 9% per year with interest payable at maturity, and are convertible into shares of common stock of the Company at a conversion price of $0.30.  The conversion price is subject to adjustment upon (1) the subdivision or combination of, or stock dividends paid on, the common stock; (2) the issuance of cash dividends and distributions on the common stock; (3) the distribution of other capital stock, indebtedness or other non-cash assets; and (4) the completion of a financing at a price below the conversion price then in effect.  The October Notes are furthermore convertible, at the option of the holder, into securities to be issued in subsequent financings at the lower of the then-applicable conversion price or price per share payable by purchasers of such securities.  The October Notes can be declared due and payable upon an event of default, defined in the October Notes to occur, among other things, if the Company fails to pay principal and interest when due, in the case of voluntary or involuntary bankruptcy or if the Company fails to perform any covenant or agreement as required by the October Note.

The Company’s obligations under the terms of the October Notes are secured by a security interest in the tangible and intangible assets of the Company, pursuant to a Security Agreement, dated as of October 1, 2010, by and between the Company and John Pappajohn, as administrative agent for the holders of the October Notes.  The agreement and corresponding security interest terminate if and when holders of a majority of the aggregate principal amount of October Notes issued have converted their October Notes into shares of common stock.

The warrants related to the October Notes expire seven years from the date of issuance and are exercisable for shares of common stock of the Company at an exercise price of $0.30.  Exercise price and number of shares issuable upon exercise are subject to adjustment (1) upon the subdivision or combination of, or stock dividends paid on, the common stock; (2) in case of any reclassification, capital reorganization or change in capital stock and (3) upon the completion of a financing at a price below the exercise price then in effect.  Any provision of the October Notes or related warrants can be amended, waived or modified upon the written consent of the Company and holders of a majority of the aggregate principal amount of such notes outstanding.  Any such consent will affect all October Notes or warrants, as the case may be, and will be binding on all holders thereof.

On January 20, February 3 and February 7, 2011, the Company issued subordinated convertible promissory notes (the “Unsecured Notes”) in an aggregate principal amount of $350,000 and warrants to purchase 583,332 shares of common stock to three accredited investors, two of which were previously unrelated to the Company, in connection with a new private placement pursuant to a note and warrant purchase agreement (the “2011 Purchase Agreement”), under which the Company can issue up to $5 million in aggregate principal amount of Unsecured Notes as well as related warrants.  The Company received aggregate net proceeds of $332,000 in the January 20, February 3 and February 7, 2011 closings, after paying $18,000 to the placement agent as described below.

On February 15, February 23 and February 28, 2011, the Company issued additional Unsecured Notes and related warrants pursuant to the 2011 Purchase Agreement. The Unsecured Notes in the aggregate principal amount of $950,000 and related warrants to purchase 1,583,331 shares of common stock were issued to six accredited investors as follows: 1) an Unsecured Note in the principal amount of $50,000, and a warrant to purchase 83,333 shares, were issued to the Company’s Chief Financial Officer, Paul Buck, 2) an Unsecured Note in the principal amount of $187,500, and a warrant to purchase 312,500 shares, were issued to SAIL Venture Partners, LP, of which David Jones, a director of the Company, is a senior partner, 3) an Unsecured Note in the principal amount of $62,500, and a warrant to purchase 104,166 shares, were issued to SAIL 2010 Co-Investment Partners, L.P., an entity likewise affiliated with Mr. Jones, 4) two Unsecured Notes in the principal amount of $400,000 and $200,000 respectively (for an aggregate of $600,000), and two warrants to purchase 666,666 shares and 333,333 shares, respectively (for an aggregate of 999,999 shares), were issued to two investors who had first invested in the Company in October 2010, and 5) an Unsecured Note in the principal amount of $50,000 and a warrant to purchase 83,333 shares, was issued to a trust, the trustee of which is the father-in-law of the Company’s Chief Executive Officer, George Carpenter. The Company received aggregate net proceeds of $902,000 in the February 15, February 23 and February 28, 2011 closings, after paying $48,000 to the placement agent as described below.

On March 3, 2011 the Company issued Unsecured Notes and related warrants pursuant to the 2011 Purchase Agreement. The Unsecured Notes in the aggregate principal amount of $100,000 and related warrants to purchase 166,666 shares of common stock were issued to a tenth accredited investor previously unrelated to the Company. The Company received aggregate net proceeds of $100,000.

On April 5, 2011, the Company issued Unsecured Notes in the aggregate principal amount of $50,000 and related warrants to purchase 83,333 shares of common stock pursuant to the 2011 Purchase Agreement to an accredited investor who had previously invested in the Company.  Monarch acted as placement agent in this transaction

On April 15, 2011, the Company issued additional Unsecured Notes in the aggregate principal amount of $500,000 and related warrants to purchase 833,332 shares of common stock pursuant to the 2011 Purchase Agreement to SAIL Venture Partners, L.P. and one of its affiliates, SAIL 2010 Co-Investment Partners, L.P. ($250,000 in Unsecured Notes and 416,666 in related warrants to each entity).  The Company’s director David Jones is a senior partner of SAIL Venture Partners, L.P.

On April 22, 2011 the Company issued Unsecured Notes and related warrants pursuant to the 2011 Purchase Agreement. The Unsecured Notes in the aggregate principal amount of $150,000 and related warrants to purchase 250,000 shares of common stock were issued to a eleventh accredited investor previously unrelated to us and the Company received aggregate net proceeds of $150,000.  Antaeus Capital acted as placement agent in this transaction.

On April 25, 2011, the Company issued additional Unsecured Notes in the aggregate principal amount of $250,000 and related warrants to purchase 416,666 shares of common stock pursuant to the 2011 Purchase Agreement to SAIL Venture Partners, L.P. and one of its affiliates, SAIL 2010 Co-Investment Partners, L.P. ($125,000 in Unsecured Notes and 208,333 in related warrants to each).  The Company’s director David Jones is a senior partner of SAIL Venture Partners, L.P.

Also on April 25, 2011 the Company also issued Unsecured Notes and related warrants pursuant to the 2011 Purchase Agreement. The Unsecured Notes in the aggregate principal amount of $150,000 and related warrants to purchase 250,000 shares of common stock were issued to a twelfth accredited investor previously unrelated to us and the Company received aggregate net proceeds of $150,000.  Monarch acted as placement agent in this transaction.

The 2011 Purchase Agreement provides for the issuance and sale of Unsecured Notes in the aggregate principal amount of up to $5,000,000, and warrants to purchase a number of shares corresponding to 50% of the number of shares issuable on conversion of the Unsecured Notes, in one or multiple closings to occur no later than July 31, 2011. The 2011 Purchase Agreement also provides that the Company and the holders of the Unsecured Notes will enter into a registration rights agreement covering the registration of the resale of the shares underlying the Unsecured Notes and the related warrants.

The terms of the Unsecured Notes are identical to the terms of the October Notes, except that (i) the Unsecured Notes are not secured by any of the Company’s assets, (ii) the Unsecured Notes are subordinated in all respects to the Company’s obligations under the October Notes and the related guaranties issued to certain investors by SAIL and (iii) the Company is not subject to a restrictive covenant to the use of proceeds from the sale of the Unsecured Notes only for current operations.  The terms of the new warrants are identical to the terms of the warrants issued in connection with the October Notes.

Monarch has acted as non-exclusive placement agent with respect to the placement of Unsecured Notes in the aggregate principal amount of $750,000 and related warrants, pursuant to an engagement agreement, dated January 19, 2011, between us and Monarch. Under the engagement agreement, in return for its services as non-exclusive placement agent, Monarch is entitled to receive (a) a cash fee equal to 10% of the gross proceeds raised from the sale of Unsecured Notes to investors introduced to us by Monarch; (b) a cash expense allowance equal to 2% of the gross proceeds raised from the sale of Unsecured Notes to such investors; and (c) five-year warrants (the “2011 Placement Agent Warrants”) to purchase the Company’s common stock equal to 10% of the gross amount of securities sold to such investors. The 2011 Placement Agent Warrants have an exercise price equal to 110% of the conversion price of the Unsecured Notes and an exercise period of five years. The terms of the 2011 Placement Agent Warrants, except for the exercise price and period, are identical to the terms of the warrants related to the Unsecured Notes. In connection with acting as nonexclusive placement agent with respect to Unsecured Notes in the aggregate principal amount of $750,000 and related warrants, Monarch received aggregate cash fees of $55,000 and an aggregate cash expense allowance of $11,000 and is owed $20,000 in cash fees and $4,000 in cash expense allowance: and 2011 Placement Agent Warrants to purchase an aggregate of up to 249,998 shares of the Company’s common stock at an exercise price of $0.33 per share.

Antaeus Capital, Inc. has acted as non-exclusive placement agent with respect to the placement of Unsecured Notes in the aggregate principal amount of $150,000 and related warrants, pursuant to an engagement agreement, dated April 15, 2011, between us and Antaeus. Under the engagement agreement, in return for its services as non-exclusive placement agent, Antaeus is entitled to receive (a) a cash fee equal to 10% of the gross proceeds raised from the sale of Unsecured Notes to investors introduced to us by Antaeus; and (b) five-year warrants (the “2011 Placement Agent Warrants”) to purchase the Company’s common stock equal to 10% of the gross amount of securities sold to such investors. The 2011 Placement Agent Warrants have an exercise price equal to 110% of the conversion price of the Unsecured Notes and an exercise period of five years. The terms of the 2011 Placement Agent Warrants, except for the exercise price and period, are identical to the terms of the warrants related to the Unsecured Notes. In connection with acting as nonexclusive placement agent with respect to Unsecured Notes in the aggregate principal amount of $150,000 and related warrants, Antaeus will receive aggregate cash fees of $15,000 and 2011 Placement Agent Warrants to purchase an aggregate of up to 50,000 shares of the Company’s common stock at an exercise price of $0.33 per share.

On April 11, 2011, former CEO and Chairman of the Board of Directors Leonard J. Brandt and his family business partnership Brandt Ventures, GP filed an action in the Superior Court for the State of California, Orange County against CNS Response, Inc., one of its stockholders and a member of the board of directors, alleging breach of a promissory note agreement entered into by Brandt Ventures, GP and the Company and alleging that Mr. Brandt was wrongfully terminated as CEO in April, 2009  for which he is seeking approximately $170,000 of severance. The plaintiffs seek rescission of a $250,000 loan made by Brandt Ventures, GP to the Company which was converted into common stock in accordance with its terms, restitution of the loan amounts, and compensatory and punitive damages for Mr. Brandt’s termination. The Company has not been served with a summons and complaint in the action. CNS Response, Inc. believes the complaint to be devoid of any merit and will aggressively defend the action if the plaintiffs decide to proceed with it.

In connection with the Company’s application to list the Company’s shares of common stock on the TSXV, it has entered into the following agreements with holders of the Company’s convertible notes and warrants:

1.   Holders of the Company’s convertible notes in the aggregate principal amount of $5,523,938 and holders of warrants to purchase 9,673,213 shares of common stock issued in connection with the Company’s convertible notes and the related guaranties (representing 100% of the aggregate principal amount of notes and related warrants outstanding), have entered into an agreement with us, which is referred to as the “Agreement to Convert and Amend.”   Pursuant to the Agreement to Convert and Amend, holders have agreed to amend and convert their notes and to amend their warrants conditioned on the closing of the offering, provided that the offering yields gross proceeds to us of at least $10 million. Assuming such condition is met, the amendments to the notes and warrants would be effective immediately prior to the closing of the offering.  The amendments would remove the restrictive covenants imposed on us by the October Purchase Agreement and January Purchase Agreement, restate the conversion provisions to permit conversion solely in connection with the offering, remove full ratchet anti-dilution protection from the terms of the notes and the warrants, and change the expiration dates of all warrants to June 30, 2016, unless the warrants, by their current terms, expire sooner.  The related conversion would be effective immediately prior to the closing of the offering.  Assuming the offering had been consummated on May 31, 2011, notes in the aggregate principal amount and accrued interest at May 31, 2011 of approximately $5,739,822 would have been converted into 19,132,735 shares of the Company’s common stock.  As consideration for the above amendments and conversions, the Company expects to issue warrants to purchase an aggregate of 4,719,934 shares of the Company’s common stock to holders of the Company’s notes and related warrants, with each holder receiving a warrant to purchase a number of shares of common stock corresponding to 25% of the number of shares issuable upon conversion of the principal amount of his or her notes.

2.  Holders of 100% of the Placement Agent Warrants and 2011 Placement Agent Warrants have agreed to amend such warrants to remove full ratchet anti-dilution protection from the  terms of the warrants.  This amendment is conditioned on the closing of the offering, provided that the offering yields gross proceeds to us of at least $10 million, and is effective immediately prior to the closing of the offering.  As consideration for this amendment, each holder will receive a warrant to purchase a number of shares of common stock corresponding to 25% of the number of shares issuable upon exercise of their Placement Agent Warrants and 2011 Placement Agent Warrants.

3.  Holders of warrants exercisable for 500,000 shares of common stock, which were initially issued on July 5, 2010 to members of the staff of Equity Dynamics, Inc., a company owned by the Company’s director, John Pappajohn, for consulting services provided to us, have agreed to amend their warrants to change the expiration date of such warrants to the date that is the fifth anniversary of the initial listing of the Company’s shares on the TSXV.   This amendment is conditioned on the closing of the offering, provided that the offering yields gross proceeds to us of at least $10 million and that shares of the Company’s common stock are listed on the TSXV, and is effective immediately prior to the closing of the offering.

4.    Holders of options to purchase an aggregate of 13,619,484 shares of the Company’s common stock, at exercise prices ranging from $0.12 per share to $1.09 per share, have agreed to amend their options to permit exercise only in cash and to limit the period during which the options may be exercised post-termination to 90 days (for employees) and twelve months (for consultants).

Furthermore, in connection with the Company’s application to list shares of common stock on the TSXV, the Company has  agreed to freeze any further grants or exercises of securities under the 2006 Plan and adopt a new stock incentive plan subject to and in connection with the completion of the offering.   The new plan, which is referred to as the “2011 Stock Incentive Plan,” would be subject to approval by the Company’s stockholders, which the Company expects to seek at a meeting of stockholders to be called as soon as practicable following completion of the offering.

CNS RESPONSE, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the three months ended March 31,		For the six months ended March 31,
	2011	2010	2011	2010
REVENUES
Neurometric Information Services	$29,200	$34,400	$56,400	$56,800
Clinical Services	162,600	143,900	283,200	265,000
	191,800	178,300	339,600	321,800

OPERATING EXPENSES
Cost of Neurometric Services revenues	36,500	39,400	72,500	69,100
Research and development	235,700	318,700	591,100	541,300
Sales and marketing	347,500	202,500	594,300	402,800
General and administrative	1,079,200	1,009,800	2,133,100	2,557,500

Total operating expenses	1,698,900	1,570,400	3,391,000	3,570,700

OPERATING LOSS	(1,507,100)	(1,392,100)	(3,051,400)	(3,248,900)

OTHER INCOME (EXPENSE):
Interest income (expense), net	(1,329,100)	(100)	(3,956,100)	(1,700)
Financing fees	(146,700)	-	(289,300)	-
Gain (Loss) on derivative liabilities	(3,963,400)	-	254,200	-
Total other income	(5,439,200)	(100)	(3,991,200)	(1,700)

LOSS BEFORE PROVISION FOR INCOME TAXES	(6,946,300)	(1,392,200)	(7,042,600)	(3,250,600)
Income taxes	-	1,600	1,300	2,400
NET LOSS	$(6,946,300)	$(1,393,800)	$(7,043,900)	$(3,253,000)

NET LOSS PER SHARE:
Basic	$(0.12)	$(0.03)	$(0.13)	$(0.07)
Diluted	$(0.12)	$(0.03)	$(0.13)	$(0.07)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	56,023,921	54,512,337	56,023,921	48,530,317
Diluted	56,023,921	54,512,337	56,023,921	48,530,317

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CNS RESPONSE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2011	September 30, 2010
	(unaudited)
ASSETS

CURRENT ASSETS
Cash	$841,300	$62,000
Accounts receivable (net of allowance for doubtful accounts of $19,400 (unaudited) as of March 31, 2011 and $10,400 as of September 30, 2010)	69,500	48,900
Prepaid and other	99,300	84,900
Total current assets	1,010,100	195,800

Furniture and Fittings	37,100	23,000
Other Assets	18,700	18,700

TOTAL ASSETS	$1,065,900	$237,500

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable (including amounts due to related parties of $87,700 (unaudited) as of March 31, 2011 and $60,800 as of September 30, 2010)	$1,138,000	$1,383,700
Accrued liabilities	513,700	380,700
Other payable – related party	-	100,000
Deferred compensation (including $124,300 (unaudited) and $81,200 to related parties as of March 31, 2011 and September 30, 2010 respectively)	253,700	263,600
Accrued patient costs	135,000	135,000
Accrued consulting fees	111,400	86,600
Accrued interest	143,400	-
Derivative liability	7,577,400	2,061,900
Secured convertible promissory notes – related party (net of discounts $1,667,700 and $1,023,900 as of March 31, 2011 and September 30, 2010, respectively)	1,356,300	-
Unsecured convertible promissory notes – related party (net of discounts $1,179,200 and $0 as of March 31, 2011 and September 30, 2010, respectively)	220,800	-
Current portion of long-term debt	5,800	26,900
Total current liabilities	11,455,500	4,438,400

LONG –TERM LIABILITIES
Capital leases	13,300	3,400
Total long term liabilities	13,300	3,400
TOTAL LIABILITIES	11,468,800	4,441,800
COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS’ EQUITY:
Common stock, $0.001 par value; authorized, 750,000,000 shares, issued and, 56,023,921 and 41,781,129 shares outstanding as of March 31, 2011 and September 30, 2010 respectively	56,000	56,000
Additional paid-in capital	29,954,900	29,109,600
Accumulated deficit	(40,413,800)	(33,369,900)
Total stockholders’ equity	(10,402,900)	(4,204,300)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,065,900	$237,500

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CNS RESPONSE, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the six months ended March 31,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(7,043,900)	$(3,253,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and Amortization	6,000	5,300
Amortization of discount on bridge notes issued	1,577,100	-
Stock-based compensation	845,300	420,400
Issuance of warrants for financing services	126,000	-
Loss on derivative liability valuation	(254,200)	-
Non-cash interest expense	2,513,100	-
Doubtful debt write-off	-	5,800
Changes in operating assets and liabilities:
Accounts receivable	(20,600)	(13,300)
Prepaids and other current assets	(14,400)	(31,200)
Accounts payable	(245,700)	(330,000)
Accrued liabilities	157,800	69,700
Deferred compensation	(9,900)	8,600
Accrued patient costs	-	(112,400)
Security deposits on leases	-	(14,600)
Net cash used in operating activities	(2,363,400)	(3,244,700)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of office furniture	(20,100)	(8,900)
Net cash used in investing activities	(20,100)	(8,900)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of note	(24,700)	(46,100)
Repayment of lease	(2,400)	(1,000)
New Equipment lease	15,900	-
Net proceeds from bridge notes - secured	1,840,000	-
Net proceeds from bridge notes - unsecured	1,334,000	-
Proceeds from sale of common stock, net of offering costs	-	2,995,400
Net cash provided by financing activities	3,162,800	2,948,300

Net increase (decrease) in cash	779,300	(305,300)
Cash, beginning of period	62,000	988,100
Cash, end of period	$841,300	$682,800

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
INFORMATION
Cash paid during the period for:
Interest	$2100	$1,700
Income taxes	$1,300	$2,400

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CNS RESPONSE, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

For the six months ended March 31, 2011	Common Stock		Additional Paid-in	Accumulated
	Shares	Amount	Capital	Deficit	Total
BALANCE - September 30, 2010 (Audited)	56,023,921	$56,000	$29,109,600	$(33,369,900)	$(4,204,300)
Stock- based compensation	-	-	845,300	-	845,300
Net loss for the six months ended March 31, 2011	-	-	-	(7,043,900)	(7,043,900)
Balance at March 31, 2011	56,023,921	$56,000	$29,954,900	$(40,413,800)	$(10,402,900)

For the six months ended March 31, 2010	Common Stock		Additional Paid-in	Accumulated
	Shares	Amount	Capital	Deficit	Total
BALANCE - September 30, 2009 (Audited)	41,781,129	$41,800	$24,044,000	$(25,195,900)	$(1,110,100)
Stock- based compensation	-	-	420,400	-	420,400
Issuance of stock in connection with the Maxim PIPE net of offering costs of $540,600	11,786,666	11,800	2,983,600	-	2,995,400
Warrants issued in association with the Maxim PIPE	-	-	7,615,100	-	7,615,100
Offering cost pertaining to the Maxim PIPE	-	-	(7,615,100)	-	(7,615,100)
Value of warrants surrendered for cashless exercise	-	-	(415,800)	-	(415,800)
Stock issued for cashless exercise	2,456,126	2,400	413,400	-	415,800
Net loss for the six months ended March 31, 2010	-	-	-	(3,253,000)	(3,253,000)
Balance at March 31, 2010	56,023,921	$56,000	$27,445,600	$(28,448,900)	$947,300

1.	NATURE OF OPERATIONS

Organization and Nature of Operations

CNS Response, Inc. (the “Company”) was incorporated in Delaware on March 16, 1987, under the name Age Research, Inc.   Prior to January 16, 2007, the Company (then called Strativation, Inc.) existed as a “shell company” with nominal assets whose sole business was to identify, evaluate and investigate various companies to acquire or with which to merge.  On January 16, 2007, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with CNS Response, Inc., a California corporation formed on January 11, 2000 (“CNS California”), and CNS Merger Corporation, a California corporation and the Company’s  wholly-owned subsidiary (“MergerCo”) pursuant to which the Company agreed to acquire CNS California in a merger transaction wherein MergerCo would merge with and into CNS California, with CNS California being the surviving corporation (the “Merger”).  On March 7, 2007, the Merger closed, CNS California became a wholly-owned subsidiary of the Company, and on the same date the corporate name was changed from Strativation, Inc. to CNS Response, Inc.

The Company is a web-based neuroinformatic company that utilizes a patented system that provides data to psychiatrists and other physicians/prescribers to enable them to make a more informed decision when treating a specific patient with mental, behavioral and/or addictive disorders.  The Company’s operating platform is called PEER Online. From this platform PEER Outcome Reports or PEER Reports (formerly known as rEEG Reports) are generated.  PEER is an acronym which stands for the “Psychiatric Electroencephalography Evaluation Registry”.   The Company also intends to use PEER Online to identify, develop and commercialize new indications of approved drugs and drug candidates for this patient population.

In addition, as a result of its acquisition of Neuro-Therapy Clinic, Inc. (“NTC”) on January 15, 2008, the Company provides behavioral healthcare services.  NTC is a center for highly-advanced testing and treatment of neuropsychiatric problems, including learning, attentional and behavioral challenges, mild head injuries, as well as depression, anxiety, bipolar and all other common psychiatric disorders. Through this acquisition, the Company expects to advance neurophysiology data collection, beta-test planned technological advances in PEER Online, advance physician training in PEER Reports and investigate practice development strategies associated with PEER Reports.

Going Concern Uncertainty

The accompanying unaudited condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America which contemplate continuation of the company as a going concern.  The Company has a limited operating history and its operations are subject to certain problems, expenses, difficulties, delays, complications, risks and uncertainties frequently encountered in the operation of a new business. These risks include the failure to develop or supply technology or services to meet the demands of the marketplace, the ability to obtain adequate financing on a timely basis, the failure to attract and retain qualified personnel, competition within the industry, government regulation and the general strength of regional and national economies.

To date, the Company has financed its cash requirements primarily from debt and equity financings.  It will be necessary for the Company to raise additional funds.  The Company’s liquidity and capital requirements depend on several factors, including the rate of market acceptance of its services, the future profitability of the Company, the rate of growth of the Company’s business and other factors described elsewhere in this Quarterly Report.  The Company is currently exploring additional sources of capital but there can be no assurances that any financing arrangement will be available in amounts and on terms acceptable to the Company.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Consolidation

The unaudited condensed consolidated financial statements of CNS Response, Inc. (“CNS,” “we,” “us,” “our” or the “Company”) have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission and include all the accounts of CNS and its wholly owned subsidiaries CNS California and NTC.  Certain information and note disclosures, normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States, have been condensed or omitted pursuant to such rules and regulations. The unaudited condensed consolidated financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of our financial position as of March 31, 2011 and our operating results, cash flows, and changes in stockholders’ equity for the interim periods presented. The September 30, 2010 balance sheet was derived from our audited consolidated financial statements but does not include all disclosures required by accounting principles generally accepted in the United States of America. These unaudited condensed consolidated financial statements and the related notes should be read in conjunction with our audited consolidated financial statements and notes for the year ended September 30, 2010 which are included in our current report on Form 10-K, filed with the Securities and Exchange Commission on December 21, 2010.

The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities and revenues and expenses in the financial statements. Examples of estimates subject to possible revision based upon the outcome of future events include, among others, recoverability of long-lived assets and goodwill, stock-based compensation, the allowance for doubtful accounts, the valuation of equity instruments, use and other taxes.  In the opinion of management, these unaudited condensed consolidated financial statements contain all adjustments (consisting of normal recurring adjustments, except as otherwise indicated) necessary for fair presentation for the periods presented as required by Regulation S-X.  Actual results could differ from those estimates.

The results of operations for the three and six months ended March 31, 2011 are not necessarily indicative of the results that may be expected for future periods or for the year ending September 30, 2011.

Derivative Liabilities

The Company applies ASC Topic 815-40, “Derivatives and Hedging,” which provides a two-step model to determine whether a financial instrument or an embedded feature is indexed to an issuer’s own stock and thus able to qualify for the scope exception in ASC 815-10-15-74. This standard triggers liability accounting on all instruments and embedded features exercisable at strike prices based on future equity-linked instruments issued at a lower rate.  Using the criteria in ASC 815, the Company determines which instruments or embedded features that require liability accounting and records the fair values as a derivative liability. The changes in the values of the derivative liabilities are shown in the accompanying consolidated statements of operations as “gain (loss) on change in fair value of derivative liabilities.”

On September 26, 2010, the Company’s board of directors approved a term sheet to modify the terms of six convertible notes outstanding at that date in order to induce additional investment in the form of convertible debt. The original convertible notes were due in December 2010 with accrued interest at 9%, convertible into common shares at $0.50 per share and had warrants exercisable at strike price between $0.50 and $0.56. The Company modified the terms of these notes to be due 12 months from the modification date with accrued interest at 9%, convertible into common shares at $0.30 per share, 50% warrant coverage exercisable at $0.30 per share and increased the principal for accrued interest through the modification date. Both the convertible note and warrants contained ratchet provisions, which under ASC 815 required bifurcation of the conversion feature and warrants for derivative liability treatment. As of September 30, 2010 the derivative liability was $2,061,900, which was comprised of the warrant liability of $889,100 and the debt conversion option liability of $1,172,800.  During the six months ended March 31, 2011, an additional $3,400,000 of convertible promissory notes were sold and an associated 5,666,658 warrants were issued along with 349,998 warrants issued to the placement agent.

Furthermore, all derivative liabilities were revalued as of March 31, 2011 in accordance with ASC 815.  As of March 31, 2011 the derivative liability was $7,577,400, which was comprised of a warrant liability of $3,452,400 and a debt conversion option liability of $4,125,000.

Fair Value of Financial Instruments

ASC 825-10 (formerly SFAS 107, “Disclosures about Fair Value of Financial Instruments”) defines financial instruments and requires disclosure of the fair value of financial instruments held by the Company. The Company considers the carrying amount of cash, accounts receivable, other receivables, accounts payable and accrued liabilities, to approximate their fair values because of the short period of time between the origination of such instruments and their expected realization.

The Company also analyzes all financial instruments with features of both liabilities and equity under ASC 480-10 (formerly SFAS 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity”), ASC 815-10 (formerly SFAS No 133, “Accounting for Derivative Instruments and Hedging Activities”) and ASC 815-40 (formerly EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”).

The Company adopted ASC 820-10 (formerly SFAS 157, “Fair Value Measurements”) on January 1, 2008. ASC 820-10 defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosure requirements for fair value measures. The three levels are defined as follow:

Level 1   inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2   inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3   inputs to the valuation methodology are unobservable and significant to the fair value.

The Company’s warrant liability is carried at fair value totaling $3,452,400, $1,029,500, and $889,100 as of March 31, 2011, December 31, 2010, and September 30, 2010 respectively.  The Company’s conversion option liability is carried at fair value totaling $4,125,000, $858,800 and $1,172,800 as of March 31, 2011, December 31, 2010, and September 30, 2010 respectively.  The Company used Level 2 inputs for its valuation methodology for the warrant liability and conversion option liability as their fair values were determined by using the Black-Scholes option pricing model using the following assumptions:

March 31, 2011
Annual dividend yield	-
Expected life (years)	1.0-3.5
Risk-free interest rate	2.02%
Expected volatility	141%-277%

	Carrying Value	Fair Value Measurements at
	As of	March 31, 2011
	March 31	Using Fair Value Hierarchy
	2011	Level 1	Level 2	Level 3
Liabilities:
Fair value of warrant liability	$3,452,400	$-	$3,452,400	$-
Secured convertible promissory note	1,356,300	-	3,024,000	-
Unsecured convertible promissory note	220,800	-	1,400,000	-
Fair value of conversion option liability	4,125,000	-	4,125,000	-
Total accrued derivative liabilities	$9,154,500	$-	$12,001,400	$-
For the three months ending December 31, 2010 the Company recognized a gain of $4,217,500 on the change in fair value of accrued derivative liabilities.  For the three months ending March 31, 2011 the Company recognized a loss of $(3,963,400) on the change in fair value of accrued derivative liabilities.  Consequently, for the six months ending March 31, 2011 the Company recognized a net gain of $254,200 on the change in fair value of accrued derivative liabilities.  The Company did not identify any other assets or liabilities that are required to be presented on the balance sheet at fair value in accordance with ASC 825-10.

Reclassifications

Certain amounts previously reported have been reclassified to conform to the current period presentation. The reclassifications were made to change the income statement presentation to provide the users of the financial statements additional information related to the operating results of the Company. These reclassifications include reclassifying the Company’s patent costs to General and Administrative costs, as these patent related expenditures were previously grouped with Research and Development costs.  The reclassifications had no effect on consolidated net income or consolidated assets and liabilities.

Recent Accounting Pronouncements

In January 2010, the FASB issued Accounting Standards Update No. 2010-06 (ASU 2010-06), “Fair Value Measurements and Disclosures (Topic 820) – Improving Disclosures About Fair Value Measurements.” ASU 2010-06 amends Subtopic 820-10 that requires new disclosures and provides clarification of existing disclosures. ASU 2010-06 also includes conforming amendments to the guidance on employers’ disclosures about postretirement benefit plans assets (Subtopic 715-20). ASU 2010-06 is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The Company does not expect the impact of the adoption of ASU 2010-06 to have a material impact on its unaudited condensed consolidated financial statements.

In February 2010, the FASB issued Accounting Standards Update No. 2010-09 (“ASU 2010-09”) as amendments to certain recognition and disclosure requirements. The amendments remove the requirement for an SEC filer to disclose a date in both issued and revised financial statements. Revised financial statements include financial statements revised as a result of either correction of an error or retrospective application of U.S. GAAP. Those amendments remove potential conflicts with the SEC’s literature. All of the amendments in ASU 2010-09 were effective upon issuance for interim and annual periods. The adoption of ASU 2010-09 did not have a material impact on the Company’s unaudited condensed consolidated financial statements.

In April 2010, the FASB issued Accounting Standards Update 2010-12 (“ASU 2010-12”), “Income Taxes (Topic 740): Accounting for Certain Tax Effects of the 2010 Health Care Reform Acts”.  After consultation with the FASB, the SEC stated that it “would not object to a registrant incorporating the effects of the Health Care and Education Reconciliation Act of 2010 when accounting for the Patient Protection and Affordable Care Act.” The Company does not expect the provisions of ASU 2010-12 to have a material impact on the Company’s unaudited condensed consolidated financial statements.

In April 2010, the FASB issued Accounting Standards Update 2010-13 (“ASU 2010-13”), Compensation-Stock Compensation (Topic 718): Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades - a consensus of the FASB Emerging Issues Task Force.  The amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010.  Earlier application is permitted.  The Company does not expect the provisions of ASU 2010-13 to have a material impact on the Company’s unaudited condensed consolidated financial statements.

3.	CONVERTIBLE DEBT AND EQUITY FINANCINGS

2009 Private Placement Transactions

On August 26, 2009, we received gross proceeds of approximately $2,043,000 in the first closing of our private placement transaction with six accredited investors.  Pursuant to Subscription Agreements entered into with the investors, we sold approximately 38 Investment Units at $54,000 per Investment Unit.  Each “Investment Unit” consists of 180,000 shares of our common stock and a five year non-callable warrant to purchase 90,000 shares of our common stock at an exercise price of $0.30 per share.  After commissions and expenses, we received net proceeds of approximately $1,792,300 upon the first closing of our private placement.  On December 24, 2009, we had a second closing of our private placement in which we received additional gross proceeds of approximately $2,996,000 from 24 accredited investors.  At the second closing, we sold approximately 55 Investment Units on the same terms and conditions as the Investment Units sold at the first closing.  After commissions and expenses, we received net proceeds of approximately $2,650,400 in connection with this second closing of our private placement.  On December 31, 2009, we had a third closing of our private placement in which we received additional gross proceeds of approximately $432,000 from five accredited investors.  At the third closing, we sold eight Investment Units on the same terms and conditions as the Investment Units sold at the first closing. After commissions and expenses, we received net proceeds of approximately $380,200 in connection with this third closing of our private placement.  On January 4, 2010, the Company completed its fourth and final closing of its private placement, resulting in additional gross proceeds to the Company of $108,000 from two accredited investors.  At this fourth closing, we sold two Investment Units on the same terms and conditions as the Investment Units sold at the first closing. After commissions and expenses, we received net proceeds of approximately $95,000 in connection with this final closing of our private placement.   These private placement transactions are described in further detail in “Liquidity and Capital Resources” below and Note 3 to the audited consolidated financial statements.

Prior to our private placement, we raised aggregate proceeds of $1,700,000 in fiscal year 2009 through the issuance of secured convertible promissory notes on each of March 30, May 14, and June 12, 2009.  Upon the first closing of our private placement on August 26, 2009, these notes were converted into shares of our common stock, as more fully described in Note 3 of the audited consolidated financial statements.

2010 & 2011 Private Placement Transactions

During 2010 and 2011 we entered into a series of Bridge Note and Warrant Purchase Agreements as described in detail below.  On September 26, 2010, the Company’s Board approved an approximate aggregate offering amount of $3 million in “October Notes” by January 31, 2011, including for the exchange of Bridge Notes and Deerwood Notes and interest on those notes.  The fund raising efforts were successful and new notes in the aggregate principal amount of $3,023,938 and warrants to purchase 5,039,889 shares of common stock were issued by November 12, 2010.

On November 23, 2010 the Company’s Board approved an approximate aggregate offering amount of $5 million in promissory notes (the “January Notes”) by July 31, 2011.  From January 20, 2011 through to March 3, 2011, the Company issued subordinated convertible January Notes in an aggregate principal amount of $1,400,000 and warrants to purchase 2,333,329 shares of common stock to ten accredited investors.

The securities issued under the 2010 and 2011 Bridge Note and Warrant Purchase Agreements are summarized in the following table and notes:

			As of March 31, 2011
Note Type and Investor		Due Date	Balance($)	Discount ($)	Carrying Value ($)	Warrants Issued	Warrant Expiration Date

Secured 9% Bridge Notes Convertible at $0.30 (11)

John Pappajohn	(1)	10/1/2011	$761,700.00	$(380,800.00)	$380,900.00	1,269,477	9/30/2017

Deerwood Partners, LLC	(2)	11/3/2011	256,100.00	(160,000.00)	96,100.00	256,124	11/2/2017

Deerwood Holdings, LLC	(2)	11/3/2011	256,200.00	(160,100.00)	96,100.00	256,124	11/2/2017

SAIL Venture Partners, LP	(3)	11/3/2011	-	-	-	341,498	11/2/2017

SAIL Venture Partners, LP	(3)	10/1/2011	250,000.00	(125,000.00)	125,000.00	416,666	9/30/2017

Fatos Mucha	(10)	10/12/2011	100,000.00	(50,000.00)	50,000.00	166,666	10/11/2017

Andy Sassine	(4)	10/11/2011	500,000.00	(250,000.00)	250,000.00	833,333	10/10/2017

JD Advisors	(10)	10/21/2011	150,000.00	(81,300.00)	68,700.00	249,999	10/20/2017

Queen Street Partners	(10)	10/28/2011	100,000.00	(54,200.00)	45,800.00	166,666	10/27/2017

BGN Acquisitions	(2)	11/3/2011	250,000.00	(156,300.00)	93,700.00	416,666	11/2/2017
Highland Long/Short Fund Healthcare Fund	(5)	11/11/2011	400,000.00	(250,000.00)	150,000.00	666,666	11/9/2017
Monarch Capital: Placement Agent Warrants	(6)		-	-	-	33,333	10/11/2015
Monarch Capital: Placement Agent Warrants	(6)		-	-	-	133,333	11/11/2015

Total Secured Convertible Promissory notes		10/1/11 - 11/11/11	$3,024,000.00	$(1,667,700.00)	$1,356,300.00	5,206,551	2015 - 2017

Unsecured 9% Bridge Notes Convertible at $0.30 (12)

Meyer Proler MD	(7)	1/20/2012	$50,000.00	$(37,500.00)	$12,500.00	83,333	1/19/2018

William F. Grieco	(10)	2/3/2012	100,000.00	(83,300.00)	16,700.00	166,666	2/2/2018

Edward L. Scanlon	(10	2/7/2012	200,000.00	(166,700.00)	33,300.00	333,333	2/6/2018
Robert Frommer Family Trust	(8)	2/15/2012	50,000.00	(41,700.00)	8,300.00	83,333	2/14/2018

Paul Buck	(9)	2/15/2012	50,000.00	(41,700.00)	8,300.00	83,333	2/14/2018

Andy Sassine	(4)	2/23/2012	200,000.00	(166,700.00)	33,300.00	333,333	2/22/2018

SAIL Venture Partners, LP	(3)	2/28/2012	187,500.00	(156,200.00)	31,300.00	312,500	2/26/2018
SAIL 2010 Co-Investment Partners, LP	(3)	2/28/2012	62,500.00	(52,100.00)	10,400.00	104,166	2/26/2018
Highland Long/Short Healthcare Fund	(5)	2/28/2012	400,000.00	(333,300.00)	66,700.00	666,666	2/26/2018
Monarch Capital: Placement Agent Warrants	(6)	2/28/2012	-	-	-	183,332	2/27/2016

Rajiv Kaul		3/3/2012	100,000.00	(100,000.00)	-	166,666	3/2/2018
Total Unsecured Convertible Promissory notes		1/20/12 - 3/2/12	$1,400,000.00	$(1,179,200.00)	$220,800.00	2,516,661	2016 - 2018

Totals			$4,424,000.00	$(2,846,900.00)	$1,577,100.00	7,723,212

(1)
Mr. John Pappajohn is a Director of the Company.  On June 3, 2010, we entered into a Bridge Note and Warrant Purchase Agreement with John Pappajohn to purchase two secured promissory notes (each, a “Bridge Note”) in the aggregate principal amount of $500,000, with each Bridge Note in the principal amount of $250,000 maturing on December 2, 2010.  On June 3, 2010, Mr. Pappajohn loaned the Company $250,000 in exchange for the first Bridge Note (there were no warrants issued in connection with this first note) and on July 25, 2010, Mr. Pappajohn loaned us $250,000 in exchange for the second Bridge Note.  In connection with his purchase of the second Bridge Note, Mr. Pappajohn received a warrant to purchase up to 250,000 shares of our common stock.  The exercise price of the warrant (subject to anti-dilution adjustments, including for issuances of securities at prices below the then-effective exercise price) was $0.50 per share.  Pursuant to a separate agreement that we entered into with Mr. Pappajohn on July 25, 2010, we granted him a right to convert his Bridge Notes into shares of our common stock at a conversion price of $0.50.  The conversion price was subject to customary anti-dilution adjustments, but would never be less than $0.30. Each Bridge Note accrued interest at a rate of 9% per annum.

On October 1, 2010, we entered into a Note and Warrant Purchase Agreement (the “Purchase Agreement”) with John Pappajohn, pursuant to which we issued to Mr. Pappajohn secured convertible promissory notes (the “October Notes”) in the aggregate principal amount of $761,700 and warrants to purchase up to 1,269,477 shares of common stock. The Company received $250,000 in gross proceeds from the issuance of October Notes in the aggregate principal amount of $250,000 and related warrants to purchase up to 416,666 shares.  We also issued October Notes in the aggregate principal amount of $511,700, and related warrants to purchase up to 852,812 shares, to Mr. Pappajohn in exchange for the cancellation of the two Bridge Notes originally issued to him on June 3, 2010 and July 25, 2010 in the aggregate principal amount of $500,000 (and accrued and unpaid interest on those notes) and a warrant to purchase up to 250,000 shares originally issued to him on July 25, 2010. The transaction closed on October 1, 2010.

(2)	Dr. George Kallins is a Director of the Company and together with his wife controls Deerwood Partners, LLC and Deerwood Holding, LLC. He is also the General Partner of BGN Acquisitions Ltd. LP.

On July 5, 2010 and August 20, 2010, we issued unsecured promissory notes (each, a “Deerwood Note”) in the aggregate principal amount of $500,000 to Deerwood Partners LLC and Deerwood Holdings LLC, with each investor purchasing two notes in the aggregate principal amount of $250,000.   The Deerwood Notes mature on December 15, 2010.  We received $250,000 in gross proceeds from the issuance of the first two notes on July 5, 2010 and another $250,000 in gross proceeds from the issuance of the second two notes on August 20, 2010.   In connection with the August 20, 2010 transaction, each of the two investors also received a warrant to purchase up to 75,000 shares of our common stock at an exercise price (subject to anti-dilution adjustments, including for issuances of securities at prices below the then-effective exercise price) of $0.56 per share.

SAIL Venture Partners L.P. (“SAIL”), of which our director David Jones is a senior partner, issued unconditional guaranties to each of the Deerwood investors, guaranteeing the prompt and complete payment when due of all principal, interest and other amounts under each Deerwood Note.  The obligations under each guaranty were independent of our obligations under the Deerwood Notes and separate actions could be brought against the guarantor.  We entered into an oral agreement to indemnify SAIL and grant to SAIL a security interest in our assets in connection with the guaranties. In addition, on August 20, 2010, we granted SAIL warrants to purchase up to an aggregate of 100,000 shares of common stock at an exercise price (subject to anti-dilution adjustments, including for issuances of securities at prices below the then-effective exercise price) of $0.56 per share.

Each Deerwood Note accrued interest at a rate of 9% per annum and was convertible into shares of our common stock at a conversion price of $0.50.  The conversion price was subject to customary anti-dilution adjustments, but would never be less than $0.30.

On November 3, 2010, Deerwood Partners LLC, Deerwood Holdings LLC and BGN Acquisition Ltd.LP, executed the October Purchase Agreement.  In connection therewith, we issued October Notes in the aggregate principal amount of $762,300 and warrants to purchase up to 1,270,414 shares of common stock, as follows:  (a) We received $250,000 in gross proceeds from the issuance to BGN Acquisition Ltd., LP, of October Notes in the aggregate principal amount of $250,000 and related warrants to purchase up to 416,666 shares.  (b)  We also issued October Notes in the aggregate principal amount of $512,300, and related warrants to purchase up to 512,250 shares, to Deerwood Holdings LLC and Deerwood Partners LLC, in exchange for the cancellation of the Deerwood Notes originally issued on July 5, 2010 and August 20, 2010 in the aggregate principal amount of $500,000 (and accrued and unpaid interest on those notes) and warrants to purchase an aggregate of up to 150,000 shares originally issued on August 20, 2010.  The related guaranties and oral indemnification and security agreement that had been entered into in connection with the Deerwood Notes were likewise terminated.   SAIL, of which our director David Jones is a senior partner, issued unconditional guaranties to each of the Deerwood investors, guaranteeing the prompt and complete payment when due of all principal, interest and other amounts under the October Notes issued to such investors.  The obligations under each guaranty are independent of our obligations under the October Notes and separate actions may be brought against the guarantor.  In connection with its serving as guarantor, we granted SAIL warrants to purchase up to an aggregate of 341,498 shares of common stock.  The warrants to purchase 100,000 shares of common stock previously granted to SAIL on August 20, 2010 were canceled.

(3)	Mr. Dave Jones is a Director of the Company and is a senior partner of SAIL Venture Partners, LP. of which SAIL 2010 Co-Investment Partners, L.P. is an affiliate.

(4)	Mr. Andy Sassine is an accredited investor and has become a beneficial owner of more than 5% of our outstanding common stock.

(5)	Highland Long/Short Healthcare Fund, whose Portfolio Manager is Michael Gregory, has become a beneficial owner of more than 5% of our outstanding common stock.

(6)
Monarch Capital Group LLC (“Monarch”) acted as non-exclusive placement agent with respect to the October 12, 2010 placement of October Notes in the aggregate principal amount of $100,000 and related warrants, pursuant to an engagement agreement, dated September 30, 2010, between us and Monarch. Under the engagement agreement, in return for its services as non-exclusive placement agent, Monarch was entitled to receive (a) a cash fee equal to 10% of the gross proceeds raised from the sale of October Notes to investors introduced to the Company by Monarch; (b) a cash expense allowance equal to 2% of the gross proceeds raised from the sale of October Notes to such investors; and (c) five-year warrants (the “Placement Agent Warrants”) to purchase common stock of the Company equal to 10% of the shares issuable upon conversion of October Notes issued to such investors.  In connection with the October 12, 2010 closing, Monarch received a cash fee of $10,000 and a cash expense allowance of $2,000 and, on October 25, 2010, received Placement Agent Warrants to purchase 33,333 shares of the Company’s common stock at an exercise price of $0.33 per share.

Monarch has also acted as non-exclusive placement agent with respect to the placement of dated January Notes in the aggregate principal amount of $550,000 and related warrants, pursuant to an engagement agreement, dated January 19, 2011 which has the same terms as the abovementioned September 30, 2010 agreement between us and Monarch. The terms of the 2011 Placement Agent Warrants, except for the exercise price and period, are identical to the terms of the warrants related to the January Notes. In connection with acting as nonexclusive placement agent with respect to January Notes in the aggregate principal amount of $550,000 and related warrants, Monarch received aggregate cash fees of $55,000 and an aggregate cash expense allowance of $11,000: and 2011 Placement Agent Warrants to purchase an aggregate of up to 183,332 shares of the Company’s common stock at an exercise price of $0.33 per share.

(7)	Dr. Meyer Proler is an accredited investor who provides medical consulting services to the Company.

(8)	The Robert Frommer Family Trust is an accredited investor, the trustee of which is the father-in-law of the Company’s Chief Executive Officer, George Carpenter.

(9)	Mr. Paul Buck is the Chief Financial Officer of the Company.

(10)	All these investors are accredited.

(11)
The Note and Warrant Purchase Agreement (the “October Agreement”) provides for the issuance and sale of October Notes, for cash or in exchange for outstanding convertible notes, in the aggregate principal amount of up to $3,000,000 plus an amount corresponding to accrued and unpaid interest on any exchanged notes, and warrants to purchase a number of shares corresponding to 50% of the number of shares issuable on conversion of the October Notes.  The agreement provides for multiple closings, but mandates that no closings may occur after January 31, 2011.  The Purchase Agreement also provides that the Company and the holders of the October Notes will enter into a registration rights agreement covering the registration of the resale of the shares underlying the October Notes and the related warrants.

The October Notes mature one year from the date of issuance (subject to earlier conversion or prepayment), earn interest equal to 9% per year with interest payable at maturity, and are convertible into shares of common stock of the Company at a conversion price of $0.30. The conversion price is subject to adjustment upon (i) the subdivision or combination of, or stock dividends paid on, the common stock; (ii) the issuance of cash dividends and distributions on the common stock; (iii) the distribution of other capital stock, indebtedness or other non-cash assets; and (iv) the completion of a financing at a price below the conversion price then in effect.  The October Notes are furthermore convertible, at the option of the holder, into securities to be issued in subsequent financings at the lower of the then-applicable conversion price or price per share payable by purchasers of such securities.  The October Notes can be declared due and payable upon an event of default, defined in the October Notes to occur, among other things, if the Company fails to pay principal and interest when due, in the case of voluntary or involuntary bankruptcy or if the Company fails to perform any covenant or agreement as required by the October Note.

Our obligations under the terms of the October Notes are secured by a security interest in the tangible and intangible assets of the Company, pursuant to a Security Agreement, dated as of October 1, 2010, by and between us and John Pappajohn, as administrative agent for the holders of the October Notes.  The agreement and corresponding security interest terminate if and when holders of a majority of the aggregate principal amount of October Notes issued have converted their October Notes into shares of common stock.

The warrants related to the October Notes expire seven years from the date of issuance and are exercisable for shares of common stock of the Company at an exercise price of $0.30.  Exercise price and number of shares issuable upon exercise are subject to adjustment (1) upon the subdivision or combination of, or stock dividends paid on, the common stock; (2) in case of any reclassification, capital reorganization or change in capital stock and (3) upon the completion of a financing at a price below the exercise price then in effect.  Any provision of the October Notes or related warrants can be amended, waived or modified upon the written consent of the Company and holders of a majority of the aggregate principal amount of such notes outstanding.  Any such consent will affect all October Notes or warrants, as the case may be, and will be binding on all holders thereof.

(12)
The 2011 Note and Warrant Purchase Agreement (the” January Agreement”) provides for the issuance and sale of January Notes in the aggregate principal amount of up to $5,000,000, and warrants to purchase a number of shares corresponding to 50% of the number of shares issuable on conversion of the January Notes, in one or multiple closings to occur no later than July 31, 2011. The 2011 Purchase Agreement also provides that the Company and the holders of the January Notes will enter into a registration rights agreement covering the registration of the resale of the shares underlying the January Notes and the related warrants.

The terms of the January Notes are identical to the terms of the October Notes, except that (i) the January Notes are not secured by any of the Company’s assets, (ii) the January Notes are subordinated in all respects to the Company’s obligations under the October Notes and the related guaranties issued to certain investors by SAIL and (iii) the Company is not subject to a restrictive covenant to the use of proceeds from the sale of the January Notes only for current operations.  The terms of the new warrants are identical to the terms of the warrants issued in connection with the October Notes.

As of March 31, 2011 outstanding secured convertible promissory notes were $3,024,000 (including $24,000 corresponding to accrued and unpaid interest on the exchanged notes) and derivative liability was $1,667,700.  During the three month and six month periods ended March 31, 2011 the Company amortized $756,000 and $1,356,300 of the debt discount respectively.

As of March 31, 2011 outstanding unsecured convertible promissory notes were $1,400,000 and derivative liability was $1,179,200. During the three month and six month periods ended March 31, 2011 the Company amortized $220,800 and $220,800 of the debt discount respectively.

The combined outstanding secured & unsecured convertible promissory notes as of March 31, 2011 were $4,424,000 and derivative liabilities were $2,846,800. During the three month and six months periods ended March 31, 2011 the Company amortized $978,800 and $1,577,100 of the debt discount respectively.

4.            STOCKHOLDERS’ EQUITY

Common and Preferred Stock

As of March 31, 2011 the Company is authorized to issue 750,000,000 shares of common stock.

As of March 31, 2011, CNS California is authorized to issue 100,000,000 shares of two classes of stock, 80,000,000 of which was designated as common shares and 20,000,000 of which was designated as preferred shares.

As of March 31, 2011, Colorado CNS Response, Inc. is authorized to issue 1,000,000 shares of common stock.

As of March 31, 2011, Neuro-Therapy Clinic, Inc., a wholly-owned subsidiary of Colorado CNS Response, Inc., is authorized to issue 10,000 shares of common stock, no par value per share.

On April 25, 2010 we issued 93,679 shares of common stock as payment in lieu of cash for an aggregate amount of $44,029 owed to two vendors who had provided consulting services to the Company.  These shares were issued to these vendors, who were also accredited investors, at $0.47 per share. This was based on the quoted closing price of the Company’s stock on March 11, 2011, which was the date that our Board approved this stock issuance.

Stock-Option Plan

On August 3, 2006, CNS California adopted the CNS California 2006 Stock Incentive Plan (the “2006 Plan”). The 2006 Plan provides for the issuance of awards in the form of restricted shares, stock options (which may constitute incentive stock options (ISO) or non-statutory stock options (NSO), stock appreciation rights and stock unit grants to eligible employees, directors and consultants and is administered by the board of directors. A total of 10 million shares of stock were initially reserved for issuance under the 2006 Plan.

The 2006 Plan initially provided that in any calendar year, no eligible employee or director shall be granted an award to purchase more than 3 million shares of stock. The option price for each share of stock subject to an option shall be (i) no less than the fair market value of a share of stock on the date the option is granted, if the option is an ISO, or (ii) no less than 85% of the fair market value of the stock on the date the option is granted, if the option is a NSO; provided, however, if the option is an ISO granted to an eligible employee who is a 10% shareholder, the option price for each share of stock subject to such ISO shall be no less than 110% of the fair market value of a share of stock on the date such ISO is granted. Stock options have a maximum term of ten years from the date of grant, except for ISOs granted to an eligible employee who is a 10% shareholder, in which case the maximum term is five years from the date of grant. ISOs may be granted only to eligible employees.

On March 3, 2010, the Board of Directors approved an amendment to the 2006 Plan which increased the number of shares reserved for issuance under the 2006 Plan from 10 million to 20 million shares of stock.  The amendment also increased the limit on shares issued within a calendar year to any eligible employee or director from 3 million to 4 million shares of stock.  The amendment was approved by shareholders at the annual meeting held on April 27, 2010.

On March 3, 2010, the Board of Directors also approved the grant of 9,150,000 options to staff members, directors, advisors and consultants, of which 8,650,000 were in fact granted.  For staff members the options will vest equally over a 48 month period while for directors, advisors and consultants the options will vest equally over a 36 month period.  The effective grant date for accredited investors was March 3, 2010 and the exercise price of $0.55 per share was based on the quoted closing share price of the Company’s stock at the time of grant.  For non-accredited investors the grant date will be determined at some time after obtaining a permit from the State of California allowing the granting of options to non-accredited investors.  This permit was granted by the State of California in July 2010.  No options have been granted to non-accredited investors at this time.

On July 5, 2010, the Board of Directors also approved an additional grant of 800,000 options to a new member of the executive management team, a new member of the board of directors and a new advisor to the Company.  The respective vesting periods are the same as those for the abovementioned March 3, 2010 grants.  The effective grant date for these accredited investors was July 5, 2010 and the exercise price of $0.40 per share was based on the quoted closing share price of the Company’s stock on July 2, 2010 as markets were closed for the 4th of July holiday weekend.

On March 11, 2011, the Board of Directors also approved an additional grant of 475,000 options to staff members of the Company.  The options will vest equally over a 48 month period.  The effective grant date for these accredited investors was March 11, 2011 and the exercise price of $0.47 per share was based on the quoted closing share price of the Company’s stock on March 11, 2011.

As of March 31, 2011, 2,124,740 options were exercised and there were 15,725,121 options and 183,937 restricted shares outstanding under the amended 2006 Plan leaving 1,966,202 shares available for issuance of future awards.

Stock-based compensation expense is recognized over the employees’ or service provider’s requisite service period, generally the vesting period of the award. Stock-based compensation expense included in the accompanying statements of operations for the periods ended March 31, 2011 and 2010 is as follows:

	For the three months ended March 31,
	2011	2010
Cost of Neurometric Services revenues	$2,600	$4,900
Research and development	86,100	78,800
Sales and marketing	44,400	35,600
General and administrative	278,000	117,400
Total	$411,100	$236,700

	For the six months ended March 31,
	2011	2010
Cost of Neurometric Services revenues	$5,100	$8,900
Research and development	175,400	143,700
Sales and marketing	111,300	65,200
General and administrative	553,500	202,600
Total	$845,300	$420,400

A summary of stock option activity is as follows:

	Number of Shares	Weighted Average Exercise Price
Outstanding at September 30, 2010	15,670,973		$0.62
Granted	-		$-
Exercised	-		$-
Forfeited	(420,852)		$0.69
Outstanding at December 31, 2010	15,250,121		$0.62
Granted	475,000		$0.47
Exercised		$
Forfeited		$
Outstanding at March 31, 2011	15,725,121		$0.62

Following is a summary of the status of options outstanding at March 31, 2011:

Exercise Price	Number of Shares	Weighted Average Contractual Life	Weighted Average Exercise Price

$0.12	859,270	10 years	$0.12
$0.132	987,805	7 years	$0.132
$0.30	135,700	10 years	$0.30
$0.59	28,588	10 years	$0.59
$0.80	140,000	10 years	$0.80
$0.89	968,875	10 years	$0.89
$0.96	352,974	10 years	$0.96
$1.09	2,513,549	10 years	$1.09
$1.20	243,253	5 years	$1.20
$0.40	856,000	10 years	$0.40
$0.47	475,000	10 years	$0.47
$0.51	41,187	10 years	$0.51
$0.55	8,122,920	10 years	$0.55
Total	15,725,121		$0.62
Warrants to Purchase Common Stock

At October 1, 2009, there were warrants outstanding to purchase 15,537,485 shares.  During the year ended September 30, 2010, a further 9,300,161 warrants were granted, of which 500,000 were cancelled and replaced with 1,706,560 warrants pursuant to the Note and Warrant Purchase agreement dated October 1, 2010 as described below and in note 3.  Furthermore 3,333,333 warrants were exercised.  The warrant activity is described as follows:

Warrants to Purchase	Exercise Price	Issued in Connection With:
5,893,334 shares	$0.30	Associated with the second, third and fourth closing of the private placement transaction of 11,786,667 shares at $0.30 with 50% warrant coverage as described in Note 3

1,200,267 shares	$0.33	Associated with warrants for the lead and secondary placement agents for private placement as described in Note 3

(3,333,333) shares	$0.30	These warrants were surrendered in a net issue exercise and 2,456,126 shares were issued in lieu of cash.

500,000 shares	$0.30
These warrants were granted to individual staff members of Equity Dynamics, Inc. a Company owned by Mr. Pappajohn, for their efforts in providing consulting services associated with the Company’s financing activities.

852,812 shares	$0.30
These warrants were issued to Mr. John Pappajohn, a Director of the Company, pursuant to the October 1, 2010 Note and Warrant Purchase agreement described in note 3; whereby two outstanding convertible notes of $250,000 each, issued on June 3 and July 25, 2010 respectively, and 250,000 outstanding warrants issued on July 25, 2010, with an exercise price of $0.50  were cancelled and exchanged on October 1, 2010 for two new notes of $250,000 each plus unpaid interest and warrants to purchase 852,812 shares of common stock.

256,125 shares	$0.30
These warrants were issued to Deerwood Partners, LLC which is controlled by Dr. George Kallins, a Director of the Company, pursuant to the October 1, 2010 Note and Warrant Purchase agreement described in note 3; whereby two outstanding convertible notes of $125,000 each, issued on July 5 and August 20, 2010 respectively, and 75,000 outstanding warrants issued on August 20, 2010, with an exercise price of $0.56 were cancelled and exchanged on November 3, 2010 for two new notes of $125,000 each plus unpaid interest and warrants to purchase 256,125 shares of common stock.

256,125 shares	$0.30
These warrants were issued to Deerwood Holdings, LLC which is controlled by Dr. George Kallins, a Director of the Company, pursuant to the October 1, 2010 Note and Warrant Purchase agreement described in note 3; whereby two outstanding convertible notes of $125,000 each, issued on July 5 and August 20, 2010 respectively, and 75,000 outstanding warrants issued on August 20, 2010, with an exercise price of $0.56 were cancelled and exchanged on November 3, 2010 for two new notes of $125,000 each plus unpaid interest and warrants to purchase 256,125 shares of common stock.

341,498 shares	$0.30
These warrants were issued to SAIL, of which Mr. David Jones, a Director of the Company, is a senior partner.  SAIL had undertaken to guarantee the four abovementioned Deerwood notes which were issued on July 5 and August 20, 2010.  For this guarantee SAIL was issued 100,000 warrants on August 20, 2010 with an exercise price of $0.56.  Upon the cancellation and exchange of the Deerwood notes on November 3, 2010, SAIL undertook to guarantee the four new Deerwood notes in exchange for the cancellation of the SAIL’s 100,000 outstanding warrants which were replaced with new warrants in the amount of 341,498.

At September 30, 2010, there were warrants outstanding to purchase 21,504,313 shares of the Company’s common stock which includes a net 1,206,560 shares which were the result of the cancellation and reissuance of warrants in accordance with the Note and Warrant Purchase Agreement of October 1, 2010 detailed above and in Note 3.

For the three months ended December 31, 2010, no warrants were exercised and an additional 3,499,995 warrants were issued as follows:

3,333,329 shares	$0.30
These warrants were issued to eight investors who purchased notes for $2,222,220 pursuant to the October 1, 2010 Note and Warrant Purchase agreement described in note 3.  These investors included three directors of the Company, Mr. David Jones, Mr. John Pappajohn and Dr. George Kallins, each of whom purchased notes for $250,000 ($750,000 in aggregate) either directly or through an entity that they control.

166,666 shares	$0.33
These warrants were issued Monarch Capital who acted as placement agents in raising $500,000 from two investors who purchase notes pursuant to the Note and Warrant Purchase agreement described in note 3.

For the three months ended March 31, 2011, no warrants were exercised and an additional 2,516,661 warrants were issued as follows:

2,333,329 shares	$0.30
These warrants were issued to ten investors who purchased notes for $1,400,000 pursuant to the January 20, 2011 Note and Warrant Purchase agreement described in note 3.  Of the ten accredited investors in the January, seven have previous relationships with the Company as follows: 1) a January Note in the principal amount of $50,000, and a warrant to purchase 83,333 shares, were issued to the Company’s Chief Financial Officer, Paul Buck, 2) a January Note in the principal amount of $187,500, and a warrant to purchase 312,500 shares, were issued to SAIL Venture Partners, LP, of which David Jones, a director of the Company, is a senior partner, 3) a January Note in the principal amount of $62,500, and a warrant to purchase 104,166 shares, were issued to SAIL 2010 Co-Investment Partners, L.P., an entity likewise affiliated with Mr. Jones, 4) two January Notes in the principal amount of $400,000 and $200,000 respectively (for an aggregate of $600,000), and two warrants to purchase 666,666 shares and 333,333 shares, respectively (for an aggregate of 999,999 shares), were issued to two investors who had first invested in the Company in October 2010, 5) a January Note in principal amount of $50,000 and a warrant to purchase 83,333 shares were issued to a prior investor who also provides medical consulting services to the Company, and 6) a January Note in the principal amount of $50,000 and a warrant to purchase 83,333 shares, was issued to a trust, the trustee of which is the father-in-law of the Company’s Chief Executive Officer, George Carpenter.

183,332 shares	$0.33
These warrants were issued Monarch Capital who acted as placement agents in raising $550,000 from three investors who purchase January Notes pursuant to the Note and Warrant Purchase agreement described in note 3.

At March 31, 2011, there were warrants outstanding to purchase 27,520,969 shares of the Company’s common stock.  The exercise price of the outstanding warrants range from $0.01 to $1.812 with a weighted average exercise price of $0.50.  The warrants expire at various times 2011 through 2018.

5.            RELATED PARTY TRANSACTIONS

As at March 31, 2010, accrued consulting fees included $27,000 due to a director in accordance with a 12 month consulting agreement, the first term of which ended on December 31, 2010.  The agreement was automatically renewed for an additional 12 month term effective January 1. 2011.  In December, 2010 a payment of $9,000 was made to that director in connection with the consulting agreement.

On June 3, 2010, the Company entered into a Bridge Note and Warrant Purchase Agreement with John Pappajohn to purchase two secured promissory notes in the aggregate principal amount of $500,000. For further detail, please refer to the section 2010 Promissory Note Transactions in Note 3 above.

On July 5, 2010 and August 20, 2010, the Company issued unsecured promissory notes (each, a “Deerwood Note”) in the aggregate principal amount of $500,000 to Deerwood Partners LLC and Deerwood Holdings LLC, which are entities controlled by Dr George Kallins.  For further detail, please refer to the section 2010 Promissory Note Transactions in Note 3 above.

On July 5, 2010 the Board granted warrants to purchase 500,000 shares of common stock to members of staff of Equity Dynamics, Inc, a company owned by Mr. Pappajohn, for consulting services they had rendered to the Company, advising on and assisting with fund raising activities.  Using the Black-Scholes model, these warrants were valued at $199,000 and expensed to consulting fees.   These warrants have an exercise price of $0.30 cents per share, are exercisable from the date of grant and have a term of 10 years from the date of grant.

On October 1, 2010, the Company entered into a Bridge Note and Warrant Purchase Agreement with John Pappajohn to purchase a secured promissory note in the principal amount of $250,000. Additionally, the Company entered into a Bridge Note and Warrant Purchase Agreement with SAIL Venture Partners, LP, of which our Director, David Jones, is a senior partner, to purchase a secured promissory note in the principal amount of $250,000.  For further detail, please refer to the section 2010 Promissory Note Transactions in Note 3 above.

On November 3, 2010, the Company entered into a Bridge Note and Warrant Purchase Agreement with BGN Acquisitions Ltd. LP, of which our Director, Dr. George Kallins, is the general partner, to purchase a secured promissory note in the principal amount of $250,000. For further detail, please refer to the section 2010 Promissory Note Transactions in Note 3 above.

On November 24, 2010 the Board of Directors, excluding Mr. Pappajohn, resolved to ratify an engagement agreement with Equity Dynamics, Inc. a company owned by Mr. Pappajohn, to provide financial advisory serviced to assist the Company with the Company’s fund raising efforts.  These efforts have included advice and assistance with the preparation of Private Placement Memoranda, investor presentations, financing strategies, identification of potential and actual investors, and introductions to placement agents and investment bankers. The engagement agreement calls for a retainer fee of $10,000 per month starting February 1, 2010.  As of March 31, 2011 the Company had accrued $140,000 for the services provided by Equity Dynamics of which $90,000 has been paid, leaving $50,000 due and outstanding as at March 31, 2011.  The term of the agreement is for 12 months from its initiation and can be cancelled by either party, with or without cause, with 30 days written notice.

On February 15, 2011, pursuant to the 2011 Purchase Agreement, we issued to Mr. Paul Buck, Chief Financial Officer of the Company, an Unsecured Note in the aggregate principal amount of $50,000 and related warrants to purchase up to 83,333 shares pursuant to the 2011 Purchase Agreement. Also on this date the Company pursuant to the 2011 Purchase Agreement, issued an Unsecured Note in the aggregate principal amount of $50,000 and a warrant to purchase 83,333 shares to a trust, the trustee of which is the father-in-law of the Company’s Chief Executive Officer, George Carpenter.

On February 23, 2011 an Unsecured Note in the aggregate principal amount of $200,000 and a warrant to purchase 333,333 shares of common stock was issued to Mr. Andy Sassine (an accredited investor who had previously invested in us and as a result of this purchase became a beneficial owner of more than 5% of our outstanding common stock).

On February 28, 2011, pursuant to the 2011 Purchase Agreement, we issued to SAIL Venture Partners, LP Unsecured Notes in the aggregate principal amount of $187,500 and warrants to purchase up to 312,500 shares of common stock pursuant to the 2011 Purchase Agreement.  Additionally, we issued to SAIL 2010 Co-Investment Partners, L.P., an affiliate of SAIL Venture Partners, LP Unsecured Notes in the aggregate principal amount of $62,500 and warrants to purchase up to 104,166 shares of common stock.  We received $187,500 from SAIL Venture Partners, LP and $62,500 from SAIL 2010 Co-Investment Partners, L.P. for an aggregate total of $250,000 in gross proceeds.  Our Director, David Jones, is a senior partner of SAIL Venture Partners, LP.  Also on February 28, 2011, pursuant to the 2011 Purchase Agreement, we issued an Unsecured Note in the aggregate principal amount of $400,000, and a warrant to purchase 666,666 shares of common stock to Highland Long/Short Healthcare Fund (which had previously invested in us and as a result of this purchase became a beneficial owner of more than 5% of our outstanding common stock).

The terms of the 2011 Purchase Agreement, Unsecured Notes and related warrants are described above in the section January 2011 Notes and Warrants in Note 3.

6.            REPORTABLE SEGMENTS

The Company operates in two business segments:  referenced neurometric information services and clinical services.  Neurometric Information Services (formerly called Laboratory Information Services), provides data to psychiatrists and other physicians/prescribers to enable them to make a more informed decision when treating a specific patient with mental, behavioral and/or addictive disorders provides reports (“PEER Reports”).  Clinic operates NTC, a full service psychiatric practice.

The following tables show operating results for the Company’s reportable segments, along with reconciliation from segment gross profit to (loss) from operations, the most directly comparable measure in accordance with generally accepted accounting principles in the United States, or GAAP:

The following table includes selected segment financial information as of March 31, 2011 related to total assets:

	Three Months ended March 31, 2011
	Neurometric Information Services	Clinic	Eliminations	Total
Revenues	$38,400	$162,600	$(9,200)	$191,800
Operating expenses:
Cost of revenues	36,500	9,200	(9,200)	36,500
Research and development	235,700	-	-	235,700
Sales and marketing	321,400	26,100		347,500
General and administrative	764,500	314,700	-	1,079,200
Total operating expenses	$1,358,100	$350,000	$(9,200)	$1,698,900
Income (Loss) from operations	$(1,319,700)	$(187,400)	$0	$(1,507,100)

	Three Months ended March 31, 2010
	Neurometric Information Services	Clinic	Eliminations	Total
Revenues	$40,400	$143,900	$(6,000)	$178,300
Operating expenses:
Cost of revenues	39,400	6,000	(6,000)	39,400
Research and development	318,700	-	-	318,700
Sales and marketing	201,900	600	-	202,500
General and administrative	818,800	191,000	-	1,009,800
Total operating expenses	$1,378,800	$197,600	$(6,000)	$1,570,400
Income (Loss) from operations	$(1,338,400)	$53,700	$-	$(1,392,100)

	Six Months ended March 31, 2011
	Neurometric Information Services	Clinic	Eliminations	Total
Revenues	$72,800	$283,200	$(16,400)	$339,600
Operating expenses:
Cost of revenues	72,500	16,400	(16,400)	72,500
Research and development	591,100	-	-	591,100
Sales and marketing	565,100	29,200	-	594,300
General and administrative	1,597,500	535,600	-	2,133,100
Total operating expenses	$2,826,200	$581,200	$(16,400)	$3,391,000
Income (Loss) from operations	$(2,753,400)	$(298,000)	$-	$(3,051,400)

	Six Months ended March 31, 2010
	Neurometric Information Services	Clinic	Eliminations	Total
Revenues	$66,800	$298,300	$(43,300)	$321,800
Operating expenses:
Cost of revenues	69,100	10,000	(10,000)	69,100
Research and development	541,300	-	-	541,300
Sales and marketing	400,300	2,500	-	402,800
General and administrative	2,251,300	339,500	(33,300)	2,557,500
Total operating expenses	$3,192,900	$352,000	$(33,300)	$3,570,700
Income (Loss) from operations	$(3,195,200)	$(53,700)	$-	$(3,248,900)

The following table includes selected segment financial information as of March 31, 2011, related to goodwill and total assets:

	Neurometric Information Services	Clinic	Total
Goodwill	$-	$-	$-

Total assets	$1,024,700	$41,200	$1,065,900

7.            EARNINGS PER SHARE

In accordance with ASC 260-10 (formerly SFAS 128, “Computation of Earnings Per Share”), basic net income (loss) per share is computed by dividing the net income (loss) to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share is computed by dividing the net income (loss) for the period by the weighted average number of common and dilutive common equivalent shares outstanding during the period.  For the three months ended March 31, 2011 and 2010, the Company has excluded all common equivalent shares from the calculation of diluted net loss per share as such securities are anti-dilutive.

A summary of the net income (loss) and shares used to compute net income (loss) per share for the three months ended March 31, 2011 and 2010 is as follows:

	For the Three Months ended March 31,
	2011	2010
Net loss for computation of basic net loss per share	$(6,946,300)	$(1,393,800)
Net loss for computation of dilutive net loss per share	$(6,946,300)	$(1,393,800)

Basic net loss per share	$(0.12)	$(0.03)

Diluted net loss per share	$(0.12)	$(0.03)

Basic weighted average shares outstanding	56,023,921	54,512,337
Dilutive common equivalent shares	-	-
Diluted weighted average common shares	56,023,921	54,512,337

	For the Six Months ended March 31,
	2011	2010
Net loss for computation of basic net loss per share	$(7,043,900)	$(3,253,000)
Net loss for computation of dilutive net loss per share	$(7,043,900)	$(3,253,000)

Basic net loss per share	$(0.13)	$(0.07)

Diluted net loss per share	$(0.13)	$(0.07)

Basic weighted average shares outstanding	56,023,921	48,530,317
Dilutive common equivalent shares	-	-
Diluted weighted average common shares	56,023,921	48,530,317

Anti-dilutive common equivalent shares not included in the computation of dilutive net loss per share:
	For the Three Months ended March 31,
	2011	2010
Convertible debt	12,082,796	-
Warrants	26,141,511	21,326,499
Options	15,352,272	7,870,973

	For the Six Months ended March 31,
	2011	2010
Convertible debt	10,424,991	-
Warrants	25,232,079	18,707,898
Options	15,451,963	7,236,708

8.            COMMITMENTS AND CONTINGENT LIABILITIES

Litigation

From time to time, the Company may be involved in litigation relating to claims arising out of the Company’s operations in the ordinary course of business. Other than as set forth below, the Company is not currently party to any legal proceedings, the adverse outcome of which, in the Company’s management’s opinion, individually or in the aggregate, would have a material adverse effect on the Company’s results of operations or financial position.

Since June of 2009, the Company has been involved in litigation against Leonard J. Brandt, a stockholder, former director and the Company’s former Chief Executive Officer (“Brandt”) in the Delaware Chancery Court and the United States District Court for the Central District of California.  At the conclusion of a two-day trial that commenced December 1, 2009, the Chancery Court entered judgment for the Company and dismissed with prejudice Brandt’s action brought pursuant to Section 225 of the Delaware General Corporation Law, which sought to oust the incumbent directors other than Brandt.  The Chancery Court thereby found that the purported special meeting of stockholders convened by Brandt on September 4, 2009 was not valid and that the directors purportedly elected at that meeting are not entitled to be seated.  On January 4, 2010, Brandt filed an appeal with the Supreme Court of the State of Delaware in relation to the case.  On April 20, 2010, the Delaware Supreme Court affirmed the ruling of the Chancery Court.

The Chancery Court also denied an injunction sought by Mr. Brandt to prevent the voting of shares issued by the Company in connection with the Company’s bridge financing in June 2009, and securities offering in August 2009, and dismissed Brandt’s claims regarding those financings and stock issuances.  On January 4, 2010, Brandt also filed an appeal in relation to this ruling with the Delaware Supreme Court which, on April 20, 2010, affirmed the ruling of the Chancery Court.

The Chancery Court also dismissed with prejudice another action brought by Mr. Brandt, in which he claimed he had not been provided with information owed to him.

In July 2009, the Company filed an action in the United States District Court for the Central District of California against Mr. Brandt and certain others.  The Company’s complaint alleged a variety of violations of federal securities laws, including anti-fraud based claims under Rule 14a-9, solicitation of proxies in violation of the filing and disclosure dissemination requirements of Regulation 14A, and material misstatements and omissions in and failures to promptly file amendments to Schedule 13D.  Mr. Brandt and the other defendants filed counterclaims against us, alleging violations of federal securities laws relating to alleged actions and statements taken or made by the Company or the Company’s officers and directors in connection with Mr. Brandt’s proxy and consent solicitations.  On March 10, 2010, the Court dismissed the Company’s claims against EAC, and EAC dismissed its claims against the Company and Mr. Carpenter.  On April 10, 2010, Mr. Brandt’s attorneys moved to withdraw from representing Mr. Brandt in the case.  On July 7, 2010, Mr. Brandt moved to dismiss his counterclaims against the Company and the Company consented to dismiss its complaint against Mr. Brandt.  On July 13, 2010, all of the Company’s claims and Mr. Brandt’s counterclaims in such action were dismissed.

On April 11, 2011, Mr. Brandt and his family business partnership Brandt Ventures, GP filed an action in the Superior Court for the State of California, Orange County against CNS Response, Inc., one of its stockholders and a member of the board of directors, alleging breach of a promissory note agreement entered into by Brandt Ventures, GP and the Company and alleging that Mr. Brandt was wrongfully terminated as CEO in April, 2009 for which he is seeking approximately $170,000 of severance. The plaintiffs seek rescission of a $250,000 loan made by Brandt Ventures, GP to the Company which was converted into common stock in accordance with its terms, restitution of the loan amount, and compensatory and punitive damages for Mr. Brandt’s termination. The Company has not been served with a summons and complaint in the action. CNS Response, Inc. believes the complaint to be devoid of any merit and will aggressively defend the action if the plaintiffs decide to proceed with it.

The Company has expended substantial resources to pursue the defense of legal proceedings initiated by Mr. Brandt.  The Company does not know whether Mr. Brandt will institute additional claims against the Company and the defense of any such claims could involve the expenditure of additional resources by the Company.

Lease Commitments

The Company leased its headquarters and Neurometric Information Services space under an operating lease which terminated on November 30, 2009. The Company continued to lease the space on a month-to-month basis through January 22, 2010 at which time the Company moved to its new premises.

On December 30, 2009 the Company entered a three year lease, commencing February 1, 2010 and terminating on January 30, 2013 for its new Headquarters and Neurometric Information Services business premises located at 85 Enterprise, Aliso Viejo, California 92656.  The 2,023 square foot facility has an average cost for the lease term of $3,600 per month.  The remaining lease obligation totals $89,300: being $23,700, $49,000 and $16,600 for fiscal years 2011, 2012 and 2013 respectively.

The Company leases space for its Clinical Services operations under an operating lease.  The original lease terminated on February 28, 2010 and a 37 month extension to the lease was negotiated commencing April 1, 2010 and terminating April 30, 2013. The 3,542 square foot facility has an average cost for the lease term of $5,100 per month. The remaining lease obligation totals $130,900: being $26,800, $65,400 and $38,700 for fiscal years 2011, 2012 and 2013 respectively.

The Company also sub-leased space for its Clinical Services operations on a month-to-month basis for $1,000 per month up until March 2010 when it terminated this sub-lease and gave up the space.

The Company incurred rent expense of $27,000 and $34,300 for the three months ended March 31, 2011 and 2010 respectively and $53,200 and $71,900 for the six months ended March 31, 2011 and 2010 respectively.

On November 8, 2010 we entered into a financial lease to acquire EEG equipment costing $15,900.  The term of the lease is 48 months ending October 2014 and the monthly payment is $412. As of March 31, 2011 the remaining lease obligation is $17,200: being $2,500, $4,900, $4,900 and $4,900 for fiscal years 2011, 2012, 2013 and 2014 respectively.

9.            SUBSEQUENT EVENTS

2011 Private Placement Transactions

Events subsequent to March 31, 2011 have been evaluated through to the date that these financial statements were issued, to determine whether any events should be disclosed to keep the financial statements from being misleading.  The following events occurred since March 31, 2011.

On April 5, 2011, the Company issued Unsecured Notes in the aggregate principal amount of $50,000 and related warrants to purchase 83,333 shares of common stock pursuant to the 2011 Purchase Agreement to an accredited investor who had previously invested in the Company.  Monarch acted as placement agent in this transaction.

On April 15, 2011, the Company issued additional Unsecured Notes in the aggregate principal amount of $500,000 and related warrants to purchase 833,332 shares of common stock pursuant to the 2011 Purchase Agreement to SAIL Venture Partners, L.P. and one of its affiliates, SAIL 2010 Co-Investment Partners, L.P. ($250,000 in Unsecured Notes and 416,666 in related warrants to each entity).  The Company’s director David Jones is a senior partner of SAIL Venture Partners, L.P.

On April 22, 2011, the Company issued Unsecured Notes and related warrants pursuant to the 2011 Purchase Agreement. The Unsecured Notes in the aggregate principal amount of $150,000 and related warrants to purchase 250,000 shares of common stock were issued to a eleventh accredited investor previously unrelated to us and the Company received aggregate net proceeds of $150,000.  Antaeus Capital acted as placement agent in this transaction.

On April 25, 2011, the Company issued additional Unsecured Notes in the aggregate principal amount of $250,000 and related warrants to purchase 416,666 shares of common stock pursuant to the 2011 Purchase Agreement to SAIL Venture Partners, L.P. and one of its affiliates, SAIL 2010 Co-Investment Partners, L.P. ($125,000 in Unsecured Notes and 208,333 in related warrants to each).  The Company’s director David Jones is a senior partner of SAIL Venture Partners, L.P.

Also on April 25, 2011,  the Company issued an Unsecured Note in the principal amount of $150,000 and a warrant to purchase 250,000 shares to Cummings Bay Healthcare Fund, LP, the portfolio manager of which also serves as the portfolio manager of the Highland Long/Short Healthcare Fund, a beneficial owner of more than 5% of our common stock outstanding. The Company received aggregate net proceeds of $150,000.  Monarch acted as placement agent in this transaction.

The 2011 Purchase Agreement provides for the issuance and sale of Unsecured Notes in the aggregate principal amount of up to $5,000,000, and warrants to purchase a number of shares corresponding to 50% of the number of shares issuable on conversion of the Unsecured Notes, in one or multiple closings to occur no later than July 31, 2011. The 2011 Purchase Agreement also provides that the Company and the holders of the Unsecured Notes will enter into a registration rights agreement covering the registration of the resale of the shares underlying the Unsecured Notes and the related warrants.

The terms of the Unsecured Notes are identical to the terms of the October Notes, except that (i) the Unsecured Notes are not secured by any of the Company’s assets, (ii) the Unsecured Notes are subordinated in all respects to the Company’s obligations under the October Notes and the related guaranties issued to certain investors by SAIL and (iii) the Company is not subject to a restrictive covenant to the use of proceeds from the sale of the Unsecured Notes only for current operations.  The terms of the new warrants are identical to the terms of the warrants issued in connection with the October Notes.

Monarch has acted as non-exclusive placement agent with respect to the placement of certain of the abovementioned Unsecured Notes in the aggregate principal amount of $200,000 and related warrants, pursuant to an engagement agreement, dated January 19, 2011, between us and Monarch. Under the engagement agreement, in return for its services as non-exclusive placement agent, Monarch is entitled to receive (a) a cash fee equal to 10% of the gross proceeds raised from the sale of Unsecured Notes to investors introduced to us by Monarch; (b) a cash expense allowance equal to 2% of the gross proceeds raised from the sale of Unsecured Notes to such investors; and (c) five-year warrants (the “2011 Placement Agent Warrants”) to purchase the Company’s common stock equal to 10% of the gross amount of securities sold to such investors. The 2011 Placement Agent Warrants have an exercise price equal to 110% of the conversion price of the Unsecured Notes and an exercise period of five years. The terms of the 2011 Placement Agent Warrants, except for the exercise price and period, are identical to the terms of the warrants related to the Unsecured Notes. In connection with acting as nonexclusive placement agent with respect to Unsecured Notes in the aggregate principal amount of $200,000 and related warrants after March 31, 2011, Monarch received aggregate cash fees of $20,000 and an aggregate cash expense allowance of $4,000 and 2011 Placement Agent Warrants to purchase an aggregate of up to 66,000 shares of the Company’s common stock at an exercise price of $0.33 per share.

Antaeus Capital, Inc. has acted as non-exclusive placement agent with respect to the placement of Unsecured Notes in the aggregate principal amount of $150,000 and related warrants, pursuant to an engagement agreement, dated April 15, 2011, between us and Antaeus. Under the engagement agreement, in return for its services as non-exclusive placement agent, Antaeus is entitled to receive (a) a cash fee equal to 10% of the gross proceeds raised from the sale of Unsecured Notes to investors introduced to us by Antaeus; and (b) five-year warrants (the “2011 Placement Agent Warrants”) to purchase the Company’s common stock equal to 10% of the gross amount of securities sold to such investors. The 2011 Placement Agent Warrants have an exercise price equal to 110% of the conversion price of the Unsecured Notes and an exercise period of five years. The terms of the 2011 Placement Agent Warrants, except for the exercise price and period, are identical to the terms of the warrants related to the Unsecured Notes. In connection with acting as nonexclusive placement agent with respect to Unsecured Notes in the aggregate principal amount of $150,000 and related warrants, Antaeus received aggregate cash fees of $15,000 and 2011 Placement Agent Warrants to purchase an aggregate of up to 50,000 shares of the Company’s common stock at an exercise price of $0.33 per share.

Other Matters

On April 11, 2011, former CEO and Chairman of the Board of Directors Leonard J. Brandt and his family business partnership Brandt Ventures, GP filed an action in the Superior Court for the State of California, Orange County against CNS Response, Inc., one of its stockholders and a member of the board of directors, alleging breach of a promissory note agreement entered into by Brandt Ventures, GP and the Company and alleging that Mr. Brandt was wrongfully terminated as CEO in April, 2009  for which he is seeking approximately $170,000 of severance. The plaintiffs seek rescission of a $250,000 loan made by Brandt Ventures, GP to the Company which was converted into common stock in accordance with its terms, restitution of the loan amount, and compensatory and punitive damages for Mr. Brandt’s termination. The Company has not been served with a summons and complaint in the action. CNS Response, Inc. believes the complaint to be devoid of any merit and will aggressively defend the action if the plaintiffs decide to proceed with it.

On April 25, 2010 we issued 93,679 shares of common stock as payment in lieu of cash for an aggregate amount of $44,029 owed to two vendors who had provided consulting services to the Company.  These shares were issued to these vendors, who were also accredited investors, at $0.47 per share. This was based on the quoted closing price of the Company’s stock on March 11, 2011, which was the date that the Board approved this stock issuance.

_______ SHARES

CNS RESPONSE, INC.

COMMON STOCK

PARADIGM CAPITAL U.S. INC.

NOBLE FINANCIAL CAPITAL MARKETS

MACKIE RESEARCH USA INC

PROSPECTUS

_______, 2011

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  Other Expenses of Issuance and Distribution.

The expenses (other than placement agents’ fees) payable by us in connection with this offering are as follows:

Amount
SEC registration fee	$2,337
FINRA fee	2,621
TSXV listing fee	*
Printing and mailing expenses	*
Accounting fees and expenses	*
Legal fees and expenses	*
Transfer agent fees and expenses	*
Miscellaneous	*
Total expenses	*

All expenses are estimated except for the SEC fee, the FINRA fee and the TSXV listing fee.
* to be added by amendment

ITEM 14.  Indemnification of Directors and Officers.

The Delaware General Corporation Law and certain provisions of our certificate of incorporation and bylaws under certain circumstances provide for indemnification of our officers, directors and controlling persons against liabilities which they may incur in such capacities.  A summary of the circumstances in which such indemnification is provided for is contained herein, but this description is qualified in its entirety by reference to our certificate of incorporation, bylaws and to the statutory provisions.

In general, any officer, director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person’s actions were in good faith, were believed to be in our best interest, and with respect to any criminal action or proceeding, such person had no reasonable cause to believe their actions were unlawful.  Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of the board of directors, by legal counsel, or by a vote of the stockholders, that the applicable standard of conduct was met by the person to be indemnified.

The circumstances under which indemnification is granted in connection with an action brought on our behalf is generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action.  In such actions, unless the court determines otherwise, the person to be indemnified must have acted in good faith and in a manner believed to have been in our best interest, and have not been adjudged liable to the corporation.

Indemnification may also be granted pursuant to the terms of agreements which we are currently party to with each of our directors and executive officers, agreements which we may enter into in the future or pursuant to a vote of stockholders or directors.  Delaware law and our certificate of incorporation also grant the power to us to purchase and maintain insurance which protects our officers and directors against any liabilities incurred in connection with their service in such a position, and such a policy may be obtained by us.

A stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.  At present we are reimbursing SAIL Venture Partners, LLP, $107,600 and Equity Dynamics, Inc $55,200 for their costs incurred in defending Mr. Jones and Mr. Pappajohn and their respective organizations in the course of the Brandt Litigation.  Apart from our litigation with Brandt, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification by us is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

Exhibit	Number

Certificate of Incorporation of Registrant, as amended	3.1.1

Bylaws of Registrant	3.2

Form of Indemnification Agreement	10.22

ITEM 15.  Recent Sales of Unregistered Securities.

Reference is made to the Shares for Debt Agreement entered into on January 11, 2007 described in the section entitled “Certain Relationships and Related Transaction” in the prospectus.

Merger with CNS California

On January 16, 2007, we entered into an Agreement and Plan of Merger with CNS Response, Inc., a California corporation (or CNS California), and CNS Merger Corporation, a California corporation and our wholly-owned subsidiary that was formed to facilitate the acquisition of CNS California.  On March 7, 2007, the merger with CNS California closed, CNS California became our wholly-owned subsidiary, and we changed our name from Strativation, Inc. to CNS Response, Inc.  At the Effective Time of the Merger (as defined in the Merger Agreement, as amended on February 23, 2007), MergerCo was merged with and into CNS California, the separate existence of MergerCo ceased, and CNS California continued as the surviving corporation at the subsidiary level.  We issued an aggregate of 17,744,625 shares of our common stock to the stockholders of CNS California in exchange for 100% ownership of CNS California.  Additionally, we assumed an aggregate of 8,407,517 options to purchase shares of common stock and warrants to purchase shares of common stock on the same terms and conditions as previously issued by CNS California.

2007 Private Placement Transaction

On March 7, 2007, simultaneous with the closing of the Merger, we received gross proceeds of approximately $7,008,450 in the first closing of a private placement transaction (the “Private Placement”) with institutional investors and other high net worth individuals (“Investors”).  Pursuant to Subscription Agreements entered into with these Investors, we sold 5,840,368 Investment Units, at $1.20 per Investment Unit.  Each “Investment Unit” consists of one share of our common stock, and a five year non-callable warrant to purchase three-tenths of one share of our common Stock, at an exercise price of $1.80 per share (the “Investor Warrant”).  On May 16, 2007, we completed a second closing of the Private Placement for an additional 664,390 Investment Units.  The additional gross proceeds to us amounted to $797,300.

Brean Murray Carret & Co. (“Brean Murray”) acted as placement agent and corporate finance advisor in connection with the Private Placement.  For their services as placement agent and financial advisor, pursuant to the terms of an Engagement Agreement between CNS California and Brean Murray, Brean Murray received a retainer in the form of 83,333 shares of our common stock (having a deemed value of $100,000) upon the closing of the Private Placement.  We also paid Brean Murray a fee equal to 8% of the funds raised in the Private Placement, or approximately $624,500 of the gross proceeds from the financing.  In addition, Brean Murray received warrants (the “Placement Agent Warrants”) to purchase shares of our common stock in amounts equal to (i) 8% of the shares of common stock sold by Brean Murray in the Private Placement (520,381 warrants at an exercise price of $1.44 per share), and (ii) 8% of the shares underlying the Investor Warrants sold by Brean Murray in the Private Placement (156,114 warrants at an exercise price of $1.80 per share).  The Placement Agent Warrants are fully vested and have a term of 5 years.  We also paid $87,700 in costs, fees and expenses incurred by Brean Murray in connection with the Private Placement.  We expressly assumed CNS California’s agreement with Brean Murray upon the closing of the Merger.  Pursuant to this agreement, Brean Murray had a right of first refusal to represent us in certain corporate finance transactions for a period of one year following the closing of the Private Placement.  After payment of commissions and expenses associated with the offering, we received net proceeds of approximately $6.9 million in the private placement financing.

In connection with the above stock issuances, except as otherwise disclosed we did not pay any underwriting discounts or commissions.  None of the sales of securities described or referred to above was registered under the Securities Act of 1933, as amended (the “Securities Act”).  Each of the purchasers fell into one or more of the categories that follow:  one of our existing shareholders, one of our creditors, one of our current or former officers or directors, one of our employees, one of our service providers, or an accredited investor with whom we or one of our affiliates had a prior business relationship.  As a result, no general solicitation or advertising was used in connection with the sales.  In making the sales without registration under the Securities Act, the company relied upon one or more of the exemptions from registration contained in Sections 4(2) of the Securities Act, and in Regulation D promulgated under the Securities Act.

2009 Private Placement Transactions

On August 26, 2009, we received gross proceeds of approximately $2,043,000 in the first closing of our private placement transaction with six accredited investors.  Pursuant to Subscription Agreements entered into with the investors, we sold approximately 38 Investment Units at $54,000 per Investment Unit.  Each “Investment Unit” consists of 180,000 shares of our common stock and a five year non-callable warrant to purchase 90,000 shares of our common stock at an exercise price of $0.30 per share.  After commissions and expenses, we received net proceeds of approximately $1,792,300 upon the first closing of our private placement.  On December 24, 2009, we had a second closing of our private placement in which we received additional gross proceeds of approximately $2,996,000 from 24 accredited investors.  At the second closing, we sold approximately 55 Investment Units on the same terms and conditions as the Investment Units sold at the first closing.  After commissions and expenses, we received net proceeds of approximately $2,650,400 in connection with this second closing of our private placement.  On December 31, 2009, we had a third closing of our private placement in which we received additional gross proceeds of approximately $432,000 from five accredited investors.  At the third closing, we sold eight Investment Units on the same terms and conditions as the Investment Units sold at the first closing. After commissions and expenses, we received net proceeds of approximately $380,200 in connection with this third closing of our private placement.  On January 4, 2010, the Company completed its fourth and final closing of its private placement, resulting in additional gross proceeds to the Company of $108,000 from two accredited investors.  At this fourth closing, we sold two Investment Units on the same terms and conditions as the Investment Units sold at the first closing. After commissions and expenses, we received net proceeds of approximately $95,000 in connection with this final closing of our private placement.   These private placement transactions are described in further detail in “Liquidity and Capital Resources” below and Note 3 to the audited consolidated financial statements.

Prior to our private placement, we raised aggregate proceeds of $1,700,000 in fiscal year 2009 through the issuance of secured convertible promissory notes on each of March 30, May 14, and June 12, 2009.  Upon the first closing of our private placement on August 26, 2009, these notes were converted into shares of our common stock, as more fully described in Note 3 of the audited consolidated financial statements.

July 5, 2010 Grant of Warrants to Consultants

On July 5, 2010, the Board granted warrants to purchase 500,000 shares of common stock to staff members of Equity Dynamics for consulting services rendered to the Company in connection with fund raising activities.  Equity Dynamics, Inc. is a company owned by Mr. Pappajohn.  These warrants have an exercise price of $0.30 cents per share, are exercisable from the date of grant and have a term of 10 years from the date of grant.

The warrants issued to staff members of Equity Dynamics were not registered under the Securities Act.  No general solicitation or advertising was used in connection with the grant.  In making the grant without registration under the Securities Act, the Company relied upon the exemption from registration contained in Section 4(2) of the Securities Act.

2010/2011 Private Placement Transactions

During 2010 we entered into a series of Bridge Note and Warrant Purchase Agreements as described in detail below.  On September 26, 2010, the Company’s Board approved an approximate aggregate offering amount of $3 million by January 31, 2011, including for the exchange of Bridge Notes and Deerwood Notes and interest on those notes.  The fund raising efforts were successful and new notes in the aggregate principal amount of approximately $3 million were issued by November 12, 2010.

Bridge Notes and Warrants

On June 3, 2010, we entered into a Bridge Note and Warrant Purchase Agreement with John Pappajohn to purchase two secured promissory notes (each, a “Bridge Note”) in the aggregate principal amount of $500,000, with each Bridge Note in the principal amount of $250,000 maturing on December 2, 2010.  On June 3, 2010, Mr. Pappajohn loaned the Company $250,000 in exchange for the first Bridge Note (there were no warrants issued in connection with this first note) and on July 25, 2010, Mr. Pappajohn loaned us $250,000 in exchange for the second Bridge Note.  In connection with his purchase of the second Bridge Note, Mr. Pappajohn received a warrant to purchase up to 250,000 shares of our common stock.  The exercise price of the warrant (subject to anti-dilution adjustments, including for issuances of securities at prices below the then-effective exercise price ) was $0.50 per share.

Pursuant to a separate agreement that we entered into with Mr. Pappajohn on July 25, 2010, we granted him a right to convert his Bridge Notes into shares of our common stock at a conversion price of $0.50.  The conversion price was subject to customary anti-dilution adjustments, but would never be less than $0.30. Each Bridge Note accrued interest at a rate of 9% per annum.

Deerwood Notes and Warrants

On July 5, 2010 and August 20, 2010, we issued unsecured promissory notes (each, a “Deerwood Note”) in the aggregate principal amount of $500,000 to Deerwood Partners LLC and Deerwood Holdings LLC, with each investor purchasing two notes in the aggregate principal amount of $250,000.  Our director George Kallins and his spouse are the managing members of these investors.  The Deerwood Notes mature on December 15, 2010.  We received $250,000 in gross proceeds from the issuance of the first two notes on July 5, 2010 and another $250,000 in gross proceeds from the issuance of the second two notes on August 20, 2010.   In connection with the August 20, 2010 transaction, each of the two investors also received a warrant to purchase up to 75,000 shares of our common stock at an exercise price (subject to anti-dilution adjustments, including for issuances of securities at prices below the then-effective exercise price ) of $0.56 per share.

SAIL Venture Partners L.P. (“SAIL”), of which our director David Jones is a senior partner, issued unconditional guaranties to each of the Deerwood investors, guaranteeing the prompt and complete payment when due of all principal, interest and other amounts under each Deerwood Note.  The obligations under each guaranty were independent of our obligations under the Deerwood Notes and separate actions could be brought against the guarantor.  We entered into an oral agreement to indemnify SAIL and grant to SAIL a security interest in our assets in connection with the guaranties. In addition, on August 20, 2010, we granted SAIL warrants to purchase up to an aggregate of 100,000 shares of common stock at an exercise price (subject to anti-dilution adjustments, including for issuances of securities at prices below the then-effective exercise price ) of $0.56 per share.

Each Deerwood Note accrued interest at a rate of 9% per annum and was convertible into shares of our common stock at a conversion price of $0.50.  The conversion price was subject to customary anti-dilution adjustments, but would never be less than $0.30.

October Notes and Warrants

On October 1, 2010,  in connection with a new private placement of convertible promissory notes (the “October Notes”) and warrants expected to be completed with new independent investors, we entered into a Note and Warrant Purchase Agreement (the “Purchase Agreement”) with John Pappajohn and SAIL as investors. Pursuant to  this agreement,  we issued to the investors October Notes in the aggregate principal amount of $1,011,688 and warrants to purchase up to 1,686,144 shares of common stock. The Company received $500,000 in gross proceeds from the issuance to these investors of October Notes in the aggregate principal amount of $500,000 and related warrants to purchase up to 833,332 shares.  We also issued October Notes in the aggregate principal amount of $511,688, and related warrants to purchase up to 852,812 shares, to Mr. Pappajohn in exchange for the cancellation of the two Bridge Notes originally issued to him on June 3, 2010 and July 25, 2010 in the aggregate principal amount of $500,000 (and accrued and unpaid interest on those notes) and a warrant to purchase up to 250,000 shares originally issued to him on July 25, 2010. The transaction closed on October 1, 2010.

On October 7 and October 12, 2010, a third and fourth accredited investor previously unrelated to us  executed the Purchase Agreement. In connection therewith, we issued October Notes in the aggregate principal amount of $600,000 and warrants to purchase up to 999,999 shares of common stock of the Company, to such investors on those dates.  We received $588,000 in net proceeds from these investors, after paying $12,000 to the placement agent as described below. Monarch Capital Group LLC (“Monarch”) acted as non-exclusive placement agent with respect to the October 12 placement of October Notes in the aggregate principal amount of $100,000 and related warrants, pursuant to an engagement agreement, dated September 30, 2010, between us and Monarch. Under the engagement agreement, in return for its services as non-exclusive placement agent, Monarch was entitled to receive (a) a cash fee equal to 10% of the gross proceeds raised from the sale of October Notes to investors introduced to the Company by Monarch; (b) a cash expense allowance equal to 2% of the gross proceeds raised from the sale of October Notes to such investors; and (c) five-year warrants (the “Placement Agent Warrants”) to purchase common stock of the Company equal to 10% of the shares issuable upon conversion of October Notes issued to such investors.  In connection with the October 12, 2010 closing, Monarch received a cash fee of $10,000 and a cash expense allowance of $2,000 and, on October 25, 2010, received Placement Agent Warrants to purchase 33,333 shares of the Company’s common stock at an exercise price of $0.33 per share.

On October 21, 2010 and October 28, a fifth and sixth accredited investor previously unrelated to us executed the Purchase Agreement. In connection therewith, we issued October Notes in the aggregate principal amount of $250,000 and warrants to purchase up to 416,666 shares of common stock to such investors on that date . We received approximately $250,000 in net proceeds from the issuance to these investors.

On November 3, 2010, three affiliated entities, identified below, executed the Purchase Agreement.  In connection therewith, we issued October Notes in the aggregate principal amount of $762,250 and warrants to purchase up to 1,270,414 shares of common stock, as follows:  (a) we received $250,000 in gross proceeds from the issuance to BGN Acquisition Ltd., LP, an entity controlled by our director George Kallins, of October Notes in the aggregate principal amount of $250,000 and related warrants to purchase up to 416,666 shares; and    (b)    we also issued October Notes in the aggregate principal amount of $512,250, and related warrants to purchase up to 512,250 shares, to Deerwood Holdings LLC and Deerwood Partners LLC, two entities controlled by Dr. Kallins, in exchange for the cancellation of the Deerwood Notes originally issued on July 5, 2010 and August 20, 2010 in the aggregate principal amount of $500,000 (and accrued and unpaid interest on those notes) and warrants to purchase an aggregate of up to 150,000 shares originally issued on August 20, 2010.  The related guaranties and oral indemnification and security agreement that had been entered into in connection with the Deerwood Notes were likewise terminated.   SAIL, of which our director David Jones is a senior partner, issued unconditional guaranties to each of the Deerwood investors, guaranteeing the prompt and complete payment when due of all principal, interest and other amounts under the October Notes issued to such investors.  The obligations under each guaranty are independent of our obligations under the October Notes and separate actions may be brought against the guarantor.  In connection with its serving as guarantor, we granted SAIL warrants to purchase up to an aggregate of 341,498 shares of common stock.  The warrants to purchase 100,000 shares of common stock previously granted to SAIL on August 20, 2010 were canceled.

On November 12, 2010, another accredited investor previously unrelated to us executed the Purchase Agreement.  In connection therewith, the Company issued Notes in the aggregate principal amount of $400,000 and Warrants to purchase up to 666,666 shares of common stock of the Company, to the investor on such date.   The Company received $352,000 in net proceeds from the investor.   Monarch acted as non-exclusive placement agent with respect to the placement of the Note in the aggregate principal amount of $400,000 and related Warrants, pursuant to the abovementioned engagement agreement, dated September 30, 2010.  In connection with the November 12, 2010 closing, Monarch received a cash fee of $40,000 and a cash expense allowance of $8,000 and will receive a Placement Agent Warrant to purchase 133,333 shares of the Company’s common stock at an exercise price of $0.33 per share.

The Purchase Agreement provides for the issuance and sale of October Notes, for cash or in exchange for outstanding convertible notes, in the aggregate principal amount of up to $3,000,000 plus an amount corresponding to accrued and unpaid interest on any exchanged notes, and warrants to purchase a number of shares corresponding to 50% of the number of shares issuable on conversion of the October Notes.  The agreement provides for multiple closings, but mandates that no closings may occur after January 31, 2011.  The Purchase Agreement also provides that the Company and the holders of the October Notes will enter into a registration rights agreement covering the registration of the resale of the shares underlying the October Notes and the related warrants.

The October Notes mature one year from the date of issuance (subject to earlier conversion or prepayment), earn interest equal to 9% per year with interest payable at maturity, and are convertible into shares of common stock of the Company at a conversion price of $0.30. The conversion price is subject to adjustment upon (1) the subdivision or combination of, or stock dividends paid on, the common stock; (2) the issuance of cash dividends and distributions on the common stock; (3) the distribution of other capital stock, indebtedness or other non-cash assets; and (4) the completion of a financing at a price below the conversion price then in effect.   The October Notes are furthermore convertible, at the option of the holder, into securities to be issued in subsequent financings at the lower of the then-applicable conversion price or price per share payable by purchasers of such securities.   The October Notes can be declared due and payable upon an event of default, defined in the October Notes to occur, among other things, if the Company fails to pay principal and interest when due, in the case of voluntary or involuntary bankruptcy or if the Company fails to perform any covenant or agreement as required by the October Note.

Our obligations under the terms of the October Notes are secured by a security interest in the tangible and intangible assets of the Company, pursuant to a Security Agreement, dated as of October 1, 2010, by and between us and John Pappajohn, as administrative agent for the holders of the October Notes.  The agreement and corresponding security interest terminate if and when holders of a majority of the aggregate principal amount of October Notes issued have converted their October Notes into shares of common stock.

The warrants related to the October Notes expire seven years from the date of issuance and are exercisable for shares of common stock of the Company at an exercise price of $0.30.  Exercise price and number of shares issuable upon exercise are subject to adjustment (1) upon the subdivision or combination of, or stock dividends paid on, the common stock; (2) in case of any reclassification, capital reorganization or change in capital stock and (3) upon the completion of a financing at a price below the exercise price then in effect.   Any provision of the October Notes or related warrants can be amended, waived or modified upon the written consent of the Company and holders of a majority of the aggregate principal amount of such notes outstanding.  Any such consent will affect all October Notes or warrants, as the case may be, and will be binding on all holders thereof.

The Placement Agent Warrants have an exercise price equal to 110% of the conversion price of the Notes and an exercise period of five years .  The terms of the Placement Agent Warrants, except for the exercise price and period, are identical to the terms of the warrants related to the October Notes.

For a table showing the differences in terms between the October Notes (and related warrants), on the one hand, and the exchanged Bridge Notes and Deerwood Notes (and related warrants), on the other hand, please refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Overview - The 2010 Private Placement Transactions - Differences between October Notes and Bridge Notes/Deerwood Notes” in the prospectus.

Unsecured Notes and Warrants

On January 20, February 3 and February 7, 2011, we issued subordinated convertible promissory notes (the “Unsecured Notes”) in an aggregate principal amount of $350,000 and warrants to purchase 583,332 shares of common stock to three accredited investors, two of which were previously unrelated to us, in connection with a new private placement pursuant to a note and warrant purchase agreement (the “2011 Purchase Agreement”), under which we can issue up to $5 million in aggregate principal amount of Unsecured Notes as well as related warrants.  We received aggregate net proceeds of $332,000 in the January 20, February 3 and February 7, 2011 closings, after paying $18,000 to the placement agent as described below.

On February 15, February 23 and February 28, 2011, we issued additional Unsecured Notes and related warrants pursuant to the 2011 Purchase Agreement. The Unsecured Notes in the aggregate principal amount of $950,000 and related warrants to purchase 1,583,331 shares of common stock were issued to six accredited investors as follows: 1) an Unsecured Note in the principal amount of $50,000, and a warrant to purchase 83,333 shares, were issued to our Chief Financial Officer, Paul Buck, 2) an Unsecured Note in the principal amount of $187,500, and a warrant to purchase 312,500 shares, were issued to SAIL Venture Partners, LP, of which David Jones, a director of our company, is a senior partner, 3) an Unsecured Note in the principal amount of $62,500, and a warrant to purchase 104,166 shares, were issued to SAIL 2010 Co-Investment Partners, L.P., an entity likewise affiliated with Mr. Jones, 4) two Unsecured Notes in the principal amount of $400,000 and $200,000 respectively (for an aggregate of $600,000), and two warrants to purchase 666,666 shares and 333,333 shares, respectively (for an aggregate of 999,999 shares), were issued to two investors who had first invested in our company in October 2010, and 5) an Unsecured Note in the principal amount of $50,000 and a warrant to purchase 83,333 shares, was issued to a trust, the trustee of which is the father-in-law of our Chief Executive Officer, George Carpenter. We received aggregate net proceeds of $902,000 in the February 15, February 23 and February 28, 2011 closings, after paying $48,000 to the placement agent as described below.

On March 3, 2011, we issued Unsecured Notes and related warrants pursuant to the 2011 Purchase Agreement. The Unsecured Notes in the aggregate principal amount of $100,000 and related warrants to purchase 166,666 shares of common stock were issued to a tenth accredited investor previously unrelated to us and we received aggregate net proceeds of $100,000.

On April 5, 2011, we issued Unsecured Notes in the aggregate principal amount of $50,000 and related warrants to purchase 83,333 shares of common stock pursuant to the 2011 Purchase Agreement to an accredited investor who had previously invested in the Company.  Monarch acted as placement agent in this transaction and received compensation as described below.

On April 15, 2011, we issued additional Unsecured Notes in the aggregate principal amount of $500,000 and related warrants to purchase 833,332 shares of common stock pursuant to the 2011 Purchase Agreement to SAIL Venture Partners, L.P. and one of its affiliates, SAIL 2010 Co-Investment Partners, L.P. ($250,000 in Unsecured Notes and 416,666 in related warrants to each entity).  Our director David Jones is a senior partner of SAIL Venture Partners, L.P.

On April 22, 2011, we issued Unsecured Notes and related warrants pursuant to the 2011 Purchase Agreement. The Unsecured Notes in the aggregate principal amount of $150,000 and related warrants to purchase 250,000 shares of common stock were issued to a eleventh accredited investor previously unrelated to us and we received aggregate net proceeds of $150,000.  Antaeus Capital acted as placement agent in this transaction and received compensation as described below.

On April 25, 2011, we issued additional Unsecured Notes in the aggregate principal amount of $250,000 and related warrants to purchase 416,666 shares of common stock pursuant to the 2011 Purchase Agreement to SAIL Venture Partners, L.P. and one of its affiliates, SAIL 2010 Co-Investment Partners, L.P. ($125,000 in Unsecured Notes and 208,333 in related warrants to each).  Our director David Jones is a senior partner of SAIL Venture Partners, L.P.

Also on April 25, 2011, we also issued Unsecured Notes and related warrants pursuant to the 2011 Purchase Agreement in the aggregate principal amount of $150,000 and related warrants to purchase 250,000 shares of common stock were issued to a twelfth accredited investor previously unrelated to us and we received aggregate net proceeds of $150,000.  Monarch Capital acted as placement agent in this transaction and received compensation as described below.

The 2011 Purchase Agreement provides for the issuance and sale of Unsecured Notes in the aggregate principal amount of up to $5,000,000, and warrants to purchase a number of shares corresponding to 50% of the number of shares issuable on conversion of the Unsecured Notes, in one or multiple closings to occur no later than July 31, 2011. The 2011 Purchase Agreement also provides that we and the holders of the Unsecured Notes will enter into a registration rights agreement covering the registration of the resale of the shares underlying the Unsecured Notes and the related warrants.

The Unsecured Notes mature one year from the date of issuance (subject to earlier conversion or prepayment), earn interest equal to 9% per year with interest payable at maturity, are convertible into shares of our common stock at a conversion price of $0.30, are not secured by any of our assets and are subordinated in all respects to our obligations under the October Notes and the related guaranties issued to certain investors by SAIL Venture Partners, L.P. The conversion price is subject to adjustment upon (1) the subdivision or combination of, or stock dividends paid on, the common stock; (2) the issuance of cash dividends and distributions on the common stock; (3) the distribution of other capital stock, indebtedness or other non-cash assets; and (4) the completion of a financing at a price below the conversion price then in effect. The Unsecured Notes are furthermore convertible, at the option of the holder, into securities to be issued in subsequent financings at the lower of the then-applicable conversion price or price per share payable by purchasers of such securities. The Unsecured Notes can be declared due and payable upon an event of default, defined in the Unsecured Notes to occur, among other things, if we fail to pay principal and interest when due, in the case of voluntary or involuntary bankruptcy or if we fail to perform any covenant or agreement as required by the Unsecured Note.

The warrants related to the Unsecured Notes expire seven years from the date of issuance and are exercisable for shares of our common stock at an exercise price of $0.30. Exercise price and number of shares issuable upon exercise are subject to adjustment (1) upon the subdivision or combination of, or stock dividends paid on, the common stock; (2) in case of any reclassification, capital reorganization or change in capital stock and (3) upon the completion of a financing at a price below the exercise price then in effect. Any provision of the Unsecured Notes or related warrants can be amended, waived or modified upon the written consent of us and holders of a majority of the aggregate principal amount of such notes outstanding. Any such consent will affect all Unsecured Notes or warrants, as the case may be, and will be binding on all holders thereof.

Monarch has acted as non-exclusive placement agent with respect to the placement of Unsecured Notes in the aggregate principal amount of $750,000 and related warrants, pursuant to an engagement agreement, dated January 19, 2011, between us and Monarch. Under the engagement agreement, in return for its services as non-exclusive placement agent, Monarch is entitled to receive (a) a cash fee equal to 10% of the gross proceeds raised from the sale of Unsecured Notes to investors introduced to us by Monarch; (b) a cash expense allowance equal to 2% of the gross proceeds raised from the sale of Unsecured Notes to such investors; and (c) five-year warrants (the “2011 Placement Agent Warrants”) to purchase our common stock equal to 10% of the gross amount of securities sold to such investors. The 2011 Placement Agent Warrants have an exercise price equal to 110% of the conversion price of the Unsecured Notes and an exercise period of five years. The terms of the 2011 Placement Agent Warrants, except for the exercise price and period, are identical to the terms of the warrants related to the Unsecured Notes. In connection with acting as nonexclusive placement agent with respect to Unsecured Notes in the aggregate principal amount of $750,000 and related warrants, Monarch received aggregate cash fees of $55,000 and an aggregate cash expense allowance of $11,000 and is owed $20,000 in cash fees and $4,000 in cash expense allowance: and 2011 Placement Agent Warrants to purchase an aggregate of up to 249,998 shares of our common stock at an exercise price of $0.33 per share.

Antaeus Capital, Inc. has acted as non-exclusive placement agent with respect to the placement of Unsecured Notes in the aggregate principal amount of $150,000 and related warrants, pursuant to an engagement agreement, dated April 15, 2011, between us and Antaeus. Under the engagement agreement, in return for its services as non-exclusive placement agent, Antaeus is entitled to receive (a) a cash fee equal to 10% of the gross proceeds raised from the sale of Unsecured Notes to investors introduced to us by Antaeus; and (b) five-year warrants (the “2011 Placement Agent Warrants”) to purchase our common stock equal to 10% of the gross amount of securities sold to such investors. The 2011 Placement Agent Warrants have an exercise price equal to 110% of the conversion price of the Unsecured Notes and an exercise period of five years. The terms of the 2011 Placement Agent Warrants, except for the exercise price and period, are identical to the terms of the warrants related to the Unsecured Notes. In connection with acting as nonexclusive placement agent with respect to Unsecured Notes in the aggregate principal amount of $150,000 and related warrants, Antaeus will receive aggregate cash fees of $15,000 and 2011 Placement Agent Warrants to purchase an aggregate of up to 50,000 shares of our common stock at an exercise price of $0.33 per share.

ITEM 16.  Exhibits and Financial Statement Schedules.

(a)           The following exhibits are filed herewith or incorporated by reference herein:

Exhibit Number	Exhibit Title

1.1	Form of Agency Agreement*

2.1
Agreement and Plan of Merger between Strativation, Inc., CNS Merger Corporation and CNS Response, Inc. dated as of January 16, 2007.  Incorporated by reference to Exhibit No. 10.1 to the Registrant’s Current Report on Form 8-K (File No. 000-26285) filed with the Commission on January 22, 2007.

2.2
Amendment No. 1 to Agreement and Plan of Merger by and among Strativation, Inc., CNS Merger Corporation, and CNS Response, Inc. dated as of February 28, 2007.  Incorporated by reference to Exhibit No. 10.1 to the Registrant’s Current Report on Form 8-K (File No. 000-26285) filed with the Commission on March 1, 2007.

3.1.1	Certificate of Incorporation, dated March 17, 1987. Incorporated by reference to Exhibit No. 3(i) to the Registrant’s Form 10-SB (File No. 000-26285) filed with the Commission on June 7, 1999.

3.1.2
Certificate of Amendment of Certificate of Incorporation, dated June 1, 2004.  Incorporated by reference to Exhibit 16 to the Registrant’s Current Report on Form 8-K (File No. 000-26285) filed with the Commission on June 8, 2004.

3.1.3
Certificate of Amendment of Certificate of Incorporation, dated August 2, 2004.  Incorporated by reference to Exhibit 16 to the Registrant’s Current Report on Form 8-K (File No. 000-26285) filed with the Commission on August 5, 2004.

3.1.4
Certificate of Amendment of Certificate of Incorporation, dated September 7, 2005.  Incorporated by reference to Exhibit 4.4 to the Registrant’s Registration Statement on Form S-8 (File No. 333-150398) filed with the Commission on April 23, 2008.

3.1.5
Certificate of Amendment of Certificate of Incorporation, dated January 8, 2007.  Incorporated by reference to Exhibit 3.1.5 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-164613) filed with the Commission on July 6, 2010.

3.1.6
Certificate of Ownership and Merger Merging CNS Response, Inc., a Delaware corporation, with and into Strativation, Inc., a Delaware corporation, dated March 7, 2007.  Incorporated by reference to the Registrant’s Current Report on Form 8-K (File No. 000-26285) filed with the Commission on March 13, 2007.

3.2.1	Bylaws. Incorporated by reference to Exhibit No. 3(ii) to the Registrant’s Form 10-SB (File No. 000-26285) filed with the Commission on June 7, 1999.

3.2.2	Amendment No. 1 to Bylaws of CNS Response, Inc. Incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 000-26285) filed with the Commission on July 2, 2009.

3.2.3	Amendment No. 2 to Bylaws of CNS Response, Inc. Incorporated by reference to Exhibit 3.3 to the Registrant’s Current Report on Form 8-K (File No. 000-26285) filed with the Commission on July 23, 2009.

4.1**
Amended and Restated 2006 Stock Incentive Plan.  Incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A (File No. 000-26285) filed with the Commission on April 1, 2010.

4.2	Form of Agents’ Warrant.*

5.1	Opinion of SNR Denton US LLP.*

10.1
Amended and Restated Registration Rights Agreement, dated January 16, 2007 by and among the Registrant and the stockholders signatory thereto.  Incorporated by reference to Exhibit No. 10.2 to the Registrant’s Current Report on Form 8-K (File No. 000-26285) filed with the Commission on January 16, 2007.

10.2
Form of Subscription Agreement between the Registrant and certain investors, dated March 7, 2007.  Incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K (File No. 000-26285) filed with the Commission on March 13, 2007.

10.3
Form of Indemnification Agreement by and among the Registrant, CNS Response, Inc., a California corporation, and certain individuals, dated March 7, 2007.  Incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K (File No. 000-26285) filed with the Commission on March 13, 2007.

10.4
Form of Registration Rights Agreement by and among the Registrant and certain Investors signatory thereto dated March 7, 2007.  Incorporated by reference to Exhibit 10.6 to the Registrant’s Current Report on Form 8-K (File No. 000-26285) filed with the Commission on March 13, 2007.

10.5
Form of Registration Rights Agreement by and among the Registrant and certain stockholders of the Company signatory thereto dated March 7, 2007.  Incorporated by reference to Exhibit 10.7 to the Registrant’s Current Report on Form 8-K (File No. 000-26285) filed with the Commission on March 13, 2007.

10.6**
Employment Agreement by and between the Registrant and George Carpenter dated October 1, 2007.  Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 000-26285) filed with the Commission on October 3, 2007.

10.7**
Employment Agreement by and between the Registrant and Daniel Hoffman dated January 11, 2008.  Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 000-26285) filed with the Commission on January 17, 2008.

10.8
Stock Purchase Agreement by and among Colorado CNS Response, Inc., Neuro-Therapy, P.C. and Daniel A. Hoffman, M.D. dated January 11, 2008.  Incorporated by reference to the Registrant’s Annual Report on Form 10-K (File No. 000-26285) filed with the Commission on January 13, 2009.

10.9
Form of Warrant issued to Investors in Private Placement.  Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (File No. 000-26285) filed with the Commission on March 13, 2007.

10.10
Senior Secured Convertible Promissory Note, dated March 30, 2009, by and between the Company and Brandt Ventures, GP.  Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 000-26285) filed with the Commission on April 3, 2009.

10.11
Senior Secured Convertible Promissory Note, dated March 30, 2009, by and between the Company and SAIL Venture Partners, LP.  Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K (File No. 000-26285) filed with the Commission on April 3 2009.

10.12
Bridge Note and Warrant Purchase Agreement, dated May 14, 2009 by and between the Company and SAIL Venture Partners, LP.  Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File Number 000-26285) filed with the Securities and Exchange Commission on May 20, 2009.

10.13
Form of Secured Convertible Promissory Note.  Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K (File Number 000-26285) filed with the Securities and Exchange Commission on May 20, 2009.

10.14
Form of Warrant to Purchase Shares.  Incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K (File Number 000-26285) filed with the Securities and Exchange Commission on May 20, 2009.

10.15
Bridge Note and Warrant Purchase Agreement, dated June 12, 2009, by and between the Company and John Pappajohn.  Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File Number 000-26285) filed with the Securities and Exchange Commission on June 18, 2009.

10.16
Form of Secured Convertible Promissory Note.  Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K (File Number 000-26285) filed with the Securities and Exchange Commission on June 18, 2009.

10.17
Form of Warrant to Purchase Shares.  Incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K (File Number 000-26285) filed with the Securities and Exchange Commission on June 18, 2009.

10.18
Form of Subscription Agreement.  Incorporated by reference to Exhibit 10.18 to the Registrant’s Annual Report on Form 10-K (File Number 000-26285) filed with the Securities and Exchange Commission on December 30, 2009.

10.19
Form of Warrant.  Incorporated by reference to Exhibit 10.19 to the Registrant’s Annual Report on Form 10-K (File Number 000-26285) filed with the Securities and Exchange Commission on December 30, 2009.

10.20
Registration Rights Agreement.  Incorporated by reference to Exhibit 10.20 to the Registrant’s Annual Report on Form 10-K (File Number 000-26285) filed with the Securities and Exchange Commission on December 30, 2009.

10.21
Amendment No. 1 to Registration Rights Agreement.  Incorporated by reference to Exhibit 10.21 to the Registrant’s Annual Report on Form 10-K (File Number 000-26285) filed with the Securities and Exchange Commission on December 30, 2009.

10.22
Form of Indemnification Agreement.  Incorporated by reference to Exhibit 10.22 to the Registrant’s Annual Report on Form 10-K (File Number 000-26285) filed with the Securities and Exchange Commission on December 30, 2009.

10.23**
Employment Agreement by and between the Registrant and Paul Buck effective as of February 18, 2010.  Incorporated by reference to Exhibit 10.23 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-164613) filed with the Commission on July 6, 2010.

10.24**
Consulting Agreement by and among CNS Response, Inc. and Henry T. Harbin, effective January 1, 2010.  Incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q (File Number 000-26285) filed with the Securities and Exchange Commission on May 14, 2010.

10.25
Bridge Note and Warrant Purchase Agreement, dated as of June 3, 2010, between CNS Response, Inc. and John Pappajohn.  Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File Number 000-26285) filed with the Securities and Exchange Commission on June 7, 2010.

10.26	Form of Note. Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K (File Number 000-26285) filed with the Securities and Exchange Commission on June 7, 2010.

10.27	Form of Warrant. Incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K (File Number 000-26285) filed with the Securities and Exchange Commission on June 7, 2010.

10.28
Placement Agent Agreement dated August 3, 2009 between the Registrant and Maxim Group LLC.  Incorporated by reference to Exhibit 10.28 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-164613) filed with the Commission on July 6, 2010.

10.29
Form of Warrant issued to Placement Agent.  Incorporated by reference to Exhibit 10.29 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-164613) filed with the Commission on July 6, 2010.

10.30
Form of Registration Rights Agreement dated August 26, 2009 between the Registrant and Maxim Group, LLC.  Incorporated by reference to Exhibit 10.30 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-164613) filed with the Commission on November 8, 2010.

10.31
Form of Amendment No.1 to Placement Agent Agreement dated July 21, 2010 between the Registrant and Maxim Group LLC.  Incorporated by reference to Exhibit 10.31 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-164613) filed with the Commission on November 8, 2010.

10.32
Form of Amendment No.1 to Form of Warrant issued to Placement Agent dated July 21, 2010.   Incorporated by reference to Exhibit 10.32 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-164613) filed with the Commission on November 8, 2010.

10.33
Form of Unsecured Promissory Note.  Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (File Number 000-26285) filed with the Securities and Exchange Commission on July 9, 2010.

10.34	Form of Guaranty. Incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K (File Number 000-26285) filed with the Securities and Exchange Commission on July 9, 2010.

10.35
Form of Deerwood Note.  Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (File Number 000-26285) filed with the Securities and Exchange Commission on August 24, 2010.

10.36
Form of Deerwood Warrant.  Incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K (File Number 000-26285) filed with the Securities and Exchange Commission on August 24, 2010.

10.37
Engagement Agreement, dated September 30, 2010, between the Registrant and Monarch Capital Group, LLC, as Placement Agent.  Incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K (File Number 000-26285) filed with the Securities and Exchange Commission on October 13, 2010.

10.38
Form of Note and Warrant Purchase Agreement, dated October 1, 2010, by and between the Registrant and the Investors party thereto.  Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File Number 000-26285) filed with the Securities and Exchange Commission on October 7, 2010.

10.39
Security Agreement, dated October 1, 2010, by and between the Registrant and John Pappajohn, as administrative agent for the secured parties.  Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K (File Number 000-26285) filed with the Securities and Exchange Commission on October 7, 2010.

10.40
 Form of October Note.  Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (File Number 000-26285) filed with the Securities and Exchange Commission on October 7, 2010.

10.41
Form of October Warrant.  Incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K (File Number 000-26285) filed with the Securities and Exchange Commission on October 7, 2010.

10.42
Form of Placement Agent Warrant issued to Monarch Capital Group, LLC.  Incorporated by reference to Exhibit 4.3 to the Registrant’s Current Report on Form 8-K (File Number 000-26285) filed with the Securities and Exchange Commission on October 27, 2010.

10.43**
Employment Agreement, dated July 6, 2010, by and between the Registrant and Michael Darkoch.    Incorporated by reference to Exhibit 10.43 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-164613) filed with the Commission on November 8, 2010.

10.44
Form of Guaranty, dated as of November 3, 2010, by SAIL Venture Partners, LP in favor of Deerwood Holdings, LLC/Deerwood Partners, LLC.  Incorporated by reference to Exhibit 10.44 to the Registrant’s Annual Report on Form 10-K (File No. 000-26285) filed with the Commission on December 21, 2010.

10.45
Form of Note and Warrant Purchase Agreement, dated as of January 20, 2011, by and between the Registrant and the Investors party thereto.  Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File Number 000-26285) filed with the Securities and Exchange Commission on March 1, 2011.

10.46
Form of Unsecured Note. Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (File Number 000-26285) filed with the Securities and Exchange Commission on March 1, 2011.

10.47	Form of Warrant. Incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K (File Number 000-26285) filed with the Securities and Exchange Commission on March 1, 2011.

10.48
Engagement Agreement, dated January 19, 2011, between the Registrant and Monarch Capital Group, LLC.  Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K (File Number 000-26285) filed with the Securities and Exchange Commission on March 1, 2011.

10.49
Form of Placement Agent Warrant. Incorporated by reference to Exhibit 4.3 to the Registrant’s Current Report on Form 8-K (File Number 000-26285) filed with the Securities and Exchange Commission on March 1, 2011.

10.50	Form of Agreement to Convert and Amend, dated as of June 3, 2011, between the Registrant and the holders of the October Notes and related warrants and of the Unsecured Notes and related warrants.

10.51
Form of Agreement to Amend Placement Agent Warrants, dated as of June 3, 2011, between the Registrant and the holders of the Placement Agent Warrants issued pursuant to the September 30, 2010 and January 19, 2011 engagement agreements between the Registrant and Monarch Capital Group LLC and the April 15, 2011 engagement agreement between the Registrant and Antaeus Capital, Inc.

10.52	Form of Agreement to Amend Warrants issued to staff members of Equity Dynamics for consulting and support services, dated as of June 8, 2011.

10.53	Form of Amendment to Stock Option Agreement.

21.1	Subsidiaries of the Registrant. Incorporated by reference to the Registrant’s Annual Report on Form 10-K (File No. 000-26285) filed with the Commission on January 13, 2009.

23.1	Consent of Independent Registered Public Accounting Firm.

24	Power of Attorney (included in the signature page to the Registration Statement on Form S-1 (File Number 164613) filed with the Commission on February 1, 2010).

* to be filed by amendment
** indicates a management contract or compensatory plan.

(b)           Financial Statement Schedules

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or notes thereto.

ITEM 17.  Undertakings.

(a)           Rule 415 Offering.  The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to  Rule 424(b)  if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5)(ii)      That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)          For the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)          Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)         The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)         Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(h)           Request for Acceleration of Effective Date or filing of registration statement becoming effective upon filing.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(i)           The undersigned registrant hereby undertakes that:

(1)           For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)           For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Aliso Viejo, State of California, on June 20, 2011.

CNS RESPONSE, INC.
(Registrant)

By:	/s/ George Carpenter
George Carpenter
Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ George Carpenter	Chief Executive Officer and	June 20, 2011
George Carpenter	Director (Principal Executive Officer)

/s/ Paul Buck	Chief Financial Officer (Principal Financial and	June 20, 2011
Paul Buck	Accounting Officer)

/s/ David B. Jones	Chairman of the Board	June 20, 2011
David B. Jones

*	Director	June 20, 2011
Jerome Vaccaro, M.D.

*.	Director	June 20, 2011
Henry T. Harbin, M.D.

*	Director	June 20, 2011
John Pappajohn

*	Director	June 20, 2011
George Kallins, M.D.

* /s/ George Carpenter		June 20, 2011
George Carpenter, by power-of-attorney

EXHIBIT INDEX

Exhibit Number	Exhibit Title

1.1	Form of Agency Agreement*

2.1
Agreement and Plan of Merger between Strativation, Inc., CNS Merger Corporation and CNS Response, Inc. dated as of January 16, 2007.  Incorporated by reference to Exhibit No. 10.1 to the Registrant’s Current Report on Form 8-K (File No. 000-26285) filed with the Commission on January 22, 2007.

2.2
Amendment No. 1 to Agreement and Plan of Merger by and among Strativation, Inc., CNS Merger Corporation, and CNS Response, Inc. dated as of February 28, 2007.  Incorporated by reference to Exhibit No. 10.1 to the Registrant’s Current Report on Form 8-K (File No. 000-26285) filed with the Commission on March 1, 2007.

3.1.1	Certificate of Incorporation, dated March 17, 1987. Incorporated by reference to Exhibit No. 3(i) to the Registrant’s Form 10-SB (File No. 000-26285) filed with the Commission on June 7, 1999.

3.1.2
Certificate of Amendment of Certificate of Incorporation, dated June 1, 2004.  Incorporated by reference to Exhibit 16 to the Registrant’s Current Report on Form 8-K (File No. 000-26285) filed with the Commission on June 8, 2004.

3.1.3
Certificate of Amendment of Certificate of Incorporation, dated August 2, 2004.  Incorporated by reference to Exhibit 16 to the Registrant’s Current Report on Form 8-K (File No. 000-26285) filed with the Commission on August 5, 2004.

3.1.4
Certificate of Amendment of Certificate of Incorporation, dated September 7, 2005.  Incorporated by reference to Exhibit 4.4 to the Registrant’s Registration Statement on Form S-8 (File No. 333-150398) filed with the Commission on April 23, 2008.

3.1.5
Certificate of Amendment of Certificate of Incorporation, dated January 8, 2007.  Incorporated by reference to Exhibit 3.1.5 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-164613) filed with the Commission on July 6, 2010.

3.1.6
Certificate of Ownership and Merger Merging CNS Response, Inc., a Delaware corporation, with and into Strativation, Inc., a Delaware corporation, dated March 7, 2007.  Incorporated by reference to the Registrant’s Current Report on Form 8-K (File No. 000-26285) filed with the Commission on March 13, 2007.

3.2.1	Bylaws. Incorporated by reference to Exhibit No. 3(ii) to the Registrant’s Form 10-SB (File No. 000-26285) filed with the Commission on June 7, 1999.

3.2.2	Amendment No. 1 to Bylaws of CNS Response, Inc. Incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 000-26285) filed with the Commission on July 2, 2009.

3.2.3	Amendment No. 2 to Bylaws of CNS Response, Inc. Incorporated by reference to Exhibit 3.3 to the Registrant’s Current Report on Form 8-K (File No. 000-26285) filed with the Commission on July 23, 2009.

4.1**
Amended and Restated 2006 Stock Incentive Plan.  Incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A (File No. 000-26285) filed with the Commission on April 1, 2010.

4.2	Form of Agent’s Warrant.*

5.1	Opinion of SNR Denton US LLP.*

10.1
Amended and Restated Registration Rights Agreement, dated January 16, 2007 by and among the Registrant and the stockholders signatory thereto.  Incorporated by reference to Exhibit No. 10.2 to the Registrant’s Current Report on Form 8-K (File No. 000-26285) filed with the Commission on January 16, 2007.

10.2
Form of Subscription Agreement between the Registrant and certain investors, dated March 7, 2007.  Incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K (File No. 000-26285) filed with the Commission on March 13, 2007.

10.3
Form of Indemnification Agreement by and among the Registrant, CNS Response, Inc., a California corporation, and certain individuals, dated March 7, 2007.  Incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K (File No. 000-26285) filed with the Commission on March 13, 2007.

10.4
Form of Registration Rights Agreement by and among the Registrant and certain Investors signatory thereto dated March 7, 2007.  Incorporated by reference to Exhibit 10.6 to the Registrant’s Current Report on Form 8-K (File No. 000-26285) filed with the Commission on March 13, 2007.

10.5
Form of Registration Rights Agreement by and among the Registrant and certain stockholders of the Company signatory thereto dated March 7, 2007.  Incorporated by reference to Exhibit 10.7 to the Registrant’s Current Report on Form 8-K (File No. 000-26285) filed with the Commission on March 13, 2007.

10.6**
Employment Agreement by and between the Registrant and George Carpenter dated October 1, 2007.  Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 000-26285) filed with the Commission on October 3, 2007.

10.7**
Employment Agreement by and between the Registrant and Daniel Hoffman dated January 11, 2008.  Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 000-26285) filed with the Commission on January 17, 2008.

10.8
Stock Purchase Agreement by and among Colorado CNS Response, Inc., Neuro-Therapy, P.C. and Daniel A. Hoffman, M.D. dated January 11, 2008.  Incorporated by reference to the Registrant’s Annual Report on Form 10-K (File No. 000-26285) filed with the Commission on January 13, 2009.

10.9
Form of Warrant issued to Investors in Private Placement.  Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (File No. 000-26285) filed with the Commission on March 13, 2007.

10.10
Senior Secured Convertible Promissory Note, dated March 30, 2009, by and between the Company and Brandt Ventures, GP.  Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 000-26285) filed with the Commission on April 3, 2009.

10.11
Senior Secured Convertible Promissory Note, dated March 30, 2009, by and between the Company and SAIL Venture Partners, LP.  Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K (File No. 000-26285) filed with the Commission on April 3 2009.

10.12
Bridge Note and Warrant Purchase Agreement, dated May 14, 2009 by and between the Company and SAIL Venture Partners, LP.  Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File Number 000-26285) filed with the Securities and Exchange Commission on May 20, 2009.

10.13
Form of Secured Convertible Promissory Note.  Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K (File Number 000-26285) filed with the Securities and Exchange Commission on May 20, 2009.

10.14
Form of Warrant to Purchase Shares.  Incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K (File Number 000-26285) filed with the Securities and Exchange Commission on May 20, 2009.

10.15
Bridge Note and Warrant Purchase Agreement, dated June 12, 2009, by and between the Company and John Pappajohn.  Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File Number 000-26285) filed with the Securities and Exchange Commission on June 18, 2009.

10.16
Form of Secured Convertible Promissory Note.  Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K (File Number 000-26285) filed with the Securities and Exchange Commission on June 18, 2009.

10.17
Form of Warrant to Purchase Shares.  Incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K (File Number 000-26285) filed with the Securities and Exchange Commission on June 18, 2009.

10.18
Form of Subscription Agreement.  Incorporated by reference to Exhibit 10.18 to the Registrant’s Annual Report on Form 10-K (File Number 000-26285) filed with the Securities and Exchange Commission on December 30, 2009.

10.19
Form of Warrant.  Incorporated by reference to Exhibit 10.19 to the Registrant’s Annual Report on Form 10-K (File Number 000-26285) filed with the Securities and Exchange Commission on December 30, 2009.

10.20
Registration Rights Agreement.  Incorporated by reference to Exhibit 10.20 to the Registrant’s Annual Report on Form 10-K (File Number 000-26285) filed with the Securities and Exchange Commission on December 30, 2009.

10.21
Amendment No. 1 to Registration Rights Agreement.  Incorporated by reference to Exhibit 10.21 to the Registrant’s Annual Report on Form 10-K (File Number 000-26285) filed with the Securities and Exchange Commission on December 30, 2009.

10.22
Form of Indemnification Agreement.  Incorporated by reference to Exhibit 10.22 to the Registrant’s Annual Report on Form 10-K (File Number 000-26285) filed with the Securities and Exchange Commission on December 30, 2009.

10.23**
Employment Agreement by and between the Registrant and Paul Buck effective as of February 18, 2010.  Incorporated by reference to Exhibit 10.23 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-164613) filed with the Commission on July 6, 2010.

10.24**
Consulting Agreement by and among CNS Response, Inc. and Henry T. Harbin, effective January 1, 2010.  Incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q (File Number 000-26285) filed with the Securities and Exchange Commission on May 14, 2010.

10.25
Bridge Note and Warrant Purchase Agreement, dated as of June 3, 2010, between CNS Response, Inc. and John Pappajohn.  Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File Number 000-26285) filed with the Securities and Exchange Commission on June 7, 2010.

10.26	Form of Note. Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K (File Number 000-26285) filed with the Securities and Exchange Commission on June 7, 2010.

10.27	Form of Warrant. Incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K (File Number 000-26285) filed with the Securities and Exchange Commission on June 7, 2010.

10.28
Placement Agent Agreement dated August 3, 2009 between the Registrant and Maxim Group LLC.  Incorporated by reference to Exhibit 10.28 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-164613) filed with the Commission on July 6, 2010.

10.29
Form of Warrant issued to Placement Agent.  Incorporated by reference to Exhibit 10.29 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-164613) filed with the Commission on July 6, 2010.

10.30
Form of Registration Rights Agreement dated August 26, 2009 between the Registrant and Maxim Group, LLC.  Incorporated by reference to Exhibit 10.30 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-164613) filed with the Commission on November 8, 2010.

10.31
Form of Amendment No.1 to Placement Agent Agreement dated July 21, 2010 between the Registrant and Maxim Group LLC.  Incorporated by reference to Exhibit 10.31 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-164613) filed with the Commission on November 8, 2010.

10.32
Form of Amendment No.1 to Form of Warrant issued to Placement Agent dated July 21, 2010.   Incorporated by reference to Exhibit 10.32 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-164613) filed with the Commission on November 8, 2010.

10.33
Form of Unsecured Promissory Note.  Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (File Number 000-26285) filed with the Securities and Exchange Commission on July 9, 2010.

10.34	Form of Guaranty. Incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K (File Number 000-26285) filed with the Securities and Exchange Commission on July 9, 2010.

10.35
Form of Deerwood Note.  Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (File Number 000-26285) filed with the Securities and Exchange Commission on August 24, 2010.

10.36
Form of Deerwood Warrant.  Incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K (File Number 000-26285) filed with the Securities and Exchange Commission on August 24, 2010.

10.37
Engagement Agreement, dated September 30, 2010, between the Registrant and Monarch Capital Group, LLC, as Placement Agent.  Incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K (File Number 000-26285) filed with the Securities and Exchange Commission on October 13, 2010.

10.38
Form of Note and Warrant Purchase Agreement, dated October 1, 2010, by and between the Registrant and the Investors party thereto.  Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File Number 000-26285) filed with the Securities and Exchange Commission on October 7, 2010.

10.39
Security Agreement, dated October 1, 2010, by and between the Registrant and John Pappajohn, as administrative agent for the secured parties.  Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K (File Number 000-26285) filed with the Securities and Exchange Commission on October 7, 2010.

10.40
 Form of October Note.  Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (File Number 000-26285) filed with the Securities and Exchange Commission on October 7, 2010.

10.41
Form of October Warrant.  Incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K (File Number 000-26285) filed with the Securities and Exchange Commission on October 7, 2010.

10.42
Form of Placement Agent Warrant issued to Monarch Capital Group, LLC.  Incorporated by reference to Exhibit 4.3 to the Registrant’s Current Report on Form 8-K (File Number 000-26285) filed with the Securities and Exchange Commission on October 27, 2010.

10.43**
Employment Agreement, dated July 6, 2010, by and between the Registrant and Michael Darkoch.    Incorporated by reference to Exhibit 10.43 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-164613) filed with the Commission on November 8, 2010.

10.44
Form of Guaranty, dated as of November 3, 2010, by SAIL Venture Partners, LP in favor of Deerwood Holdings, LLC/Deerwood Partners, LLC.  Incorporated by reference to Exhibit 10.44 to the Registrant’s Annual Report on Form 10-K (File No. 000-26285) filed with the Commission on December 21, 2010.

10.45
Form of Note and Warrant Purchase Agreement, dated as of January 20, 2011, by and between the Registrant and the Investors party thereto.  Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File Number 000-26285) filed with the Securities and Exchange Commission on March 1, 2011.

10.46
Form of Unsecured Note. Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (File Number 000-26285) filed with the Securities and Exchange Commission on March 1, 2011.

10.47	Form of Warrant. Incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K (File Number 000-26285) filed with the Securities and Exchange Commission on March 1, 2011.

10.48
Engagement Agreement, dated January 19, 2011, between the Registrant and Monarch Capital Group, LLC.  Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K (File Number 000-26285) filed with the Securities and Exchange Commission on March 1, 2011.

10.49
Form of Placement Agent Warrant. Incorporated by reference to Exhibit 4.3 to the Registrant’s Current Report on Form 8-K (File Number 000-26285) filed with the Securities and Exchange Commission on March 1, 2011.

10.50	Form of Agreement to Convert and Amend, dated as of June 3, 2011, between the Registrant and the holders of the October Notes and related warrants and of the Unsecured Notes and related warrants.

10.51
Form of Agreement to Amend Placement Agent Warrants, dated as of June 3, 2011, between the Registrant and the holders of the Placement Agent Warrants issued pursuant to the September 30, 2010 and January 19, 2011 engagement agreements between the Registrant and Monarch Capital Group LLC and the April 15, 2011 engagement agreement between the Registrant and Antaeus Capital, Inc.

10.52	Form of Agreement to Amend Warrants issued to staff members of Equity Dynamics for consulting and support services, dated as of June 8, 2011.

10.53	Form of Amendment to Stock Option Agreement.

21.1	Subsidiaries of the Registrant. Incorporated by reference to the Registrant’s Annual Report on Form 10-K (File No. 000-26285) filed with the Commission on January 13, 2009.

23.1	Consent of Independent Registered Public Accounting Firm.

24	Power of Attorney (included in the signature page to the Registration Statement on Form S-1 (File Number 164613) filed with the Commission on February 1, 2010).

* to be filed by amendment
** indicates a management contract or compensatory plan.